Exhibit 1.2

MEMORANDUM OF ASSOCIATION

&

ARTICLES OF ASSOCIATION

VEDANTA LIMITED

TABLE OF CONTENTS

Particulars	Clause No	Page No.

CERTIFICATES
Certificate of Incorporation		(i)
Second Certificate of Incorporation		(ii)
Fresh Certificate of Incorporation consequent upon change of name of Sesa Goa Limited to Sesa Sterlite Limited		(iii)
Fresh Certificate of Incorporation consequent upon change of name of Sesa Sterlite Limited to Vedanta Limited		(iv)
Certificate of Registration of Regional Director order for Change of State		(V)

MEMORANDUM OF ASSOCIATION
Name of the Company	I	1
Registered Office of the Company	II	1
Objects of the Company	III(1)-(40)	1-7
Liability of the Members	IV	7
Authorised Share Capital of the Company	V	7
Subscribers to the Memorandum of Association		8

ANNEXURES TO THE MEMORANDUM OF ASSOCIATION
Copy of the order dated 25th March, 1980 of the Court of the Judicial Commissioner, Goa, Daman & Diu, Panaji, made under Section 394 of the Companies Act, 1956, in the matter of amalgamation of Mingoa Private Limited with Sesa Goa Private Limited.		9-14

Copy of the order dated 5th October, 1996 of High Court of judicature at Bombay, Panaji Bench made under Section 394 of the Companies Act, 1956 in the matter of Sesa Shipping Limited with Sesa Goa Limited.		15-23

Copy of the order dated 6th June, 2003 of High court of judicature at Bombay, Panaji Bench made under Section 394 of the Companies Act, 1956 in the matter of the scheme of amalgamation of A. Narain Mines Limited with Sesa Goa Limited.		24-28

Copy of the order dated 4th February, 2005 of High Court of judicature at Bombay, Panaji Bench made under Section 394 of the Companies Act, 1956 in the matter of the scheme of amalgamation of Sesa Kembla Coke with Sesa Goa Limited annexed to the Memorandum of Association pursuant to Section 391(4) of the Companies Act, 1956.		29-37

Copy of the judgements dated 18th December, 2008, 21st February, 2009 of High Court of judicature at Bombay, Panaji Bench and copy of judgement dated 7th February, 2011 of Supreme Court of India made under Section 394 of the Companies Act, 1956 in the matter of the scheme of amalgamation of Sesa Industries Limited with Sesa Goa Limited.		38-146

Copy of the order dated 3rd April, 2013 of Single Judge of High Court of Bombay at Goa made under Section 394 of the Companies Act, 1956 in the matter the Scheme of amalgamation and arrangement amongst Sterlite, Madras Aluminium Company Limited (MALCO), Sterlite Energy Limited (SEL), Vedanta Aluminium Limited (VAL) and Sesa Goa Limited and their respective Shareholders and Creditors (‘Composite Scheme’) and the Scheme of Amalgamation of Ekaterina Limited (Ekaterina) with Sesa Goa and their respective Shareholders and Creditors (‘Ekaterina Scheme’).		147-213

Copy of the order dated 12th August, 2013 of Division Bench of High Court of Bombay at Goa in the matter the Scheme of amalgamation and arrangement amongst Sterlite, Madras Aluminium Company Limited (MALCO), Sterlite Energy Limited (SEL) and Vedanta Alminium Limited (VAL) and Sesa Goa and their respective Shareholders and Creditors (‘Composite Scheme’) and the Scheme of Amalgamation of Ekaterina Limited (Ekaterina) with Sesa Goa and their respective Shareholders and Creditors (‘Ekaterina Scheme’)		214-266

I

Copy of the order dated 27th August, 2013 of Supreme Court of India made in the matter the Scheme of amalgamation and arrangement amongst Sterlite, Madras Aluminium Company Limited (MALCO), Sterlite Energy Limited (SEL), Vedanta Aluminium Limited (VAL) and Sesa Goa and their respective Shareholders and Creditors (‘Composite Scheme’) and the Scheme of Amalgamation of Ekaterina Limited (Ekaterina) with Sesa Goa and their respective Shareholders and Creditors (‘Ekaterina Scheme’).	267

Copy of the order dated 12th March, 2015 of High Court of Judicature at Bombay, Panaji Bench made under Section 394 of the Companies Act, 1956 in the matter of the Scheme of amalgamation of a Goa Energy Limited with Sesa Sterlite Limited.	268-272

Copy of the order dated 25th March, 2015 of High Court of Madras made under Section 394 of the Companies Act, 1956 in the matter of the Scheme of Amalgamation of Sterlite Infra Limited with Sesa Sterlite Limited.	273-289

Copy of the order dated 23rd March, 2017 of The National Company Law Tribunal Mumbai Bench, made under Companies Act, 1956 and/or 2013, as may be applicable in the matter of Scheme of amalgamation of Cairn India Limited with Vedanta Limited.	290-333

II

ARTICLES OF ASSOCIATION		334
TABLE ‘F’ EXCLUDED		335

Table ‘F’ not to apply	1(1)	335
Company to be governed by these Articles	1(2)	335
Interpretation		335
“The Company”	2(1)(a)	335
“Act”	2(1)(b)	335
“Articles”	2(1)(c)	335
“ Board” or “Board of Directors”	2(1)(d)	335
“Rules”	2(1)(e)	335
“The Seal”	2(1)(f)	335
“FINSIDER”	2(1)(g)	335
“Number” and “Gender”	2(2)	336
“Marginal Notes & Catch Lines”	2(3)	336
Expression in the Articles to bear the same meaning as in the Act	2(4)	336
Company to be Private Company- Deleted	3	336
Share Capital and Variation of Rights		336
Shares under control of Board	4	336
Directors may allot shares otherwise than for cash	5	336
Kinds of Share Capital	6	336
Issue of Certificate	7(1)	336
Certificate to bear Seal	7(2)	337
One Certificate for Shares held jointly	7(3)	337
Option to receive Share Certificate or hold Shares with Depository	8	337
Issue of new Certificate in place of one defaced, lost or destroyed	9	337
Provisions as to issue of certificates to apply mutatis mutandis to debentures, etc.	10	337
Power to pay commission in connection with securities issued	11(1)	337
Rate of commission in accordance with Rules	11(2)	337
Mode of payment of commission	11(3)	337
Variation of Members’ rights	12(1)	337
Provisions as to general meetings to apply mutatis mutandis to each meeting	12(2)	338
Issue of further shares not to affect rights of existing members	13	338
Power to issue redeemable preference shares	14	338
Further issue of share capital	15(1)	338
Mode of further issue of shares	15(2)	338
Lien		338
Company’s lien on shares	16(1)	338
Lien to extend to dividends, etc.	16(2)	338
Waiver of lien in case of registration	16(3)	338
As to enforcing lien by sale	17	338
Validity of sale	18(1)	339
Purchaser to be registered holder	18(2)	339
Validity of Company’s receipt	18(3)	339
Purchaser not affected	18(4)	339
Application of proceeds of sale	19(1)	339
Payment of residual money	19(2)	339
Outsider’s lien not to affect Company’s lien	20	339

III

Provisions as to lien to apply mutatis mutandis to debentures, etc.	21	339
Calls on Shares		339
Board may make calls	22(1)	339
Notice of calls	22(2)	339
Board may extend time for payment	22(3)	339
Revocation or postponement of call	22(4)	340
Call to take effect from date of resolution	23	340
Liability of joint holders of shares	24	340
When interest on call or instalment payable	25(1)	340
Board may waive interest	25(2)	340
Sums deemed to be calls	26(1)	340
Effect of non-payment of sums	26(2)	340
Payment in anticipation of calls may carry interest	27	340
Instalments on shares to be duly paid	28	340
Calls on shares of same class to be on uniform basis	29	340
Partial payment not to preclude forfeiture	30	341
Provisions as to calls to apply mutatis mutandis to debentures, etc.	31	341
Transfer of Shares		341
Instrument of transfer to be executed by transferor and transferee	32(1)(2)	341
Board may refuse to register transfer	33	341
Board may decline to recognize instrument of transfer	34	341
Transfer of shares when suspended	35	341
Provisions as to transfer of shares to apply mutatis mutandis to debentures, etc.	36	341
Transmission of Shares		341
Title to shares on death of a member	37(1)	341
Estate of deceased member liable	37(2)	342
Transmission Clause	38(1)	342
Board’s right unaffected	38(2)	342
Indemnity to the Company	38(3)	342
Right to election of holder of share	39(1)	342
Manner of testifying election	39(2)	342

IV

Limitations applicable to notice	39(3)	342
Claimant to be entitled to same advantage	40	342
Provisions as to transmission to apply mutatis mutandis to debentures, etc.	41	342
Forfeiture of Shares		343
If call or instalment not paid notice must be given	42	343
Form of notice	43	343
In default of payment of shares to be forfeited	44	343
Receipt of part amount or grant of indulgence not to affect forfeiture	45	343
Entry of forfeiture in register of members	46	343
Effect of forfeiture	47	343
Forfeited shares may be sold, etc.	48(1)	343
Cancellation of forfeiture	48(2)	343
Members still liable to pay money owing at the time of forfeiture	49(1)	344
Member still liable to pay money owing at time of forfeiture and interest	49(2)	344
Cesser of liability	49(3)	344
Certificate of forfeiture	50(1)	344
Title of purchaser and transferee of forfeited shares	50(2)	344
Transferee to be registered as holder	50(3)	344
Transferee not affected	50(4)	344
Validity of sales	51	344
Cancellation of share certificate in respect of forfeited shares	52	344
Surrender of share certificates	53	344
Sums deemed to be calls	54	345
Provisions as to forfeiture of shares to apply mutatis mutandis to debentures, etc.	55	345
Alteration of Capital		345
Power to alter share capital	56	345
Shares may be converted into stock	57(a)	345
Right of stockholders	57(b)	345
Reduction of Capital	58	346
Joint Holders		346
Joint-holders	59	346
Liability of joint-holders	59(a)	346
Death of one or more joint-holders	59(b)	346
Receipt of one sufficient	59(c)	346
Delivery of certificate and giving of notice to first named holder	59(d)	346
Vote of joint-holders	59(e)(i)	346
Executors or administrators as joint holders	59(e)(ii)	346
Provisions as to joint holders as to shares to apply mutatis mutandis to debentures, etc.	59(f)	346
Capitalisation of profits		347
Capitalisation	60(1)	347
How sum applied	60(2)(3)(4)	347
Powers of the Board for Capitalisation	61(1)	347
Board’s power to issue fractional certificate/coupon etc.	61(2)	347

V

Agreement binding on members	61(3)	348
Buy-back of Shares		348
Buy-back of Shares	62	348
General Meetings		348
Extraordinary general meeting	63	348
Powers of Board to call extraordinary general meeting	64	348
Proceedings at General Meetings		348
Presence of Quorum	65(1)	348
Business confined to election of Chairperson whilst chair vacant	65(2)	348
Quorum for general meeting	65(3)	348
Chairperson of the meetings	66	348
Directors to elect a Chairperson	67	348
Members to elect a Chairperson	68	348
Casting vote of Chairperson at general meeting	69	348
Minutes of proceedings of meetings and resolutions passed by postal ballot	70(1)	348
Certain matters not be included in the Minutes	70(2)	348
Discretion of Chairperson in relation to Minutes	70(3)	349
Minutes to be evidence	70(4)	349
Inspection of Minute books of general meeting	71(1)	349
Members may obtain copy of Minutes	71(2)	349
Powers to arrange security at meetings	72	349
Adjournment of Meeting		349
Chairperson may adjourn the meeting	73(1)	349
Business at adjourned meeting	73(2)	349
Notice of adjourned meeting	73(3)	349
Notice of adjourned meeting not required	73(4)	349
Voting Rights		349
Entitlement to vote on show of hands and on poll	74	349-350
Voting through electronic means	75	350
Vote of joint-holders	76(1)	350
Seniority of names	76(2)	350
How members non compos mentis and minor may vote	77	350
Votes in respect of shares of deceased or insolvent members, etc.	78	350
Business may proceed pending poll	79	350
Restriction on voting rights	80	350
Restriction on exercise of voting right in other cases to be void	81	350
Equal rights of members	82	350
Proxy		350
Member may vote in person or otherwise	83(1)	350
Proxies when to be deposited	83(2)	351
Form of proxy	84	351
Validity of votes given by proxy notwithstanding death of principal	85	351
Board of Directors		351
Number of Directors	86	351

VI

Directors not liable to retire by rotation	87	351
Appointment of Directors by FINSIDER	88(1)	351
Same individual may be Chairperson and Managing Director / Chief Executive Officer	88(2)	351
Appointment of alternate director	89	351
Appointment of additional directors	90(1)	352
Duration of office of additional director	90(2)	352
Appointment of Director to fill a casual vacancy	91(1)	352
Duration of office of Director appointed to fill casual vacancy	91(2)	352
Remuneration of directors	92(1)	352
Remuneration to require members’ consent	92(2)	352
Travelling and other expenses	92(3)	352
Execution of negotiable instruments	93	352
Powers of Board		352
General powers of the Company vested in Board	94	352
Proceedings of the Board		353
When meeting to be convened	95(1)	353
Who may summon Board meeting	95(2)	353
Quorum for Board meetings	95(3)	353
Participation at Board meetings	95(4)	353
Questions at Board meeting how decided	96(1)	353
Casting vote of Chairperson at Board meeting	96(2)	353
Directors not to act when number falls below minimum	97	353
Who to preside at meetings of the Board	98(1)	353
Directors to elect a Chairperson	98(2)	353
Delegation of powers	99(1)	354
Committee to conform to Board regulations	99(2)	354
Participation at Committee meetings	99(3)	354
Chairperson of Committee	100(1)	354
Who to preside at meetings of Committee	100(2)	354
Committee to meet	101(1)	354
Questions at Committee meeting how decided	101(2)	354
Casting vote of Chairperson at Committee meeting	101(3)	354
Acts of Board or Committee valid notwithstanding defect of appointment	102	354
Passing of resolution by circulation	103	354
Chief Executive Officer, Manager, Company Secretary and Chief Financial Officer		354
Chief Executive Officer, etc.	104(a)	354
Director may be chief executive officer, etc.	104(b)	355
Registers		355
Statutory registers	105	355
Foreign register	106	355
The Seal		355
The seal, its custody and use	107(1)	355
Affixation of seal	107(2)(3)	355
Dividends and Reserve		355

VII

Company in general meeting may declare dividends	108	355
Interim dividends	109	355
Dividends only to be paid out of profits	110(1)	356
Carry forward of profits	110(2)	356
Division of profits	111(1)	356
Payments in advance	111(2)	356
Dividends to be apportioned	111(3)	356
No member to receive dividend whilst indebted to the Company and Company’s right	112(1)	356
to reimbursement therefrom		356
Retention of dividends	112(2)	356
Dividend how remitted	113(1)	356
Instrument of payment	113(2)	356
Discharge to company	113(3)	357
Receipt of one holder sufficient	114	357
No interest on dividends	115	357
Waiver of dividends	116	357
Accounts		357
Inspection by Directors	117(1)	357
Restriction on inspection by members	117(2)	357
Winding up		357
Winding up of Company	118	357
Indemnity and Insurance		357
Directors and officers right to indemnity	119(a)(b)	357-358
Insurance	119(c)	358
General Power		358
General Power	120	358

VIII

CERTIFICATES

Form I. R.

CERTIFICATE OF INCORPORATION

No. 44/G of 1965-66.

I hereby certify that SESA GOA PRIVATE LIMITED

* * *

* *

Given under my hand at BOMBAY

this TWENTY FIFTH day of JUNE

One thousand nine hundred and SIXTY FIVE (4th Jaishtha, 1887)

THE SEAL OF THE REGISTRAR OF COMPANIES MAHARASHTRA

सत्यमेव जयते

(S.K. DUTT)

Ex-officio Registrar of Companies.
for the Union territories
of Goa, Daman and Diu.

J. S. C.

MGIPT—519 BO—12401—(C-517)—7-9-63—5,000.

uh

1

Form I. R.
CERTIFICATE OF INCORPORATION
NO 44/G OF 1965-66.
I hereby certify that SESA GOA PRIVATE LIMITED
*****
Is this day Incorporated under the Companies Acts, 1956 (No. 1 of 1956) and that the Company is Limited.
Given under my hand at BOMBAY this TWENTY FIFTH day of JUNE one thousand nine hundred and SIXTY(4th jaishtha,
(S.K.DUTT)
Registrar of Companies.
Ex-officio
For the Union territories
Of Goa, Daman and Diu.
I

SECOND CERTIFICATE OF INCORPORATION
Company No. 24-00044 of 1965-66
I hereby certify that SESA GOA LIMITED
***** ***** ***** ***** *****
was incorporated on the TWENTY FIFTH day of JUNE one thousand nine hundred and SIXTY FIVE under the companies Act, 1956 (NO. 1 OF 1956) and that the Company is Limited.
Given under my hand at Panaji this TENTH day of OCTOBER one thousand nine hundred and ninety SIX. (18 ASVINA. SAKA 1918)
(R.V.Dani)
Registrar of Companies Goa, Daman & Diu Panaji
II

भारत सरकार-कॉर्पोरेट कार्य मंत्रालय
कम्पनी रजिस्ट्रार कार्यालय, गोआ, दमन एवं दयू

नाम परिवर्तन के पश्चात नया निगमन प्रमाण-पत्र

कॉर्पोरेट पहचान संख्या : L13209GA1965PLC000044

मैसर्स SESA GOA LIMITED

के मामले में, मैं एतदद्वारा सत्यापित करता हूं कि मैसर्स
SESA GOA LIMITED

जो मूल रुप में दिनांक पच्चीस जून उन्नीस सौ पैंसठ को कम्पनी अधिनियम, 1956 (1956 का 1) के अतंर्गत मैसर्स
Sesa Goa Private Limited

के रुप में निगमित की गई थी, ने कम्पनी अधिनियम, 1956 की धारा 21 की शर्तों के अनुसार विधिवत आवश्यक विनिश्चय पारित करके तथा लिखित रुप में यह सूचित करके की उसे भारत का अनुमोदन, कम्पनी अधिनियम, 1956 की धारा 21 के साथ पठित, भारत सरकार, कम्पनी कार्य विभाग, नई दिल्ली की अधिसूचना सं.सा.का.नि 507 (अ) दिनांक 24.6.1985 एस.आर.एन B83568964 दिनांक 18/09/2013 के द्वारा प्राप्त हो गया है, उक्त कम्पनी का नाम आज परिवर्तित रुप में मैसर्स
Sesa Sterlite Limited

हो गया है और यह प्रमाण-पत्र, कथित अधिनियम की धारा 23(1) के अनुसरण में जारी किया जाता है।

यह प्रमाण-पत्र गोआ में आज दिनांक अठारह सितम्बर दो हजार तेरह को जारी किया जाता है।

Fresh Certificate of Incorporation Consequent upon Change of Name

Corporate Identity Number : L13209GA1965PLC000044

In the matter of M/s SESA GOA LIMITED

Registrar of Companies, Goa, Daman and Diu

कम्पनी रजिस्ट्रार, गोआ, दमन एवं दयू

कम्पनी रजिस्ट्रार के कार्यालय अभिलेख में उपलब्ध पत्राचार का पता :

III

GOVERNMENT OF INDIA – MINISTRY OF CORPORATE AFFAIRS
Registrar of Companies, Goa, Daman and Diu
Fresh Certificate of Incorporation Consequent upon Change of Name
Corporate identity Number: L13209GA1965PLC00044
In the matter of M/s SESA GOA LIMITED
I hereby certify that SESA GOA LIMITED which was originally incorporated on Twenty Fifth day of June Nineteen Hundred Sixty Five under the Companies Act, 1956 (No, 1 of 1956) as Sesa Goa Private Limited having duly passed the necessary resolution in terms of Section 21 of the Companies Act, 1956 and the approval of the Central Government signified in writing having been accorded thereto under Section 21 of the Companies Act, 1956, read with Government of India, Department of Company Affairs, New Delhi, Notification No, G.S.R 507 (E) dated 24/06/1985 vide SRN B83568964 dated 18\09\2013 the name of the said company is this day changed to Sesa Sterlite Limited and this Certificate is issued pursuant to Section 23(1) of the said Act.
Given at Goa this Eighteenth day of September Two Thousand Thirteen,
Registrar of Companies, Goa, Daman and Diu
*Note: The corresponding form has been approved by SRIDHAR PAMARTHI, Registrar of Companies and this certificate has been digitally signed by the Registrar through a system generated digital signature under rule 5(2) of the Companies (Electronic Filling and Authentication of Documents) Rules, 2006.
The digitally signed certificate can be verified at the Ministry website (www.mca.gov.in).
Mailling Address as per record available in Registrar of Companies office:
Sesa Sterlite Limited
SESA GHOR 20 EDCCOMPLEX PATTO, PANJIM,
GOA -403001,
Goa, INDIA
III

GOVERNMENT OF INDIA
MINISTRY OF CORPORATE AFFAIRS
Company Law Bhawan, EDC Complex, Plot No. 21, Patto Panaji Goa- 403001, Goa, INIDA
Certificate of Incorporation pursuant to change of name
[Pursuant to rule 29 of the Companies (Incorporation) Rule, 2014]
Corporate Identification Number (CIN): : L13209GA1965PLC000044
I hereby certify that the name of the company has been changed from Sesa Sterlite Limited to Vedanta Limited with effect from the date of this certificate and that the company is limited by shares.
Company was originally incorporated with the name Sesa Goa Private Limited
Given under my hand at Goa this Twenty First day of April Two Thousand Fifteen.
Signature valid
VISHNU PANDURANG KATKAR
Registrar of Companies
Registrar of Companies
Goa
Mailing Address as per record available in Registrar of Companies office:
Vedanta Limited
SESA GHOR 20 EDCCOMPLEX PATTO, PANJIM,
Goa, INDIA
IV

GOVERNMENT OF INDIA
MINISTRY OF CORPORATE AFFAIRS
Office of the Registration of Companies
Everest, 100 Marine Drive, Mumbai, Maharashtra, India, 400002
Corporate Identity Number: L13209MH1965PLC291394
SECTION 13(5) OF THE COMPANIES ACT, 2013
Certificate of Registration of Regional Director order for Change of State
M/s VEDANTA LIMITED having by special resolution altered the provisions of its Memorandum with respect to the place of the Registered office by changing it from the state of Goa to the Maharashtra and such alteration having been confirmed by an order of Regional Director bearing the date 02/02/2017.
I hereby certify that a certified copy of the said order has this day been registered.
Given under my hand at Mumbai this Nineteenth day of February Two thousand seventeen.
Ministry of Corporate Affairs
Govt of India
SATYA PARKASH KUMAR
Registrar of Companies (STS)
Registrar of Companies
RoC – Mumbai
Mailing Address as per record available in Registrar of Companies office:
VEDANTA LIMITED
1st Floor, C wing, Unit 103, Corporate Avenue, Atul Projects, Chakala, Andheri
(East), Mumbai, Mumbai City, Maharashtra, India, 400093
V

MEMORANDUM OF ASSOCIATION

MEMORANDUM OF ASSOCIATION

OF

1VEDANTA LIMITED

I.	The name of the company is VEDANTA LIMITED.

II.	The Registered Office of the company will be situated in the State of Maharashtra[2].

III.	The objects for which the Company is established extend to India and abroad are the following:

(1)	To continue to carry on the business of this Company, which was a Sociedade Por Quotas Resposabilidade Limitada, and to carry on all or any of the business of prospecting, exploring, mining, winning, importing, exporting, dealing, processing, buying, selling and distributing and generally dealing in earth and ore of all kinds including iron-ore, ferromanganese, china-clay, quartz, silica, abrasive minerals, aluminium minerals, anlydrite, antimony minerals aquamarine, asbestos, barium minerals, bauxite, fluorspars and others.

(2)	To purchase, take on lease or otherwise acquire mines, lands, and mineral properties, and also grants, concession, leases, claims, licences of or other interest in mines, mining rights, lands, mineral properties, water rights, either absolutely or conditionally and either solely or jointly with others.

(3)	To buy, sell, import, export, distribute, prepare, produce, process and manufacture agriculture, forest, mineral, animal or any other goods, ware commodities, merchandise, article and things of any description or kind whatsoever.

(4)	To crush, win, get, quarry, smelt, calcine, refine, dress, amalgamated, manipulate, and prepare for market, ore, metal and mineral substances of all kinds, and to carry on any other metallurgical operations which may seem conducive to any of the Company’s objects.

(5)	To carry on all or any of the business of exploring, discovering, producing, refining, processing, importing, exporting, distributing and generally dealing in crude oil, natural gas and other hydrocarbons.

[3](6)	To carry on the business of mechanical, electrical, railway, marine, aeronautical, agricultural, sanitary, civil and constructional engineers, ferrous and non-ferrous metal founders, casters, spinners, follers, and workers of all metals and their alloys, welders by any process whatsoever of ferrous and non ferrous metals and metal compounds, manufacturers of welding applications, tool makers, metal workers, boller makers, mill-wrights, machinists, manufacturers of iron, pig iron, steel, metal wires, ingots, metals and their alloys of all kinds and descriptions, metal conductors, wires, galvanized wires, rods and things in all its branches, wire nails, bolts, nuts and appliances, tools and implements, sheets that could be manufactured out of aluminum, iron, steel, brass, zinc, copper, gold, silver or any other kind and combination of metal, converters of iron and steel and other metals, smiths, tin manufacturers and tinkers, wheelwrights, wood workers, builders, painters, metallurgists, water supply engineers; gas makers, varnishers, vulcanizers, electroplaters, silverplates, nickelplates, aluminium platers, importers, exporters and distributors in all kinds of plant and machinery, apparatus, tools, component parts, accessories, and to buy, sell, manufacture, repair, convert, alter, let on hire and deal in any kind of metals, machinery, implements, tools, accessories, rolling stock, hardware of all kinds and things necessary or convenient for carrying on the business or usually dealt in by persons in like business.

[1]	Name changed from Sesa Sterlite Limited to Vedanta Limited pursuant to fresh certificate of incorporation from Registrar of Companies, Goa on 21st April, 2015.
[2]	Pursuant to the Order of Regional Director, Western Region, Mumbai dated February 2, 2017
[3]	Clause no.6 to 9 is inserted Pursuant to Scheme of amalgamation and arrangemts aproved by Single Judge, High Court of Bombay at Goa vide its Order dated April 03, 2013.

[3](7)	To carry on the business of manufacturers of, and dealers in chemicals of any nature and kind whatsoever, including acids, alkalies and salts, manures, fertilizers, dyes, caustic soda, soda ash, sulphur, sulphuric acid, phosphoric acid, silicic acid, magnesite and drugs, tannins, essences, pharmaceutical, sizing, medicinal, chemical, industrial and other preparations and articles of any nature and kind whatsoever, mineral and other waters, soaps, oils, paints, varnishes, compounds, drugs, dyestuffs- organic and mineral- intermediates, paints and colour grinders, makers of and dealers in proprietary articles of all kinds and of electrical, chemical, photographical, surgical and scientific apparatuses and materials and to manufacture, refine manipulate, import and deal in salts and marine minerals and their derivatives, by products and compounds of any nature and kind whatsoever.

[3](8)	To generate, supply, sell, accumulate, convert, transmit and distribute electric power or energy (conventional and non-conventional) and to do all such things as may be required in connection therewith and to acquire, establish, maintain and run power plant(s) whether for captive use or otherwise. To carry on the business of acquiring, establishing, commissioning, setting up, operating and maintaining thermal, hydro, nuclear and all kinds of conventional and non-conventional power plants, power transmission systems, power systems, generation stations based on conventional/non-conventional resources for evacuation, generation, transmission and distribution of power through establishing or using station, tie-lines sub-stations and transmission lines on commercial basis including build, own and transfer (BOT), built own and operate (BOO) and/or build, own lease and transfer (BOLT) and/or build, own, operate and transfer (BOOT) basis and to carry on the business of acquiring, operating, managing and maintaining power transmission system, power generation stations, tile-lines, sub-stations and transmission lines, either newly set up or acquired from State Electricity Boards, Vidyut Boards, Power Utilities Generating Companies, Transmission Companies, Distribution Companies, State Governments, licensees, Statutory Bodies, other organizations and bulk consumers of power and for any or all of the aforesaid purposes, to do trading and all the necessary or ancillary activities as may be considered necessary or beneficial or desirable. To manufacture, buy, sell, exchange, alter, improve, manipulate, prepare for market, import or export or otherwise deal in electrical wires, electrical goods and cables of all kinds, including but not limited to power/electrical/telecommunication cables, jelly filled cables, dry core cables, coaxial, optic fibre cables, switch board cables, jumparwires, telephone handset cords and other suitable alike cables and wires.

[3](9)	To carry on the business of developing Special Economic Zones in India in compliance with the applicable Governmental policies and procedures

(10)	To purchase, take on lease, or in exchange, hire, or otherwise acquire any real, immovable or personal property and / or to build, construct, alter, enlarge, pull down, work, manage any buildings, offices, factories, machinery, engines, roads, ways and other works either solely or jointly with others.

(11)	To buy, sell, manufacture, repair, alter, improve, exchange, let out on hire, import, export and deal in all factories, work, plant, machinery, tools, utensils, appliances, apparatus, products, materials, substances, articles and things capable of being used in any business which this Company is competent to carry on.

(12)	To establish, maintain and operate shipping, road transport service and all ancillary services and for those purposes or as independent undertakings, to purchase, take in exchange, charter, hire, build, construct or otherwise acquire, and to own, work, mange and trade with ships, trawlers, drifters, tugs and vessels, motor and other vehicles with all necessary and convenient equipments, stores and accessories and to maintain, repair, fit out, refit, improve, insure, alter, sell, exchange or let out on hire or hire purchase or charter or otherwise deal with and dispose of any of the ships, vessels and vehicles or any of the equipments, stores and accessories of the Company.

[3]	Clause no.6 to 9 is inserted Pursuant to Scheme of amalgamation and arrangements approved by Single Judge, High Court of Bombay at Goa vide its Order dated April 03, 2013.

[4](12A)	To carry on the business of manufacturing, buying, selling, reselling, exchanging, altering, importing, improving, assembling or distributing and dealing in motor vehicles, packages of components parts thereof, trucks, tractors, chassis, motors, motorcycles, mopeds, scooters, cycles, buses, lorries, omni buses, engines, ships, boats, barges, launches and other vehicles, and components of motor vehicles replacement parts, tools, implements, spare parts, accessories, materials and products for the transport or conveyance of passengers, merchandise, and goods of every description whether propelled or used by electricity, steam, oil, vapour, gas, petroleum or any other motive or mechanical power.

[4](12B)	To carry on the business as structural engineers, construction engineers, mechanical engineers, electrical engineers, automobile engineers, fabricators, iron founders, fitters, wire drawers, tool-makers, enamellers, electroplaters, painters, tools, equipment, metal workers, smiths, wood-workers and metallurgists and in particular to manufacture and fabricate engineering goods, machine tools, precision instruments, pneumatic tools, structural steels and material handling equipment.

[5](12C)	To carry on the business of manufacturing, converting, altering, processing, assembling, improving, buying, selling, exchanging, importing, exporting, operating, distributing or otherwise dealing in any or all of the following items, namely,

i)	Electronic and electrical equipment, instruments, components and parts for consumer electronics and appliances, telecommunications, space application, automotive electronics, industrial applications including integrated circuits and packages, semiconductor devices, chips, television sets, video recorders and computer peripherals, monitors, micro-processors, logic controllers and other control equipment, all types of radar, transmitters and receivers, telephone, switching equipment and systems, calculators and digital electronic devices and instruments.

ii)	Pig iron and all types of steel including alloy, special steels, stainless steel, cold and hot rolled steels.

iii)	Equipment for production and conservation of energy covering non-conventional and renewable/non-renewable sources of energy including wind driven generators, solar powered equipment and all types of batteries and accumulators and the components, parts and accessories thereof.

iv)	All types of finished leather goods.

[6](12D)	(i) To construct, develop, maintain, build, operate equip, hire or otherwise deal with ports, shipyard, jetties, harbours, docks ship breaking, ship repair, ship building at any port in India or elsewhere.

(ii)	To carry on business of inland and sea transport including goods, passengers and mail, shippers, ship agents, ship underwriters, ship managers, tug owners, barge owners, loading brokers, freight brokers, freight contractors, stevedores, warehouseman, Wharfingers and building, assembling, fitting, constructing, repairing and managing ships, seagoing vessels for inland waterways.

[4]	Sub- clause 12A and 12 B (earlier it was sub-clause 8A and 8B) inserted by Special Resolution dated 30.09.1982, as confirmed by the Company Law Board in its order dated 31.03.1983
[5]	Sub- clause 12C (earlier it was sub-clause 8C) inserted by Special Resolution dated 28.09.1985, as confirmed by the Company Law Board in its order dated 21.05.1986
[6]	Sub-Clause (12D) (earlier it was sub-clause 8D) was amended vide Special Resolution passed by the shareholders by Postal Ballot on 17.11.2008.

(iii)	To carry on in India and in any part of the world the business to construct, erect, build, buy, sell, give or take on lease or license, repair, remodel, demolish, develop, improve, own, equip, operate and maintain, ports and port approaches, breakwaters for protection of port or on the fore shore of the port approaches with all such convenient arches, drains, lending places, hard jetties, floating barges or pontoons, stairs, fences, roads, railways, sidings, bridges, tunnels and approaches and widening deepening and improving any portion of the port or port approaches, light houses, light ships, beacons, pilot boats or other appliances necessary for the safe navigation of the ports and the port approaches and to build highways, roads, parks, streets, sideways building structure, building and warehouses and to construct and establish, dry docks, shipways and boat basins and workshops to carry out repairs or overwhelming of vessels, tugs, boats, machinery or appliances.

(iv)	To establish and develop Special Economic Zones and Industrial Estates/Parks and to carry on the business of properties developers, builders, creators, operators, owners, contractors of all and any kind of Infrastructure facilities and services including cities, towns, roads, seaports, airports, hotels, airways, railways, tramways, mass rapid transport system, cargo movement and cargo handling including mechanised handling system and equipment shipyard, land development, water desalination plant, water treatment & recycling facilities, water supply & distribution system, solid waste management, effluent treatment facilities, power generation, transmission, distribution, power trading, generation and supply of gas or any other form of energy, environmental protection and pollution control public utilities, security services, municipal services, clearing house agency and stevedoring services and of like infrastructure facilities and services viz., telecommunication, cell services, cable and satellite communication networking, data transmission network, information technology network, agriculture and food processing zone, textile & apparel park, automobile & auto ancillaries park, chemical park, drugs & pharmaceuticals parks, light & heavy engineering parks, trading & warehousing zone, gem and jewellery and other industrial parks, factory buildings, warehouses, internal container depots, container freight station, clearing houses, research centre, trading centres, school and educational institutions, hospitals, community centre, training centres, hostels, places of worship, courts, markets, canteen, restaurants, residential complexes, commercial complexes and other social infrastructures and equip the same with all or any amenities, other facilities and infrastructure required by the various industries and people, entertainment centres, amusement park, green park, recreational zone, import & export house, to purchase, acquire, take on lease or in exchange or in any other lawful manner land, building, structures to promote industrial, commercial activity for inland and foreign trade, to carry on the business of international financial services centers, banks, insurance, postal services, courier services and to purchase plant & machineries, tools and equipment and carry on business of import and export, buying, selling, marketing and to do government liaison work and other work.

5A(12E)	To carry on in India and elsewhere in the world the business or businesses of surveying, prospecting, drilling and exploring for, acquiring, developing, producing, maintaining, refining, storing, trading, supplying, transporting, marketing, distributing, importing, exporting and generally dealing in minerals and other natural oils, petroleum and all other forms of solid, liquid and gaseous hydrocarbons and other minerals and their products and by-products and all their branches.

5A	Sub-Clause (12E) was amended pursuant to Scheme of arrangement between Cairn India Limited and Vedanta Limited approved by the National Company Law Tribunal, Mumbai Bench vide Order dated 23rd March, 2017.

5A(12F)	To search for, purchase, take on lease or licence, obtain concessions over or otherwise acquire, any estate or interest in, develop the resources of, work, dispose of, or otherwise turn to account, land or sea or any other place in India or in any other part of the world containing, or thought likely to contain, oil, petroleum, petroleum resource or alternate source of energy or other oils in any form, asphalt, bitumen or similar substances or natural gas, chemicals or any substances used, or which is thought likely to be useful for any purpose for which petroleum or other oils in any form, asphalt, bitumen or similar substances, or natural gas is, or could be used and to that end to organise, equip and employ expeditions, commissions, experts and other agents and to sink wells, to make borings and otherwise to search for, obtain, exploit, develop, render suitable for trade, petroleum, other mineral oils, natural gas, asphalt, or other similar substances or products thereof.

(13)	To enter into any arrangements with any Government or authorities, municipal, local or otherwise, or any persons or company, in India or abroad, that may seem conducive to the objects of the Company or any of them and to obtain from any such government, authority, persons or company any rights, privileges, charters, contracts, licences and concessions including, in particular, right in respect of waters, waterways, roads and highways, which the Company may think it desirable, and to carry out, exercise and comply therewith.

(14)	To procure the Company to be registered in any place, and to establish subsidiary companies, agencies and branches for conducting the business of the Company in any part of India and abroad.

(15)	To acquire the whole or any part of the undertaking and assets of any business within the objects of the Company and any lands, privileges, rights, contracts, property or effects held or used in connection therewith and upon any such purchase to undertake the liabilities of any company, association, partnership or person.

(16)	To amalgamate, enter into partnership, or into any arrangement for sharing profits union of interests, cooperation, joint adventures, or reciprocal concessions, or for limiting competition with any person or Company carrying on or engaged in, or about to carry on or engage in, any business or the transaction which the Company is authorised to carry on or engage in or which can be carried on in conjunction therewith or which is capable of being conducted so as to directly or indirectly benefit the company.

(17)	To sell, lease, mortgage or otherwise dispose of the property, assets or undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, stock, debentures or other securities of any other company whether or not having objects all together or in part similar to those of the Company.

(18)	To distribute among the members in specie in the event of winding up, any property of the company or any proceeds of the sale or disposal of any property of the Company but so that no distribution amounting to a reduction of capital be made except with the sanction (if any ) for the time being required by law.

(19)	To act as agents or Brokers and as trustees for any person or company and to undertake and perform sub-contracts and to do all or part of the above things in any part of the world and either as principals, agents, trustees, contractors, or otherwise and either alone or jointly with others, and either by or through agents, managing agents, sub-contractors, trustees or otherwise.

5A	Sub-Clause (12F) was amended pursuant to Scheme of arrangement between Cairn India Limited and Vedanta Limited approved by the National Company Law Tribunal, Mumbai Bench vide Order dated 23rd March, 2017.

(20)	To apply for, purchase , or otherwise acquire and protect and renew in any part of the world any patents, patent rights, inventions, licenses, concession and the like, concerning any exclusive or non-exclusive or limited right to their use, or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company, or the acquisition of which may seem calculated directly to benefit the Company, and to use, exercise, develop or grant licenses in respect of or otherwise turn to account the property, rights or information so acquired, and to spend money in experimenting upon, testing or improving any such patents, invention or rights.

(21)	To invest and deal with the moneys of the Company not immediately required in any manner and in particular to accumulate funds or to acquire or take by subscription, purchase or otherwise howsoever or to hold shares or stock in or the security of any company, association or undertaking in India or abroad.

(22)	To lend and advance money or give credit to such persons or companies and on such terms as may seem expedient, and in particular to customers and others having dealing with the Company, and to guarantee the performance of any contract or obligation and the payment of money of or by any such persons or companies and generally to give guarantees and indemnities.

(23)	To receive money on deposit or loan and borrow and raise money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture-stock (perpetual or otherwise) and to secure the repayment of any money borrowed, raised or owing by mortgage, charge or lien upon all or any of the property or assets of the Company (both present and future) including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantee the performance by the Company or any other person or company of any obligation undertaken by the Company or any other person or company, as the case may be, provided that the Company shall not carry on the business of banking within the meaning of the Banking Companies Act, 1949.

(24)	To pay for any business, property or rights acquired or agreed to be acquired by the Company and generally to satisfy any obligation of the Company by the issue or transfer of shares of this or any other company directed as fully or partly paid up or of debentures or other securities of this or any other company.

(25)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, and other negotiable or transferable instruments.

(26)	To pay for any rights or property acquired by the Company and remunerate any person or company whether by cash payment or by the allotment of shares, debentures or other securities of the Company credited as paid full or in part or otherwise.

(27)	To establish and maintain or procure the establishment and maintenance of any contributory pension or superannuation funds for the benefit of and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any Company which is subsidiary of the Company or is allied to or associated with the Company or with Company or with any such subsidiary company, or who are or were at any time Directors or Officers of the Company, or for any such other company as aforesaid, and the wives, widows, families and dependents of any persons, and also establish and subsidise and subscribe to any institutions, including in particular, any cafeterias, canteens or clubs, or funds calculated to be for the benefit of or to advance the interests and well being of the Company or of any such other company as aforesaid and make payments to or towards the insurance of any such persons as aforesaid and do any of the matters aforesaid, either alone or in conjunction with any such company as aforesaid.

(28)	To subscribe or contribute or otherwise assist or to grant money to charitable, benevolent, religious, scientific, national, public, political, or any other useful institutions, objects or purposes.

(29)	To create any depreciation fund, reserve fund, sinking fund, or any other special fund whether for depreciation or for preparing, improving, extending or maintaining any of the properties of the Company or for any other purpose conducive to the interest of the Company.

(30)	To place, reserve or distribute as dividend or bonus among the members, or otherwise to apply, as the Company may from time to time think fit, any moneys received by way of premium on shares or debentures issued at a premium by the Company, and any money received in respect of dividends accrued on forfeited shares or from unclaimed dividends.

(31)	To establish, provide, maintain and conduct or otherwise subsidise research laboratories and experimental workshops for scientific and technical research and experiments; to undertake and carry on scientific and technical researches, experiments and tests of all kinds; to promote studies and researches both scientific and technical, investigations and inventions by providing, subsidising, endowing, or assisting laboratories, workshops, libraries, lectures, meetings and conferences and by providing or contributing to the remuneration of scientific or technical professors or teachers and by providing or contributing to the award of scholarships, prizes, grants to students or otherwise and generally to encourage, promote, and reward studies, researches, investigations, experiments, tests and invention of any kind that may be considered likely to assist any business which the Company is authorised to carry on.

(32)	To take part in management, supervision or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any Director, accountants, or other experts, or agents and to act as managing agents or secretaries and treasurers or as Secretary of any such Company or undertaking.

[6](33)	Subject to the provisions of the Companies Act, 1956, or any other enactment in force, to indemnify and keep indemnified members, officers, Directors, agents and servants of the Company against proceedings, costs, damages, claims and demands in respect of anything done or ordered to be done by them, for and in the interest of the Company and for any loss, damage, or misfortune, whatever and which shall happen in execution of the duties of their office or in relation thereto.

[6](34)	To do all or any of the above things in any part of the world, and either as principals, agents, contractors, trustees, or otherwise, and by or through trustees, agents, or otherwise, either alone or in conjunction with others, and to do all such other things as are incidental or conducive to the attainment of the above objects or any of them. And it is hereby declared that the word “Company” in this clause, except where used in reference to this Company, shall be deemed to include any partnership or other body of persons, whether corporate or unincorporated, and whether domiciled in India or elsewhere.

[6](35)	To carry on business of manufacture of coke and market the same both in wholesale and retail in the local and international markets.

[6](36)	To provide consultancy service in the specialized technology in the setting up of non-recovery type of coking ovens.

(37)	To carry on business of manufacturing Sinter, Sponge iron, Cast iron including derivatives thereof and all types of Steel including structural steel, in the form of cast, rolled or forged or in any other form; machine tools, precision instruments, pneumatic tools, material handling equipment and other engineering goods, and marketing the same, both in wholesale and retails in local and international markets.

(38)	To carry on the business of sale of waste gases emanating from the Pig Iron blast furnace or any other process for the purpose of utilizing of its energy content, calorific value or sensible heat.

(39)	To purchase waste heat with the purpose of utilizing its energy content, calorific value or sensible heat.

(40)	To carry on the business of generation of power from the waste gases emanating from the Pig Iron blast furnace, coke oven and to supply/market the same to local parties and Government/Electricity Board.

IV.	The liability of members is limited.

7V.	“The Authorised Share Capital of the Company is Rs. 74,12,01,00,000 divided into 44,020,100,000 (Four Thousand Four Hundred and Two Crores and One Lakh only) number of equity shares of Re. 1/- (Rupees One) each and 3,010,000,000 (Three Hundred and One Crore) number of redeemable preference shares of Rs. 10/- (Rupees Ten) each.”

[6]	Sub-clause 33 to 36 inserted pursuant to the order dated 07.02.2011 of the Hon’ble Supreme Court of India, upholding the Order of Single Judge of High Court of Bombay at Goa dated 18th December, 2008 approving the Scheme of Amalgamation of SIL with SGL with appointed date of 1st April, 2005, effective date being 14th February, 2011.
[7]	Pursuant to Scheme of arrangement between Cairn India Limited and Vedanta Limited approved by the National Company Law Tribunal, Mumbai Bench vide Order dated 23rd March, 2017.

The erstwhile clause pursuant to the Scheme of Amalgamation of Goa Energy Limited with Sesa Sterlite Limited approved by the High Court of Bombay at Goa vide order dated 12th March, 2015 & pursuant to Scheme of amalgamation of Sterlite Infra Limited with Sesa Sterlite Limited approved by the High Court of Madras vide order dated 25th March, 2015 read as under:

V.	“The Authorised Share Capital of the Company is Rs. 51,620,100,000(Rupees Five Thousand One Sixty Two Crores & One Lakh only) divided into 51,270,100,000 (Five Thousand One Twenty Seven Crores & One Lakh only) number of equity shares of Re. 1/- (Rupees One) each and 3,50,00,000 (Three Crores Fifty Lakhs Only) redeemable preference shares of Rs. 10/- each.”

We, the several persons, whose names and addresses are hereunder subscribed, are desirous of being formed into a company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the company set opposite our respective names:

Names, addresses, descriptions and occupations of subscribers	No. of shares taken by each subscriber	Signature of subscriber	Signature, names, addresses, descriptions and occupations of witnesses
A PAOLO TRADARDI Genoa, Gorso Italian 36 Mining Engineer Son of Renato Tradardi	500 (five hundred equity share)	Sd/-	Sd/- Fernando Sabatini, Genoa, Via Caffaro, 22. Son of Luigi Sabatini
RENZO FONTANI Genoa, Via Del Pino Business Son of Giovarini Fontani	500 (five hundred equity share)	Sd/-	Sd/- Marcello Bernardini, Genoa, via Manfredi, 2. Son of Bernardino Benardini.

Total shares taken:	1000 (One thousand equity shares)

Dated this 23rd day of March, 1965

ANNEXURES TO THE MEMORANDUM

OF ASSOCIATION

COPY OF THE ORDER DATED 25-3-1980 OF COURT OF THE JUDICIAL COMMISSIONER, GOA, DAMAN & DIU, PANAJI, MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956, IN THE MATTER OF AMALGAMATION OF MINGOA PRIVATE LIMITED WITH SESA GOA PRIVATE LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN THE COURT OF THE JUDICIAL COMMISSIONER

GOA, DAMAN & DIU AT PANAJI

ORIGINAL JURIDICTION

IN THE MATTER OF THE COMPANIES ACT, 1956

AND

IN THE MATTER OF AMALGAMATION OF MINGOA PRIVATE LIMITED

(TRANSFEROR COMPANY) WITH SESA GOA PRIVATE

LIMITED (TRANSFEREE COMPANY)

COMPANY PETITION NO. 5 OF 1979

BEFORE THE HON’BLE MR. JUSTICE TITO MENEZES

DATED 25TH MARCH, 1980.

ORDER UNDER SECTION 394

Upon the above petition coming on for further hearing on the 11th day of March 1980, upon reading the said petition and upon hearing Mr. Joachim Dias, Pleader for Government of Goa, Daman & Diu and Mr. P.K. Patkar, Pleader for the Government of India, and Mr. Atul Setlavad and Mr. V.N.S. Neurencar, Advocates for the Petitioner Companies.

THIS COURT DOTH ORDER

1)	That all the property, rights and powers of the Transferor Company specified in the first, second and third parts of the Scheduled hereto and all the other property, rights and powers of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to section 394 (2) of the Companies Act, 1956, be transferred to and vest in the Transferee Company for all the estate and interest of the Transferor Company therein but subject nevertheless to all charges now affecting the same; and

2)	That all the liabilities and duties of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to Section 394 (2) of the Companies Act, 1956, be transferred to and become the liabilities and duties of the Transferee Company; and

3)	That all proceedings now pending by or against the Transferor Company be continued by or against the Transferee Company; and

4)	That the Transferee Company do without further application allot to such members of the Transferor Company the shares in the Transferee Company to which they are entitled under the Compromise or Arrangement; and

5)	That the Transferor Company do within 30 days after the date of this order cause a certified copy of this order to be delivered to the registrar of Companies for registration and on such certified copy being so delivered the Transferor Company shall be dissolved effective from 1st April, 1979 and the Registrar of Companies shall place all documents relating to the Transferor Company and registered with him on the file kept by him in relation to the Transferee Company and the files relating to the said two Companies shall be consolidated accordingly; and

6)	That any person interested shall be at liberty to apply to the Court in the above matter for any directions that may be necessary.

SCHEDULE

PART I

A. Mining Concessions granted under the Portuguese Colonial Mining Laws.

No. of Title of Concession & Date	Date of Transmission	Name of Village & Taluka in Goa where situated	Area in hectares
9 --23-09-1949	24-2-1958	Malinguem Bicholim	92.5385
10 --23-09-1949	24-2-1958	--do--	78.9306
69 --14-12-1951	24-2-1958	Codli, Sanguem	99.7900
70 --18-08-1952	24-2-1958	--do--	99.7600
126 --04-12-1953	24-2-1958	--do--	100.0000
3 --15-01-1954	3-3-1958	Malinguem, Bicholim	32.0400
9 --02-04-1955	3-3-1958	--do--	33.0900
38 --03-09-1955	17-2-1958	Daucona, Sanguem	100.0000
39 --03-09-1955	17-2-1958	Darbandora, Sanguem	23.9580

B. Land plots (Free-hold property) acquired and held upto - date

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration
	Sanvordem Bunder plot		9-12-57	Included in the Sale Deed of Machinery etc. Registered with Notary Crisna Porobo Tamba, Panjim in Book No 505 pages 99 V.
DABE-CASANA (Used for Virdi road which is now a public road)	Sanquelim	4,700	5-4-58	Panjim Notary Crisna Porobo Tamba, Book 508/75
(Bicholim Land Registry Nos. 363, 901, 1110, 1294 and Land Revenue Nos. 145, 147, 158, 160, 163, 149, 144, 146, 148, 162, 165, 166, 169, 180, & 181)

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration
PORTION OF PLOTS DATTA, BOROD, ODLE MOL (Used for Virdi road which is now a public road)	Sanquelim	9,700	17-4-58	Panjim Notary, Crisna, porob Tamba, Book 509/7V.

(The plots are not described in Land (Registry)

MACAR-XENDO (Bicholim Land Registry No. 3026 - Book B8 New and Land Revenue No. 36)	Sanquelim	68,893	4-8-62	Panjim Notary, Fernando, Jorge Colaco Book 549/40V.

VAGACHO GOINDO (Bicholim Land Registry No. 10088 - Book B26 New and Land Revenue No. 117)	Virdi	24,274	12-1-70	Bicholim Sub-Registry under No. 1212 of Book 1 Vol. 15 pages 167 to 172

DHAT (Bicholim Land Revenue Nos. 35246, 247 & 248) (Not described in Land Registry)	Sanquelim	79,000	9-7-70	Bicholim Sub-Registry under No. 1389 of Book 1 Vol. 16 pages 197 to 206 and under No. 1395 of Book 1 Vol. 16 pages 217 to 221.

MACAR-XENDO (Land Registry No. 3026 Book B8 New and Land Revenue No. 36)	Sanquelim	7,900	17-12-71	Bicholim Sub-Registry under No. 1911 of Book 1 Vol. 21 pages 232 to 235

DOLCHO CANTOR (Bicholim Land Registry No. 2453 Book B7 New and Land Revenue No. 185)	Virdi	9,287	21-4-72	Bicholim Sub-registry under No. 2039 of Book 1 Vol. 22 pages 384 to 389

DOLCHO CANTOR (Bicholim Land Registry No. 2453 Book B7 New and Land Revenue No. 185)	Virdi	5,491	10-11-72	Bicholim Sub-Registry under No. 2269 of Book 1 Vol. 26 pages 50 to 55.

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration
CANTOR (Bicholim Land Registry No. 8852 New and Land Revenue No. 37)	Sanquelim	7,100	21-8-73	Bicholim Sub-Registry under No. 2504 of Book 1 Vol. 27 pages 286 to 289

VAGACHO GOINDO (Bicholim Land Registry No. 10088 Book B26 New and Land Revenue No.117)	Virdi	4,365	29-8-75	Bicholim Sub-Registry under No. 225 of Book 1 Vol. 38 pages 104 to 107.

VAGACHO GOINDO (Bicholim Land Registry No. 10088 - Book B26 New and Land Revenue No. 117)	Virdi	4,540	14-4-76	Bicholim Sub-Registry under No. 144 of Book 1 Vol. 41 pages 1 to 5.

CANTOR (Bicholim Land Registry No. 8852 New and Land Revenue No. 37)	Sanquelim	907	12-12-78	Bicholim Sub-Registry under No. 40 of Book 1 Vol. 53 pages 291 to 294.

CANTOR (Bicholim Land Registry No. 8852 New and Land Revenue No. 37)	Sanquelim	3,168	2-8-79	Bicholim Sub-Registry under No. 333 of Book 1 Vol. 57 pages 218 to 221.

C.	Bunders at Virdi and Sanvordem along with Loading bridged, constructions and approach roads costing Rs. 4,97,841.58 having their written down value at Rs. 1,06,923.88 as on the appointed day.

D.	Buildings at mining establishments, bunders, workshops and offices along with the furniture and fixture and plants under construction costing Rs. 26,27,806.99 having their written down value at Rs. 20,96,439.06 as on the appointed day.

E.	Machinery & Equipments, Road Transport Vehicles and River Fleet Barges and Launches, costing Rs. 4,06,25,108.81 having their written down value at Rs. 1,31,39,216.16 as on the appointed day.

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration
		PART II

Leasehold property held upto-date

Sanvordem Bunder comprising 3 plots	Sanvordem	9,360	1-11-74	Sanguem Sub-Registry under No. 127 of Book 1 Vol. IV pages 360 to 366.

(Quepem Land Registration and Land Revenue Nos. 5380 page 88 overleaf book B 17 and 278; 18297 page 33 overleaf book B50 and 277; 15529 page 1 over-leaf book B43 and 281; 5379 page 88 book B17 and 280, 5381 page 89 book B17 and 282; 23890 page 80 book B64 and 27, 23891 page 80 overleaf book B64 and 276)

DABAMOLA (Quepem Land Registry No. 22144 Book B-59) (Not registered in Revenue Officer)	Codli	3,440	26-3-75	Sanguem Sub-Registry under No. 25 of Book 1 Vol. V pages 197 to 200.

DHAT (Bicholim Land Revenue Nos. 35246, 247, & 248) (Not described in Land Registry)	Sanquelim	10,000	29-5-75	Bicholim Sub-Registry under No. 200 Book 1 Vol. 37 pages 35 to 39.

GHOL & MOSNICHEM MOL (Bicholim Land Registry No. 153911 and Land Revenue No. 260)	Sanquelim	842	30-10-75	Bicholim Sub-Registry under No. 327 of Book 1 Vol. 38 pages 176 to 180.

DHAT (Bicholim Land Revenue Nos. 35246, 247 & 248) (Not described in Land Registry)	Sanquelim	16,000	17-12-75	Bicholim Sub-Registry under No. 9 of Book 1 Vol. 31 pages 270 to 274.

DHAT (Bicholim Land Revenue Nos. 35246, 247 & 248) (Not described in Land Registry)	Sanquelim	9,960	9-5-77	Bicholim Sub-Registry under No. 143/77 of Book 1 Vol. 45 pages 195 to 199.

PART III

Other Assets

i)	Investments in 1267 Equity Shares of Rs. 100/- each fully paid in Goa Shipyard Limited.

ii)	All other current assets, loans and advances as determined according to the audited balance sheets as at 31st March, 1979

Dated the 3rd day of April, 1980	Sd/- E.P. LOBO, 3.4.80 REGISTRAR

“TRUE COPY” SD/- 14.4.80 Asstt. Registrar Judicial Commissioner’s Court Goa, Daman & Diu, Panaji.

SEAL of the COURT OF THE JUDICIAL COMMISIONER GOA, DAMAN & DIU.

COPY OF THE ORDER DATED 5TH OCTOBER, 1996 OF HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF SESA SHIPPING LIMITED WITH SESA GOA LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH,

PANAJI-GOA.

COMPANY PETITION NO. 11-S OF 1996

WITH

COMPANY APPLICATION NO. 7-S OF 1996

AND

COMPANY PETITION NO. 12-S OF 1996

WITH

COMPANY APPLICATION NO. 8-S OF 1996

COMPANY PETITION NO. 11-S OF 1996

WITH

COMPANY APPLICATION NO. 7-S OF 1996

SESA SHIPPING LIMITED

A Company incorporated

Under the provision of

The Companies Act, 1956

having its registered office at ‘Sesa Ghor’.

20 EDC Complex,

Patto, Panaji, Goa 403 001.	…… Petitioner

Shri. S. K. Kakodkar, Sr. Advocate with Shri. R. V. Kamat, Advocate for the petitioner Company.

Shri. E. P. Badrinaraynan, Additional Central Government Standing Counsel for the Regional Director, Department of Company Affairs, Government of lndia.

Shri. R. V. Dani, Official Liquidator present.

COMPANY PETITION NO. 12-S OF 1996

WITH

COMPANY APPLICATION NO. 8-S OF 1996

Sesa Goa Limited,

A Company incorporated under

The provisions of the Companies

Act, 1956 having its registered

Office at ‘Sesa Ghor’, 20 EDC

Complex, Patto, Panaji, Goa-403 001.	…… Petitioner

Shri. S. K. Kakodkar, Sr. Advocate with Shri. E. Afonso, Advocate for the Petitioner Company.

Shri. B. P. Badrinarayanan, Additional Central Government Standing Counsel for the Regional Director, Department of Company Affairs, Government of lndia.

Shri. R. V. Dani, Official Liquidator present.

CORAM: F. I. REBELLO, J.

DATED: 5TH OCTOBER, 1996.

ORAL JUDGEMENT

Both these Company Petitions are being disposed of by a common Order as the Petitioner Company in Company Petition No. 11-S/96 is to be amalgamated with the Company in Company Petition No. 12-S/96.

2.	On filling of the above Company Petitions, this Court on 8th May, 1996 directed that a meeting of the shareholders of the respective Companies be held on 29th June, 1996. The Court also directed that the notice of the meeting be advertised. Copies of the notice as advertised had been taken on record. The Court dispensed with the advertisement in the Gazette.

3.	In terms of the Order, an Affidavit has been filed along with the resolution approved by the shareholders of the Companies approving amalgamation in terms of the report. On 25th July, 1996, an order was passed directing notice of the Petitions to be served on the Regional Director, Company Law Board and the Official Liquidator. Pursuant to the said notice, the Official Liquidator is present in the Court. Insofar as the Regional Director is concerned, it is apparent that there was some mis-discrepancy in the said Order and the notice in fact was to the Regional Director, Western Region, Department of Company affairs, Bombay. Shri. Badrinarayanan, additional Central Government Sanding Counsel appears on behalf of the Regional Director, Western Regional Department of Company Affairs.

4.	On 5th September, 1996 a further order was passed in the presence of the official liquidator as also the Additional Central Government Standing Counsel representing the Regional Director of Company Affairs. The matter was adjourned for report of the liquidator.

5.	The liquidator has field his report has required by the second proviso to section 394 of the Companies Act. The said report has been taken on record. The said report is in the respect of Sesa Shipping Limited. In para 12 of the said report, the official liquidator has set out that there is no material available which could prove that the affairs of the Company has been conducted in a manner prejudicial to the interest of its members or the public interest. In other words, he has not opposed the scheme of amalgamation has approved by the members of the Company.

Shri.	Badrinarayanan, also does not oppose the said scheme on instruction from his clients.

6.	On hearing Counsel for the Companies, the official Liquidator and Counsel for the Regional Director, Department of Company Affairs, Western Region, Bombay. I am satisfied that the Companies have complied with the requirements of Sections 391 and 394 of the Indian Companies Act and that there is no valid objection to the scheme as approved by the shareholders of the respective Companies. In view of the above, both the Company Petitions have to be allowed.

7.	Company Petition No 11-S/96 is allowed in terms of prayers (a) and (b).

8.	Company Petition No. 12-S/96 is allowed in terms of prayers (a) and (b).

9.	The Additional Registrar at Panaji is directed to transcribe this Order in Form No. 41 of the Companies (Court) Rules, 1959 and in terms of the draft submitted.

10.	Each of the petitioners to pay cost of Rs. 1000/- to the Official Liquidator in the respective Company Petitions.

11.	In the circumstances of the case, Company Petitions are accordingly disposed of.

Sd/-

Assistant Registrar

High Court of Mumbai

Panaji (Goa)

‘ANNEXURE PI’

THE HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH,

PANAJI — GOA.

In the matter of the Companies Act, 1956

And

In the matter of Sesa Goa Limited

Company Petition No. 12-S of 1996

Connected with

Company Application No. 8-S of 1996.

SESAGOA LIMITED	…… Petitioner

Before the Hon’ble Mr. Justice F.I. Rebello

Dated: October 5th, 1996

ORDER ON PETITION

The above petition coming on for hearing on 5th October, 1996, upon reading the said petition, the order dated 8th May, 1996 (further modified by order dated 13th June, 1996) whereby the petitioner Company was ordered to convene a meeting of its equity shareholders for the purpose of considering and if though fit, approving with or without modification, the Scheme of Amalgamation of Sesa Shipping Limited with Sesa Goa Limited and annexed to the affidavit of Shri C.D. Chitnis, Secretary of the petitioner Company, dated 23rd April, 1996 and the issues of ‘Navhind Times’ dated 1st June, 1996, and ‘Sunaprant’ dated 1st June, 1996 respectively, each containing the advertisement of the said notice convening the said meeting directed to be held by the said order dated 8th May, 1996, the affidavit of Mr. T. Pooran filed on the 19th June, 1996 showing the publication and dispatch of the notices convening the said meeting and the report of the Chairman of the said meeting dated 29th June, 1996 as to the result of the said meeting, and upon hearing Shri. E. P. Badrinarayanan, Addl. Central Government Standing Counsel for the Regional Director, Western Region, Department of Company Affairs, Government of India and it appearing from the report that the proposed Scheme of Amalgamation has been approved unanimously by the members present and voting in person or by proxy.

This Court doth hereby sanction the Scheme of Amalgamation of Sesa Shipping Limited with Sesa Goa Limited set forth as Annexure P1 to the petition and the Schedule hereto doth hereby declare the same to be binding on the petitioner Company, its members and creditors.

And this Court doth further order:

(i)	that with effect from 1st January 1996 (hereinafter called’ the transfer date’) the entire business and undertaking including all movable and immovable and other assets of whatsoever nature and all licences, rights, trade-marks, patents, privileges, claims, etc. of Sesa Shipping Limited shall be transferred to and be deemed to be transferred, without further act or deed, to Sesa Goa Limited and the same be pursuant to Section 394 of the Companies Act, 1956, transferred to and vested in Sesa Goa Limited free from all estate and interest of Sesa Shipping Limited subject to the mortgages and charges now affecting the same;

(ii)	that with effect from the transfer date, all liabilities, debts, obligations and duties of Sesa Shipping Limited shall also be transferred and be deemed to be transferred, without further act or deed, to Sesa Goa Limited and accordingly the same be, pursuant to Section 394 (2) of the Companies Act, 1956, transferred to and become liabilities and duties of Sesa Goa Limited;

(iii)	that all proceedings, by or against the petitioner Company pending on the transfer date and relating to the property, rights, powers, liabilities, obligations and duties of Sesa Shipping Limited shall be continued and enforced by or against Sesa Goa Limited.

(iv)	that with effect from the transfer date Sesa Shipping Limited be and is dissolved without winding up.

That the said Company do file with the Registrar of Companies a certified copy of this order within 30 days from this date.

Date this 5th day of October, 1996.

Addln. Registrar.

The Seal of the High Court

of Bombay.

SCHEME OF AMALGAMATION

(Under Sections 391 and 394 of the Companies Act, 1956)

OF

SESA SHIPPING LIMITED

WITH

SESA GOA LIMITED

PRELIMINARY

A.	In this SCHEME, unless inconsistent with the subject or context, the following expressions shall be deemed to mean:

a)	“Transferor Company” or “Amalgamating Company” means SESA SHIPPING LIMITED, a Company within the meaning of the Companies Act, 1956 and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa 403 001.

b)	“Transferee Company” or “Amalgamated Company” means SESA GOA LIMITED, a Company incorporated under the provisions of the Companies Act, 1956 and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa 403 001.

c)	“The Act” means the Companies Act, I of 1956.

d)	“Transfer Date” means the commencement of business on the Ist day of January One thousand nine hundred and ninety six (01.01.1996)

e)	“Effective Date” means the day on which the last of the sanctions/permissions/approvals specified in this scheme shall have been obtained.

B.	The Authorised Share Capital of Transferor Company is Rs. 20,00,00,000/- (Rupees Twenty crores only) divided into 2,00,00,000 Equity Shares of Rs. 10/- (Rupees ten only) each, out of which the issued and subscribed capital is Rs. 20,00,00,000/- (Rupees Twenty crores only) divided into 2,00,00,000 Equity Shares of Rs. 10/- (Rupee ten only) each.

C.	The Authorised Share Capital of Transferee Company is Rs. 20,00,00,000/- (Rupees Twenty crores only) divided into 2,00,00,000 Equity Shares of Rs. 10/- (Rupees ten only) each, of which the issued capital is Rs. 19,68,12,000/- (Rupees Nineteen crores sixty eight lakhs twelve thousand only) divided into 1,96,81,200 Equity Shares of Rs. 10/- (Rupees ten only) each and the subscribed capital is 19,63,35,870/- (Rupees Nineteen crores sixty three lakhs thirty five thousand eight hundred and seventy only) divided into 1,96,33,587 equity shares of Rs. 10/- (Rupees ten only) each.

D.	The Transferor Company is the wholly owned subsidiary of the Transferee Company.

SCHEME

1.	The undertaking and business of the Transferor Company shall with effect from the Transfer Date and without further act or deed stand transferred to the Transferee Company, pursuant to Sections 391 (2) and 394 (2) of the Act and vest in the Transferee Company for all the estate, interest of the Transferor Company as a going concern but subject nevertheless, to all charges, if any, then affecting the same or any part thereof and on the Transfer Date, the Transferor Company, shall be amalgamated with the Transferee Company.

2.	(a) For the purposes of the SCHEME, the undertaking and business of the Transferor Company shall include:

(i)	All the assets, movable and immovable properties, of the Transferor Company immediately before the amalgamation, and

(ii)	All the liabilities of the Transferor Company immediately before the amalgamation.

(b)	Without prejudice to the generality of the foregoing sub-clause (a), the said undertaking and the business of the Transferor Company shall include:

(i)	All the properties, rights and claims whatsoever of the Transferor Company and its entire undertaking, authorities, privileges, industrial and other licences, and the rights in respect of property, movable and immovable, leases, tenancy rights and other industrial property rights, registrations, approvals, clearances, fittings and fixtures, telephones, telex and fax connections, cash balances, reserves, security deposits, refunds, outstanding balances, stocks, investments, licences, contracts, agreements and other rights and interests of all description in and arising out of such properties as may belong to or be in possession of the Transferor Company and all books of accounts and documents and records relating thereto, but subject to all charges affecting the same.

PROVIDED ALWAYS the SCHEME shall not operate to enlarge the security for any loan, deposit or faculty created by or available to the Transferor Company which shall vest in the Transferee Company by virtue of the amalgamation and the Transferee Company shall not be obliged to create any further or additional security there for after the amalgamation has been effective or otherwise.

(ii)	All the liabilities, debts, obligation and duties of the Transferor Company shall also stand transferred to the Transferee Company with effect from the Transfer Date without any further act or deed pursuant to Section 394(2) of the Act so as to become the liabilities of the Transferee Company.

3.	The General Reserve, Share Premium Account and the balance in the Profit and Loss Account in the Balance Sheet of the Transferor Company be included in the General reserve, Share Premium Account and the balance in the Profit and Loss Account respectively in the Balance Sheet of the Transferee Company.

4.	Upon this SCHEME being effective, if any suit, appeal or other proceedings of whatsoever nature by or against the Transferor Company or any of them be pending, the same be continued, prosecuted and enforced by any or against the Transferee Company.

5.	The Transferee Company undertakes that on the SCHEME of amalgamation becoming fully effective in accordance with the provisions of Section 391 and 394 of the Act, to engage from the Effective Date all employees who may be in service with the Transferor Company on the aforesaid date on terms and conditions not less favourable than the terms of employment which the said employees enjoyed as on that date.

6.	On and from the Transfer Date, the Transferor Company shall be deemed to have carried on and to be carrying on the business on behalf of and on account of the Transferee Company until such time as the SCHEME of amalgamation becomes effective in terms herein contained. From the Transfer Date, the Transferor Company shall carry on its business with proper prudence and shall not without the concurrence of the Transferee Company, alienate, charge or otherwise deal with the said undertaking or any part thereof except in the ordinary course of business or vary the terms and conditions of employment of any of its employees, income, or profit accruing to the Transferor Company or losses incurred by it, shall for all intents and purposes be the income, profit or losses or the case may be, of the Transferee Company and the Transferor Company shall account to and be entitled to be indemnified by the Transferee Company.

7.	The Transfer and vesting of the properties and liabilities and the continuance of the proceedings mentioned herein above shall not affect transactions or proceedings already concluded by the Transferor Company on or after the Transfer Date to the end and intent that the Transferee Company accepts on behalf of itself all acts, deeds, bonds agreements and other instruments of whatsoever nature done and executed by the Transferor Company.

8.	Subject to the other provisions herein contained, all contracts, deeds, agreements, and other instruments of whatsoever nature subsisting or having effect immediately before the Amalgamation to which the Transferor Company or any of them are a party, shall be in full force and effect against or in favour of the Transferee Company and may be enforced as fully and effectively as if instead of the Transferor Company, the Transferee Company had been a party thereto.

9.	Upon the Amalgamation becoming effective, the shares held by the Transferee Company in the Transferor Company i.e. 2,00,00,000 Equity Shares of Rs. 10/- each, shall stand cancelled and shall vest in the Transferee Company.

10.	This SCHEME is subject to such modifications as the High Court of Bombay at Panaji may impose or the Transferor Company may prefer and the High Court may approve and the Board of Directors of the Transferor Company and the Transferee Company may consent on behalf of all concerned to any condition which the High Court may think fit to impose. In the construction herein, the word “SCHEME” shall also means the SCHEME as so modified.

11.	This SCHEME shall not in any manner affect the rights of any of the Creditors of the Transferor Company, in particular the Secured Creditors shall continue to enjoy and hold charge upon their respective securities.

12.	The implementation of this SCHEME is conditional upon and subject to:

a)	The sanction of the SCHEME by the High Court of Bombay at Panaji, under Section 391 of the Act and the appropriate orders being made by the said High Court pursuant to Section 394 of the Act for effecting the Amalgamation under this SCHEME.

b)	The approval and consent of any authorities concerned as may be required under any statute being obtained and granted in respect of any of the matters in respect of which such approval and consent be required.

13.	This SCHEME although operative from the Transfer Date shall take effect finally and from the date on which any the aforesaid sanctions or approvals or order shall be last obtained, which shall be Effective Date for the purpose of this SCHEME.

14.	All costs, charges, and expenses of the Transferor Company and the Transferee Company respectively in relation to or in connection with negotiations leading upto the SCHEME and/or carrying out and completing the terms and provisions of this SCHEME and of and incidental to the completion of Amalgamation of the Transferor Company in pursuance of this SCHEME shall be borne and paid by the Transferee Company.

15.	The Transferor Company and/or any other person interested shall be at liberty to apply to the Court from time to time for necessary directions in matters relating to the SCHEME or any terms thereof.

16.	Upon this SCHEME becoming effective the Transferor Company shall stand dissolved without winding up as and from the Effective Date or such date as the High Court may direct.

17.	In the event of this SCHEME failing to take effect finally before the 30th day of September 1997, or within such further period or periods as may be agreed upon between the Transferor Company (by its Directors) and the Transferee Company (by its Directors) this SCHEME shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred inter se to or by the parties or any of them.

COPY OF THE ORDER DATED 6TH JUNE, 2003 OF HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF THE SCHEME OF AMALGAMATION OF A. NARAIN MINES LIMITED WITH SESA GOA LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN THE HIGH COURT OF BOMBAY AT GOA

Sesa Goa Limited,

a Company incoporated

under the Companies

Act, 1956 having its

Reegistered Office at

Sesa Ghor, 20 EDC

Complex, Patto,

Panaji, Goa – 403 001.	. . . Petitioner.

Mr. R. G. Ramani, Advocate for the Petitioner.

Mr. V. P. Thali, Senior Central Government Standing Counseel for Regional Director.

Mr. Ahmed Kunju, Official Liquidator present in person.

CORAM: P. V. HARDAS,

DATED: 6TH JUNE, 2003.

ORAL JUDGMENT

Heard Mr. R. G. Ramani, learned Counsel for the Petitioner, Mr. V. P. Thali, learned Senior Central Government Standing Counsel for Regional Director and Mr. Ahmed Kunju, learned Official Liquidator.

2.	Mr. V. P. Thali, learned Senior Central Government Standing Counsel has produced on record a letter signed by the Regional Director, Company Affairs, Western Region, Government of India, giving no objection to the approval of the Scheme of Amalgamation.

3.	Mr. Ahmed KUnju, learned Official Liquidator has also filed his report on record wherein it is stated that the affairs of the Company have not been conducted in the manner prejudicial to the interests of its members and of the Transferor Company.

4.	Mr. R. G. Ramani, learned Counsel for the Petitioner has placed the Minutes of the Order on record. The same is marked ‘X’ for the purpose of identification. Order in terms of the Minutes of the Order at ‘X’ is passed.

5.	The Petitioner shall pay the costs of Rs.2000/– each to the larned Official Lquidator and to the Regional Director, Department of Company Affairs, Western Region, Government of India.

P. V. HARDAS, J.

RD.

IN THE HIGH COURT OF BOMBAY AT PANAJI

Original Jurisdiction

Company Petition No 6-S/2003

Connected with

Company Application No.65-S/2002

In the matter of section 391 and
394 of the Companies Act, 1956
AND
In the matter of the scheme of
Amalgamation of
A. Narrain Mines Limited
(Transferor Company) with Sesa
Goa Limited (Transferee Company)

Sesa Goa Limited, a Company

Incorporated under the

Companies Act, 1956 having

its Registered Office at Sesa

Ghor, 20 EDC Complex,

Patto, Panaji, Goa-403 001.

.......Petitioner

Before the Hon’ble Mr. Justice P.V. Hardas

Dated: 6th June, 2003

Order under Section 394

Upon the above petition coming on for further hearing on the 6th day of June 2003, upon reading the said petition and upon hearing Mr. V.P. Thali, Sr. Central Government Standing Counsel for Regional Director, WesternRegion, Department of Company Affairs, Government of India and Shri Ahmed Kunju, the official Liquidator and Mr. R.G. Ramani, Advocate for the petitioner company.

THIS COURT DOTH ORDER

1.	That all the property, rights and powers of the Transferor Company specified in the first, second and third parts of the Schedule hereto and all the other property, rights and power of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to Section 394(2) of the Companies Act, 1956, be transferred to and vest in the Transferee Company for all the estate and interest of the Transferor Company therein but subject nevertheless to all charges now affecting the same; and

2.	That all the liabilities and duties of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to section 394(2) of the Companies Act, 1956, be transferred to and become the liabilities and duties of the Transferee Company; and

3.	That all proceeding now pending by or against the Transferor Company be continued by or against the Transferee Company; and

4.	That the Transferee Company shall not allot to the members of the Transferor Company any shares in the Transferee Company as the scheme of amalgamation does not involve transfer of any shares to the Transferee Company since the shares of the Transferor Company are entirely held by the Transferee Company; and

5.	That the Transferor Company do within 30 days after the date of this order cause a certified copy of this order to be delivered to the Registrar of Companies for registration and on such certified copy being so delivered the Transferor Company shall be dissolved effective from 1st April, 2002 and the Registrar of Companies shall place all documents relating to the Transferor Company and registered with him on the Transferee Company and the files relating to the said two companies shall be consolidated accordingly; and

6.	That any person interested shall be at liberty to apply to the Court in the above matter for any directions that may be necessary.

SCHEDULE

PART-I

A.	Mining Lease No.2236 dated 29.5.1998 effective from 28.10.1992 granted by Department of Mines & Geology, Govt. of Karnataka, in accordance with Mineral Concession Rules, 1960.

B.	Land (Free hold property) acquired and held upto date as under:-

(i)	Survey No.23/2P2 admeasuring 3 acres 32 guntas;

(ii)	Survey No.42 admeasuring 2 acres 20 guntas;

Located at Megalahalli, Hireguntanur Hobli, Holalkere Taluka, Chitradurga District, State of Karnataka.

C.	Buildings at mining establishment, workshops and offices along with furniture and equipment having their Written Down Value at Rs20,47,000/- as on the appointed date. Capital work in progress of Rs.5,91,000/- as on the appointed date.

D.	Plant and Machinery, Equipments, Vehicles having their Written Down Value at Rs.62,02,000/- as on the appointed date.

PART-II

Leasehold property held under Lease Agreement dated 15th February, 1997 between A. Narrain Mines Limited and Governor of Karnataka (Principal Chief Conservator of Forest, Bangalore,) admeasuring 163.50 hectares, located at Madikeripura Village (Nirthadi State Forest). Holalkere Taluka. Chitradurga District, Karnataka.

PART-III

Other Assets

All other current assets, loans and advances as determined according to the audited Balance Sheet as at 31st March, 2002.

Dated this 6th day of June, 2003.

(By the Court)

COPY OF THE ORDER DATED 4TH FEBRUARY, 2005 OF HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF THE SCHEME OF AMALGAMATION OF SESA KEMBLA COKE COMPANY WITH SESA GOA LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITION NO. 18-S OF 2004

Sesa Goa Limited,

a Company incorporated under the

Companies Act, 1956 having its

Registered Office at Sesa Ghor,

20 EDC Complex, Patto,

Panaji, Goa 403 001	......... Petitioner.

Mr. R.G. Ramani, Advocate for the petitioner.

Mr. V.A. Lawande, Advocate for the GHRSSIDC Ltd.

Mr. C.A. Fereira, Sr. Central Government Standing Counsel for the Ministry of Company Affairs.

CORAM : A.P. LAVANDE, J.

DATE : 4TH FEBRUARY, 2005.

ORAL JUDGMENT:

Heard Mr. Ramani, learned Counsel appearing for the petitioner. Order in terms of the Minutes of the Order submitted today which is taken on record and marked “X” for identification.

2.	The petitioner to pay costs of Rs.5,000/- in favour the Regional Director, Ministry of Company Affairs, Mumbai. The costs shall be paid within a period of four weeks from today. The petition stands disposed of.

A. P. LAVANDE, J.

IN THE HIGH COURT OF BOMBAY AT GOA

Original Jurisdiction

Company Petition No. 18-S of 2004

Connected with

Company Application No. 46-S/2004

In matter of Sections 391 and 394 of the Companies Act, 1956

AND

In matter of the Scheme of Amalgamation of Sesa Kembla Coke Company (Transferor Company) with Sesa Goa Limited (Transferee Company)

Sesa Goa Limited,

a Company incorporated under

The Companies Act, 1956 having

its Registered Office at Sesa Ghor,

20 EDC Complex, Patto,

Panaji, Goa–403001.	--- Petitioner

Before the Hon’ble Mr. Justice A. P. Lavande

Dated 4th February 2005

Minutes of Order under section 394

Upon the above petition coming on for further hearing on the 28th day of January, 2005, and 4th day of feer 2005, upon reading the said petition and upon hearing Mr. C. A. Fereira, Senior Central Government Standing Counsel for the Regional Director, Ministry of Company Affairs, Western Region, Government of India and Mr. R. G. Ramani, Advocate for the Petitioner Company

THIS COURT DOTH ORDER

1.	That the scheme of amalgamation of the Transferor Company with the Transferee Company is hereby sanctioned as set forth in Annexure P1 to the Petition and the Schedule I hereto doth hereby declare the same to be binding on the Transferee Company, its Members and Creditors.

2.	That from the effective date, Clause III of the Memorandum of Association of the Transferee Company would stand amended with the addition of clauses detailed hereunder to carry out the business of the transferor Company.

(i)	To carry on business of manufacture of coke and market the same both in wholesale and retail in the local and international markets.

(ii)	To provide consultancy service in the specialized technology in the setting up of non-recovery type of coking ovens; and

3.	That the entire business and undertaking including all the properties, rights, claims interests and titles of every description of or relating to the Transferor Company and its entire authorities, privileges, technology licenses, industrial and other licenses, and the rights in respect of property, movable and immovable, leases, tenancy rights, sanctions, Govt. approvals and other assets of whatsoever nature including patent rights, trade marks and other industrial property rights, registrations, approvals, clearances, fittings and fixtures, telephones, telex and fax connections, cash balances, reserves, security deposits, refunds, outstanding balances, stocks investments, licenses, contracts, agreements and other rights and interests of all description in and arising out of such properties as may belong to or be in possession of the Transferor Company and all books of accounts and documents and records relating thereto, and all the properties, right and powers of the Transferor Company more particularly specified in the first, second and third parts of the Schedule II hereto be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to Section 394(2) of the Companies Act, 1956, be transferred and vest in the Transferee Company for all the estate and interest of the Transferor Company therein but subject to all charges now affecting the same; and

4	That all the liabilities, debts, obligations and duties of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to Section 394(2) of the Companies Act, 1956, be transferred to and become the liabilities debts, obligations and duties of the Transferee Company; and

5.	That all proceedings now pending by or against the Transferor Company be continued by or against the Transferee Company ; and

6.	That the Transferee Company shall not allot to the member of the Transferor Company any shares in the Transferee Company as the scheme of amalgamation does not involve transfer of any shares to the Transferee Company since the shares of the Transferor Company are entirely held by the Transferee Company; and

7.	That the Transferor Company do within 30 days after the date of this order cause a certified copy of this order to be delivered to the Registrar of Companies for registration and on such certified copy being so delivered, the Transferor Company shall be dissolved effective from 1st April 2004 without winding up and the Registrar of Companies shall place all documents relating to the Transferor Company and registered with him on the file kept by him in relation to the Transferee Company and the files relating to the said two companies shall be consolidated accordingly; and

8.	That any person interested shall be at liberty to apply to the Court in the above matter for any directions that may be necessary.

SCHEDULE I

Scheme of Amalgamation as annexed

SCHEDULE II

PART – I

A.	Buildings at its establishments at Amona Village, Bicholim Taluka, along with furniture & fixtures and office equipments having their Written Down Value at Rs. 76.818 million as on the appointed date. Capital work in progress of Rs. 18.016 million as on the appointed date.

B.	Plant and Machinery, Vehicles having their Written Down Value Rs. 737.273 million as on the appointed date.

PART – II

Leasehold property admeasuring 11,85,413 square meters, granted by Goa Industrial Development Corporation, bearing survey nos. 61/1 (part), 61/3 (part) 62, 63 (part) 120/1, 121, 177 (part), 205 (part), 206 (part) & 207 (part) of Navelim Village, Bicholim taluka and survey nos. 54 (part) and 56/17 (part) of Amona Village, Bicholim Taluka.

PART – Ill

Other Assets

All other current assets, loans and advances as determined according to the audited Balance Sheet as at 31st March 2004.

Dated this 4th day of February, 2005

(By the Court)

Asst. Registrar

SCHEDULE I

SCHEME OF AMALGAMATION

(Under Sections 391 and 394 of the Companies Act, 1956)

OF

SESA KEMBLA COKE CO. LTD.

WITH

SESA GOA LIMITED

THE SCHEME

PRELIMINARY

A.	In this Scheme, unless inconsistent with the subject or context, the following expressions shall be deemed to mean:

a)	“Transferor Company” or “Amalgamating Company” means SESA KEMBLA COKE CO. LTD., A Company within the meaning of the Companies Act, 1956 and having its, Registered Office at “Seas Ghor”, 20 EDC Complex, Patto, Panaji, Goa, 403 001.

b)	“Transferee Company” or “Amalgamated Company” means SESA GOA LIMITED, a Company incorporated under the provisions of the Companies Act, 1956, and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa. 403 001.

c)	“The Act” means the Companies Act, I of 1956.

d)	“Appointed Date” means the commencement of business on the first day of April, 2004 or such other date as the High Court of Bombay at Panjim may direct.

e)	“Effective Date” means the date on which certified copies of the High Court orders sanctioning the Scheme of Amalgamation and vesting the undertaking including the assets, liabilities, rights, duties, obligations and the like of the Transferor Company in the Transferee Company are filed with the Registrar of Companies, Goa, after obtaining all the consents, approvals permissions, resolutions, agreements, sanctions and orders necessary thereto.

f)	“The Board” means the Board of Directors of the Transferor Company, or the Transferee Company as the case may be.

g)	“The High Court” means the High Court of Judicature at Bombay (Panaji Branch).

h)	“The Scheme” means the Scheme of Amalgamation for the amalgamation in its present form submitted to the High Court for sanction or with any modification approved by the shareholders or imposed or directed by the High Court.

B.	The Authorised Share, Issued, Subscribed and Paid-up Share Capital of Transferor Company is Rs. 25,00,00,000/- (Rupees Two Hundred Fifty Million Only) divided into 2,50,00,000 Equity Shares of Rs. 10/-(Rupees Ten Only) each.

C.	The Authorised Share Capital of the Transferee Company is Rs. 20,00,00,000/- (Rupees Two Hundred Million Only) divided into 2,00,00,000 Equity Shares of Rs. 10/- (Rupees Ten Only) each, of which the issued, subscribed and paid-up capital is Rs.19,68,10,l00/- (Rupees One Hundred Ninety Six Million Eight Hundred Ten Thousand One Hundred Only) divided into 1,96,81,010 Equity Shares of Rs. 10/- (Rupees Ten Only) each.

D.	The Transferor Company is the wholly owned subsidiary of the Transferee Company.

I.	AMENDMENT OF CLAUSE III OF THE MEMORANDUM OF ASSOCIATION OF THE TRANSFEREE COMPANY

From the effective date, the Memorandum of Association of the Transferee Company would stand amended with the addition of clauses detailed here under to carry out the business of the Transferor Company

(1)	To carry on business of manufacture of coke and market the same both in wholesale and retail in the local and international markets.

(2)	To provide consultancy service in the specialized technology in the setting up of non-recovery type of coking ovens.

II	TRANSFER OF UNDERTAKING UNDER THE SCHEME

I.	The undertaking and business of the Transferor Company shall with effect from the Appointed Date and without further act or deed stand transferred to and vest in or deemed to be vested in the Transferee Company pursuant to Section 391(2) and 394(2) of the Act without any further act, deed, matter or thing so as to become the property of the Transferee Company for all the estate, interest of the Transferor Company as a going concern but subject nevertheless, to all charges, if any, then affecting the same or any part there of and on the Appointed Date, the Transferor Company, shall be amalgamated with the Transferee Company.

2. (a)	For the purposes of the Scheme, the undertaking and business of the Transferor Company shall include:

(i)	All the assets, movable and immovable properties, of the Transferor Company immediately before the amalgamation; and

(ii)	All the liabilities of the Transferor Company immediately before the amalgamation.

(b)	Without prejudice to the generality of the foregoing sub-clause (a), the said undertaking and the business of the Transferor Company shall include:

(i)	All the properties, rights, claims, estates, interests, and titles of every description of or relating to the Transferor Company and its entire undertaking, authorities, privileges, technology, licenses, industrial and other licenses, and the rights in respect of property, movable and immovable, leases, tenancy rights, sanctions, Govt. approvals and other assets of whatsoever nature including patents, patent rights, trade marks and other industrial property rights, registrations, approvals, clearances, fittings and fixtures, telephones, telex and fax connections, cash balances, reserves, security deposits, refunds, outstanding balances, stocks investments, licenses, contracts, agreements, and other rights and interests of all description in and arising out of such properties as may belong to or be in possession of the transferor Company and all books of accounts and documents and records relating thereto, but subject to all charges affecting the same.

(ii)	All the liabilities, debts, obligations, and duties of the Transferor Company shall also stand transferred to the Transferee Company with effect from the Appointed Date without any further act or deed pursuant to Section 394(2) of the Act so as to become the Transferee Company.

3.	In no case shall the Scheme operate to enlarge the security for any loan, deposit or facility created by or available to the Transferor Company which shall vest in the Transferee Company by virtue of the amalgamation and in no case shall the Transferee Company be obliged to create any further or additional security therefor after the amalgamation has been effective or otherwise.

4.	The balance in the Profit and Loss Account in the Balance Sheet of the Transferor Company as on the Appointed Date be included in the balance in the Profit and Loss Account in the Balance Sheet of the Transferee Company as on the Appointed Date.

5.	Upon this Scheme being effective, if any suit, appeal or other proceedings of whatsoever nature by or against the Transferor Company or any of them be pending, the same be continued, prosecuted and enforced by any or against the Transferee Company.

6.	The Transferee Company undertakes that on the Scheme of amalgamation becoming fully effective in accordance with the provisions of Section 391 and 394 of the Act, to engage from the Effective Date all employees who may be in service with the Transferor Company on the aforesaid date on terms and conditions not less favourable than the terms of employment which the said employees enjoyed as on that date. The services of the said employees shall for all purposes, including accrued leave benefits, gratuity, provident fund, retirement benefits, retrenchment compensation and so on shall be regarded as continuous and without any break or interruption of service by reason of the transfer of the undertaking to the Transferee Company.

7.	With effect from the Appointed Date and up to the Effective Date, the Transferor Company shall carry on and be deemed to carry on all its business and activities and stand possessed of its properties and assets for and on account of and in trust for the transferee Company. From the Appointed Date and up to the Effective Date, the Transferor Company shall carry on its business with proper prudence and shall not without the concurrence of the Transferee Company, alienate, charge or otherwise deal with the said undertaking or any part thereof except in the ordinary course of business or vary the terms and conditions of employment of any of its employees. From the Appointed date and upto the Effective date, all the profits accruing to the Transferor Company or losses arising or incurred by it shall for all purposes be treated as the profits or losses of the Transferee Company as the case may be.

8.	The Transferor Company shall not without the consent of the Transferee Company declare any divided for the financial year commencing from 1st April, 2004 and subsequent financial years during which the Scheme has not become effective.

Subject to the provisions of this scheme becoming effective, the profits of the Transferor Company for the period beginning from 1st April, 2004 shall belong to and be the profits of the Transferee Company and will be available to the Transferee Company for being disposed of in any manner as it thinks fit including declaration of dividend by the Transferee Company in respect of its year ending 31st March, 2005 or any year thereafter.

9.	The transfer and vesting of the properties and liabilities and the continuance of the proceedings mentioned herein above shall not affect transactions or proceedings already concluded by the Transferor Company on or after the Appointed Date to the end and intent that the Transferee Company accepts on behalf of itself all acts, deeds, bonds agreements and other instruments of whatsoever nature done executed by the Transferor Company.

10.	Subject to the other provisions herein contained, all contracts, deeds, agreements, lease rights and other instruments of whatsoever nature subsisting or having effect immediately before the Amalgamation to which the Transferor Company or any of them are a party, shall be in full force and effect against or in favour of the Transferee Company and may be enforced as fully and effectively as if instead of the Transferor Company, the Transferee Company had been a party thereto.

11.	Upon the Amalgamation becoming effective, the shares held by the Transferee Company in the Transferor Company i.e. 2,50,00,000 Equity Shares of Rs. 10/- each, shall stand cancelled.

12.	The Transferor Company and the Transferee Company through their respective Boards may consent on behalf of all persons concerned to any modifications or amendments of this scheme or to any conditions which the High Court and / or any other authority under the law may deem fit to approve of or impose or which may otherwise be considered necessary or desirable for settling any question or doubt or difficulty that may arise for carrying out the scheme and do all acts, deeds and things as may be necessary, desirable or expedient for putting the scheme into effect, The aforesaid powers of the Transferor Company and the Transferee Company may be exercised by the respective Boards or a committee or committees of the Boards or by any Director authorised by the respective Boards. In the event that any condition or conditions are imposed by any authority which the Transferor Company and/or the Transferee Company find unacceptable for any reason whatsoever then the Transferor Company and/or the Transferee Company shall be entitled to withdraw from the Scheme.

13.	This Scheme shall not in any manner affect the rights of any of the Creditors of the Transferor Company, in particular the Secured Creditors shall continued to enjoy and hold charge upon their respective securities.

14.	The implementations of this Scheme is conditional upon and subject to:

a)	The sanction of the Scheme (with or without modifications) by the High Court of Bombay at Panaji, under Section 391 of the Act and the appropriate orders being made by the said High Court pursuant to Section 394 of the Act for effecting the Amalgamation under this Scheme.

b)	The approval and consent of any authorities concerned as may be required under any statute being obtained and granted in respective of any of the matters in respect of which such approval and consent be required.

15.	Scheme although operative from the Appointed Date shall take effect finally and from the date on which any of the aforesaid sanctions or approvals or order shall be last obtained, which shall be Effective date for the purpose of this Scheme.

16.	All costs, charges and expenses of the Transferor Company and the Transferee Company respectively in relation to or in connection with negotiations leading upto the Scheme and/or carrying out and completing the terms and provisions of this Scheme and of and incidental to the completion of Amalgamation of the Transfer or Company in pursuance of this Scheme shall be borne and paid by the Transferee Company.

17.	The Transferor Company and/or any other person interested shall be at liberty to apply to the Court from time to time for necessary directions in matters relating to the Scheme or any terms thereof.

18.	Upon this Scheme becoming effective the Transferor Company shall stand dissolved without winding up as and from the Effective Date or such date as the High Court may direct.

19.	In the event of this Scheme failing to take effect finally before the 31st day of December, 2005 or within such further period or periods as may be agreed upon between the Transferor Company (by its Directors) and the Transferee Company (by its Directors) this Scheme shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred inter se to or by the parties or any of them.

COPY OF THE JUDGEMENTS DATED 18TH DECEMBER, 2008 21ST FEBRUARY, 2009 OF HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH AND COPY OF JUDGEMENT DATED 7TH FEBRUARY, 2011 OF SUPREME COURT OF INDIA MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF THE SCHEME OF AMALGAMATION OF SESA INDUSTRIES LIMITED WITH SESA GOA LIMITED.

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITION NOS. 9 AND 10 OF 2006

Sesa Industries Limited, a Company incorporated under the Companies Act, 1956 having its Registered
Office at Sesa Ghor, 20 EDC
Complex, Patto,
Panaji, Goa – 403 001.	... Petitioner

Mr. I. Chagla and Mr. J. J. Bhat, Senior Advocates with Mr. R. Chagla and Mr. R. G. Ramani, Advocates for the Petitioner.

Mr. S. K. Kakodkar, Senior Advocate with A. Kakodkar and Mr. R. Rivankar, Advocates for the Objector.

Mr. C. A. Ferreira, Assistant Solicitor General for Central Government.

CORAM: N. A. BRITTO, J.

DATE: 18TH DECEMBER, 2008.

JUDGEMENT

These petitions have been filed for sanctioning a scheme of amalgamation of Sesa Industries Limited, the transferor Company, with Sesa Goa Limited, the transferee Company, but have been objected to, by the Objector Smt. H. Bajaj who presently holds 0.29% of shares in Sesa Industries Limited on the ground that the amalgamation is not bonafide and has been thought of to get out of the mess in which both the said Companies find themselves and to stiffle further investigations.

2. Sesa Goa Limited(SGL) was incorporated on 25-6-1965 as a Private Limited Company under the provisions of the Companies Act, 1956 and became a Public Limited Company w.e.f. 16-4-1991. Sesa Industries Limited(SIL) was incorporated on 17-5-1993 as a subsidiary of SGL, the latter holding 88.85% of its shares. Vide letter dated 3-7-1993 the SGL informed its share holders to subscribe to the shares of SIL at a premium of Rs.12.50 per share with a promise that the shares of SIL would be listed on the Bombay Stock Exchange after 12 to 18 months, and on 28-8-1993 issued its preferential offer in the ratio of one equity share for every two equity shares held in SGL i.e. Rs.22.50 per share. By letter dated 26-4-1999 SIL had informed its various shareholders including the Objector the reasons for non listing of the shares. Since the shares of SIL were not listed the Objector complained to the Registrar of Companies by her letter dated 24-5-2003. Prior to that on or about 21-4-1999 the Objector filed a Writ Petition, bearing No.1280/99 seeking refund of monies invested in shares but the same came to be dismissed on or about 17-6-1999, inter alia, with an observation that the Objector may have his remedy either under the Contract Act or under the Companies Act. Thereafter on or about 15-1-2000 the Objector filed a Criminal Complaint bearing No.4/S/2000(renumbered as 111/SW/05) against the Directors of SIL, for offences under Sections 63, 68 r/w 64, 65 and 67 of the Companies Act r/w Sections 403, 406/420 r/w 120B I.P.C. On or about 5-6-2003 the SGL offered to buy back the shares of SIL at Rs.30/- per share, between 30-6-2003 to 29-7-2003. As per the Objector, the share value of SIL share then ought to have been at least Rs.57/- per share. Nevertheless, the Objector who had about 5,31,950 shares of SIL accepted the existing offer and sold the shares pursuant to the said offer at Rs.30/- per share but retained only 57,450 shares which now represents 0.29% of shares in SIL. Mrs. Bhandari, too, accepted the offer and sold her 31950 shares. That was after another Writ Petition bearing No. 1604/03 filed by some other share holders seeking direction to to the Company that the offer should be withdrawn, failed. Another complaint bearing No.152/SS/04(renumbered as 125/SW/05) was filed in September, 2003 which is pending before the 14th Court of Metropolitan Magistrate at Girgaum, Mumbai.

3. The salient features of the amalgamation scheme are set out in para 16 of the petition and the scheme was approved at the separate Board Meetings of the aforesaid Companies on 26-7-2005. The benefits to arise from the scheme are set out in para 15 of SGL’s petition and, inter alia, it is stated that the amalgamation will help to consolidate the position of SGL which will be in a position to operate on a larger scale in terms of production and sales turnover; there will be considerable savings by eliminating duplication of administrative expenses, overheads, etc. The scheme provides that 17,65,284 shares of Rs.10/- each held by the SGL shall be cancelled and the equity share holders of SIL would be allotted one equity share as against five equity shares of Rs.10/- each held by the share holders in SIL which would stand pari pasu with the existing ordinary equity shares of SGL. The exchange ratio of 1:5 has been worked out by M/s. N. M. Raiji and Co. and Haribhakti & Co., reputed firms of Chartered Accounts. The scheme was approved at the meetings of the Companies held on 8-5-2006. The said meeting was held pursuant to the order of this Court dated 18-3-2006 as modified by Orders dated 27-3-2006 and 31-3-2006. It will not be out of context to refer to some of the observations of this Court in the said Order dated 18-3-2006.

“However, here is a case where one of the share holders of one of the Companies, is before the Court, asking the Court that the share holders have a right to be informed that the Companies are under investigation by the Central Government so as to enable them to take an informed decision. In my view, the said prayer of the intervenor cannot be stated to be unreasonable. It is the financial interest of the share holders which would be at stake in the event, the investigations being carried out by the Central Government, lead to the winding up of the said Companies at the instance of the Central Government”.

“Nevertheless the prayer of the intervenor that the share holders should know, before they approve the scheme, that the Companies are under investigation so as to allow them to take an informed decision, cannot be simply brushed aside. The share holders are the first Judges, if I may use that expression, to consider whether the scheme to be placed before them is to be approved or not, and for this purpose, they would be certainly entitled to know whether the Companies of which they are share holders are being investigated by the Central Government, and, as a result of that what decision they are required to take. As a result, an explanatory statement was added to the individual notices sent to the share holders under Section 393 of the Companies Act, 1956. The said statement reads as follows:-

“The Central Government has issued a letter dated 17th February, 2006 to various governmental agencies including the Regional Director (Western Region) enclosing a copy of the inspection report and recording that during the course of the inspection, the inspecting officer has pointed out contraventions of Section 269 read with Section 198/309, contravention of Section 289 read with Article no. 111 and 140 of the Articles, contravention of Section 260 and 313, contravention of Section 268 read with Section 256 and contravention of Section 628 of the Act. The Investigating Officer has suggested invoking the provisions of Section 397 and 398 read with Section 388B, 401, 402 and 406 of the Act including that of Section 542 of the Act. The Inspection report has also pointed out financial irregularities and also examined the complaints of Mrs. Kalpana Bhandari and Mrs. Krishna H. Bajaj which have been reported in Part “A” of the Inspection Report. Contravention of Section 297 of the Act has been reported in Part “B” of the Inspection Report. It has also been suggested Part “D” of the Inspection Report for references to be made to the Ministry of Finance and SEBI. Accordingly, the Central Government has requested the addressees to examine the report and take appropriate action”.

4. The complaints of the Objector dated 24-5-2003 and that of one Mrs. Bhandari dated 17-6-2003 have now resulted in two reports under Section 209A of the Companies Act, 1956 dated 17-2-2006(of SGL) which is at page 876 of the paper book and dated 20-3-2006(of SIL) which is at page 1133 of the paper book, of which initially the Objector had sought production and the Objector’s request was rejected by the Order of this Court dated 9-2-2007. However, the learned Division Bench in appeal No.268/07 by Order dated 25-4-2007 was pleased to order that this Court(Company Judge) “should take into consideration the said reports before passing any final orders in the matter of approving the scheme of amalgamation of the two Companies for considering the purpose of its relevancy, in order to grant approval”. The controversy as regards the production of the said two reports has now come to an end, with the production of the same by the Objector herself. Two missing pages thereof, namely page 9 of report dated 17-2-2006 and page 15 of report dated 20-3-2006 were required to be made good by the Regional Director by virtue of Order of this Court dated 29-8-2008. One of the missing pages have been made good. The other is nowhere in sight. This Court need not wait for the same. Extensive reference was made to the said reports by the learned Senior Counsel appearing on behalf of the Objector, and, which reports certainly are not flattering to either of the said Companies. Both the reports conclude thus:-

“It will be apparent from the various findings of the Inspection Report that the entire control of the day to day working of the company is being managed by Mitsui & Co. Ltd., Japan whereby huge turnover and profits are    being    siphoned    away through systematic under invoicing of international financial transactions and over invoicing of import of coal. As regards inter-se transactions between SGL & SIL, systematic efforts have been made by SGL to put SIL into weak financial position by siphoning of the funds from SIL to SGL by over invoicing the price of iron ore and coke. In the process, the minority shareholders of SIL have been deprived of their reasonable return in the forms of dividend or gains out of fair price of its shares. The minority shareholders of SIL have been cheated through the systematically siphoning the funds by SGL to the ultimate holding company i.e. M/s Mitsui & Co. Ltd., Japan. The I.O. has suggested for redressal of grievances of SIL by SGL in rescending the contract of purchase of shares at under value price of Rs.30/- per share”.

5. The scheme therefore came to be approved at the meetings held on 8-5-2006. Three members of SIL and one member of SGL opposed the said scheme but the fact remains that as required under Section 391 of the Act the majority in number and more than three fourths in value of the equity share holders of both the companies have approved the said scheme. In fact the scheme has been approved by more than 99% of the shareholders. In other words, the shareholders of both the companies have approved the scheme as being of commercial advantage to them and that they have done, inspite of the fact that they were aware that certain provisions of the Companies Act were contravened and the authorities were directed to examine the report and take appropriate action. The Official Liquidator in his affidavit dated 10-8-2006 relying on the report of auditors has stated that the affairs of the transferor Company have not been conducted in a manner prejudicial to the interest of its member or the public and that he has no objection for the approval of the scheme. The Official Liquidator in his affidavit dated 10-8-2006, filed on behalf of Regional Director(Central Government) has stated that he has been authorized by the Regional Director(WR) to file the affidavit and has further stated that both the companies were inspected under Section 209A of the Act during the year 2005 and “any violation which may be noticed during the course of inspection, there will be no dilution for initiating legal action under the Act and that will not in any way affect the amalgamation. This part of the controversy was dealt with in paras 13, 14 and 17 of the Order dated 9-2-2007 which can be taken as reproduced herein. The scheme having been approved by all concerned and by 99% of the shareholders of both the companies and the Central Government as well as the Official Liquidator not having objected to the same, the only function of this Court in this supervisory jurisdiction is only to examine and find out whether the scheme is just and fair to the minority of the shareholders and is otherwise not opposed to any law or public interest including the economic interest of the country, though it is contended on behalf of the Objector by her learned Senior Counsel that the Court has a pivotal role to play in terms of the proviso below sub-section(2) of Section 391 of the Act. While learned Senior Counsel on behalf of the Petitioner has contended that the jurisdiction is not inquisitorial. The relief being discretionary, it will be refused in case the aforesaid criteria is not met.

6. It was reiterated in Order dated 9-2-2007 relying on the law laid down by the Apex Court in Hindustan Lever Employees Union v. Hindustan Lever Ltd.((1995) 83 Company Cases 30) that the jurisdiction of the Company Court sanctioning a scheme of amalgamation is not appellate but only supervisory. That Section 394 of the Act casts an obligation on the Court to satisfy that the scheme for amalgamation or merger is not contrary to public interest and the basic principle of such satisfaction is none other than the broad and general principles inherent in any compromise or settlement entered into between the parties that it should not be unfair or contrary to public policy or unconscionable. In amalgamation of companies, the Courts have evolved the principle of “prudent business management tests” or that the scheme should not be a device to evade the law. In Mehir H. Mafatlal v. Mafatlal Industries Limited(1996 87 Company Cases 792) the Apex Court after considering various decided cases has come to the conclusion that the Company Court whilst sanctioning the scheme is not to go merely by the ipsi dixit of the majority of the share holders or creditors or their respective classes who might have voted in favour of the scheme by requisite majority and the Court is required to consider the pros and cons of the scheme with a view to find out whether the scheme is fair, just and reasonable and is not contrary to any provision of law and does not violate any public policy. The Court will not sanction a scheme which is otherwise or which is unjust to a class of share holders or creditors or whom it is meant.

7. To repeat, it was observed in Order dated 9-2-2007 that the Central Government through its Regional Director, has filed an affidavit through Registrar of Companies assuring the Court that any violation which have been noticed, there will be no dilution for initiating legal action under the Act and that will not in any way affect amalgamation. The action to be taken at the most will be criminal action against the Directors or other persons responsible for the violation of the relevant Sections. In case the said reports would lead to supercession of the Board of Directors of the petitioners, then the Regional Director would have certainly stated to be so and the fact that the Central Government has left the matter to the discretion of this Court would only indicate that there is nothing in the said reports which will come in the way of the Boards of the said Companies being superseded or approving the scheme of amalgamation. As assured to this Court, the Central Government is bound to take criminal action against the Directors or other persons responsible for the violation of the relevant provisions of the Act. The Objector is always at liberty to file appropriate proceedings to compel the Central Government to take necessary action, if permissible in law.

8. Notice is given to Central Government under Section 394A of the Act with the object to enable it to study the proposal and raise objections, if any, in the light of information available with it and with a view to assist the Court by placing facts which it has and which otherwise might have not been disclosed to the Court by those approaching the Court so that the interests of the investing public do not suffer and so that such facts are also considered by the Court before any order is made. The Central Government as a repository of public interest has a duty and interest to ensure that public interest i.e. interests of investing public do not suffer and laws are not violated. As stated in Modus Analysis and Information P. Ltd. ((2008) 142 Company Cases 410(Cal)) notice is issued to Central Government to allow it to look into the mechanics of the scheme and to appraise the Court, upon scrutiny, the legality, propriety and reasonableness of the clauses thereof. The Central Government is required to ensure that there is procedural compliance by the concerned companies and that the terms of the scheme are not opposed to public policy. The very fact that the Regional Director has not objected to the scheme, it is presumed that there is nothing in it which is illegal, or improper or unreasonable and it is not opposed to public interest. As stated in Larsen and Toubro (2004 Company Cases 523) if the Regional Director, after considering the material on record makes a positive statement in the Court that they have no objection to consider the scheme of arrangement in question, that is in itself sufficient reason to consider that the scheme is in public interest or at least not against the public interest or interests of shareholders.

9. The first objection taken by the Objector is that the petitions filed are in violation of the provision of the proviso to sub-section(2) of Section 391 of the Act as the companies have deliberately suppressed the pendency of an inspection/investigation initiated under the provisions of Section 209A of the Act. It is contended that the said proviso casts a duty upon the Company Court to satisfy itself that the company has made full disclosure of the material facts relating to the company. It is further contended that the company has not disclosed in the petition two very important material facts, namely, (i) that the criminal proceedings are pending against the Directors of SIL and SGL for violating certain provisions of the Act as well as offences under the Indian Penal Code, and, (ii) proceedings under Section 209A are pending against the companies which as per the Objector are proceedings like those under Sections 235 to 251 of the Act. As per the Petitioner a report of investigation under Section 209A can certainly be included under the provision of the said proviso as it would squarely fall under the caption of investigation made under the “alike” sections of the said Act and it is further contended neither SIL nor SGL have disclosed in the petitions about the pendency of the said proceedings. It is also submitted that both the companies had received the preliminary letter of findings dated 28-9-2005 but intentionally omitted to disclose the same in the petitions which are filed before this Court and the same were also not disclosed to the shareholders of either of the said companies in the notice sent to them for summoning the statutory meeting to be held on 8-5-2006 for the purpose of approving the scheme of amalgamation. In this context reliance has been placed on Miheer H. Mafatlal v. Mafatlal Industries Ltd.(supra) wherein the Apex Court has stated, inter alia, that the sanctioning Court has to see to it that all the statutory procedure for supporting such a scheme has been complied with ... and all the requisite material contemplated by the proviso to sub-section(2) of Section 391 of the Act is placed before the Court by the concerned Applicant seeking sanction for such a scheme and the Court gets satisfied about the same. Reliance is also placed on Bedrock Limited(1998 (4) BCR 710) wherein it has been held that a party seeking a discretionary relief from a Court must come with clean hands and must not suppress any relevant fact from the Court and must refrain from making misleading statements or from giving incorrect information to the Court. Reliance is also placed on T. Mathew v. Smt. Saroj G. Poddar((1996) 22 CLA 200).

10. On the other hand, on behalf of the companies, it is submitted that Section 209A of the Act deals with “inspection proceedings” and not “investigation proceedings” and the proviso to Section 391(2) of the Act is not applicable to inspection proceedings as the said proviso only speaks of investigation proceedings in respect of the company under Sections 235 to 251 of the Act and the like. Reliance is placed on Zee Telefilms Limited (Appeal No.164/03 decided by the Division Bench of this Court on 12-3-2003) wherein it was held that Section 391(2) of the Act speaks of investigation proceedings under Sections 235 to 251 of the Act in relation to the company and not to other proceedings. It is further submitted that assuming that proceedings under Section 209A is included in the proviso to Section 391(2) of the Act then the SIL had disclosed the inspection proceedings under Section 209A of the Act to the shareholders in its Explanatory Statement accompanying the notice to the shareholders for the approval of the scheme as directed by this Court by Order dated 18-3-2006 and it is only thereafter that the shareholders of SIL voted in favour of the scheme of amalgamation. Reliance has been placed on Reliance Petroleum Limited((2003) 46 SCL 38) contending that an inspection report under Section 209A of the Act cannot stand in the way of granting approval to the scheme of amalgamation, if other factors stand satisfied. It is submitted that one cannot wait to see the end of inspection proceedings which are bound to take its own course and its own time and that an endless wait cannot be in the economic interests of the country and this is so because an inspection under Section 209A of the Act can only result in prosecution against the Directors /other Officers responsible for the contravention of various Sections of the Act as indicated in the preliminary letter dated 17-2-2006 accompanying the two reports in respect of SIL and SGL and that it would not be in public interest nor in the interest of the company sought to be amalgamated in the light of the consent given by the majority shareholders. As regards the criminal complaints, it is submitted that criminal proceedings are separate proceedings and if the scheme is sanctioned such sanction would have no effect or impact on the criminal proceedings which are totally alien and irrelevant to the present scheme.

11. The requirement of maintaining books of accounts are dealt with by Section 209 of the Act and Section 209A of the Act deals with inspection of books of accounts while Section 224 deals with appointment and remuneration of auditors and Section 235 deals with the investigation of affairs of a company. The object of inspection of the books of accounts is not only to keep a watch on the performance of the companies but also to evaluate the level of efficiency in the conduct of the affairs of the company. It also enables the Government to ascertain the quantum of profits which have accrued but not adequately accounted for taxation purposes, concealment of income, by falsification of accounts, misuse of fiduciary responsibilities by management, for personal aggrandizement, etc. so that the Government can take effective emergent remedial measures before a company goes into liquidation and thus not only save the industry or trade as such, but also to prevent distress to the employees and workers. The object of inspection is also to ensure that the transactions have been validly entered into according to the rules and procedures and also to ascertain whether the statutory auditors have discharged their functions in certifying the true and fair view of the companies accounts and their proper maintenance.

12. Investigations into the affairs of the company are dealt with by Section 235 of the Act and sub-section(1) thereof gives to the Central Government a discretion to appoint one or more persons as inspectors to investigate the affairs of a company and to report thereon in such manner as the Central Government may direct while sub-section(2) gives no choice but to order an investigation when the requirements of that sub-section are fulfilled. It is not disputed that an initial inspection report may invite an action by the Central Government of investigation into the affairs of the company in terms of Section 235 of the Act or it may also invite an action in terms of Sections 397/398 r/w 401 of the Act or for that matter an action in winding up in terms of Section 433(h) of the Act. It is obvious that an inspection carried out in terms of Section 209A is different from an investigation carried out in terms of Section 235 of the Act and the very fact that the second follows the first, they cannot be termed to be alike, as contemplated by the proviso. An inspection of books of accounts and investigation of affairs are differently dealt with under the Act and one cannot be like the other and therefore what is required to be disclosed in terms of the proviso to the Section is only pendency of investigation proceedings and the like. Inspection proceedings are not like investigation proceedings and therefore need not have been disclosed by the companies in the petition. That apart, even if inspection proceedings were to be read into the proviso to Section 391 of the Act and were required to be disclosed, the Petitioners cannot be attributed with suppression of facts. The Petitioners have more than complied with the said proviso when the letter dated 17-2-2006 was made part of individual notices to be sent to the shareholders, by Order dated 18-3-2006 and inspite of knowing the contents of the said letter dated 17-2-2006 that the companies were inspected and certain contraventions of the Act were pointed out, the majority of shareholders have approved the scheme of amalgamation. The said letter dated 17-2-2006 showed that SGL was inspected under Section 209A of the Act and was again reinspected and during the course of inspection certain contraventions of Section 269 r/w 198, 289 read with Article 111 and 140 of the Articles were pointed out, etc. Not only the Court was aware of the said inspection reports but the shareholders too were made aware of the same. Whether it is this letter or that, the explanatory statement bares it all and nothing more than that was required to be placed before the Court or before the shareholders. Even then, they approved the scheme. The passage of time of almost three years and the stand taken by the Regional Director, clearly shows that investigations or action in terms of Section 401 of the Act are not in the offing.

13. In Reliance Petroleum Limited(supra), the Gujarat High Court has clearly stated that inspection report under Section 209A of the Act cannot stand in the way while granting approval to the scheme of amalgamation, if other factors, stand satisfied. The Court has stated that upon inspection of books and records, the person making the inspection is required to report to the Central Government and in case of a default sub-sections (8) and (9) of Section 209A provided for punishment, but the same are in relation to the company or its officers and cannot come in the way while granting approval to the scheme. In that case the scheme of amalgamation was sanctioned with a clarification that the sanction will not come in the way of the proceedings that may be pending or that may be commenced in relation to its liabilities arising from the past activities. The same also could be done in this case. Past actions certainly could not be allowed to come in the way of future steps when past actions can otherwise be adequately dealt with by taking appropriate action.

14. A Division Bench of this Court in Zee Telefilms Limited (supra) held that certain proceedings filed under Sections 217(5),212(9), 209(5), 307(7) and 211(7) of the Act could not stall in any manner the merger of the Programme Asia Trading Company Limited into Zee Telefilms Limited and that was particularly because the transferor company was a fully owned company by the transferee company. In this case it was also held that those proceedings could continue in accordance with law and further noted that the Regional Director having filed an affidavit and not having objected to the merger of the transferor company into the transferee company the merger could be granted. The ratio of both the aforesaid decisions, namely, Reliance Petroleum Limited and Zee Telefilms Limited(supra) is that inspections carried out under Section 209A of the Act can only result in prosecutions of those responsible for the contravention of various sections of the Act and cannot come in the way of merger. In Core Health Care Ltd. v. Nirma Limited(2007) 79 CLA 318) the Gujarat High Court, on facts which are similar to the facts of this case, has held that:-

“So far as other allegations of malfeasance and misfeasance, mishandling of the property, siphoning away of the funds and purchase of the property at a higher price or advancement of the loans are concerned, the same cannot be considered in these proceedings. For that, the objector-Mr. Modi, in his capacity as a shareholder, would be free to take appropriate action in accordance with law. The objections of Mr. Modi deserve to and are hereby rejected.

From this judgment, it would be clear that in the scheme proceedings, the court does not sit in judgment over the commercial wisdom of the parties to the scheme, the court has supervisory role in the matter of sanction of the scheme, the court is not required to find out as to whether a better scheme could have been adopted by the parties and unless the court finds that the action of majority is manifestly unfair and fraud is involved in the scheme, the court cannot reject the same”.

The Court further held that a scheme can always be sanctioned subject to, and, without prejudice to the liability, if any, in the civil and criminal proceedings in respect of the past transactions. It further held that an objection like transfer of funds to the subsidiaries by giving interest free loans could not be considered in proceedings under Sections 391-394 of the Act and the acts of the Board of Directors or the management of the Core had nothing to do with the present scheme. The Court also noted that Core was not amalgamated with Nirma nor is with winding up and if ultimately it is found with the Board or Directors or the management of Core is guilty of an act of commission or omission, mishapenings or malhapenings then it could certainly be brought before the Court and their liability under the law would continue. To repeat, from the time the said two inspection reports were prepared, almost three years have lapsed, and no action has been taken by the Central Government either to proceed with inspection or prevention of mismanagement or dissolution and the stand taken by the Registrar shows that no such action is contemplated and they would only take appropriate action in terms of the said inspection reports. One is certainly not expected to wait to see the end results of the proceedings which the Central Government has assured will be launched and if launched are bound to take considerable number of years before the scheme of amalgamation is sanctioned. A scheme of amalgamation cannot wait for its sanction, for criminal proceedings to be launched, or if launched to be terminated and that is bound to take its own course and its own time. An endless wait cannot be in the interest of the holding Company or the shareholders of both or the investing public and that would certainly not be in public interest in the light of the consent given by the majority of the shareholders. As far as non disclosure of the filing of the criminal complaints, firstly it may be stated that the objector could have raised this plea prior to the Order dated 18th March, 2006 and if raised, the Petitioners might have agreed that the same could also form part of explanatory statement sent with the notices to the shareholders. It is also not the case of the Objector that any charge has been framed into the said criminal complaints filed by her. Filing of criminal complaints also cannot be equated with material facts required to be disclosed in terms of the proviso. On that count also, the petitions cannot be rejected. Those involved in contraventions of the provisions of the Act are bound to be punished for acts committed by them and merger cannot come in their way. In other words, if the merger is sanctioned it will have no effect or impact on the said complaints. The submission that there is violation of the proviso to Section 391(2) or the Petitioners have suppressed material facts needs to be rejected.

15. That takes us to the proviso below sub-section(1) of Section 394 which states that no compromise or arrangement proposed for the purpose of, or in connection with, a scheme for the amalgamation of a company, which is being wound up, with any other company, or companies, shall be sanctioned by the Court unless the Court has received a report from the Registrar that the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to public interest. It is contended on behalf of the objector that a perusal of the report of the Registrar/Official Liquidator shows that he has handled the matter in a cavalier fashion without any concern to the interest of the shareholders and the vesting public. It is submitted that the Registrar after calling for a report from M/s. S. R. Kenkre and Associates, Chartered Accountants has arrived at a conclusion that the affairs of the SIL had not been conducted in a manner prejudicial to the interest of its members or the public. It is submitted that the Registrar/Official Liquidator was aware about the inspection reports prepared by the Ministry of Company Affairs, New Delhi and was in possession of the same and thus was conscious of the fact that the Investigating Officer in the said reports had suggested the invocation of Sections 397, 398 r/w 388B, 401, 402 and 406 of the Act including Section 542 of the Act against both the companies and he was also conscious of the fact that the report had unambiguously suggested that the affairs of SIL had been managed in a manner which was fraudulent or unlawful in nature and thus prejudicial to the interest of its shareholders or to the public interest at large and in a manner oppressive of the members of the company and the said Registrar despite being in possession of the said reports and despite being aware of the contents of the same has stated in para 3 of his affidavit dated 10-8-2006 that:-

“This report of the Official Liquidator is mainly based on the report of the said auditors and the Official Liquidator has no other material either to supplement or to comment on the same”.

16. It is further submitted that M/s. S. R. Kenkre and Associates in their report had opined that “the transferor company had generally complied with the provisions of the Companies Act, 1956” and the said observation was made entirely on the basis of the information furnished by the companies and had carried out no independent verification, and, it further stated in para 18 that the “confirmation was not done” by them due to paucity of time. The objector has submitted that the Registrar of Companies was aware of the inspection reports of both the companies and despite the same they were not considered either by the said Chartered Accountant or by the Registrar of the said companies whilst arriving at their individual conclusions and forming an opinion that the affairs of SIL have not been conducted in a manner prejudicial to the interest of the members or its public and thus the report of the Registrar certifying that the affairs of SIL have not been conducted in a manner prejudicial to the members of the public or to the public interest and thus the SIL has committed breach of the aforesaid proviso appended below clause (b) of sub-section(1) of Section 394 of the Act and in view of that, the present scheme of amalgamation ought to be rejected.

17. On the other hand, it is submitted, on behalf of the Companies, that it is a well settled practice that the Official Liquidator places reliance on Professional Chartered Accountant’s report in observing that the affairs of the company is not being conducted in a manner prejudicial to the members of the public and the Official Liquidator has arrived at a finding that the affairs of the company has not been conducted in a manner prejudicial to the interest of its members or to the public. It may be noted that it is the Registrar of Companies who with authority from the Regional Director who has filed an affidavit and it is not the case of the Registrar of Companies that he was not aware of the inspection reports prepared by the Inspection Officer of the Ministry of Company Affairs and inspite of that he has opined that the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to the public. In doing so, the Registrar has certainly failed in his duties by not placing the correct facts before the Court. However, only because the Registrar of Companies has not placed the correct position as regards the affairs of SIL with reference to the said two inspection reports, in my view, it would not be a fit case to reject the scheme which has otherwise been approved by the majority of shareholders of both the companies and regarding which the Regional Director on behalf of the Central Government, as repository of public interest, has given his consent at the same time stating that any violation which might have been noticed at the time of inspection, legal action would be initiated regarding the same and that will not affect the amalgamation. The Court is only required to consider the report from the Registrar. It does not mean that in case the report is incorrect, the scheme itself needs to be rejected. A scheme which is just and fair to all shareholders, cannot be rejected because the Registrar has failed in his duty in placing the correct position before the Court and that would be like punishing the majority of shareholders for no fault of theirs. The stand taken by the Regional Director is more than clear that they would take action in terms of the inspection reports and the reports ought not to come in the way of merger or amalgamation. The contention that the Regional Director has not discharged his duties as required by law cannot be accepted. What is said of the Registrar cannot be said of the Regional Director. The Central Government has made its stand clear. It is not the stand of the Central Government that the scheme is contrary to law or sanctioning the same would adversely affect the interests of investing public. It was noted in the Order dated 9-2-2007 that the Assistant Solicitor General had made a statement that the said two inspection reports would be placed in sealed cover before the Court, if required, and it was further noted that there was nothing unusual by the stand taken by the Regional Director on behalf of the Central Government. It may be stated that in Mihir H. Mafatlal v. Mafatlal Industries Ltd.(supra) also notice was issued to the Central Government and the learned Additional Central Government Standing Counsel had appeared before the High Court and had submitted to the order of the Court making it clear that the Central Government was not to make any representation in favour or against the proposed scheme. The same position was in the case of Larsen and Tubro Limited(2004 Company Cases 523, Vol.521).

18. There cannot be any dispute with the proposition of law as stated in T. Mathew v. Smt. Saroj G. Poddar(1996 22 CLA 200(Bom)) that public interest demands that irrespective of whether such a charge is levelled (i.e. of evasion of tax) in any of the affidavits filed, it is the duty of the Court to be satisfied with all the aspects of the scheme. The burden is entirely on the propounder to remove all doubts and satisfy the Court’s conscience that the scheme is not only fair and reasonable but also not contrary to public interest, though on facts it stood on its own. Likewise, in Wood Polymer Ltd. v. Bengal Hotels(1977 Company Cases 597) the purpose of the scheme was found to be to escape capital gains tax and hence sanction was declined. Here, it may be noted that the Regional Director not having taken any objection to the scheme that it was not in the interest of the public or to the companies shareholders it is to be presumed that it is in public interest. In fact nothing has been brought forward on behalf of the objector to show that the scheme is not in public interest when the business of the subsidiary is being taken over by the holding company and the shareholders of the subsidiary are being adequately compensated by issuing shares of the holding company.

19. The third objection taken, on behalf of the objector, is that the proposed scheme is a ruse to stiffle further inquiry into the affairs of the transferor and transferee companies and their delinquent management which has been initiated by the Ministry of Affairs, New Delhi, and, which inquiry could lead to the winding up of both the companies or the Government Directors being appointed on the Board of either of the said two companies and is also a ruse to camouflage the past conduct of the Directors of the transferor or transferee companies. This appears to be a perception of the objector alone since the majority of the shareholders perceived the scheme otherwise. Even if it was so, this submission needs to be rejected in the light of the stand taken by the Central Government through the Regional Director that the acceptance of the scheme would not come in the way of action to be taken pursuant to the said two inspection reports. A scheme can also be sanctioned without prejudice to the civil or criminal liabilities which might have been incurred in the light of the said inspection reports and therefore, the scheme can never be a ruse, even if intended, to cover the past liabilities. In case there is any breach of Section 73 of the Act the same could also be taken care of by prosecuting those who are responsible for the said breach. Even if the objectors allegation is accepted that in the past SIL was used as a vehicle company for enrichment of the SGL and ultimately Mitsui and Company the same cannot come in the way of the amalgamation since necessary action both under civil as well as criminal law can be taken against those responsible in the light of the stand taken by the Regional Director. The scheme can never be used as a device to protect the delinquent Directors against the liabilities and consequences which might have incurred in the past and as reflected in the said inspection reports and the same cannot come in the way of approval of the scheme in the light of the limited jurisdiction which the Court exercises in the matters of amalgamation. As already stated, on behalf of the Central Government the Regional Director has given a solemn assurance that the approval of the scheme will not come in the way of action which will be taken against those found responsible for various violations as reflected in the said two reports and in the light of that the observations in the case of J. S. Davar and another v. Dr. Shankar Vishnu Marathe and others (AIR 1967 Bombay 456) and in the case of T. Mathew v. Smt. Saroj G. Poddar(supra) are irrelevant in the facts and circumstances of this case. In the last mentioned case what the Court found was that the scheme was not genuine nor propounded in good faith and was put forward only as a cloak to cover the misdeeds of the Directors. Likewise the observations in the case of Calcutta Industrial Bank Limited((1948) Company Cases 144) are also irrelevant. There can be no quarrel with the observation made in the case of Travancore National & Quilon Bank Ltd. (AIR 1939 Madras 318) that even if the scheme is approved by majority of creditors the Court can decline to sanction it if it is made out that the object of the scheme is to veil the wrongs of the Directors and burke investigation in the matter.

20. The next objection of the objector is that the proposed scheme is based on unfair valuation of SIL thereby affecting the swap ratio of one share of SGL for five shares of SIL since there was systematic devaluation of the assets of SIL owing to the supply of materials at highly exaggerated prices; the valuation report prepared by the Chartered Accountants could not go behind the balance sheets; no explanation was given by both the companies with regard to procurement of coke which has caused a loss of 152 crores; that the swap ratio ought to have been 1:2; that the valuation report of N. M. Raiji & Co. and M/s. Haribhakti & Co. determining the swap ratio of 1:5 is not acceptable. In fact the learned Senior Counsel, on behalf of Objector has severely criticized the valuation reports, as if this Court was sitting in appeal against the said reports.

21. On the other hand, it is submitted that the swap ratio has been correctly arrived at based on a joint verification carried out by reputed valuers who have submitted their report to that effect and the same have been accepted by majority of the shareholders. It is also submitted that the objector has failed to produce her own independent valuation report which would state otherwise. It is also submitted that the procurement costs of a company situated at West Bengal could never be compared with consumption costs of another company situated in Goa as the business economy of that location is totally different from the economics of the location of SIL and comparison between the average procurement cost of one company situated is West Bengal with the consumption cost of another company situated in Goa is totally misplaced, irrelevant and extraneous.

22. In Miheer H. Mafatlal v. Mafatlal Industries Ltd.((1996) 87 Company Cases 792) the Apex Court has stated that unless material is shown and produced on record to show that the valuation, as done, was unfair, or contrary to the record or material, the Court has no reason to interfere with such expert opinion in proceedings like this. It is to be noted that the Court does not sit in appellate jurisdiction over the valuation done by the experts in the field and which has now been approved by a vast majority of the shareholders who in their financial wisdom have found that it is just and it is only the objector who is going about saying it is unjust even without producing another expert report to prove to the contrary. Valuation is nothing but an estimate which is generally based to some extent on guess work and generally it varies from individual to individual. As stated by the Gujarat High Court in Reliance Petroleum Limited((2003) 46 SCL 38) value is a word of many meanings and the basic meaning is how much something is worth. The concept of value predominantly is used for the purpose of ascertainment of “price” or “value”. A fair value assumes that some values could be unfair. In this case reference was made to a Book “Study on share valuation” published by Institute of Chartered Accountants wherein it was stated that “The subject of valuation of shares has always been controversial in the accounting profession. No two accountants have ever agreed in the past or will ever agree in future on the valuation of the shares of a company, as inevitably they involve the use of personal judgment on which professional men will necessarily differ ...” and the Court noted that even an expert body of accountants had emphatically expressed an opinion that no two valuers would ever agree to a method of valuating the shares. In this case, joint valuation has been done by two renowned experts in the field and this has been accepted by the overwhelming majority of shareholders and being so there is no reason to hold that the valuation is unfair, only because the objector says so. In Larsen and Toubro Limited((2004) Company Cases 523, Vol.121) this Court referred to various decisions including the case of Miheer H. Mafatlal v. Mafatlal Industries Ltd.((1996) 87 Company Cases 792) and stated that unless material is shown and produced on record to show that the valuation, as done, was unfair or contrary to the record or material, the Court has no reason to interfere with the expert opinion. The Court also noted that the valuation of the shares which is mandatory in a scheme of amalgamation may not be necessary in cases of demerger since the shareholders continued to hold shares in the transferor company and are also issued shares in the transferee company. The Court also referred to Piramal Spinning and Weaving Mills Ltd.((1980) 50 Company Cases 514) and reiterated that it is not possible for the Court to examine the various methods of valuation which are available for valuing the shares of the company. The valuation of shares is a technical matter which requires skills and expertise. There are bound to be differences of opinion as to what the correct value of shares of any given company is. Simply because it is possible to value the shares in a manner different from the one which has been adopted in a given case, it cannot be said that the valuation which has been agreed upon, is unfair. The Court also noted that in case all the shareholders of both the companies have unanimously accepted the valuation which was arrived at by the auditors of the transferor and transferee companies and none of the shareholders had complained of any such unfairness. In Miheer H. Mafatlal v. Mafatlal Industries Ltd.(supra) the Apex Court has also reiterated that the valuation of shares is a technical and complex problem which can be left best to the consideration of the experts in the field of accountancy. Many imponderables enter the exercise of valuation of shares and which exchange ratio is better is in the realm of commercial decision of well informed equity shareholders. It is not for the Court to sit in appeal over this valuation judgment over equity shareholders who are supposed to be men of the world and reasonable persons who know their own benefit and interest underlying any proposal scheme and who with open eyes have okayed the ratio and the entire scheme. The Apex Court also noted that the objector had not produced any contrary expert opinion for supporting his ipse dixit. The same is the position in the case at hand. The Apex Court stated the correct legal position in the following words:

“Once the exchange ratio of the shares of the transferee-company to be allotted to the shareholders of the transferor-company has been worked out by a recognized firm of chartered accountants who are experts in the field of valuation and if no mistake can be pointed out in the said valuation, it is not for the Court to substitute its exchange ratio, especially when the same has been accepted without demur by the overwhelming majority of the shareholders of the two companies or to say that the shareholders in their collective wisdom should not have accepted the said exchange ratio on the ground that it will be detrimental to their interest”.

Reverting to the facts of the case the proposed share ratio has been arrived at by two experts in the field and has been approved by the vast majority of the shareholders who in their wisdom know what is best for them, particularly, considering the fact that the shares of the SIL were otherwise not listed. In Core Health Care Ltd. v. Nirma Limited(supra) the Court stated that:

“It is also to be seen that thumping majority had found that the scheme is fair and reasonable, then it would not be possible to hold that any further valuation report would have changed the exercise of discretion. I must agree with the petitioner that it is in the realm of commercial wisdom of the creditors as to what should be the amount payable to them under the scheme of compromise. Furthermore, statutory majority of the lenders believe that instead of waiting for years together and getting uncertain amount of money, it would be advisable to take what is offered to them under the scheme immediately, then majority decision cannot be bypassed or thrown away because some are raising some technical objections. At this stage, the court would also be required to see that what are the stakes”.

“If majority shareholders and the majority of the lenders are of the opinion that particular decision should be taken to receive best of the benefits and avoid delay, then further valuation report is not necessary”.

That being the position the objections as regards share valuation need to be rejected.

23. The fifth objection taken is that the proposed scheme is invalid in view of the fact that it is in violation of the provision of Section 73 of the Act. This objection again needs to be rejected. Past events can’t be a disqualification. Those responsible for violation can be prosecuted and punished. The scheme cannot be said to be in violation of Section 73 of the Act. Admittedly, the shares of SIL were not listed, and, at one time an exit option given was availed by the objector except for certain amount of shares. In case the SIL has violated Section 73 of the Act by not listing its shares, the same can be dealt with by the authorities under the Act, particularly the Central Government who has assured that necessary action in terms of the inspection reports will be taken and therefore on that count approval to the scheme cannot be declined. Sanctioning of the scheme certainly will not come in the way of the Directors of SIL or other Officers responsible for acts of commission or omission, misfeasance or malfeasance being dealt with in accordance with law. The observations of the Apex Court in Hindustan Lever Employees’ Union v. Hindustan Lever Ltd. and others((1995) Company Cases 30, Vol.83) that the Court will decline to sanction a scheme of merger, if any tax fraud or any other illegality is involved, are irrelevant for our purpose. The scheme itself is not contrary to any provision of law nor such any provision has been pointed out on behalf of the objector. I have already stated that taking over the business of a subsidiary and compensating the shareholders of the same adequately with shares of SGL cannot be said to be violative of any public policy. If the Director of SIL are guilty of Section 73 for sins of omissions and commissions in that regard they can certainly be dealt with under the law, as stated on behalf of the Central Government pursuant to the said two inspection reports and it cannot be said that the scheme would enable the said Directors or other Officers to wriggle out of the breach of the provisions of Section 73 of the Act.

24. The objection that the proposed scheme is unconscionable also needs to be rejected. It is true that in the past there was no exit route to the shareholders of SIL but at one stage an exit route was provided and was availed of by the objector and now yet another exist route has been provided for by allotting the shares in the SGL and because of that the scheme cannot be branded as unconscionable. An overwhelming majority of shareholders have not found it to be so nor the Central Government. The objection that the scheme ought not to be approved because the scheme involves the amalgamation of an Indian Company with a subsidiary of a foreign company also needs to be rejected since it has been stated on behalf of both the companies that both companies are Indian Companies and SIL was 88.85% subsidiary of SGL. The fact that the Central Government through its Regional Director has not opposed the scheme is indicative of the fact that it is in public interest or at any rate not opposed to public interest or public policy. As already stated the repository of public interest is the Central Government who has made it clear that in case there are any violations as pointed out in the inspection reports would be taken care of and there would be no dilution of action against the management which will not come in the way of the sanctioning of the scheme. A scheme which is beneficial to the shareholders and which is not opposed to public policy cannot be rejected only because in the past certain contraventions of the provisions of the Act were made by those in charge of the management of the company and for that reason a scheme cannot be rejected as being not bona fide. True, the objector will become the shareholder of SGL after the scheme is approved but she is always at liberty to exit from it in case she feels that she should not be a member of a company which has committed violations of the provisions of the Act, in the past.

25. The submission that the proposed scheme of amalgamation is devoid of any merit needs again to be rejected. The benefits arising from amalgamation have been stated in clause 15(i) to (vii) which, inter alia, show that the amalgamation will enable the establishment of optimum size of business which would be essential for better utilization of the available resources thereby ensuring long term economic and financial benefits to the transferee company and its employees and the transferee company with increase turnover and assets will be in a stronger position to raise funds for modernization, expansion and working capital requirements and this has been accepted by the vast majority of the shareholders of the companies and is not being opposed by any of the authorities under the Act and therefore there is no reason why the proposed scheme ought not to be accepted.

26. The objection as regards violation of Section 176(4) of the Act that proxies were solicited by the Directors in favour of the proposed scheme of amalgamation was given up on behalf of the objector.

27. On behalf of the objector, it is also submitted that several material facts have been suppressed from this Court which have been set out in paragraphs 5(iv), 5(viii), 5(ix) and 5(xv) of the affidavit of the objector dated 10-8-12006 including the correspondence between SGL, BSE and the NSE with regard to SGL’s application on the said exchanges. However, in my opinion, these objections are flimsy and need to be rejected. The explanatory statement gave a fair idea to the shareholders about the functioning of the companies. In any event, the same are immaterial for the purpose of the petitions. Otherwise, there can be no dispute with the proposition that all material facts are required to be placed before the Court whilst considering sanction of a proposed scheme and suppression of material facts would entitle the Court to reject the scheme.

28. Likewise, the objection that the scheme has been formulated to wriggle out from the criminal complaints filed by the objector cannot be accepted. The said criminal complaints are bound to take its own time and in case the objector succeeds those responsible for the violations or commission of offences would be adequately punished.

29. In conclusion, it may be stated that the objections raised have no substance at all and it appears that the objector has a grudge against the companies particularly SIL for not listing the shares of SIL as initially promised. The share valuation has been done by experts in the field and has been approved by the vast majority of the shareholders of both the companies and there is no reason why the same should not be accepted by this Court. There is nothing unfair in the scheme and in a way it also gives an exit route to the minority shareholders of SIL to obtain the shares of the SGL. In case the objector is unwilling to continue to be a member of SGL she is always free to sell the shares and cease to be a member. There is nothing unfair in the said scheme and as stated on behalf of both the companies and otherwise accepted by the overwhelming majority of shareholders, to whom no oblique motive is attributed. The merger of the subsidiary with the holding company will benefit the holding company. The scheme is fair, just and reasonable and is not violative of any law or contrary to public interest.

30. In the light of the above, the objections are rejected with costs of Rs.25,000/- to be paid by the objector to SGL. The petitions succeed. However, it is made clear that the sanction to the scheme will not come in the way of either civil or criminal proceedings which may be initiated pursuant to the inspection reports as well as further progress of criminal complaints filed by the objector.

N. A. BRITTO, J.

RD

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITIONS NO. 9 & 10 OF 2006

COMPANY PETITION NO. 9 OF 2006

Sesa Industries, Panaji, Goa.	.… Petitioner
V/s

COMPANY PETITION NO. 10 OF 2006

Sesa Goa Ltd. Panaji, Goa.	.… Petitioner
V/s

Mr. R.G. Ramani, Advocate for the Petitioners.

Mr. C.A. Ferreira, Asst. Solicitor General for Central Government.

Mr. V.A. Lawande, Advocate for the Objector.

CORAM : N.A. BRITTO, J.

DATE : 18/12/2008

P.C. :

Shri Ramani is present on behalf of the petitioners. Shri C.A. Ferreira, learned Assistant Solicitor General is present on behalf of the Central Government and Shri V.A. Lawande is present on behalf of the Objector.

2. Shri Ferreira, upon instructions, states that page 9 of Sesa Goa’s report is not available with the Regional Director, in the original report, and inquiry is being made with the Inspector who had prepared the said report and who is presently posted in Calcutta. It is but obvious that production of page 9 will take some time, but this Court need not wait for the same. Page 15 submitted on 5/12/2008 be placed at the appropriate page of the paper book. The Regional Director is at liberty to produce page 9 of Sesa Goa’s report as soon as it is available.

3. Judgment pronounced, dismissing the objections and allowing the petitions. Shri Ramani on behalf of the petitioners, submits that the petitioners be dispensed with from filing of drawn up order and instead be allowed to file with the Registrar of Company a certified copy of the order of this court passed today along with authenticated copy of the Scheme for Amalgamation. Request granted.

4. Costs of each petition of Rs. 10,000/- to be paid by the petitioners to the Central Government and to the Registrar of Companies, each.

5. Shri Lawande, the learned Counsel on behalf of the Objector prays for stay of operation of the judgment/order passed today dismissing the objections and granting the petitions. Shri Ramani on behalf of the petitioners objects. Considering the facts and circumstances of the case and including the time taken for disposal of the petitions, in my view, this is not a fit case to stay the operation of the judgment/order. Request rejected.

6. Authenticated copy be issued to the Objector on payment of necessary charges.

N.A. BRITTO, J.

NH/-

SCHEME OF AMALGAMATION

(Under Sections 391 and 394 of the Companies Act, 1956)

OF

SESA INDUSTRIES LIMITED

WITH

SESA GOA LIMITED

THE SCHEME

PRELIMINARY

I.	In this Scheme, unless inconsistent with the subject or context, the following expressions shall be deemed to mean:

(a)	“Transferor Company” or “Amalgamating Company” means SESA INDUSTRIES LIMITED a Company within the meaning of the Companies Act, 1956 and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa. 403 001.

(b)	“Transferee Company” or “Amalgamated Company” means SESA GOA LIMITED a Company within the meaning of the Companies Act, 1956 and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa, 403 001.

(c)	“The Act” means the Companies Act, 1 of 1956.

(d)	“Appointed Date” means the commencement of the business on the first day of April, 2005 or such other date as the High Court of Bombay at Goa may direct.

(e)	“Effective Date” means the date on which certified copies of the High Court orders sanctioning the Scheme of Amalgamation and vesting the undertaking including the assets, liabilities, rights, duties, obligations and the like of the Transferor Company in the Transferee Company are filed with the Registrar of Companies, Goa, after obtaining all the consents, approvals, permissions, resolutions, agreements, sanctions and orders necessary thereto.

(f)	“the Board” means the Board of Directors of Transferor Company or Transferee Company, as the case may be.

(g)	“the High Court” means the High Court of Bombay at Goa.

(h)	“the Scheme” means the scheme of Amalgamation for the amalgamation of the Transferor Company with the Transferee Company in its present form submitted to the High Court for sanction or with any modification approved by the shareholders or imposed or directed by the High Court.

II.	The Authorised Issued, Subscribed and Paid-up Share Capital of Transferor Company is Rs. 20,00,00,000/- (Rupees Two Hundred Million Only) divided into 2,00,00,000/- Equity Shares of Rs. 10/- (Rs. Ten Only) each.

III.	The Authorized, Share Capital of Transferee Company is Rs. 50,00,00,000/- (Rupees Five Hundred Million Only) divided into 5,00,00,000/- Equity Shares of Rs. 10/- (Rs. Ten Only) each, of which issued, subscribed and Paid-up capital is Rs. 39,36,20,200/- (Rupees Three Hundred Ninety Three Million Six Hundred Twenty Thousand Two Hundred Only) divided into 3,93,62,020 Equity Shares of Rs. 10/- (Rs. Ten Only) each.

IV.	The Transferor Company is a subsidiary of the Transferee Company.

V.	AMENDMENT OF CLAUSE III OF THE MEMORANDUM OF ASSOCIATION OF THE TRANSFEREE COMPANY

From the effective date, the objects clause of the Memorandum of Association of the Transferee Company would stand amended with addition of the clauses detailed hereunder as clauses 33 to 36 to enable the Transferee Company to carry on the business of the Transferor Company.

(1)	To carry on business of manufacturing Sinter, Sponge Iron, Cast Iron including derivatives thereof and all types of Steel including structural steel, in the form of cast, rolled or forged or in any other form; machine tools, precision instruments, pneumatic tools, material handling equipment and other engineering goods, and marketing the same, both in wholesale and retail in local and international markets.

(2)	To carry on the business of sale of waste gases emanating from the Pig Iron blast furnace or any other process for the purpose of utilization of its energy content, calorific value or sensible heat.

(3)	To purchase waste heat with the purpose of utilizing its energy content, calorific value or sensible heat.

(4)	To carry on the business of generation of power from the waste gases emanating from the Pig Iron blast furnace, cock oven and to supply/market the same to local parties and Government/Electricity Board.

VI. TRANSFER OF UNDERTAKING UNDER THE SCHEME

(1)	The whole undertaking and business of the Transferor Company shall with effect from the Appointed Date and without any further act, deed, matter or thing, stand transferred to and vested in or deemed to be vested in the Transferee Company pursuant to Sections 391(2) and 394(2) of the Act so as to become the property of the Transferee Company for all the estate and interest of the Transferor Company as a going concern but subject nevertheless, to all charges, if any, then affecting the same or any part thereof and with effect from the Appointed Date, the Transferor Company, shall be amalgamated with the Transferee Company. The same shall be transferred and vested in the Transferee Company in the following manner

(a)	With effect from the Appointed Date the whole of the undertaking and properties, as aforesaid, of the Transferor Company, except for the portions specified in sub-clauses (b) and (c) below, of whatsoever nature and wheresoever situated and incapable of passing by manual delivery, shall, under the provisions of Sections 391 and 394 and all other applicable provisions, if any, of the Act, without any further act or deed, be transferred to and vested in the Transferee Company so as to vest in the Transferee Company all the right, title and interest of the Transferor Company therein;

(b)	All the moveables assets including cash in hand, if any, of the Transferor Company, capable of passing by manual delivery or by endorsement and delivery shall be so delivered or endorsed and delivered, as the case may be, to the Transferee Company to the end and intent that the property therein passes to the Transferee Company, on such delivery or endorsement and delivery. Such delivery and transfer shall be made on a date mutually agreed upon between the Board of Directors of the Transferor Company and the Board of Directors of the Transferee Company within thirty days from the date of last of the Orders of the High Court of Bombay at Goa sanctioning the Scheme of Amalgamation specified herein under Sections 391 and 394 of the Act.

(c)	In respect of moveable other than those specified in sub-clause (b) above, including sundry debtors, outstanding loans and advances, if any, recoverable in cash or in kind or for value to be received, bank balances and deposits, if any, with Government, semi Government, Local and other authorities and bodies, the following modus operandi shall to the extent possible be followed:

(i)	The Transferee Company shall give notice in such form as it may deem fit and proper, to each person. Debtor or depositee as the case may be, that pursuant to the High Court of Bombay at Goa having sanction the Scheme of Amalgamation between the Transferor Company, the Transferee Company and their respective members under Sections 391 and 394 of the Act, the said debit, loan, advance or deposit be paid or made good or held on account of the Transferee Company as the person entitled thereto to the end and intent that the right of the Transferor Company to recover or realize the same stands extinguished and that appropriate entry should be passed in its books to record the aforesaid change;

(ii)	The Transferor Company shall also give notice in such form as it may deem fit and proper to each person, debtor or depositee that pursuant to the High Court of Bombay at Goa having sanction the Scheme of Amalgamation between the Transferor Company, the Transferee Company, and their respective members under Sections 391 and 394 of the Act, the said debit, loan, advance or deposit be paid or made good or held on account of the Transferee Company and that the right of the Transferor Company to recover or realize the same stands extinguished;

2. (a)	For the purposes of the Scheme, the undertaking and business of the Transferor Company shall include:

(i)	All the assets, moveable and immoveable properties, of the Transferor Company immediately before the amalgamation; and

(ii)	All the liabilities of the Transferor Company immediately before the amalgamation

(b)	Without prejudice to the generality of the foregoing sub-clause (a), the said undertaking and the business of the Transferor Company shall include:

(i)	All the properties, rights, claims, estates, interests and titles of every description of or relating to the Transferor Company and its entire undertaking, authorities, privileges, industrial and other licenses, and the rights in respect of property, moveable and immoveable, leases, tenancy rights, sanctions, Government approvals and other assets of whatsoever nature including patents, patent rights, trade marks and other industrial property rights, registrations, approvals, clearances, fittings and fixtures, telephones, telex and fax connections, cash balances, reserves, security deposits, refunds, outstanding balances, stocks, investments, licences, contracts, agreements and other rights and interests of all description in and arising out of such properties as may belong to or be in possession of the Transferor Company and all books of accounts and documents and records relating thereto, but subject to all charges affecting the same.

(ii)	All the liabilities, debts, obligations and duties of the Transferor Company shall also stand transferred to the Transferee Company with effect from the Appointed Date without any further act, deed, matter or thing pursuant to Section 394(2) of the Act so as to become the liabilities, debts, obligations and duties of the Transferee Company. To the extent that there are inter corporate loans or balances between the Transferor Company and the Transferee Company the obligations in respect thereof shall come to an end and corresponding effect shall be given in the books of account and records of the Transferee Company for the reduction of any assets or liabilities, as the case may be. For the removal of doubts it is hereby clarified that there would be no accrual of interest or other charges in respect of any such inter-company loans or balances.

3.	In no case shall the Scheme operate to enlarge the security for any loan, deposit, or facility created by or available to Transferor Company, which shall vest in the Transferee Company by virtue of the amalgamation and in no case shall the Transferee Company be obliged to create any further or additional security therefore after the amalgamation has been effective or otherwise.

4.	The balance in the Profit and Loss Account in the Balance Sheet of the Transferor Company as on the Appointed Date be included in the balance in the Profit and Loss Account in the Balance Sheet of the Transferee Company as on the Appointed Date.

5.	Upon this Scheme being effective, if any suit, appeal or any other proceedings of whatsoever nature by or against the Transferor Company be pending, the same shall be continued, prosecuted and enforced by or against the Transferee Company, as the case may be.

6.	The Transferee Company undertake, on the Scheme of the amalgamation becoming fully effective in accordance with the provisions of Section 391 and 394 of the Act, to engage from the Effective Date all employees who may be in service with the Transferor Company on the Effective Date on the terms and conditions not less favorable than the terms of employment which the said employees enjoyed as on said date. The services of the said employees shall for all purposes, including accrued leave benefits, gratuity, provident fund, retirement benefits, retrenchment compensation and other similar benefits shall be regarded as continuous and without any break or interruption of service by reason of the transfer of the undertaking to the Transferee Company.

7.	It is expressly provided that, on the Scheme becoming effective, the Provident Fund, Gratuity Fund, Superannuation Fund or any other Special Fund created or existing for the benefit of the employees of the Transferor Company shall be transferred to and form part of the corresponding funds of the Transferee Company and the Transferee Company shall stand substituted for the Transferor Company for all purposes whatsoever in relation to the administration or operation to make contribution to the said Fund or Funds in accordance with the provisions thereof as per the terms provided in the respective Trust Deed, if any, to the end and intent that all rights, duties, powers and obligations of the Transferor Company in relation to such Fund or Funds shall become those of the Transferee Company. It is clarified that the services of the employees of the Transferor Company will be treated as having been continuous for the purpose of the said Fund or Funds.

8.	With effect from the Appointed Date and up to the Effective Date, the Transferor Company shall carry on and be deemed to carry on all its business and activities and stand possessed of its properties and assets for and on account of and in trust for the Transferee Company. From the Appointed Date and up to the Effective Date, the Transferor Company shall carry on its business with proper prudence and shall not without the concurrence of the Transferee Company, alienate, charge or otherwise deal with the said undertaking or any part thereof except in the ordinary course of business or vary the terms and conditions of employment of any of its employee. From the Appointed Date and up to the Effective Date, all the profits accruing to the Transferor Company or losses arising or incurred by it shall for all purposes be treated as the profits or losses of the Transferee Company, as the case may be.

9.	Neither the Transferor Company nor the Transferee Company shall alter its capital structure other than alterations pursuant to commitments, obligations or arrangements subsisting prior to the Appointed Date, either by fresh issue of shares or convertible securities (on a right basis or by way of bonus shares or otherwise) or by any decrease, reduction, reclassification, sub-division, consolidation, re-organisation or in any other manner which may in any way affect the share exchange ratio prescribed hereunder, except by the consent of the Board of Directors of both the Companies. The Transferee Company is hereby permitted to increase its Authorized Capital if so required to give effect to the provisions of this Scheme or pursuant to any existing obligation of the Transferee Company without the consent of the Board of Directors of the Transferor Company.

10.	The Transferor Company shall not, without the consent of the Transferee Company, declare any dividend for the financial year commencing from 1st April, 2005 and subsequent financial years during which the Scheme has not become effective. Subject to this Scheme becoming effective, the profits of the Transferor Company for the period beginning from 1st April, 2005 shall belong to and be profits of the Transferee Company and will be available to the Transferee Company for being disposed of in any manner as it thinks fit including declaration of dividend by the Transferee Company in respect of its year ending 31st March, 2006 or any year thereafter.

11.	The transfer and vesting of the properties and liabilities and the continuance of the proceedings mentioned hereinabove shall not affect transactions or proceedings already concluded by the Transferor Company on or after the Appointed Date to the end and intent that the Transferee Company accepts on behalf of itself all acts, deeds, bonds, arrangements and other instruments of whatsoever nature done and executed by the Transferor Company.

12.	Subject to the other provisions herein contained, all contracts, deeds, agreements, lease rights and other instruments of whatsoever nature substituting or having effect immediately before the Effective date to which the Transferor Company is a party, shall be in full force and effect against or in favour of the Transferee Company and may be enforced as fully and effectively as if instead of the Transferor Company, the Transferee Company had been a party thereto.

13.	Upon the Scheme becoming effective, the shares held by the Transferee Company in the Transferor Company i.e. 1,76,50,284 Equity Shares of Rs. 10/-each shall stand cancelled.

14.	Upon the Scheme becoming effective and in consideration thereof, the Transferee Company shall, without any application, act or deed, issue and allot to every member of Transferor Company (save and except the Transferee Company) holding fully paid-up equity shares in the Transferor Company and whose names appear in the Register of Members of the Transferor Company on such date ( hereinafter called “ the Record Date”) as the Board of Directors of the Transferee Company will determine 1(one) fully paid-up Ordinary (Equity) shares of Rs. 10/- each of Transferee Company with rights attached thereto as hereinafter mentioned (hereinafter referred to as “the new Equity Shares” ) in respect of every 5 (Five) fully paid-up Equity Shares of the face value of Rs. 10/- each held by such member in the Capital of the Transferor Company as on the Record Date. It is clarified that the Transferee Company, for the purpose of issuing the aforesaid shares to the shareholders of the Transferor Company, shall not be required to pass a separate Special Resolution under Section 81(1A) of the Act, and on the members of the TRANSFEREE COMPANY giving their consent to the scheme, it shall be deemed that the shareholders of the Transferee Company have given their consent to issue aforesaid shares to the shareholders of the Transferor Company as required under Section 81(1A) of the Act.

15.	No fractional certificates shall be issued by the Transferee Company in respect of the fractional entitlements, if any, to which the shareholders of the Transferor Company may be entitled on issue and allotment of the Equity shares of the Transferee Company. The Board of Directors of the Transferee Company shall instead consolidate all such fractional entitlements to which the shareholders of the Transferor Company may be entitled on issue and allotment of the Equity Shares of the Transferee Company as aforesaid and thereupon issue and allot Equity Shares in lieu thereof to a Director or an Officer of the Transferee Company with the express understanding that such Director or Officer to whom such equity shares are issued and allotted shall hold the same in trust for those entitled to the fractions and sell the same in the market at the best available price and pay to the Transferee Company, the net sale proceeds thereof whereupon the Transferee Company will distribute such net sale proceeds to shareholders of the Transferor Company in the proportion to their fractional entitlements.

16.	Upon the Scheme becoming operative, all the shareholders of the Transferor Company, if so required by the Transferee Company by notice in this behalf, shall surrender their Certificates representing equity shares of the Transferor Company , according to their respective entitlements to the Transferee Company for cancellation thereof. Notwithstanding the foregoing, upon the new Equity Shares being issued and allotted, as aforesaid, the Share Certificates in respect of the equity shares held in the Transferor Company shall be deemed to have been automatically cancelled and of no effect and the Transferee Company instead of requiring surrender of such Certificates may directly issue and dispatch new Certificates in respect of the New Equity Shares issued and allotted by the Transferee Company.

17.	The New Equity Shares of the Transferee Company to be issued and allotted to the Equity Shareholder of the Transferor Company shall rank paripassu in all respect with the Equity Shares of the Transferee Company, save and except that such shares shall be entitled to proportionate dividend in relation to any financial year ending, on any date after the Appointed Date. The holders of the shares of the Transferor Company shall, save as expressly provided otherwise in this Scheme, continue to enjoy their existing rights under their respective Articles of Association including the right to reserve dividend from the Transferor Company till the Effective Date.

18.	It is clarified that the aforesaid provisions in respect of declaration of dividends are enabling provisions only and shall not be deemed to confer any right on any member of the Transferor Company to demand or claim any dividend which, subject to the provisions of the said Act, shall be entirely at the discretion of the Boards of Directors of the Transferor Company and the Transferee Company and subject to the approval of the shareholders of the Transferor Company and the Transferee Company respectively.

19.	The Transferor Company and the Transferee Company through their respective Boards may consent on behalf of all persons concerned to any modifications or amendments of this Scheme or in any conditions which the High Court and/or any other authority under the law they deem fit to approve of or impose or which may otherwise be considered necessary or desirable for settling any question or doubt or difficulty that may arise for carrying out the Scheme and do all acts, deeds and things as may be necessary, desirable or expedient for putting the Scheme into effect. The aforesaid powers of the Transferor Company and the Transferee Company may be exercised by the respective Boards or a committee or committees of the boards or by any Director authorized by the respective Boards. In the event that any condition or conditions are imposed by any authority which the Transferor Company and/or the Transferee Company find unacceptable for any reason whatsoever then the Transferor Company and/or the Transferee Company shall be entitled to withdraw from the Scheme.

20.	This Scheme shall not in any manner affect the rights of any of the Creditors of the Transferor Company, in particular the secured Creditors shall continue to enjoy and hold charge upon their respective securities.

21.    (i)   The Transferor Company and the Transferee Company shall, with all reasonable dispatch, make application to the High Court of Bombay at Goa under Section 391 of the Act, seeking orders for dispensing with or convening, holding and conducting of the meetings of the respective classes of the members and/or creditors of each of the Transferor Company and the Transferee Company as may be directed by the Hon’ble High Court.

(ii)	On the Scheme being agreed to by the requisite majorities of the classes of the members and/or creditors of the Transferor Company and the Transferee Company as directed by the Hon’ble High Court of Bombay at Goa, the Transferor Company and the Transferee Company shall, with all reasonable dispatch apply to the High Court of Bombay at Goa for sanctioning the Scheme of Amalgamation under Section 391 and 394 of the Act, and for such other order or orders, as the Hon’ble Court may deem fit for carrying this Scheme into effect and for dissolution of the Transferor Company without winding-up.

22.	The implementation of this Scheme is conditional upon and subject to:

(a)	The sanction of the Scheme (with or without modifications) by the High Court of Bombay at Goa, under Section 391 of the Act and the appropriate orders being made by the said High Court pursuant to the Section 394 of the Act for effecting the Amalgamation under this Scheme.

(b)	The approval and consent of any authorities concerned as may be required under the statute being obtained and granted in respect of any of the matters in respect of which such approval and consent be required.

(c)	Approved by the requisite majorities of the classes of persons of two companies as directed by the Hon’ble High Court of Bombay at Goa under Section 391 and 394 of the Act.

23.	Scheme although operative from the Appointed Date shall take effect finally and from the date on which any of the aforesaid sanctions or approval or order shall be last obtained, which shall be Effective Date for the purpose of this Scheme.

24.	All costs, charges and expenses of the Transferor Company and the Transferee Company respectively in relation to or in connection with negotiations leading upto the Scheme and/or carrying out and completing the terms and provisions of this Scheme and of and incidental to the completion of this scheme including the stamp duty payable on order of the High Court shall be borne and paid by the Transferee Company.

25.	Any person interested in the Scheme shall be at liberty to apply to the Court from time to time for necessary directions in matters relating to the scheme or any terms thereof.

26.	Upon this Scheme becoming effective the Transferor Company shall stand dissolved without winding up as and from the Effective Date or such date as the High Court may direct.

27.	In the event of this Scheme failing to take effect finally before the 31st day of December, 2006 or within such further period or periods as may be agreed upon between the Transferor Company (by the Directors) and the Transferee Company (by the Directors) this Scheme shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred inter se to or by the parties or any of them.

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY APPEAL NO.4 OF 2008

WITH

COMPANY APPLICATION NO.48/2008

Krishna H. Bajaj, 24/25, Bharatiya Bhavan, 7th Floor, 72, Marine Drive,
Mumbai – 400 020 through her
constituted Attorney
Mr. Shailesh Bajaj.	.......Appellant.

Versus

1. Sesa Industries Ltd., Sesa Ghor, 20 EDC Complex, Patto, Panjim, Goa 403 001.

2. The Regional Directorate
(Western Region), Everest 5th Floor, 100 Netaji Subhash Road, Mumbai – 400 002.

3. Registrar of Companies, Goa
Daman & Diu, Panaji, Ministry of
Company Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex, Patto, Panjim, Goa 403 001

4. The Official Liquidator High
Court of Judicature at Bombay,
Panaji Bench, Goa.	.......Respondents.

Mr. Shailesh Bajaj, Appellant in person (duly constituted attorney).

Mr. J. J. Bhat, Senior Advocate with Mr. R. Chagla and Mr. R. G. Ramani, Advocate for respondent No. 1.

Mr. C. A. Ferreira, Asst. Solicitor General for respondents No.2 & 3.

CORAM : P.B. MAJMUDAR &
C.L. PANGARKAR, JJ.

Date of reserving the Judgment :
31st January, 2009.

Date of pronouncing the Judgment :
21st February, 2009.

JUDGMENT: (Per P.B. MAJMUDAR, J.)

The matter was heard at length at the admission stage, as the contesting parties are all appearing in the matter through their Advocates. Learned Asst. Solicitor General is appearing for respondent No.2 and so far as Registrar of Companies is concerned, in the original proceedings, he has filed an affidavit on behalf of the Regional Director and it was agreed by both sides that the matter can be decided finally at the stage of admission itself. As regards respondent No. 4, for the first time when an order was passed on 24.12.2008, the Official Liquidator had appeared and his appearance is shown in that order. However, since there was some error in the name of Official Liquidator, the same was corrected as Shri Sanjay Kumar Gupta in the next order dated 31.12.2008. Accordingly, the matter was heard finally and a formal order of admission is passed. Admit. Respective Advocates waive service for the concerned respondents. The Appeal is now being disposed off by this Judgment.

2. This appeal is directed against the Judgment and Order dated 18.12.2008 delivered in Company Petition Nos. 9 and 10 of 2006. The Sesa Industries Limited (SIL) submitted a company petition for sanctioning a scheme of amalgamation between the petitioner Company i.e. Transferor Company and the Transferee Company i.e. Sesa Goa Limited (SGL) which was incorporated on 25.6.1965 as a private limited company, and subsequently became a public limited company with effect from 16.5.1994. The SIL was incorporated on 17.5.93. The scheme of amalgamation is annexed as Annexure A-6 along with the Company Petition. On behalf of the present appellant, objections were lodged before the learned Company Judge opposing the scheme of amalgamation on various grounds and as per various objections taken by the objector before the learned Single Judge, it was prayed on behalf of the objector that the scheme may not be sanctioned. The learned Company Judge, by the impugned Judgment and Order came to the conclusion that there is no substance in the objections raised by the objector. The learned Company Judge found that the objector has a grudge against the companies, particularly SIL for not listing the shares of SIL as initially promised. The learned Company Judge found that there is nothing unfair in the scheme. The learned Company Judge also found that the scheme also gives an exist route to the minority shareholders of SIL to obtain the shares of SGL. The learned Company Judge found that in case the objector is unwilling to continue to be a member of SGL, she is always free to sell the shares and cease to be a member of SGL. The learned Company Judge found that there is nothing unfair in the said scheme, as the scheme is accepted by overwhelming majority of the shareholders of the Company. The learned Company Judge also found that the merger of the subsidiary company with the holding company will benefit the holding company. The learned Company Judge also found that the said sanctioning of the scheme will not, in any way affect the civil or criminal proceedings which may be initiated pursuant to the inspection reports, as well as further progress of criminal complaint filed by the objector. The learned Single Judge, accordingly, allowed the Company Petition by sanctioning the scheme by Judgment and Order dated 18.12.2008.

3. Being aggrieved by the said order, the appellant-objector has filed this appeal. The appellant who is appearing as party in person, has challenged the said order of the learned Company Judge on various grounds. It is submitted on behalf of the appellant that the direction given by a Division Bench of this Court in Appeal No.268/07 vide order dated 25.4.2007 has not been complied with, as the Division Bench has observed in the said order that the Company Judge should take into consideration the reports before passing any final orders in the matter of approving the scheme of amalgamation of two companies for considering the purpose of its relevancy. It is submitted by the party in person that in view of the reports of the Central Government, Ministry of Company Affairs, the Scheme should not have been sanctioned by the learned Single Judge, as it is clear that it is a case of siphoning of funds and because of the same, minority shareholders are affected. It is submitted that as per the reports, both the Companies have committed a fraud and since the scheme is against the public interest, the same is not required to be sanctioned. It is submitted that the proposed scheme is nothing but an operation on the minority shareholders. It is submitted that after amalgamation, the transferor company shall stand dissolved and therefore, no action against the company will be maintainable. It is further submitted that the transferor Company has not disclosed the fact in petition about pending investigation under Section 209A of the Companies Act. It is also submitted that as per the proviso to Section 391 of the Companies Act no order sanctioning any compromise or arrangement shall be made, unless the Court is satisfied that the company or any other person by whom an application has been made under sub-section (1) has disclosed to the Court by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report requiring the accounts of the company, pendency of any investigation proceedings in relation to the company under Sections 235 to 351. It is submitted that the scheme could not have been sanctioned in view of the fact that the company has not disclosed in the petition pendency of investigation, as the said fact is also required to be disclosed as per the said proviso to Section 391. It is also submitted that since the company has suppressed the fact about the investigation being carried out and there is adverse report against the company, the scheme should not have been sanctioned by the learned Single Judge. It is submitted that the report of the Registrar of Companies, having not been accepted by the learned Company Judge, the learned Company Judge should not have sanctioned the scheme of amalgamation. It is further submitted that the proposed scheme of amalgamation was based on an invalid scheme in view of the fact that the same is in violation of Section 73 of the Companies Act. It is submitted that the shares of SIL though were required to be listed on the Stock Exchanges as per the provisions of the law, as also in terms of the promises given by the petitioning company to its shareholders at the time of initial public offering, have not been listed till the date. It is submitted that the shares of respondent No.1 Company are not listed on any of the Sock Exchanges in India, nor any application has been made by the said company for getting its shares listed and, in view of the same, there is violation of Section 73 of the Companies Act inasmuch as it was statutorily bound to refund the monies so collected by it from its shareholders along with interest due. It is also submitted that since there is violation of Section 73 of the Companies Act, entire allotment of shares of respondent No.1 Company is invalid. It is submitted that the proposed scheme was an unconscionable scheme inasmuch as the minority shareholders of the transferor company have been subjected to complete operation by a majority, i.e. by transferee Company. It is also submitted that the entire scheme has been floated with a view to stifle further investigation which is pending against the transferor Company. It is submitted that there is also violation of Section 394(2) of the Companies Act, as appropriate material was not placed in the meeting before the shareholders. It is also submitted that the Regional Director himself has not filed any affidavit, but, on his behalf the Registrar of Companies has filed an affidavit and the Registrar was also acting as an Official Liquidator. It is submitted that the Official Liquidator has also filed an affidavit. The same person could not have filed an affidavit in his capacity as Registrar and in that respect, an affidavit should have been filed by the Regional Director himself, as the Official Liquidator and the Registrar, both are functioning in a different capacity and when their interest is overlapping, the same person could not have filed two affidavits, one in the capacity as the Official Liquidator while the other in the capacity as the Registrar. It is submitted that the financial reports of the Chartered Accounts also do not reflect the correct picture, as the Chartered Account has gone only as per the entries in the Company’s Books of Account and as per the Balance Sheet. On the aforesaid grounds, the party in person submitted that the scheme, in question, is not required to be sanctioned and, therefore, order of the learned Company Judge is required to be set aside and this Court may reject the scheme submitted by the Company by not sanctioning the same. The party in person has relied upon the following decisions to substantiate his say.

1) Miheer H. Mafatlal v. Mafatlal Industries Ltd., reported in Company Cases Vol. 87 page 792.

2) In re Travancore National and Ouilon Bank Ltd., reported in AIR 1939 Madras 318.

3) In the matter of Calcutta Industrial Bank Ltd., reported in Company Cases Vol. XVIII page 144.

4) J.S. Davar and another v. Dr. Shankar Vishnu Marathe and others, reported in AIR 1967 Bombay 456 (V 54 C 98).

5) T. Mathew v. Smt. Saroj G. Poddar and others, reported in (1996) 22 CLA 200 (Bom.)

6) Bedrock Ltd., reported in 1998(4) Bom. C.R. 710.

7) Modus Analysis and Information P. Ltd. and others, In re.,reported in [2008] 142 Comp Cas 410 (Cal).

8) Larsen and Toubro Limited, In re., reported in 2004 page 523

9) Jyotsna Nalinikant Kilachand and others v. Nandlal Kilachand Investment Pvt. Ltd. and others, reported in 1996 page 361.

10) Raymond Synthetics Ltd., and others v. Union of India and others, reported in AIR 1992 Supreme Court 847.

11) Hindustan Lever Employees’ Union v. Hindustan Lever Ltd. and others, reported in Company Cases Vol. 83 page 30.

12)   1. Securities and Exchange Board of India (Appeal Lodging No. 520 of 2002 in Company Petition No. 203 of 2002 in Company Application No. 18 of 2002) 2. Union of India (Appeal Lodging No. 526 of 2002 in Company Petition No. 203 of 2002 in Company Application No. 18 of 2002) v. Sterlite Industries (India) Ltd.

13) Wood Polymer Limited, In re. and Bengal Hotels Pvt. Ltd., In. re., reported in 1977 page 597.

14) IPCO Paper Mills Ltd., In re. Reported in 1984 page 281.

15) Mahendra Kumar Sanghi v. Ratan Kumar Sanghi, reported in Spl. A. Nos. 24 and 30 of 1994 – Equivalent Citation : RLW 2003(3) Raj 1529, [2003]44SCL592(Raj), 2003(1) WLC 445.

16) Sesa Goa Limited & Ors. v. State of Maharashtra & Anr. Writ Petition No. 2739 of 2006.

17) Shree Niwas Girni Kamgar Kriti Samiti v. Rangnath Basudoo Somant and others reported in Appeal no. 821 of 1994 in Company Application no. 339 of 1994 in Company Petition No. 642 of 1983.

4. Learned Senior Counsel Shri Bhat appearing for respondent No.1, on the other hand, submitted that there is no substance in any of the objections raised by the objector. Mr. Bhat submitted that the party in person mainly relied upon the contents of the reports submitted by the Deputy Director on behalf of the Ministry of company Affairs, New Delhi. It is submitted that the matter is only at the inspection stage and there is nothing to suggest that subsequently it has resulted into any further investigation against the affairs of the Company. Mr. Bhat submitted that the inspection carried out under Section 209A of the Act cannot be construed as an investigation against the company. It is submitted by Mr. Bhat that if the contention of the party in person is accepted that the share allotment is void or that it is in violation of Section 73 of the Companies Act, then the objector cannot be said to be a shareholder on the basis of void allotment. He has, however, submitted that there is no breach of Section 73 as the allotment was not made in favour of the public at all. It is submitted that the only right available to the petitioner is to claim money and even that claim is also time-barred. It is submitted that the objector can still pursue his remedy against the transferee company and his right is not extinguished by sanctioning the scheme of amalgamation. It is submitted by Mr. Bhat that assuming that the Directors have committed any wrong act or even if they have committed any offence, the remedy of taking out prosecution against the erring Director or Directors is available and that cannot be a ground for rejecting the scheme. Mr. Bhat further submitted that the Registrar of Companies who is a delegate of the Regional Director of Company Affairs has already delegated the powers to the Registrar of Companies for filing affidavit and the Registrar of Companies has already made its stand clear in the affidavit. It is submitted that the respondent company had also filed a writ petition before the High Court of Bombay for quashing the proceedings and the learned Company Judge was pleased to hold that there is no violation of Section 73. Mr. Bhat further submitted that ultimately the inspection reports were already placed before the learned Company Judge and the said aspect was also placed before the shareholders during the meeting and, therefore, when the majority of shareholders have approved the scheme, it cannot be said that respondent company has defrauded the shareholders in any manner and no fact is suppressed from the shareholders. It is submitted that the investigation as well as the inspection, both are different things and they are separate chapters for the same. It is submitted that the scheme is not against the public interest in any manner and since majority of the shareholders have approved the scheme in their wisdom, this Court cannot sit in appeal over such decision at the time of considering whether the scheme should be sanctioned or not. Mr. Bhat has relied upon the following decisions to substantiate his say that the objections raised by the objector is devoid of any merit and the scheme is required to be sanctioned.

1)	Reliance Petroleum Ltd., In Re., reported in [2003] 46 Scl 38 (Guj)

2)	Zee Telefilms Limited, In re., reported in Appeal No. 164 of 2003 in C.P. no. 1116 of 2002

3)	Kalpana Bhandari & ors. v. Securities & Exchange Board of India & ors., reported in Writ Petition No., 1604 of 2003.

4)	Sesa Industries Ltd. v. Krishna H. Bajaj, reported in Misc. Civil Appln. no. 24 of 2007 in Company Petition no. 9 of 2006 connected with company Appln. no. 1 of 2006.

5)	Miheer H. Mafatlal v. Mafatlal Industries Ltd., reported in Company Cases Vol. 87 page 792.

It is submitted that in view of the Judgment of the Supreme Court in Miheer H. Mafatlal v. Mafatlal Industries Ltd., (supra), only two aspects are required to be considered by the Court at the time of sanctioning the scheme. It is submitted that there is no violation of any statutory rules. It is also submitted by Mr. Bhat that the valuation of the shares is properly done or not is in the realm of the expert body and once the Chartered Accountants have accepted the said valuation, this Court cannot sit in appeal over the said decision of the expert body. It is also submitted by Mr. Bhat that it is true that the same person was acting as a Registrar as well as Official Liquidator Since their interest is not conflicting even if same person has filed an affidavit in two different categories, that cannot be said to be any violation of statutory provision.

5. We have heard both sides at great length and we have gone through voluminous record and proceedings. We have also considered the scheme submitted by the respondent Company. We have gone through the Judgment of the learned Company Judge and we have also gone through various judgments cited by both sides. At this stage, it is necessary to make a reference to various provisions of the Companies Act, more particularly Sections 391, 392, 393 and 394 of the Act. The said sections read thus:

“391 – Power to compromise or make arrangements with creditors and members – (1) Where a compromise or arrangement is proposed –

(a) between a company and its creditors or any class of them; or

(b) between a company and its members or any class of them, the (Tribunal) may, on the application of the company or of any creditor or member of the company or, in the case of a company which is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members or class of members, as the case may be to be called, held and conducted in such manner as the (Tribunal) directs.

(2) If a majority in number representing three-fourths in value of the creditors, or class of creditors, or member, or class of members as the case may be, present and voting either in person or, where proxies are allowed (under the rules made under section 643) by proxy, at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the (Tribunal) be binding on all the creditors, all the creditors of the class, all the members, or all the members of the class, as the case may be, and also on the company, or, in the case of a company which is being wound up, on the liquidator and contributories of the company:

[Provided that no order sanctioning any compromise or arrangement shall be made by the [Tribunal] unless the [Tribunal] is satisfied that the company or any other person by whom an application has been made under sub-section (1) has disclosed to the [Tribunal], by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency of any investigation proceedings in relation to the company under sections 235 to 351, and the like.]

(3) An order made by the [Tribunal] under sub-section (2) shall have no effect until a certified copy of the order has been filed with the Registrar.

(4) A copy of every such order shall be annexed to every copy of the memorandum of the company issued after the certified copy of the order has been filed as aforesaid, or in the case of a company not having a memorandum, to every copy so issued of the instrument constituting or defining the constitution of the company.

(5) If default is made in complying with subsection (4), the company, and every officer of the company who is in default, shall be punishable with fine which may extend to [one hundred rupees] for each copy in respect of which default is made.

(6) The [Tribunal] may, at any time after an application has been made to it under this section stay the commencement or continuation of any suit or proceeding against the company on such terms as the [Tribunal] thinks fit, until the application is finally disposed of.

392. Power of Tribunal to enforce compromise and arrangement – (1) where the tribunal makes an order under section 391 sanctioning a compromise or an arrangement in respect of a company, it -

(a) shall have power to supervise the carrying out of the compromise or an arrangement; and

(b) may, at the time of making such order or at any time thereafter, give such directions in regard to any matter or make such modifications in the compromise or arrangement as it may consider necessary for the proper working of the compromise or arrangement.

(2) If the Tribunal aforesaid is satisfied that a compromise or an arrangement sanctioned under Section 391 cannot be worked satisfactorily with or without modifications, it may, either on its own motion or on the application of any person interested in the affairs of the company, make an order winding up the company, and such an order shall be deemed to be an order made under Section 433 of this Act.

(3) The provisions of this section shall, so far as may be, also apply to a company in respect of which an order has been made before the commencement of the Companies (Amendment) Act, 2001 sanctioning a compromise or an arrangement.]

393. Information as to compromises or arrangements with creditors and members – (1) Where a meeting of creditors or any class of creditors, or of member or any class of members, is called under section 391 -

(a) with every notice calling the meeting which is sent to a creditor or member, there shall be sent also a statement setting forth the terms of the compromise or arrangement and explaining its effect; and in particular, stating any material interests of the directors’ managing director 1[***] or manager of the company, whether in their capacity as such or as members or creditors of the company or otherwise, and the effect on those interests of the compromise or arrangement if, and in so far as, it is different from the effect on the like interests of other persons; and

(b) in every notice calling the meeting which is given by advertisement, there shall be included either such a statement as aforesaid or a notification of the place at which and the manner in which creditors or members entitled to attend the meeting may obtain copies of such a statement as aforesaid.

(2) Where the compromise or arrangement affects the rights of debenture-holders of the company, the said statement shall give the like information and explanation as respects the trustees of any deed for securing the issue of the debentures as it is required to give as respects the company’s directors.

(3) Where a notice given by advertisement includes a notification that copies of a statement setting forth the terms of the compromise or arrangement proposed and explaining its effect can be obtained by creditors or members entitled to attend the meeting, every creditor or member so entitled shall, on making an application in the manner indicated by the notice, be furnished by the company, free of charge, with a copy of the statement.

(4) Where default is made in complying with any of the requirements of this section, the company, and every officer of the company who is in default, shall be punishable with fine which may extend to (fifty thousand rupees); and for the purpose of this sub-section any liquidator of the company and any trustee of a deed for securing the issue of debentures of the company shall be deemed to be an officer of the company.:

Provided that a person shall not be punishable under this sub-section if he shows that the default was due to the refusal of any other person, being a director, managing director 1[***] manager or trustee for debenture holders, to supply the necessary particulars as to his material interests.

(5) Every director, managing director, 1[***] or manager of the company, and every trustee for debenture holders of the company, shall give notice to the company of such matters relating to himself as may be necessary for the purposes of this section; and if he fails to do so, he shall be punishable with fine which may extend to [five thousand rupees].

Section 394. Provision for facilitating reconstruction and amalgamation of companies. -

(1) Where an application is made to the [Tribunal] under Section 391 for the sanctioning of a compromise or arrangement proposed between a company and any such persons as are mentioned in that section, and it is shown to the [Tribunal]-

(a) that the compromise or arrangement has been proposed for the purpose of, or in connection with a scheme for the reconstruction of any company or companies, or the amalgamation of any two or more companies; and

(b) that under the scheme the whole or any part of the undertaking, property or liabilities of any company concerned in the scheme (in this section referred to as a “transferor company”) is to be transferred to another company (in this section referred to as “the transferee company”); the [Tribunal] may, either by the order sanctioning the compromise or arrangement or by a subsequent order, make provision for all or any of the following matters:-

(i) the transfer to the transferee company of the whole or any part of the undertaking, property or liabilities of any transferor company;

(ii) the allotment or appropriation by the transferee company of any shares, debentures policies, or other like interests in that company which, under the compromise or arrangement, are to be allotted or appropriated by that company to or for any person;

(iii) the continuation by or against the transferee company of any legal proceedings pending by or against any transferor company;

(iv) the dissolution, without winding up, or any transferor company;

(v) the provision to be made for any persons who, within such time and in such manner as the Court directs dissent from the compromise or arrangement; and

(vi) such incidental, consequential and supplemental matters as are necessary to secure that the reconstruction or amalgamation shall be fully and effectively carried out;

[Provided that no compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the amalgamation of a company, which is being wound up, with any other company or companies, shall be sanctioned by the [Tribunal] unless the Court has received a report from [***] the Registrar that the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to public interest.

Provided further that no order for the dissolution of any transferor company under clause (iv) shall be made by the [Tribunal] unless the Official Liquidator has, on scrutiny of the books and papers of the company, made a report to the [Tribunal] that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest.]

(2) Where an order under this section provides for the transfer of any property or liabilities, then, by virtue of the order; that property shall be transferred to and vest in and those liabilities shall be transferred to and become the liabilities of the transferee company and in the case of any property, if the order so directs, freed from any charge, which is, by virtue of the compromise or arrangement, to cease to have effect.

(3) Within (thirty) days after the making of an order under this section, every company in relation to which the order is made shall cause a certified copy thereof to be filed with the Registrar for registration.

If default is made in complying with this subsection, the company, and every officer of the company who is in default, shall be punishable with fine which may extend to [five hundred rupees].

(4) In this section—

(a)	“property’ includes property rights and powers of every description; and “liabilities” includes duties of every description; and

(b)	“transferee company’ does not include any company other than a company within the meaning of this Act; but “transferor company” includes any body corporate, whether a company within the meaning of this Act or not.”

6. Both sides have relied upon the decision of the Supreme Court in the case of Miheer H. Mafatlal v. Mafatlal Industries Ltd., (supra). The Supreme Court in the Miheer H. Mafatlal’s case has held that a compromise or arrangement can be proposed between a company and its creditors or any class of them. Such a compromise would also take in its sweep any scheme of amalgamation/merger of one company with another. The Supreme Court in the aforesaid Judgment has pointed out the scope and ambit of the jurisdiction of the Court. It has been held at page 818 as under:

“In view of the aforesaid settled legal position, therefore, the scope and ambit of the jurisdiction of the company court has clearly got earmarked.

The following broad contours of such jurisdiction have emerged:

(1) The sanctioning court has to see to it that all the requisite statutory procedure for supporting such a scheme has been complied with and that the requisite meetings as contemplated by section 391(1)(a) have been held.

(2) That he scheme put up for sanction of the court is backed up by the requisite majority vote as required by section 391(2).

(3) That the concerned meetings of the creditors or members or any class of them had the relevant material to enable the voters to arrive at an informed decision for approving the scheme in question. That the majority decision of the concerned class of voters is just and fair to the class as a whole so as to legitimately bind even the dissenting members of that class.

(4) That all necessary material indicated by section 393(1)(a) is placed before the voters at the concerned meetings as contemplated by section 391(1).

(5) That all the requisite material contemplated by the proviso to sub-section (2) of section 391 of the Act is placed before the court by the concerned applicant seeking sanction for such a scheme and the court gets satisfied about the same.

(6) That the proposed scheme of compromise and arrangement is not found to be violative of any provision of law and is not contrary to public policy. For ascertaining the real purpose underlying the scheme with a view to be satisfied on this aspect, the court, if necessary, can pierce the veil of apparent corporate purpose underlying the scheme and can judiciously x-ray the same.

(7) That the company court has also to satisfy itself that members or class of members or creditors or class of creditors, as the case may be, were acting bona fide and in good faith and were not coercing the minority in order to promote any interest adverse to that of the latter comprising the same class whom they purported to represent.

(8) That the scheme as a whole is also found to be just, fair and reasonable from the point of view of prudent men of business taking a commercial decision beneficial to the class represented by them for whom the scheme is meant.

(9) Once the aforesaid broad parameters about the requirements of a scheme for getting sanction of the court are found to have been met, the court will have no further jurisdiction to sit in appeal over the commercial wisdom of the majority of the class of persons who with their open eyes have given their approval to the scheme even if in the view of the court there could be a better scheme for the company and its members or creditors for whom the scheme is framed. The court cannot refuse to sanction such a scheme on that ground as it would otherwise amount to the court exercising appellate jurisdiction over the scheme rather than its supervisory jurisdiction.

The aforesaid parameters of the scope and ambit of the jurisdiction of the company court which is called upon to sanction a scheme of compromise and arrangement are not exhaustive but only broadly illustrative of the contours of the court’s jurisdiction.”

7. Keeping in mind the said principles enumerated by the Supreme Court in the aforesaid Judgment, the question that requires to be considered is whether the scheme submitted by respondent No.1 Company is required to be sanctioned or not ? So far as the objection of the objector regarding allotment of shares and violation of Section 73 is concerned, it is required to be noted that it has been found by the learned Company Judge in this behalf that if there is any violation the Directors can be prosecuted in accordance with law. It is the say of the respondent company that the shares were not offered to the public and if the objector has monetary claim, he can take out appropriate proceedings for recovery of the same. Mr. Bhat has placed on record a copy of the Judgment of the learned Company Judge in Writ Petition No. 2739 of 2006 dated 11/12/2008. The learned Company Judge has found that there is no violation of Section 73. However, we are not expressing any opinion on the point whether the concerned Directors have violated the provisions of law and if at all there is any violation, legal proceedings against such Directors can be initiated as per law. In our opinion, if at all there is any violation of Section 73, appropriate proceedings can be initiated against the erring Director/Directors, though, or course, the contention of the Company is that the shares were not offered to the public and, therefore, there was no question of listing the same. We, however, make it clear that we are dealing with the point only in connection with sanctioning of the scheme and if any investigation is going on, on the basis of inspection report, the observations made by us in this behalf shall not be taken into account and such proceedings may go on as per the evidence that may be available in that behalf. The Court is required to consider as to whether can it be said that the affairs of the company are not conducted in a manner prejudicial to the interests of its members or to public interest and for that purpose, the Court is required to consider the report of the Official Liquidator and the Registrar as per the statutory provision. Suffice it to say that even if it is found that there is violation of Section 73, the appropriate remedy is to launch prosecution against the erring directors and that itself is not a ground for not sanctioning the scheme of amalgamation. Ultimately, this Court is required to see whether the statutory requirement is complied with or not and see that the report of the Official Liquidator and the Registrar of Companies about the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to public interest are made available or not and when majority of the shareholders have approved the scheme, this Court will have thereafter a limited role to play. Moreover, so far as the duties of the Official Liquidator and the Registrar of Companies are concerned, they are two independent authorities under the Statute and they are required to submit their two independent reports and the Court is normally guided by such independent authorities.

8. So far as the contention of the party in person as regards valuation and exchange ratio is concerned, since the firm of Chartered Accountants which is expert in the field has approved such a scheme, this Court cannot substitute its own views in this behalf as powers of this Court on this aspect are limited.

9. So far as the argument of party in person that there is no reference in the company petition about the reports submitted by the Deputy Director, Ministry of Company Affairs, New Delhi is concerned, it is required to be noted that it is no doubt true that the fact that inspection has been carried out is not mentioned in the petition, but, subsequently, by an order of this Court, the necessary material was already placed before the shareholders at the time of meeting and ultimately by majority decision of the shareholders the scheme was approved. It is true that as per the inspection reports, serious irregularities have been found by the Officer who inspected the subject-matter on behalf of the Company Affairs. It is also true that it has not reached finality. It is also not disputed by the respondent company that final decision based on the inspection report is not yet taken and the said issue seems to be pending before the concerned authorities. It is not in dispute that the inspection of books of accounts was carried out with a view to find out as to whether the affairs of the company are being carried out properly or not and while carrying out the said exercise of inspection of books of accounts, other material is also taken into consideration. So far as Section 235 is concerned, the same deals with the investigation of affairs of a company. The inspection carried out under Section 209A is the first step towards carrying out the investigation of the affairs of the respondent No.1 Company. It is true that the company has not said anything in the scheme regarding the inspection being carrying out under Section 209A of the Act. In our view, normally the company should point out all relevant aspects in the scheme and the fact that the inspection is carried out should also have to be mentioned in the scheme. Proviso to subsection (2) of Section 391 clearly provides that no order sanctioning any compromise or arrangement shall be made by the [Tribunal] unless the [Tribunal] is satisfied that the company or any other person by whom an application has been made under sub-section (1) has disclosed to the [Tribunal], by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency or any investigation proceedings in relation to the company under sections 235 to 351, and the like. In our view, interpretation of the said proviso cannot be restricted only to a limited aspect that it takes care of the investigation pending in relation to the company under Sections 235 to 351 as the words “and the like” are to be interpreted to mean that the company is required to disclose all material facts relating to the affairs of the company. In our view, the inspection is being carried out with a view to find out whether any investigation is required to be carried out or not. It is not a matter of playing hide and seek game and all aspects are required to be disclosed in the scheme. In our view, the proviso to Section 391 is widely worded and the words “and the like” may even in its sweep take care of pending inspection also. It is, however, required to be noted that subsequently, reports on the basis of such investigation, have also been placed before the shareholders and ultimately, the scheme has been approved by the shareholders after considering the said reports. In view of the same, in our view, it may not be just and proper to reject the scheme as, ultimately, the reports were made available with the shareholders for discussion at the time of shareholders meeting.

10. Mr. Bhat also submitted that at the time of placing the scheme, inspection reports were not available with the company. However, in our view, the fact about inspection being carried out should have been disclosed by the company, as ultimately, the affairs of the company, in all respects should be transparent. However, the learned Company Judge has come to the conclusion that since majority of the shareholders have approved this scheme, even though reports were also available with the shareholders, it cannot be said that the learned Company Judge overlooked the reports or that the order passed is contrary to the directions given by the Division Bench. It is required to be noted that the mandate of law provides that the Court cannot sanction the scheme, unless the Court has received reports from the Registrar of Company Affairs as well as the Official Liquidator. Similarly, the Official Liquidator is required to submit his report after considering the Books of accounts of the company that the Affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest. Accordingly, in view of the provisions of Section 394, the Court cannot sanction the scheme unless the aforesaid requirement is fulfilled. The Court is not required to blindly approve the scheme simply because majority of shareholders have approved the scheme. But the Court is required to consider whether the scheme is contrary to public interest and can examine whether the affairs of the company have not been carried out in a manner prejudicial to the interests of its members or to public interest. It is true, as pointed out earlier, that the Court cannot substitute the view taken by majority of shareholders in accepting the scheme on various aspects such as violation regarding exchange ratio, etc., but there is also additional duty cast upon the Judge before sanctioning the scheme, even if the scheme is approved by majority of shareholders to see whether the affairs of the company have not been carried out in a manner prejudicial to the interests of its members or to public interest and, in order to facilitate the Court, in the matter of sanction of the scheme specific reports are also required to be submitted by the Registrar of Companies as well as the Official Liquidator in this behalf. In the light of the aforesaid statutory provisions, it is required to be found out as to whether the said requirement which is mandatory in nature can be said to have been complied with in the present case.

11. The Registrar of Companies has filed an affidavit dated 10.8.2006 stating that he was holding temporary charge of Registrar of Companies, Goa, Daman and Diu, Panaji, Ministry of company Affairs, Government of India. In his affidavit, he has stated that he has been authorized and competent to affirm the affidavit in reply on behalf of the Regional Director (Western Region), Ministry of Company Affairs, Mumbai. He has stated in paras (3), (4) and (5) as under :

“ 3)	I say that I am conversant with the facts of the case and I am competent to depose in my official capacity as the Registrar of Companies, Goa, Daman & Diu, Ministry of Company Affairs, Panaji, Goa and I am duly authorized by the Regional Director, Ministry of Company Affairs, Western Region, Mumbai.

4)	I say that the Scheme of Amalgamation proposed by the Petitioner Company has been examined by the Regional Director, Western Region, Mumbai and he has the following observations for granting the Scheme.

a)	That the Transferor and Transferee Company were inspected under Section 209A of the Companies Act, 1956 by the inspecting officers of the Ministry of Company Affairs during the year 2005 and any violation which may be noticed during the course of inspection, there will be no dilution for initiating legal action under the act and that will not in any way affect the amalgamation.

b)	The office of Registrar of Companies, Goa has received two complaints for non listing of the Shares of the Transferor Company which is a subsidiary of the Transferee Company. The copies of the complaints of Mrs. Krishna H. Bajaj dated 24/05/2003 and Mrs. Kalpana Bhandari dated 17/06/2003 are annexed hereto and marked as Exhibit “A” and Exhibit “B” respectively.

c)	The Office of Registrar of Companies, Goa as well as office of Official Liquidator, Goa and the Regional Director, Mumbai have received objection from Mrs. Krishna H. Bajaj against the instant scheme. The copy of the objection letter dated 10/07/2006 is annexed hereto and marked as Exhibit “C”.

d)	The Petitioner Company may be directed to furnish the latest financial position before this Hon’ble Court at the time of final hearing.

5)	I say that save as except above, I have no objection for approval of the Scheme of Amalgamation by this Hon’ble High Court with such order as it may deem fit and proper.”

The inspection report submitted by the Deputy Director (Inspection) dated 20.3.2006 which report has been submitted in view of the directions issued by the Ministry of Company Affairs regarding the inspection of the books of account of SIL (transferor company) and its holding company SGL (transferee company). In the said report, the Deputy Director has concluded as under:

“Conclusion:

It will be apparent from the various findings of the Inspection report that the entire control of the day today working of the company is being managed by Mitsui & Co. Ltd, Japan whereby huge turnover and profits are being siphoned away through systematic under invoicing of international financial transactions and over invoicing of import of coal. As regards inter-se transactions between SGL & SIL, systematic efforts have been made by SGL to put SIL into weak financial position by siphoning of the funds from SIL to SGL by over invoicing the price of iron ore and coke. In the process, the minority shareholders of SIL have been deprived of their reasonable return in the forms of dividend or gains out of fair price of its shares. The minority shareholders of SIL have been cheated through the systematically siphoning the funds by SGL to the ultimate holding company i.e. M/s. Mitsui & Co. Ltd, Japan. The I.O. has suggested for redressal of grievances of SIL by SGL in reascending the contract of purchase of shares made by offer documents dated 05.06.03 at under value price of Rs.30/- per share.”

12. In para 26.12 of the report, it has been found that as per provisions of Section 542 of the Act read with Section 406 thereof, the business of the company has been carried on with intent to defraud creditors of the company and its shareholders and in this regard, all the directors who are occupying the positions as its Managing Director/whole time Directors and other directors even though are occupying the position as Simplicitor Directors are in fact Directors who are looking after the day today policy matters of the company on behalf of the principal i.e. Mitsui & Co. Ltd. Japan being the ultimate holding company who is exerting common control over all its subsidiaries and fellow subsidiaries as admitted in the notes to accounts annexed to the balance sheet of 3 years i.e. 2002-03, 2003-04, 2004-05 are officers in default under Section 5 of the Act. The report has dealt with various aspects and it has been found that it is a case of siphoning of the funds. In para 26.11 of the Inspection Report, it has been found that Mitsui & Co. Japan is exercising common control over SGL and SIL and erstwhile SKCL (which later merged with SGL) and making SGL and SIL into lowering of profits through siphoning off funds from its own subsidiary company SIL and putting Mitsui & Co. Ltd., and its associate companies in undue gains. The Official Liquidator in his report has stated in para 3 that his report is mainly based on the report of the Auditors and the Official Liquidator has no other material either to supplement or to comment on the same. It seems from the record of the case, that it is clear that the Registrar of Companies who has filed an affidavit as a delegate of the Regional Director as well as Official Liquidator is the same person, acting both as Official Liquidator as well as Registrar of Companies. It is required to be noted that the Registrar at the time of filing the affidavit was in possession of the inspection report and in his capacity as Official Liquidator, he has stated that his report would mainly be based on the report of the Auditors and he has no other material either to supplement or to comment on the same. It is also required to be noted that the learned Single Judge has observed in para 17 of his Judgment as under:

“It may be noted that it is the Registrar of Companies who with authority from the Regional Director who has filed an affidavit and it is not the case of the Registrar of Companies that he was not aware of the inspection reports prepared by the Inspection Officer of the Ministry of Company Affairs and inspite of that he has opined that the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to the public. In doing so, the Registrar has certainly failed in his duties by not placing the correct facts before the Court. However, only because the Registrar of Companies has not placed the correct position as regards the affairs of SIL with reference to the said two inspection reports, in my view, it would not be a fit case to reject the scheme which has otherwise been approved by the majority of shareholders of both the companies and regarding which the Regional Director on behalf of the Central Government, as repository of public interest, has given his consent at the same time stating that any violation which might have been noticed at the time of inspection, legal action would be initiated regarding the same and that will not affect the amalgamation.”

13. In our view, when serious irregularities have been found in the inspection report and when the proceedings on the basis of the said inspection report are still pending and no further decision has been taken in this behalf and the Registrar as a delegate of the Regional Director who was in possession of such inspection report, should not have filed affidavits both, as the Official Liquidator as well as the Registrar as the delegate of the Regional Director. An affidavit is required to be filed by a person who is supposed to have knowledge of the facts. In considering the said aspect, no appropriate care has been taken in the matter of submitting the report on the part of the Regional Director and the Registrar of Companies. Once it is found that the report/affidavit on behalf of the Registrar/Regional Director is not in conformity with the statutory provisions, this Court mechanically cannot sanction the scheme simply because the majority of the shareholders have approved the scheme and the majority shareholders in their wisdom have accepted the valuation regarding exchange ratio.

14. Keeping in mind the aforesaid factual aspects, in our view, the Registrar should have specifically stated in his affidavit as to whether the affairs of the Company have been conducted in a manner prejudicial to the interest of its members or to public interest. It is required to be noted that as per the provisions of Section 393, the Registrar as well as the Liquidator, both are required to submit their separate reports and both are, therefore, functioning in a different capacity. It is surprising as to how the Official Liquidator who was the incharge of the Registrar could have filed the affidavits one in the capacity as a delegate of the Regional Director and the other in the capacity as the Official Liquidator. Even if the Registrar was asked to file affidavit by the Regional Director, considering the facts of the case that the said Registrar was already acting as an Official Liquidator, he should have informed the said aspect to the Regional Director. The affidavit submitted by the Registrar is as vague as it can be. By the said affidavit he has given no objection for sanctioning the scheme. In the instant case, since the Registrar is required to file an affidavit independently and the Official Liquidator and the Registrar are acting in a different capacity, the same persons could not have filed affidavits, both in the capacity as Registrar as well as in the capacity as the Official Liquidator. The statutory requirement of Section 394, therefore, cannot be said to be complied with in the present case. It is to be noted that as per Section 394, the Registrar as well as the Official Liquidator are required to file their separate affidavits. If one is incharge, the same person could not have filed affidavits of the Registrar as well as the Official Liquidator. The Affidavit of the Registrar is absolutely noncommittal. In the affidavit of the Official Liquidator, he has mentioned that the affairs of the company are not being conducted in a manner prejudicial to the interests of its members or to public interest. But when the same person filed affidavit as Registrar, this aspect is clearly omitted in his reply. In his affidavit, the Registrar has tried to become noncommittal. Before us, even no attempt was made on behalf of the Central Government or the Registrar to file any further affidavit. It is also pointed out to us that no final decision on the basis of the inspection reports has been arrived at one way or the other. Mr. Bhat during the course of his argument has submitted that the Registrar has acted as a mere delegate of the Regional Director. If that be so, then the Registrar could have informed the Regional Director that he has also filed an affidavit as Official Liquidator and that he would not be in a position to file an affidavit as delegate of the Regional Director.

15. In our view, the learned Company Judge himself has found that from the stand taken by the Registrar, he has failed in his duty and it cannot be said that the requirement of Section 394 has been complied with. In fact, two contradictory affidavits have been filed by the same gentleman, one in his capacity as the delegate of the Regional Director and the other in his capacity as the Official Liquidator. When the law requires that there should be two independent reports, it is clear that the statutory provision has not been complied with.

16. Considering the aforesaid aspect of the matter, though this Court has got only supervisory jurisdiction in the matter of sanctioning the scheme of amalgamation, surely this Court is not required to sanction the scheme in a mechanical manner and as per the mandate of Section 394 the Court shall not sanction the scheme unless the reports are made available as per the Proviso to Section 394. The Court, therefore, cannot sanction the scheme, unless the said statutory requirement is complied with and in this case, since it is not in dispute the very same person has filed affidavits, both as Official Liquidator and as the delegate of the Regional Director and that too his report is also not in conformity with the provisions of Section 394. Simply because the Central Government might have not opposed the scheme, that itself is not a ground for sanctioning the scheme. As per the mandate of law, even if the majority shareholders have approved the scheme, the Court is not required to straight away sanction the scheme. Proviso to Section 394 speaks otherwise and in that view of the matter, in our view, it is not correct to say that simply because the scheme is not opposed by the Central Government, the Court is required to put its seal on the scheme placed before it. In view of what is stated above, as per the proviso to Section 394 that no Court shall sanction the scheme unless statutory requirement is complied with, and since the said statutory requirement cannot be said to have been complied with, this appeal is required to be allowed and the order of the learned Single Judge, sanctioning the scheme is required to be set aside. We may also make it clear that in a given case by some omission even if averment is not made by the Registrar that the affairs of the company are not being conducted in a manner prejudicial to the interest of its members or to public interest, that may not be treated as fatal in every case in connection with the sanctioning of the scheme. However, so far as facts of the present case are concerned, when the Registrar was mindful of the inspection reports, it was his duty to state clearly that the affairs of the company are not being conducted in a manner prejudicial to the interests of its members or to public interest. The Registrar cannot sit at fence and remain noncommittal in this behalf. Even, otherwise, from the facts it is clear that the same person has filed both the affidavits, one in the capacity as Official Liquidator and the other in the capacity as the Registrar, although both of them are required to give separate reports in different capacity.

17. Before parting with this order, we make it clear that our observations are only meant for the purpose of considering whether the scheme can be sanctioned by this Court or not and whatever, observations made herein above will have no relevance and the same are not to be taken into account in any other proceedings which might be pending or may be initiated in future of any kind.

18. For the reasons stated above, we are of the opinion that the scheme, in question, cannot be sanctioned by this Court as it is in violation of mandatory provision of Section 394 of the Companies Act. As pointed out earlier, the learned Company Judge has not accepted the report submitted by the Registrar and if that report is taken into consideration, it is clear that the requirement of provisions of Section 394 cannot be said to have been fulfilled in the present case.

19. The appeal is allowed. The Order of the learned Company Judge is, accordingly, set aside. The scheme submitted by respondent No.1 Company is, accordingly, not sanctioned and accordingly not approved. Company Petition No.9 submitted before the learned Company Judge, accordingly, stands rejected. No costs.

P.B. MAJMUDAR, J.

C.L. PANGARKAR, J.

ssm.

REPORTABLE

IN THE SUPREME COURT OF INDIA

CIVIL APPELLATE JURISDICTION

CIVIL APPEAL NOS. 1430-1431 OF 2011

(Arising out of S.L.P (C) Nos. 8497-8498 of 2009)

SESA INDUSTRIES LTD.	—	APPELLANT
VERSUS
KRISHNA H. BAJAJ & ORS.	—	RESPONDENTS

J U D G M E N T

D.K. JAIN, J.:

Leave granted.

2.	These appeals, by special leave, are directed against the judgment dated 21st February, 2009 delivered by a Division Bench of the High Court of Bombay at Goa whereby the Division Bench has set aside the judgment of the learned Single Judge dated 18th December, 2008, sanctioning a scheme of amalgamation between the appellant company and Sesa Goa Limited (for short “SGL”), the Transferee Company.

3.	Shorn of unnecessary details, the facts material for the adjudication of these appeals may be stated thus:

SGL was incorporated on 25th June, 1965 as a private limited company, and thereafter, on 16th April, 1991 became a public company. The appellant company viz. Sesa Industries Ltd. (for short “SIL”) was incorporated on 17th May, 1993 as a subsidiary of SGL with the latter holding 88.85% of the shares in the former.

4.	On 26th July, 2005, a resolution was passed by the Board of Directors of SIL to amalgamate SIL with SGL, effective from 1st April, 2005. In pursuance thereof, on 12th January, 2006, SIL and SGL filed respective company applications in the Bombay High Court seeking the Court’s permission to convene a general body meeting.

5.	Respondent No. 1 herein, holder of 0.29% of the shares in SIL, filed an affidavit on 18th January, 2006 intervening in the afore-mentioned company petitions. Subsequently, on 6th March, 2006, respondent No. 1 also filed a letter dated 17th February, 2006 issued by the Director of Inspection and Investigation, Ministry of Company Affairs, Government of India, respondent No.3 herein, addressed to the Regional Director, respondent No.2 in these appeals, together with a copy of the inspection report under Section 209A of the Companies Act, 1956 (for short “the Act”). At this juncture, it would be useful to extract relevant portion of the said report, which reads as follows:

“It will be apparent from the various findings of the Inspection Report that the entire control of the day to day working of the company is being managed by Mitsui & Co. Ltd., Japan whereby huge turnover and profits are being siphoned away through systematic under invoicing of international financial transactions and over invoicing of import of coal. As regards inter-se transactions between SGL & SIL, systematic efforts have been made by SGL to put SIL into weal financial position by siphoning of the funds from SIL to SGL by over invoicing the price of iron ore and coke. In the process the minority shareholders of SIL have been deprived of their reasonable return in the forms of dividend or gains out of fair price of its shares. The minority shareholders of (sic) SIL have been cheated through the systematically siphoning the funds by SGL to the ultimate holding company i.e. M/s Mitsui & Co. Ltd., Japan. The I.O. has suggested for redressal of grievances of SIL by SGL in rescinding (sic.) the contract of purchase of shares at under value price of Rs. 30/- per share.”

6.	Ignoring the objections raised by respondent No.1, vide order dated 18th March, 2006, the High Court, allowed SIL and SGL to convene meetings for seeking approval of shareholders for the said amalgamation, and directed the companies to disclose, as part of the Explanatory Statement to be sent with individual notices, the following observations from the inspection report:

“The Central Government has issued a letter dated 17th February, 2006 to various governmental agencies including the Regional Director (Western Region) enclosing a copy of the inspection report and recording that during the course of the inspection the inspecting officer has pointed out contraventions of Section 269 read with Section 198/309, contravention of Section 289 read with Article no. 111 and 140 of the Articles, contravention of Section 260 and 313, contravention of Section 268 read with Section 256 and contravention of Section 628 of the Act. The Investigating Officer has suggested invoking the provisions of Section 397 and 398 read with Section 388B, 401, 402 and 406 of the Act including that of Section 542 of the Act. The Inspection report has also pointed out financial irregularities and also examined the complaints of Mrs. Kalpana Bhandari and Mrs. Krishna H. Bajaj which have been reported in Part “A” of the Inspection Report. Contravention of Section 297 of the Act has been reported in Part “B” of the Inspection Report. It has also been suggested Part “D” of the Inspection Report for references to be made to the Ministry of Finance and SEBI. Accordingly, the Central Government has requested the addressees to examine the report and take appropriate action.”

7.	Thereafter, on 8th May, 2006, the shareholders of SIL and SGL, by 99% majority, approved the scheme of amalgamation, and respondent No.1 was the sole shareholder who objected to the said scheme. SIL and SGL both filed petitions in the High Court for according approval to the amalgamation scheme.

8.	On 10th August, 2006, the Registrar of Companies, Goa filed an affidavit as the delegate of the Regional Director stating that SIL and SGL were inspected under Section 209A of the Act by the Inspecting Officers of the Ministry of Company Affairs during the year 2005 and “any violation which may be noticed during the course of inspection, there will be no dilution for initiating legal action under the Act and that will not in any way affect the amalgamation”. The Registrar stated save and except the observations in para 4 of the affidavit, which included forwarding of two complaints received from respondent No.1, he had no objection to the scheme of amalgamation.

9.	On the same day, Official Liquidator, respondent No.1 in these appeals, also filed a report in the High Court, inter alia, stating that in light of the Auditor’s report dated 2nd August 2006, according to him the affairs of the transferor company have not been conducted in a manner prejudicial to the interest of its members or the public. Respondent No.1 filed an affidavit objecting to the sanctioning of the scheme.

10.	On 24th August, 2006 respondent No. 1 filed Application No. 56 of 2006 praying for production and/or inspection of some documents, including joint valuation report submitted by M/s. N.M. Raiji and M/s. Hairbhakti & Co.; the aforementioned Inspection Report relating to SGL and SIL, and issuance of notice to the Bombay Stock Exchange and the National Stock Exchange; the Ministry of Company Affairs and the Central Government. On 9th February, 2009, while partly allowing the said application the Company Court directed SGL and SIL to place on record the joint valuation reports, the proxy register alongwith relevant proxies held on 8th May, 2006. However, as regards other prayers, the application was dismissed. Being aggrieved, respondent No.1 preferred an appeal before the Division Bench. Vide order dated 25th April, 2007, the Division Bench dismissed the appeal preferred by respondent No.1, observing that:

“We have gone through the two reports. We are of the opinion that the learned Company Judge should take into consideration the said reports before passing any final orders in the matter of approving the scheme of amalgamation of the two companies for considering the purpose of it relevancy, in order to grant approval.”

11.	Thereafter, respondent No.1 filed yet another Company Application No. 24 of 2007, praying that the reports dated 17th February, 2006 and 20th March, 2006 sent to the Regional Director by the Ministry of Company Affairs be furnished to her. Vide order dated 13th July, 2007, the Single Judge allowed the application. Being aggrieved, SIL preferred an appeal before the Division Bench. Admitting the appeal, vide order dated 23rd August, 2007, the Division Bench granted interim stay of the order dated 13th July, 2007. The order reads:

“Perusal of the impugned order, however, nowhere discloses consideration of the said aspect of the relevancy of the document for the purpose of deciding the issue relating to amalgamation of the company. We, however, make it clear that the process regarding amalgamation shall proceed further in accordance with the provisions of law and in terms of direction in order dated 25.4.07 regarding relevancy of the said report.”

12.	Finally, vide judgment dated 18th December, 2008, the learned Company Judge sanctioned the scheme of amalgamation between SGL and SIL, inter alia, observing that: (i) since inspection proceedings under Section 209A of the Act are different from an investigation carried out in terms of Section 235 of the Act, they are not required to be disclosed under the proviso to Section 391 of the Act; (ii) in any event, SIL and SGL have not suppressed any material facts as the letter dated 17th February, 2006 was made part of the individual notices sent to the shareholders; (iii) inspections carried out under Section 209A of the Act cannot come in the way of sanctioning of amalgamation, as they can only result in criminal prosecution of those responsible for contravention of various Sections of the Act; (iv) three years have elapsed since the inspections but the Central Government has not taken any further actions in terms of the inspection reports, which shows that investigations or action in terms of Section 401 of the Act was not in the offing; (v) the Central Government has, through the Regional Director, clarified that the merger would not come in the way of any action to be taken pursuant to the two inspection reports, (vi) non-disclosure of pending criminal complaints is also not fatal to sanctioning of the scheme as the Objector did not raise this contention earlier; pendency of criminal complaints cannot be equated to “material facts” in terms of the proviso to Section 391 of the Act and the merger will have no effect on the criminal complaints; (vii) merely because the Registrar has failed to perform his duties, it cannot be said that the scheme of amalgamation, which has been approved by a majority of the shareholders, should be rejected; (viii) the onus is on the Objector to prove that a scheme is contrary to public interest and is not just, fair and reasonable, and in the instant case, the Objector has not discharged the burden cast on her; (ix) the objection in relation to the share valuation was not well-founded in as much as the Objector has not placed any material to show that the valuation was unfair, especially when an overwhelming majority of shareholders have approved the share valuation; (x) violation of Section 73 of the Act is not sufficient to stall an amalgamation as the persons responsible for the violation can be effectively dealt with even after the merger and (xi) the objection that the proposed scheme is unconscionable deserves to be rejected, as the scheme has been approved by majority of the shareholders, as also the Central Government. The learned Judge also clarified that the sanctioning of the scheme will not come in the way of either civil or criminal proceedings which may be initiated pursuant to the inspection reports as well as further progress of criminal complaints filed by the objector.

13.	Aggrieved, respondent No.1 preferred an intra-court appeal before a Division Bench of the Court. The Division Bench has, vide the impugned judgment, set aside the order of the learned Single Judge and revoked the sanction to the amalgamation scheme. The division bench has, inter-alia, observed that: (i) when serious irregularities have been found in the inspection report and when the proceedings on the basis of the said inspection report are still pending and no further decision has been taken in this behalf and the Registrar as a delegate of the Regional Director who was in possession of such inspection report, should not have filed affidavits both, as the Official Liquidator as well as the Registrar as the delegate of the Regional Director; (ii) once it is found that the report/affidavit on behalf of the Registrar/Regional Director is not in conformity with the statutory provisions, this Court mechanically cannot sanction the scheme simply because the majority of the shareholders have approved the scheme and the majority shareholders in their wisdom have accepted the valuation regarding exchange ratio; (iii) as per the provisions of Section 393, the Registrar as well as the Liquidator, both are required to submit their separate reports and both are, therefore, functioning in a different capacity. It is surprising as to how the Official Liquidator who was the incharge of the Registrar could have filed the affidavits one in the capacity as a delegate of the Regional Director and the other in the capacity as the Official Liquidator; (iv) the Affidavit of the Registrar is absolutely noncommittal. In the affidavit of the Official Liquidator, he has mentioned that the affairs of the company are not being conducted in a manner prejudicial to the interests of its members or to public interest. But when the same person filed affidavit as Registrar, this aspect is clearly omitted in his reply and (v) the learned Company Judge himself has found that from the stand taken by the Registrar, he has failed in his duty and it cannot be said that the requirement of Section 394 has been complied with. In fact, two contradictory affidavits have been filed by the same gentleman, one in his capacity as the delegate of the Regional Director and the other in his capacity as the Official Liquidator. When the law requires that there should be two independent reports, it is clear that the statutory provision has not been complied with.

14.	Hence these appeals by SIL.

15.	We heard Mr. K.K. Venugopal, Senior Advocate for the appellant, Mr. H.P. Raval, learned Additional Solicitor General of India on behalf of respondent Nos.2 to 4 and Mr. Amar Dave, learned Advocate on behalf of respondent No.1 at considerable length.

16.	Mr. K.K. Venugopal, learned senior counsel strenuously urged that once a scheme of amalgamation has been approved by a majority of the shareholders after sufficient disclosure in the explanatory statement regarding the pendency of an inspection under Section 209A of the Act, it is neither expedient nor desirable for Courts to sit in judgment over a commercial decision of the shareholders. Relying on the decisions in Reliance Petroleum Ltd., In re1, Programme Asia Trading Company Limited, In re2 and Core Health Care Ltd., In re3, learned counsel contended that it is settled that pendency of an inspection under Section 209A or under Section 235 of the Act should not stall a scheme of amalgamation.

[1]	[2003] 46 SCL 38 (Guj)
[2]	[2005] 125 Comp Cas 297 (Bom)
[3]	[2007] 138 Comp Cas 204 (Guj)

17.	Learned counsel submitted that the Division Bench erred in rejecting the scheme of amalgamation on the sole ground that the requirement of the first proviso to Section 394(1) of the Act has not been complied with, as it is settled that the said proviso only applies to the amalgamation of a company which is being wound up. Learned counsel stressed that in the instant case, the prayer in the amalgamation petition was for “dissolution without winding up” and hence only the second proviso to Section 394(1) was applicable. Relying on the decisions of this Court in Regional Director, Company Law Board, Government of India Vs. Mysore Galvanising Co. Pvt. Ltd. & Ors.[4], Sugarcane Growers & Sakthi Sugars Shareholders’ Association Vs. Sakthi Sugars Ltd.[5], Marybong and Kyel Tea Estate Ltd., In re6 and Mathew Philip & Ors. Vs. Malayalam Plantations (India) Ltd. & Anr.[7], learned counsel contended that the use of the word “further” in the second proviso to Section 394(1) of the Act does not indicate that the said proviso is an additional provision in relation to the situation contemplated under the first proviso.

[4]	[1976] 46 Comp Cas 639 (Kar)
[5]	[1998] 93 Comp Cas 646 (Mad)
[6]	[1977] 47 Comp Cas 802 (Cal)
[7]	[1994] 81 Comp Cas 38 (Ker)

18.	While pointing out that the current investigation under Section 235 of the Act was initiated in July, 2009, after the impugned judgment was delivered and was based on a fresh complaint by respondent No.1, learned counsel urged that these investigations are at a preliminary stage of mere allegations and the final report/accusation, if any, the trial, its outcome and appeals etc., would all be a long drawn process, which cannot hold up the amalgamation, as was opined by the Company Judge. Learned counsel argued that the said finding of the Company Judge having not been disturbed by the appellate bench, the same has attained finality. Drawing an analogy with cases under the Election laws, learned counsel pleaded that unless a person is convicted, no adverse inference can be drawn against him. In support of the proposition, reliance was placed on the decision of this Court in Ranjitsing Brahmajeetsing Sharma Vs. State of Maharashtra & Anr.[8].

19.	Reliance was placed on the decisions in Search Chem Industries Ltd., In re9 and Banaras Beads Ltd., In re10 to contend that the pendency of the investigation cannot come in the way of amalgamation in as much as even if the allegations are found to be true, the same will lead only to a report under Section 241 of the Act and ultimately a prosecution under Section 242 of the Act against the Directors/Principal officers of the company, which would not dilute or affect the scheme of amalgamation.

[8]	(2005) 5 SCC 294
[9]	[2006] 129 Comp Cas 471 (Guj)
[1][0]	[2006] 132 Comp Cas 548 (All)

20.	Highlighting the advantages of the amalgamation, learned counsel submitted that SIL being a subsidiary of SGL, the amalgamation between both the said companies would entail several benefits for both the companies, including consolidation of the management, control and operation of both companies thereby resulting in considerable savings by elimination of duplication of administrative expenses etc. Moreover, according to the learned counsel, the shareholders of SIL, including the appellant, will also stand to gain tremendously by allotment of shares of SGL, a very healthy company. As per the amalgamation scheme, the shareholders of SIL will get one share of SGL against five shares held by them in SIL. Learned counsel submitted that 99.68% of the shareholders of both the appellants, viz. SIL and SGL having approved the scheme, allowing a scheme of amalgamation to be stalled due to the pendency of an investigation or inspection would lead to a situation whereby any scheme for amalgamation can be held to ransom by a minority shareholder, like in the instant case, where the first respondent/complainant had voluntarily offloaded 5,31,950 shares pursuant to a voluntary offer made by SGL out of total 5,89,400/- shares held by him in SIL.

21.	Assailing the observation of the appellate Bench that the same person viz. the Registrar of Companies ought not to have filed both Affidavits himself as delegate of Regional Director as well as the Official Liquidator, learned counsel urged that as Section 448(1)(a) of the Act contemplates the possibility of part time Official Liquidators, there was nothing improper in the approach of the Registrar in as much as the Registrar had filed both the affidavits on 10th August, 2006, and the same had to be read together, which disclosed all relevant materials. Additionally, it was urged that the Single Judge had rightly concluded that a scheme of amalgamation, which is just and fair, cannot be rejected merely because the Official Liquidator had failed in his duty in placing the correct position before the Court.

22.	Learned counsel then submitted that in Life Insurance Corporation of India Vs. Escorts Ltd. & Ors.[11], this Court had held that the functioning of a company was akin to that of a parliamentary democracy wherein the overall control is exercised by the majority of the shareholders. In the instant case, majority of the shareholders had approved the scheme of amalgamation despite having full knowledge of the proceedings against the Companies and the prima facie findings. Moreover, Section 395 of the Act provides the power to acquire shares of the shareholders dissenting from the scheme if the said scheme has been approved by the holders of not less than nine-tenth in value of the shares of whose transfer is involved.

[11]	(1986) 1 SCC 264

23.	Mr. Raval, the learned Additional Solicitor General, on the other hand, relying on a decision of the Gujarat High Court in Wood Polymer Limited, In re12, submitted that since the sanctioning of a scheme of amalgamation has the effect of imposing it on dissenting members, before exercising the power conferred on it by Section 391(2) of the Act, the Court needs to examine the scheme in its proper perspective. Learned counsel urged that it cannot be argued that merely because statutory formalities are duly carried out, the Court has no option but to sanction the scheme. Learned counsel also submitted that since inspection reports had been received by the Registrar of Companies and Official Liquidator, respectively on 19th October, 2006 and 15th November, 2006, i.e. after the filing of affidavit by them on 10th August, 2006, under Section 394 of the Act, no fault can be found with their affidavits. It was asserted that since serious irregularities had been found in the affairs of both SGL and SIL, cheating the minority shareholders of SIL, the order sanctioning amalgamation of the said companies cannot be permitted to be used for thwarting the investigations. Thus, the learned Additional Solicitor General supported the impugned order.

24.	Mr. Amar Dave, learned counsel appearing for respondent No.1, contended that the provisions of Chapter V of Part VI of the Act were intended to introduce a system of checks and balances to promote the interests of shareholders, creditors and society at large so as to promote a healthy corporate governance culture, and the Courts should adopt an interpretation that advances this object.

25.	Learned counsel urged that in the instant case the provisions of Section 393(1)(a) of the Act had not been complied with in as much as all material facts were not placed before the shareholders, in particular the preliminary letters of findings addressed to the Managing Director of SIL by the Inspector pursuant to the inspection under Section 209A of the Act on 28th September, 2005. According to the learned counsel, a mere enclosure of an extract of covering letter dated 17th February, 2006 cannot be construed as sufficient compliance with the mandate of Section 393(1)(a), as the said letter did not disclose the details of the findings to the effect that the affairs of the company had been conducted in a manner which was prejudicial to the interests of its members. Relying on the decision of this Court in Miheer H. Mafatlal Vs. Mafatlal Industries Ltd.[13], learned counsel contended that sufficient information had not been disclosed to the shareholders so as to enable them to take an informed decision.

[12]	[1977] 47 Comp Cas 597
[13]	(1997) 1 SCC 579

26.	Learned counsel contended that in light of the dictum laid down in Miheer H. Mafatlal (supra); Bedrock Ltd., In re14 and T. Mathew Vs. Smt. Saroj G. Poddar[15], the companies had violated the provisions of the proviso to Section 391(2) of the Act in as much as SIL and SGL had not disclosed the pendency of the criminal proceedings against the companies and its directors, and of proceedings under Section 209A of the Act. Learned counsel submitted that proceedings under Section 209A of the Act would fall under the category “and of the like” as mentioned in the proviso to Section 391(2) of the Act, as every material fact which could affect the Company Court’s discretion has to be disclosed. Moreover, both the Companies had not disclosed the final inspection reports under Section 209A of the Act, and the same was brought on record by respondent No.1. Learned counsel further submitted that the petitioner has failed to disclose even before this Court, that the Serious Fraud Investigation Office (SFIO) was conducting an investigation into the affairs of the company under the provisions of Section 235 of the Act, and even though the said investigation proceedings arose later, the obligation under the proviso of Section 391(2) is a continuing obligation and, therefore, the appellant was obliged to disclose the same before this Court as well.

[14]	[2000] 101 Comp Cas 343 (Bom)
[15]	[1996] 22 CLA 200 (Bom)

27.	Learned counsel strenuously urged that the reports submitted by the Registrar as delegate of the Regional Director and as Official Liquidator were clearly in violation of the mandate of the proviso to Section 394(1) of the Act, in as much as despite being in possession of the inspection reports prepared by the Inspecting Officer of the Ministry of Company Affairs, the Official Liquidator filed a misleading affidavit before the Company Court, reporting “that the affairs of the transferor Company were not being conducted in a manner prejudicial to the interests of its members or to the public interest”. It was alleged that the affidavit submitted by the Official Liquidator was solely based on the report of one M/s S.R. Kenkre & Associates, Chartered Accountants, who in turn had based their entire report on the information supplied by the Company, without any independent verification. Relying on the decisions in Securities and Exchange Board of India Vs. Sterlite Industries (India) Ltd.[16]; Modus Analysis and Information P. Ltd. & Ors, In re17; Miheer H. Mafatlal (supra); Larsen and Toubro Limited, In re18; Wood Polymer (supra) and T. Mathew (supra), learned counsel argued that the Division Bench had rightly concluded that the mandate of Section 394 had not been complied with thereby raising a statutory embargo on the approval of the scheme of amalgamation. Further, the disclosure of all material information to the shareholders, which included the pendency of criminal proceedings; inspection proceedings under Section 209A of the Act, and proceedings under Section 235 of the Act in the report of the Official Liquidator under Section 394(1) of the Act constitute jurisdictional requirements, and unless all of them were satisfied, the Company Court had no jurisdiction to sanction the scheme. In support, reliance was placed on the decision of this Court in Carona Ltd. Vs. Parvathy Swaminathan & Sons[19].

[16]	(2003) 113 Comp Cas 273
[17]	(2008) 142 Comp Cas 410 (Cal)
[18]	(2004) 121 Comp Cas 523
[19]	(2007) 8 SCC 559

28.	Learned counsel then contended that the fact of huge siphoning off the funds from the transferor company (SIL) to the transferee company (SGL) being within the knowledge of the Company Court, it should not have sanctioned the scheme, as the distinction between the wrongdoer and the beneficiary gets effaced due to sanctions of law. Learned counsel also argued that under the attending circumstances the swap ratio of 1 share of the transferee company for 5 shares of the transferor company was also unfair, especially when the valuers did not have an opportunity to examine the inspection reports under Section 209A of the Act.

29.	Reliance was placed on the decisions in J.S. Davar & Anr. Vs. Dr. Shankar Vishnu Marathe & Ors.[20]; T. Mathew (supra); Calcutta Industrial Bank Ltd., In re21 and Travancore National & Quilon Bank Ltd., In re22, to contend that the proposed scheme was a ruse to stifle further inquiry into the affairs of the transferor and transferee company and their managements which have been initiated by the Ministry of Company Affairs, as also criminal and civil proceedings that may arise thereafter because after the amalgamation, it may not be possible to initiate any proceedings against the transferor company as it would cease to exist. Moreover, the proceedings under Sections 244, 397, 398, 401, 402, 406 and 542 of the Act against the transferor company cannot be initiated against the transferee company even if the transferee company has undertaken to take over all the future liabilities of the transferor company. Learned counsel thus, asserted that in light of the serious findings in the inspection report under Section 209A of the Act, sanction of the scheme would be detrimental to public interest, more so when on sanction of the scheme of amalgamation, the transferor company would cease to exist, losing its entity and in the process its functionaries will go scot free.

[20]	A.I.R. 1967 Bom. 456
[21]	[1948] 18 Comp Cas 144
[22]	A.I.R. 1940 Mad 139

30.	Relying on Miheer H. Mafatlal (supra), learned counsel contended that the proposed scheme of amalgamation was unconscionable, in as much as the minority shareholders of the transferor company have been oppressed, and in fact the “exit option” offered by the transferee company to the minority shareholders of transferor company on 5th June 2003, at an extremely undervalued price of ` 30 per share was in violation of Section 395 of the Act.

31.	Lastly, learned counsel urged that though the decision of the majority of the shareholders, while sanctioning the scheme, is of paramount importance, but in the instant case, since 99.80% of the votes of the transferor company were those of the transferee company itself, the significance of the majority decision was of no relevance and, therefore, under these circumstances the Company Court was required to ensure that the rights of the minority were not trammeled upon, as observed in Miheer H. Mafatlal (supra); Bedrock Ltd. (supra); T. Mathew (supra); J.S. Davar (supra) and Calcutta Industrial Bank Ltd. (supra).

32.	Before addressing the issues raised, it will be useful to survey the relevant provisions contained in Chapter V of Part VI of the Act, which deal with “Arbitrations, compromises, arrangements and reconstructions”. Section 391 of the Act, clothes the Court with the power to sanction a compromise or arrangements made by a company with its creditors and members. It reads as follows:-

“S.391.Power to compromise or make arrangements with creditors and members.—(1) Where a compromise or arrangement is proposed—

(a)	between a company and its creditors or any class of them; or

(b)	between a company and its members or any class of them;

the Court may, on the application of the company or of any creditor or member of the company, or in the case of a company which is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members or class of members, as the case may be, to be called, held and conducted in such manner as the Court directs.

(2) If a majority in number representing three-fourths in value of the creditors, or class of creditors, or members, or class of members as the case may be, present and voting either in person or, where proxies are allowed under the rules made under Section 643, by proxy, at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Court, be binding on all the creditors, all the creditors of the class, all the members, or all the members of the class, as the case may be, and also on the company, or, in the case of a company which is being wound up, on the liquidator and contributories of the company:

Provided that no order sanctioning any compromise or arrangement shall be made by the Court unless the Court is satisfied that the company or any other person by whom an application has been made under sub-section (1) has disclosed to the Court, by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency of any investigation proceedings in relation to the company under Sections 235 to 251, and the like.”

Section 394 of the Act, lays down the procedure for facilitating reconstruction and amalgamation of companies. It reads as under:

“S.394. Provisions for facilitating reconstruction and amalgamation of companies.—(1) Where an application is made to the Court under Section 391 for the sanctioning of a compromise or arrangement proposed between a company and any such persons as are mentioned in that section, and it is shown to the Court—

(a)	that the compromise or arrangement has been proposed for the purposes of, or in connection with, a scheme for the reconstruction of any company or companies, or the amalgamation of any two or more companies; and

(b)	that under the scheme the whole or any part of the undertaking, property or liabilities of any company concerned in the scheme (in this section referred to as a ‘transferor company’) is to be transferred to another company (in this section referred to as ‘the transferee company’);

the Court may, either by the order sanctioning the compromise or arrangement or by a subsequent order, make provision for all or any of the following matters:—

(i)	the transfer to the transferee company of the whole or any part of the undertaking, property or liabilities of any transferor company;

(ii)	the allotment or appropriation by the transferee company of any shares, debentures, policies or other like interests in that company which, under the compromise or arrangement, are to be allotted or appropriated by that company to or for any person;

(iii)	the continuation by or against the transferee company of any legal proceedings pending by or against any transferor company;

(iv)	the dissolution, without winding up, of any transferor company;

(v)	the provision to be made for any persons who, within such time and in such manner as the Court directs, dissent from the compromise on arrangement; and

(vi)	such incidental, consequential and supplemental matters as are necessary to secure that the reconstruction or amalgamation shall be fully and effectively carried out:

Provided that no compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the amalgamation of a company, which is being wound up, with any other company or companies, shall be sanctioned by the Court unless the Court has received a report from the Company Law Board or the Registrar that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest:

Provided further that no order for the dissolution of any transferor company under clause (iv) shall be made by the Court unless the Official Liquidator has, on scrutiny of the books and papers of the company, made a report to the Court that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest.

……………………………………………………...........................................................................................……………”

33.	It is plain from the afore-extracted provisions that when a scheme of amalgamation/merger of a company is placed before the Court for its sanction, in the first instance the Court has to direct holding of meetings in the manner stipulated in Section 391 of the Act. Thereafter before sanctioning such a scheme, even though approved by a majority of the concerned members or creditors, the Court has to be satisfied that the company or any other person moving such an application for sanction under sub-section (2) of Section 391 has disclosed all the relevant matters mentioned in the proviso to the said sub-section. First proviso to Section 394 of the Act stipulates that no scheme of amalgamation of a company, which is being wound up, with any other company, shall be sanctioned by the Court unless the Court has received a report from the Company Law Board or the Registrar to the effect that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest. Similarly, second proviso to the said Section provides that no order for the dissolution of any transferor company under clause (iv) of sub-section (1) of Section 394 of the Act shall be made unless the official liquidator has, on scrutiny of the books and papers of the company, made a report to the Court that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest. Thus, Section 394 of the Act casts an obligation on the Court to be satisfied that the scheme of amalgamation or merger is not prejudicial to the interest of its members or to public interest.

34.	Therefore, while it is trite to say that the court called upon to sanction a scheme of amalgamation would not act as a court of appeal and sit in judgment over the informed view of the concerned parties to the scheme, as the same is best left to the corporate and commercial wisdom of the parties concerned, yet it is clearly discernible from a conjoint reading of the aforesaid provisions that the Court before whom the scheme is placed, is not expected to put its seal of approval on the scheme merely because the majority of the shareholders have voted in favour of the scheme. Since the scheme which gets sanctioned by the court would be binding on the dissenting minority shareholders or creditors, the court is obliged to examine the scheme in its proper perspective together with its various manifestations and ramifications with a view to finding out whether the scheme is fair, just and reasonable to the concerned members and is not contrary to any law or public policy. (See: Hindustan Lever Employees Union Vs. Hindustan Lever Ltd. & Ors.23). The expression “public policy” is not defined in the Act. The expression is incapable of precise definition. It connotes some matter which concerns the public good and the public interest. (See: Central Inland Water Transport Corporation Limited & Anr. Vs. Brojo Nath Ganguly & Anr.[24].)

[23]	1995 Supp (1) SCC 499
[24]	(1986) 3 SCC 156

35.	In Miheer H. Mafatlal (supra), this Court had, while examining the scope and ambit of jurisdiction of the Company Court, culled out the following broad contours of such jurisdiction:

“1. The sanctioning court has to see to it that all the requisite statutory procedure for supporting such a scheme has been complied with and that the requisite meetings as contemplated by Section 391(1)(a) have been held.

2. That the scheme put up for sanction of the Court is backed up by the requisite majority vote as required by Section 391 sub-section (2).

3. That the meetings concerned of the creditors or members or any class of them had the relevant material to enable the voters to arrive at an informed decision for approving the scheme in question. That the majority decision of the concerned class of voters is just and fair to the class as a whole so as to legitimately bind even the dissenting members of that class.

4. That all necessary material indicated by Section 393(1)(a) is placed before the voters at the meetings concerned as contemplated by Section 391 sub-section (1).

5. That all the requisite material contemplated by the proviso of sub-section (2) of Section 391 of the Act is placed before the Court by the applicant concerned seeking sanction for such a scheme and the Court gets satisfied about the same.

6. That the proposed scheme of compromise and arrangement is not found to be violative of any provision of law and is not contrary to public policy. For ascertaining the real purpose underlying the scheme with a view to be satisfied on this aspect, the Court, if necessary, can pierce the veil of apparent corporate purpose underlying the scheme and can judiciously X-ray the same.

7. That the Company Court has also to satisfy itself that members or class of members or creditors or class of creditors, as the case may be, were acting bona fide and in good faith and were not coercing the minority in order to promote any interest adverse to that of the latter comprising the same class whom they purported to represent.

8. That the scheme as a whole is also found to be just, fair and reasonable from the point of view of prudent men of business taking a commercial decision beneficial to the class represented by them for whom the scheme is meant.

9. Once the aforesaid broad parameters about the requirements of a scheme for getting sanction of the Court are found to have been met, the Court will have no further jurisdiction to sit in appeal over the commercial wisdom of the majority of the class of persons who with their open eyes have given their approval to the scheme even if in the view of the Court there would be a better scheme for the company and its members or creditors for whom the scheme is framed. The Court cannot refuse to sanction such a scheme on that ground as it would otherwise amount to the Court exercising appellate jurisdiction over the scheme rather than its supervisory jurisdiction.”

36.	It is manifest that before according its sanction to a scheme of amalgamation, the Court has to see that the provisions of the Act have been duly complied with; the statutory majority has been acting bona fide and in good faith and are not coercing the minority in order to promote any interest adverse to that of the latter comprising the same class whom they purport to represent and the scheme as a whole is just, fair and reasonable from the point of view of a prudent and reasonable businessman taking a commercial decision.

37.	Thus, the first question is as to whether the appellant and SGL had disclosed sufficient information to the shareholders so as to enable them to arrive at an informed decision? The proviso to Section 391 (2) requires a company to “disclose pendency of any investigation in relation to the company under Sections 235 to 351, and the like”. Though it is true that inspection under Section 209A of the Act, strictly speaking, may not be in the nature of an investigation, but at the same time it cannot be construed as an innocuous exercise for record, in as much as if anything objectionable or fraudulent in the conduct of the affairs of the company is detected during the course of inspection, it may lay the foundation for the purpose of investigations under Sections 235 and 237 of the Act, as is the case here. Therefore, existence of proceedings under Section 209A must be disclosed in terms of the proviso to Section 391(2). In any event, we are of the opinion that since the said issue is a question of fact, based on appreciation of evidence, and both the Courts below have held that the information supplied was sufficient, particularly in light of the order passed by the Single Judge on 18th March, 2006, we are not inclined to disturb the said concurrent finding of the Courts below, particularly when it is not shown that the said finding suffers from any demonstrable perversity. (See: Firm Sriniwas Ram Kumar Vs. Mahabir Prasad & Ors.[25] and Ganga Bishnu Swaika Vs. Calcutta Pinjrapole Society[26].)

25 1951 SCR 277

26 AIR 1968 SC 615

38.	The next issue that arises for our determination is whether the Division Bench was correct in holding that the affidavit filed by the Official Liquidator was vitiated on account of non-disclosure of all material facts. From a bare perusal of the affidavit dated 10th February, 2006, it is manifest, ex facie, that before filing the affidavit, the said official had not examined and applied its mind to the findings contained in the inspection report under Section 209A of the Act. While it is true that it was not within the domain of the Official Liquidator to determine the relvency or otherwise of the said report, yet he was obliged to incorporate in his affidavit the contents of the inspection report. We are convinced that the official liquidator had failed to discharge the statutory burden placed on him under the second proviso to Section 394(1) of the Act.

39.	An Official Liquidator acts as a watchdog of the Company Court, reposed with the duty of satisfying the Court that the affairs of the company, being dissolved, have not been carried out in a manner prejudicial to the interests of its members and the interest of the public at large. In essence, the Official Liquidator assists the Court in appreciating the other side of the picture before it, and it is only upon consideration of the amalgamation scheme, together with the report of the Official Liquidator, that the Court can arrive at a final conclusion that the scheme is in keeping with the mandate of the Act and that of public interest in general. It, therefore, follows that for examining the questions as to why the transferor-company came into existence; for what purpose it was set up; who were its promoters; who were controlling it; what object was sought to be achieved by dissolving it and merging with another company, by way of a scheme of amalgamation, the report of an official liquidator is of seminal importance and in fact facilitates the Company Judge to record its satisfaction as to whether or not the affairs of the transferor company had been carried on in a manner prejudicial to the interest of the minority and to the public interest.

40.	In the present case, we are unable to appreciate why the Official Liquidator, who was aware of the inspection report dated 17th February, 2006 under Section 209A containing adverse comments on the affairs of both the companies, relied only on the report of the auditors, which admittedly was not even verified. We can only lament the conduct of the official liquidator.

41.	Having held that the Official Liquidator had failed to discharge the duty cast on him in terms of the second proviso to Section 394(1) of the Act, the next issue that requires consideration is whether sanction of a scheme of amalgamation can be held up merely because the conduct of an Official Liquidator is found to be blameworthy? We are of the view that it will neither be proper nor feasible to lay down absolute parameters in this behalf. The effect of misdemeanour on the part of the official liquidator on the scheme as such would depend on the facts obtaining in each case and ordinarily the Company Judge should be the final arbiter on that issue. In the instant case, indubitably, the findings in the report under Section 209A of the Act were placed before the Company Judge, and he had considered the same while sanctioning the scheme of amalgamation. Therefore, in the facts and circumstances of the present case, the Company Judge had, before him, all material facts which had a direct bearing on the sanction of the amalgamation scheme, despite the aforestated lapse on the part of the Official Liquidator. In this view of the matter, we are of the considered opinion that the Company Judge, having examined all material facts, was justified in sanctioning the scheme of amalgamation, particularly when the current investigation under Section 235 of the Act was initiated pursuant to a complaint filed by respondent No.1 subsequent to the order of the Company Judge sanctioning the scheme.

42.	For the foregoing reasons, the appeals are allowed; and the impugned judgment is set aside. Consequently, the order passed by the Company Judge sanctioning the scheme of amalgamation is restored. However, it is made clear that the scheme of amalgamation will not come in the way of any civil or criminal proceedings which may arise pursuant to the action initiated under Sections 209A or 235 of the Act, or any criminal proceedings filed by respondent No. 1.

43.	In the facts and circumstances of the case, there will be no order as to costs.

(D.K. JAIN, J.)
(H.L. DATTU, J.)

NEW DELHI;

FEBRUARY 7, 2011.

ARS

COPY OF THE ORDER DATED 3RD APRIL, 2013 OF SINGLE JUDGE OF HIGH COURT OF BOMBAY AT GOA MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956

1/67

(CP 11-12 & 12-12)

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITION NO. 11 OF 2012

WITH

COMPANY APPLICATIONS NO. 2/2013, 3/2013 &

4/2013 WITH

COMPANY PETITION NO. 12 OF 2012

WITH

COMPANY APPLICATIONS NO. 5/2013, 6/2013 &

7/2013.

COMPANY PETITION NO. 11 OF 2012

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 and having its registered Office at Sesa Ghor, 20, EDC Complex, Patto, Panaji - 403001, State of Goa.	…….. Petitioner/ Company.

COMPANY APPLICATIONS NO. 2/2013, 3/2013 &

4/2013.

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 and having its registered Office at Sesa Ghor, 20, EDC Complex, Patto, Panaji - 403001, State of Goa.	…….. Petitioner.
V/S Shailesh Bajaj.	........ Objector/ Applicant.

2/67
(CP 11-12 & 12-12)

COMPANY PETITION NO. 12 OF 2012

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 and having its registered Office at Sesa Ghor, 20, EDC Complex, Patto, Panaji - 403001, State of Goa.	…….. Petitioner/ Company.

COMPANY APPLICATIONS NO. 5/2013, 6/2013 &

7/2013.

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 and having its registered Office at Sesa Ghor, 20, EDC Complex, Patto, Panaji - 403001, State of Goa.	…….. Petitioner.
V/S Shailesh Bajaj.	........ Objector/ Applicant.

3/67
(CP 11-12 & 12-12)

Mr. I. Chagla, Senior Advocate with Mr. V. Tulzapurkar, Senior Advocate with Mr. Riyaz Chagla, P. Wagle and Mr. D. Lawande, Advocates for the petitioner Company.

Mr. Shailesh H. Bajaj, the Objector/Applicant in person.

CORAM : V.M. KANADE J.

Judgment reserved on : 8th February, 2013

Judgment pronounced on: 3rd April, 2013

ORAL JUDGMENT:

Both these petitions and applications taken out therein by the Objector can be disposed of by a common order since the petitioner company in both the petitions and the objector who has taken objection to the scheme of amalgamation are the same.

2. After the company petition was filed, objections were filed by the objector Shailesh H. Bajaj and he also filed three applications in each of the petitions. In Company Petition No. 11 of 2012, he has filed company application No. 2/2013, 3/2013 and 4/2013 and similar applications have been filed by him seeking identical prayers vide Company Applications No. 5/2013, 6/2013 and 7/2013 in Company Petition No. 12/2012. After the applications were heard for sometime, this Court was pleased to direct that both, the applications and the company petitions, should be heard together.

4/67
(CP 11-12 & 12-12)

3. Brief facts are as under :

(I) Company Petition No. 11/2012 was filed in this Court seeking sanction to the scheme of amalgamation (concurrent scheme of Ekaterina Limited (Ekaterina) with Sesa Goa Limited).

(II) Ekaterina Limited is a company based in Mauritius.

(III) Company Petition No. 12/2012 has been filed in this Court, seeking sanction to the Scheme of Amalgamation and Arrangement (Composite Scheme) amongst Sterlite Industries (India) Limited (SIIL), The Madras Aluminium Company Limited (MACO), Sterlite Energy Limited (SEL), Vedanta Aluminium Limited (VAL) and Sesa Goa Limited which is the petitioner herein. The petitioner Company is a transferee company, which is registered in Goa and as such, the present petition has been filed in this Court. The transferor companies have filed their petitions in the appropriate Courts having jurisdiction over them.

(IV) So far as Ekaterina is concerned, the concurrent scheme has been approved by the Supreme Court of Mauritius by order dated 24th August, 2012.

5/67
(CP 11-12 & 12-12)

(V) The company petitions filed by SIIL, MALCO, SEL and VAL for sanction of the Composite Scheme have been heard by High Court of Judicature at Madras and the judgment has been reserved by the Honourable Court on the said Company Petitions. In both the petitions, therefore, it is prayed that the Scheme of Amalgamation referred to in the petitions be sanctioned by this Court, so as to be binding on all the equity shareholders of the petitioner Company and on the petitioner Company and for orders in respect of such incidental, consequential and supplemental matters as are necessary to secure that the scheme is fully and effectively carried out.

4. Shri Shailesh Bajaj has filed his objections and is representing himself and his family members. He has filed his objections-affidavit dated 21st August, 2012 and reply-affidavits have been filed by the petitioner company. Rejoinder-affidavit also has been filed by the objector. During the pendency of the petition, Shri Shailesh Bajaj (hereinafter, referred to as “the objector”) has filed Company Application No. 2/2013 in company Petition No. 11/2012 and a corresponding application in Company Petition No. 12/2012, seeking the following reliefs :

6/67
(CP 11-12 & 12-12)

“7(a) necessary notices be issued to FII’s such as “Robeco”, “City of New York Group Trust” “Eaton Vance” and “Stitching Pensioenfonds” and their respective custodians viz. Deutsche Bank A.G., JP Morgan Chase Bank N.A. directing them to file their individual Affidavits in the present petition stating the stance taken by the each of the aforesaid FII’s on the resolution concerning the present scheme of merger and the instructions given by the said FII’s to their respective custodians in terms of voting on the resolute concerning the approval/disproval of the present scheme and the manner in which the said custodian cast the vote on behalf of the concerned FII;

(b) this Honourable Court may summon the papers concerning the declaration of invalid votes from the Petitioner Company and direct the Official Liquidator/Registrar of Companies, Goa to scrutinize the said votes and file a report in this Honourable Court concerning their validity/ invalidity;

(c) this Honourable Court may decide the issue of authenticity and credibility of the Report submitted by the Chairman of the Petitioner in respect of the results of the Court convened meeting as a preliminary issue before dealing with the other aspects of the present Petition, if found necessary;

7/67
(CP 11-12 & 12-12)

(d) any other and further directions that may be issued in view of the facts and circumstances of the present matter by this Honourable Court as deemed fit and proper.”

Vide Company Application No. 3/2013 in Company Petition No. 11/2012, along with corresponding application filed in company Petition No. 12/2012, he is seeking the following reliefs :

“7 (a) necessary direction be issued to the Central Government to produce the papers, files (including the processing note, examination note etc.) and other documents in relation to the actions taken and/or contemplated to be taken by the Ministry of Corporate Affairs in terms of reimbursement of the amount of Rs.1,000 crores that has been siphoned away from the Petitioner Company as per the findings arrived at by the SFIO in its Report dated 29th April, 2011;

8/67
(CP 11-12 & 12-12)

(b) necessary direction be issued to the Central Government to produce the papers, files (including the processing note, examination note etc.) and other documents in relation to the actions taken and/or contemplated to be taken by the Ministry of Corporate Affairs in terms of supersession of the board of directors of the Petitioner Company in view of the findings arrived at by the SFIO in its Report dated 29th April, 2011; (c) any other and further directions that may be issued in view of the facts and circumstances of the present matter by this Honourable Court as deemed fit and proper.”.

Similarly, in Company Application No. 4/2013 in Company Petition No. 11/2012 and the corresponding application filed in company Petition No. 12/2012, he has prayed for the following reliefs :

“9 (a) necessary direction be issued to the Petitioner to produce the Valuation Reports compiled by Grant Thornton LLP and KPMG India Private Limited and the Fairness Opinion Report compiled by Citigroup Global Markets India Private Ltd. in this Honourable Court;

9/67
(CP 11-12 & 12-12)

(b) necessary direction be issued to the directors/concerned personnel of Grant Thornton LLP and KPMG India Private Limited and Citigroup Global Markets India Private Ltd. to file their respective affidavits in this Honourable Court stating whether the Petitioner Company had furnished the SFIO Report to them for the purpose of arriving at the exchange/swap ratio in the present proceedings and whether the valuations arrived at by them had taken into consideration the contents of the said SFIO Report;

(c) any other and further directions may be issued in view of the facts and circumstances of the present matter by this Honourable Court as deemed fit and proper.”.

5. The petitioner company has annexed the Memorandum and Articles of Association of the SGL and has stated that the petitioner is a producer and exporter of iron ore, pig iron and metallurgical coke and that the equity shares of the petitioner are listed on the BSE Limited and the National Stock Exchange of India Limited. The petitioner has enumerated the objects of the Company which is established to carry on the business in India and abroad. The petitioner then has given the details of Ekaterina (Transferor company) and also the share capital of Ekaterina for the period December 21, 2011 to April 1, 2012. The main objects of Ekaterina, the decision taken by the Board of Directors, along with the resolution approving the scheme have been stated. The particulars of the scheme have been mentioned in the petition regarding transfer and vesting, conduct of businesses till effective date, dissolution of Ekaterina, and consideration. The petitioner Company has annexed all the relevant documents along with the petition, including explanatory statement under Section 393 of the Companies Act, and the judgments.

10/67
(CP 11-12 & 12-12)

6. The objector filed his affidavit and has, inter alia, objected to the scheme of amalgamation on the following grounds in the affidavit in reply :

(A) Non-disclosure of relevant material to this Honourable Court under the provisions of Section 391(2) of the Act;

(B) Non-disclosure of relevant and necessary information to the shareholders of the petitioner Company under the provisions of Section 393 of the Companies Act;

(C) Skewed Exchange/Swap Ratio;

(D) that it is against public policy and public interest;

(E) unconscionable nature of the scheme in as much as the interests of the minority shareholders of the petitioner Company have been completely overlooked.

11/67
(CP 11-12 & 12-12)

(F) Stifle further action in terms of the Serious Frauds Investigation Report;

(G) Real reason and rationale behind the proposed Scheme has not been mentioned;

(H) transfer of Vedanta Resources Pic.’s holding of 38.80% in Cairn India Ltd. along with associated debt of $5.9 billion;

(I) the validity of the votes cast in the Court convened meeting and the validity of the Chairman’s Report concerning the same.

The objector has annexed Serious Fraud Investigation Office, Ministry of Corporate Affairs’s report.

7. Reply affidavit has been filed by the petitioner to the affidavit filed by the objector, explaining the detailed objections which are raised along with the relevant documents.

12/67
(CP 11-12 & 12-12)

8. Regional Director, Western Region, Ministry of Corporate Affairs, Mumbai also has filed a report and has stated that as regards para 6(D)(i) and 6(D)(ii), the objections raised by the petitioner have some force in the eye of law. However, the Regional Director has stated that having participated in the General Body Meeting and having not raised at the appropriate platform, the validity of the objections raised by the objector may be considered by the High Court. He has further stated that so far as para 6(D)(iii) and 6(D)(iv) is concerned, the facts relate to matters considered at the meeting of shareholders and are part of the indoor management of the company and therefore, the Regional Director is not in a position to make any comments and further for the reason that no supporting documents are annexed in support of the allegations. Save and except, as stated in Clause 6(A), (B), (C) and (D), the Regional Director, however, has stated that the scheme is not prejudicial to the interest of shareholders and public.

9. Similar objections have been taken in Company Petition No. 12/2012 and they have been replied by the petitioner Company and the Regional Director.

10. The objector who appears in person has, in context of the objections which are raised by him, relied on the prayers made by him in the three company applications and has prayed that before hearing the matters any further, initial order may be passed on the said application. We had made clear that the prayers in the said applications would be considered along with other objections which are raised by the objector.

13/67
(CP 11-12 & 12-12)

11. Mr. Chagla, learned Senior Counsel appearing on behalf of the petitioners placed on record sequence of relevant facts and circumstances, which are as under :

(I) On 25th February, 2012, the Board of Directors of Ekaterina and the Petitioner Company approved the Concurrent Scheme, including the share exchange ratio;

(II) On 25th February, 2012 itself, the Board of Directors of the petitioner Company, SIIL, MALCO, SEL and VAL approved the Composite Scheme and the share exchange ratio(s) after considering the Valuation Report of Grant Thornton India LLP and KPMG India Private Limited, the independent valuers and the fairness opinions of Citi Group Global Markets India Private Limited (to the Board of Directors of the petitioner) and DSP Merill Lynch Private Limited (to the Board of Directors of SIIL).

(III) On 2nd April, 2012 and 12th April, 2012, the National Stock Exchange of India Limited and the Bombay Stock Exchange Limited, respectively granted their no objection to the Concurrent Scheme.

(IV) On 2nd April, 2012 and 12th April, 2012 itself, the National Stock Exchange of India Limited and the Bombay Stock Exchange Limited, respectively granted their no objection to the Composite Scheme.

14/67
(CP 11-12 & 12-12)

(V) On 23rd April, 2012, the Competition Commission of India approved the proposed combination, including the proposed combination including the transaction as proved for in the Concurrent Scheme and the Composite Scheme.

(VI) On 26th April, 2012, the High Court of Judicature at Madras dispensed with the convening of the meeting of the Equity Shareholders of SEL in view of the consent affidavits given by all Equity Shareholders to the Composite Scheme.

(VII) On 26th April, 2012, itself, the High Court of Judicature at Madras dispensed with the convening of the meeting of the Equity Shareholders of VAL in view of the consent affidavits given by all Equity Shareholders and Preference Shareholders to the Composite Scheme.

(VIII) On 19th June, 2012, the Equity Shareholders of the petitioner approved the Composite Scheme at the court convened meeting with the requisite majority as prescribed under Section 391(2) of the Companies Act, 1956.

(IX) On 19th June, 2012 itself, the Equity Shareholders of the petitioner approved the Concurrent Scheme at the court convened meeting with the requisite majority as prescribed under Section 391(2) of the Act.

(X) On 21st June, 2012, the Equity Shareholders of SIIL approved the Composite Scheme at the court convened meeting.

15/67
(CP 11-12 & 12-12)

(XI) On 23rd June, 2012, the Equity Shareholders of MALCO approved the Composite Scheme at the court convened meeting.

(xii) On 29th June, 2012, the Foreign Investment Promotion Board of India approved the transaction as proposed in the Concurrent Scheme.

(XIII) On 2nd August, 2012, the advertisement of the petition in accordance with Rule 80 of the Companies (Court) Rules, 1959 with respect of the Company Petition No. 11 of 2012 was published in the Navhind Times and Sunaprant newspapers.

(XIV) On 2nd August, 2012 itself, the advertisement of the petition in accordance with Rule 80 of the Companies (Court) Rules, 1959 with respect of the Company Petition No. 12 of 2012 was published in the Navhind Times and Sunaprant newspapers. (XV) On 24th August, 2012, the Supreme Court of Mauritius approved the Concurrent Scheme.

16/67
(CP 11-12 & 12-12)

Learned Counsel for the petitioner Company then invited our attention to the contours of the jurisdiction of the Company Court while sanctioning the scheme of arrangement, having been laid down by the Supreme Court. He relied on judgments of the Apex Court in Mihir Mafatlal vs. Mafatlal Industries Ltd.1 (paras 27, 28 and 29) and in Hindustan Lever Employees Union vs. Hindustan Lever Ltd., and others2 (paras 3, 4 and 6). He submitted that the petitioners had duly complied with the statutory provisions under the Act and the Rules and the requisite meeting as directed by this Court had been convened and the scheme was approved by the equity shareholders in terms of section 391(2) of the Act. The relevant material under Section 391 of the Act was provided to the equity shareholders and/or made available for inspection. It was submitted that the scheme is not violative of any provision of law and is not contrary to the public policy. He submitted that the scheme is just, fair and it advances the interest of the petitioner and their shareholders. He, therefore, submitted that the scheme may be sanctioned. He has relied on a number of Judgments which I will refer to at later stage.

1	(1997) 1 SCC 579
2	1995 Supp (1) SCC 499

17/67
(CP 11-12 & 12-12)

12. Shri Bajaj has filed his objections. Firstly, he submitted that the three applications filed in the company petitions should be allowed. It was submitted that so far as Company Application No. 2/2013 in Company Petition No. 11/2012 is concerned, notices be issued to FIIs such as “Robeco”, “City of New York Group Trust”, “Eaton Vance”, etc., and their respective custodians viz. Deutsche Bank A.G., JP Morgan Chase Bank N.A. directing them to file their individual Affidavits stating the stance taken by the each of the aforesaid FIIs on the resolution concerning the present scheme of merger and the instructions given by the said FIIs to their respective custodians. It is further prayed that this Court should summon the papers concerning the declaration of invalid votes and direct the Official Liquidator to scrutinize the said votes. Thirdly, it is contended that the issue of authenticity and credibility of the report submitted by the Chairman of the petitioner in respect of the results of the Court convened meeting, may be decided first. It was contended that though on record it can be seen that FIIs had given specific instructions not to vote in favour of the scheme, a part of the votes have been given against the scheme and, therefore, it was necessary to ask the FIIs and their respective custodians to file affidavits.

18/67
(CP 11-12 & 12-12)

In my view, such an exercise cannot be permitted in a petition which is filed under Section 391 of the Act for grant of sanction of the scheme of amalgamation. Secondly, even otherwise, the stand taken by such FIIs and their custodians now after voting is over would be irrelevant and could be an afterthought and would not be germane for the purpose of considering a petition which is filed under Section 391 seeking sanction for the scheme. Similarly, other prayers namely direction to the Official Liquidator to scrutinize the votes, also is an exercise which cannot be carried out after the Chairman of the said meeting who is a Retired Chief Justice of the High Court under whose supervision the said meeting was held. It would only amount to granting permission to carry out the exercise of determining the validity of the votes, after the individual scrutinizers have submitted the report. The same is the case with prayer clause (c). In view of this, it is not possible to consider the reliefs which are claimed by the objector in this application.

13. So far as Company Application No. 3/2013 is concerned, in the said application it is claimed that directions be given to the Central Government to produce the papers and other documents in respect of the actions taken or contemplated to be taken by the Ministry of Corporate Affairs in terms of reimbursement of the amount of Rs.1,000 crores that has been siphoned away from the Petitioner Company as per the findings arrived at by the SFIO in its Report dated 29th April, 2011 and seeking further direction to produce the necessary files, etc., in respect of the action taken by the Ministry of Corporate Affairs in terms of the supersession of the Board of Directors in view of the report. In my view, so far as these prayers are concerned, they have nothing to do with the grant of sanction of the scheme which is filed for amalgamation. It is well settled position in law that any pending investigation or proceedings cannot come in the way of the Court considering the grant of sanction under Section 391 of the Act.

19/67
(CP 11-12 & 12-12)

14. In Company Application No. 4/2013, it is prayed that necessary direction be issued to produce the Valuation Reports compiled by Grant Thornton LLP and KPMG India Private Limited and the Fairness Opinion Report compiled by Citigroup Global Markets India Private Ltd. and for a further direction, directing the concerned persons of the said expert to file their respective affidavits stating therein whether the Petitioner Company had furnished the SFIO Report to them. It has been contended that so far as SFIO Report is concerned, though a letter has now been shown which states that SFIO Report was in fact brought to the notice of the valuers, according to the objector, the said letter is fabricated and reality of the said SFIO Report was not placed before the valuers and for that purpose it is necessary to direct the said valuers to file their personal affidavits.

20/67
(CP 11-12 & 12-12)

15. It has been consistently held that a Court cannot question the correctness or otherwise of an opinion given by the experts, since the Court is not equipped either with knowledge or with expertise to consider and give an opinion as to whether the expert opinion is correct or not reliable. In this view of the matter, in an inquiry under Section 391, the question of direction sought by the objector in this application cannot be granted. The experts have stated in their report the basis on which they have given their opinion. It is not now open for the objector to say that in fact a particular document which the valuers claim was shown to them, was in fact not shown. This Court is not expected to go into the disputed questions of fact and hold an inquisitorial inquiry when an application is filed under Section 391 of the Act, seeking sanction of the scheme. Such a power is not given to the Court under the provisions of Section 391 of the Act and the scope of the inquiry, therefore, is to a large extent limited which I shall consider while taking into consideration the powers of this Court which can be exercised when a petition is filed under Section 391 of the Act. It appears that the only intention of the objector is to delay and prolong the proceedings by filing frivolous applications and raising the objections which are based on conjectures and surmises and by creating hypothetical situations which are based on paranoid fears and apprehensions. All these applications, therefore, are dismissed and in my view, it is not necessary to issue the directions which are sought by the objector in these three applications. The three applications filed in Company Petitions No. 11/2012 and 12/2012 are dismissed.

21/67
(CP 11-12 & 12-12)

16. Before taking into consideration the rival submissions made by the learned Senior Counsel appearing on behalf of Petitioners and the Objector who is appearing in person, it would be relevant to take into consideration contours of the jurisdiction of the Company Court as also the ambit and scope of inquiry which is contemplated under section 391 of the Companies Act while sanctioning the scheme of arrangement/amalgamation. In order to appreciate the nature and scope of the inquiry under section 391 of the Companies Act, 1956, it would be necessary to firstly have a look at section 391 which reads as under:-

“391. Power to compromise or make arrangements with creditors and members- (1) Where a compromise or arrangement is proposed-

(a) between a company and its creditors or any class of them; or

(b) between a company and its members or any class of them; the Court may, on the application of the company or of any creditor or member of the company, or, in the case of a company, which is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members or class of members, as the case may be, to be called, held and conducted in such manner as the Court directs.

22/67
(CP 11-12 & 12-12)

(2) If a majority in number representing three -fourths in value of the creditors, or class of creditors, or members, or class of members as the case may be, present and voting either in person or, where proxies are allowed [under the rules made under section 643], by proxy, at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Court, be binding on all the creditors, all the creditors of the class, all the members, or all the members of the class, as the case may be, and also on the company, or, in the case of a company which is being wound up, on the liquidator and contributories of the company: [Provided that no order sanctioning any compromise or arrangement shall be made by the Court unless the Court is satisfied that the company or any other person by whom an application has been made under sub- section (1) has disclosed to the Court, by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency of any investigation proceedings in relation to the company under sections 235 to 351, and the like.]

(3) An order made by the Court under sub -section (2) shall have no effect until a certified copy of the order has been filed with the Registrar.

(4) A copy of every such order shall be annexed to every copy of the memorandum of the company issued after the certified copy of the order has been filed as aforesaid, or in the case of a company not having a memorandum, to every copy so issued of the instrument constituting or defining the constitution of the company.

23/67
(CP 11-12 & 12-12)

(5) If default is made in complying with sub-section (4), the company, and every officer of the company who is in default, shall be punishable with fine which may extend to [one hundred rupees] for each copy in respect of which default is made.

(6) The [Tribunal] may, at any time after an application has been made to it under this section, stay the commencement or continuation of any suit or proceeding against the company on such terms as the Court thinks fit, until the application is finally disposed of.”

The Apex Court in its several judgments has, after taking into consideration the said provisions of the Companies Act has summarized and succinctly laid down the scope of inquiry under the said provisions. In Miheeer H. Mafatlal vs. Mafatlal Industries Ltd1 the Apex Court has observed in para 29 of its judgment as under:-

“29. In view of the aforesaid settled legal position, therefore, the scope and ambit of the jurisdiction of the Company Court has clearly got earmarked. The following broad contours of such jurisdiction have emerged:

1. The sanctioning court has to see to it that all the requisite statutory procedure for supporting such a scheme has been complied with and that the requisite meeting as contemplated by Section 391(1) (a) have been held.

1	(1997) 1 SCC 579

24/67
(CP 11-12 & 12-12)

2. That the scheme put up for sanction of the Court is backed up by the requisite majority vote as required by Section 391 sub-section (2).

3. That the meetings concerned of the creditors or members or any class of them had the relevant material to enable the voters to arrive at an informed decision for approving the scheme in question. That the majority decision of the concerned class of voters is just and fair to the class as a whole so as to legitimately bind even the dissenting members of that class.

4. That all the necessary material indicated by Section 393(1)(a) is placed before the voters at the concerned meetings as contemplated by Section 391 sub-Section (1).

5. That all the requisite material contemplated by the proviso of sub-Section (2) of Section 391 of the Act is placed before the Court by the applicant concerned seeking sanction for such a scheme and the Court gets satisfied about the same.

6. That the proposed scheme of compromise and arrangement is not found to be violative of any provision of law and is not contrary to public policy. For ascertaining the real purpose underlying the Scheme with a view to be satisfied on this aspect, the Court, if necessary, can pierce the veil of apparent corporate purpose underlying the scheme and can judiciously X-ray the same.

25/67
(CP 11-12 & 12-12)

7. That the Company Court has also to satisfy itself that members or class of members or creditors or class of creditors as the case may be, were acting bona fide and in good faith and were not coercing the minority in order to promote any interest adverse to that of the latter comprising of the same class whom they purported to represent.

8. That the scheme as a whole is also found to be just, fair and reasonable from the point of view of prudent men of business taking a commercial decision beneficial to the class represented by them for whom the scheme is meant.

9. Once the aforesaid broad parameters about the requirements of a scheme for getting sanction of the Court are found to have been met, the Court will have no further jurisdiction to sit in appeal over the commercial wisdom of the majority of the class of persons who with their open eyes have given their approval to the scheme even if in the view of the Court there would be a better scheme for the company and its members or creditors for whom the scheme is framed. The Court cannot refuse to sanction such a scheme on that ground as it would otherwise amount to the Court exercising appellate jurisdiction over the scheme rather than its supervisory jurisdiction.

26/67
(CP 11-12 & 12-12)

The aforesaid parameters of the scope and ambit of the jurisdiction of the Company Court which is called upon to sanction a Scheme of Compromise and Arrangement are not exhaustive but only broadly illustrative of the contours of the Court’s jurisdiction.”

Similarly, the Apex Court in Hindustan Lever Employees Union Vs. Hindustan Lever Ltd and Others1 has taken into consideration the role of the court while making inquiry under section 391 of the said Act and has observed in paras 3,4, and 6 of its judgment as under:-

1	(1995) Supp. 1 SCC 499

27/67
(CP 11-12 & 12-12)

“3. But what was lost sight of was that the jurisdiction of the Court in sanctioning a claim of merger is not to ascertain with mathematical accuracy if the determination satisfied the arithmetical test. A company court does not exercise an appellate jurisdiction. It exercises a jurisdiction founded on fairness. It is not required to interfere only because the figure arrived at by the valuer was not as better as it would have been if another method would have been adopted. What is imperative is that such determination should not have been contrary to law and that it was not unfair to the shareholders of the company which was being merged. The Court’s obligation is to be satisfied that valuation was in accordance with law and it was carried out by an independent body. The High Court appears to be correct in its approach that this test was satisfied as even though the chartered accountant who performed this function was a Director of TOMCO but he did so as a member of a renowned firm of chartered accountants. His determination was further got checked and approved by two other independent bodies at the instance of shareholders of TOMCO by the High Court and it has been found that the determination did not suffer from any infirmity. The company court, therefore, did not commit any error in refusing to interfere with it. May be as argued by the learned counsel for the petitioner that if some other method would have been adopted probably the determination of valuation could have been a bit more in favour of the shareholders. But since admittedly more than 95% of the shareholders who are the best judges of their interest and are better conversant with market trend agreed to the valuation determined it could not be interfered by courts as,

“certainly, it is not part of the judicial process to examine entrepreneurial activities to ferret out flaws. The court is least equipped for such oversights. Nor. indeed, is it a function of the judges in our constitutional scheme. We do not think that the internal management, business activity or institutional operation of public bodies can be subjected to inspection by the court. To do so, is incompetent and improper and, therefore, out of bounds. Nevertheless, the broad parameters of fairness in administration, bona fides in action, and the fundamental rules of reasonable management of public business, if breached, will become justiciable.” [Fertilizer Corpn Kamagar Union (Regd) v. Union of India, (1981) 1 SCC 568, 588-89, para 47 : (1981) 2 SCR 52. See Buckley on Companies Act, 14th Edn., pp. 473 & 474 and Palmer on Company Law, 23rd Edn., para 79.16.”

28/67
(CP 11-12 & 12-12)

4. Nor is there much merit in the claim of the employees that their interest had not been adequately protected. The scheme of amalgamation provides that all the staff, workmen or other employees in the service of the transferor company (TOMCO) immediately preceding the effective date shall become the staff, workmen and employees of the transferee company. Clause 11.1 provides that their services shall be deemed to have been continuing and not have been interrupted. Clause 11.2 and 11.3 protect the interest by providing that the terms and conditions of such employees shall not be less favourable and all benefits such as PF etc shall stand transferred to HLL. The grievance of the employees that no safeguard has been provided for Hindustan Lever Employees’ Union appears to be off the mark as it is the interest of the employees of TOMCO which had to be protected. Even the submission that merger will create unemployment or it may result in many employees of TOMCO being rendered surplus does not carry much weight as these are matters which can be taken care of by the labour court if the contingency arises. The learned counsel for the petitioner time and again took strong exception to the observations made by the High Court that any dispute about retrenchment etc could be adjudicated by the labour court. He vehemently submitted that the availability of remedy after retrenchment should not have coloured the vision of the court to adjudicate upon the reasonableness of the scheme. The submission overlooks the primary duties and functions of a company court in matters of merger. When the court found that service conditions of the merged company shall not be to their prejudice it was fully justified in rejecting the claim of employees as it was neither unfair nor unreasonable. Further the court in its anxiety to be fair to the employees recorded the statement of the learned Advocate General who appeared for HLL that no employee of HLL has been rendered surplus and in such contingency the company has resorted to friendly handshake by either giving lump sum or pension. A scheme of amalgamation cannot be faulted on apprehension and speculation as to what might possibly happen in future. The present is certain and taken care of by clauses 11.1.2 and 3 of the Scheme. And unfriendly throwing out being amply protected by taking recourse to labour court no unfairness arises, apparent or inherent. Nor the claim that merger shall result in ‘synergies’ can render the scheme bad. Improved technology and scientific methods result in better employment prospects. Anxiety should be to protect workers and not to obstruct development and growth. May be that advanced technology may reduce the manpower but so long as those who are working are protected they are not entitled to hinder modernisation or merger under misapprehension that future employment of same number of workers may stand curtailed. The wage differential arising between employees of two companies cannot result in making the merger unfair since the service conditions of TOMCO workers having been protected they cannot claim that unless they are paid the same emoluments as is being paid by Hindustan Lever the merger was unjust. Various subsidiary submissions that the workers, shareholders were not permitted to attend the meeting or that material facts were concealed from them, does not appear to be correct as when more than 95% of the shareholders have agreed to the valuation determined by the Chartered Accountant all these procedural irregularities cannot vitiate the determination.”

29/67
(CP 11-12 & 12-12)

“6 Section 394 casts an obligation on the court to be satisfied that the scheme of amalgamation or merger was not contrary to public interest. The basic principle of such satisfaction is none other than the broad and general principles inherent in any compromise or settlement entered between parties that it should not be unfair or contrary to public policy or unconscionable. In amalgamation of companies. the courts have evolved. the principle of “prudent business management test” or that the scheme should not be a device to evade law. But when the court is concerned with a scheme of merger with a subsidiary of a foreign company then the test is not only whether the scheme shall result in maximising profits of the shareholders or whether the interest of employees was protected but it has to ensure that merger shall not result in impeding promotion of industry or shall obstruct growth of national economy. Liberalized economic policy is to achieve this goal. The merger, therefore, should not be contrary to this objective. Reliance on English decision Hoare & Co. Ltd. [1933 ALL ER Rep 105, Ch D]and Bugle Press Ltd. [1961 Ch 270 : (1960) 1 All ER 678 : (1960) 2 WLR 658] that the power of the court is to be satisfied only whether the provisions of the Act have been complied with or that the class or classes were fully represented and the arrangement was such as a man of business would reasonably approve between two private companies may be correct and may normally be adhered to but when the merger is with a subsidiary of a foreign company then economic interest of the country may have to be given precedence. The jurisdiction of the court in this regard is comprehensive.” (emphasis supplied)

30/67
(CP 11-12 & 12-12)

The Apex Court in Hindustan Lever and another vs. State of Maharashtra and another1 in para 12 of its judgment has observed as under:-

“12 Two broad principles underlying a scheme of amalgamation which have been brought out in this judgment are :

1. that the order passed by the court amalgamating the company is based on a compromise or arrangement arrived at between the parties;

and

1	(2004) 9 SCC 438

31/67
(CP 11-12 & 12-12)

2 that the jurisdiction of the Company Court while sanctioning the scheme is supervisory only i.e. to observe that the procedure set out in the Act is met and complied with and that the proposed scheme of compromise or arrangement is not violative of any provision of law, unconscionable or contrary to public policy. The Court is not to exercise the appellate jurisdiction and examine the commercial wisdom of the compromise or arrangement arrived at between the parties. The role of the court is that of an umpire in a game, to see that the teams play their role as per rules and do not overstep the limits. Subject to that how best the game is to be played is left to the players and not to the umpire.

Both these principles indicate that there is no adjudication by the court on the merits as such.” (Emphasis supplied)

32/67
(CP 11-12 & 12-12)

17. Keeping in view the provisions of section 391 and the law laid down by the Supreme Court in the aforesaid two cases as also the other judgments, it is now quite well settled that, firstly, the Court is not expected to sit in appeal over the commercial wisdom of the majority of shareholders of the Company who have given their seal of approval to the Scheme of amalgamation. The Court is expected to act as an umpire and dispassionately consider whether the procedure which is laid down under the said section has been followed meticulously, fairly and impartially and proper opportunity is given to all the shareholders and the creditors of the Company who has filed the Petition in order to ensure that sanction and approval of the Scheme is not obtained by suppression of material facts or that a decision is contrary to the interest of minority shareholders or creditors. Thirdly, it is not against the public policy or is illegal and contrary to the provisions of any Act or Rules. Once the Court is satisfied that a proper procedure has been followed, there is no suppression of material facts and documents then, in such circumstances, Court is not supposed to make a fishing and roving inquiry in hypothetical, imaginary and fanciful apprehension expressed by the objector of the scheme. The Court is expected to be guided by the experts’ opinion in respect of Fairness Report, Valuation Report and Feasibility Report given by the experts. The Court also is not expected to make a detailed inquiry to see whether the voting made in the meeting which is held is in accordance with law. The Court, therefore, is not expected to sit in appeal over the Report given by the Chairperson of the meeting in which the voting is made.

18. Keeping in mind the aforesaid principles laid down by the Apex court, I propose to first examine the chronology of dates and events which has not been disputed and which is as under:-

33/67
(CP 11-12 & 12-12)

Date	Events
25.02.2012	The Board of Directors of Ekaterina and the Petitioner approved the Concurrent Scheme including the share exchange ratio.

25.02.2012	The Board of Directors of the Petitioner, SIIL, MALCO, SEL and VAL approved the Composite Scheme and the share exchange ratio(s) after considering the Valuation Report of Grant Thornton India LLP and KPMG India Private Limited, the independent valuers and the Fairness Opinions of Citi Group Global Markets India Private Limited [to the Board of Directors of the Petitioner] and DSP Merill Lynch Private Limited [to the Board of Directors of SIIL]

02.04.2012 and 12.04.2012	The National Stock Exchange of India Limited and the Bombay Stock Exchange Limited respectively granted their No Objection to the Concurrent Scheme.

02.04.2012 and 12.04.2012	The National Stock Exchange of India Limited and the Bombay Stock Exchange Limited respectively granted their No Objection to the Composite Scheme.

23.04.2012	The Competition Commission of India approved the proposed combination including the transactions as provided for in the Concurrent Scheme and the Composite Scheme.

34/67
(CP 11-12 & 12-12)

26.04.2012	The High Court of Judicature at Madras dispensed with the convening of the meeting of the Equity Shareholders of SEL in view of the consent affidavits given by all Equity Shareholders to the Composite Scheme.

26.04.2012	The High Court of Judicature at Madras dispensed with the convening of the meetings of the Equity Shareholders and Preference Shareholders of VAL in view of the consent affidavits given by all Equity Shareholders and Preference Shareholders to the Composite Scheme.

19.06.2012	The Equity Shareholders of the Petitioner approved the Composite Scheme at the court convened meeting with the requisite majority as prescribed under Section 391(2) of the Companies Act, 1956.

19.06.2012	The Equity Shareholders of the Petitioner approved the Concurrent Scheme at the court convened meeting with the requisite majority as prescribed under Section 391(2) of the Act.

21.06.2012	The Equity Shareholders of SIIL, approved the Composite Scheme at the court convened meeting.

23.06.2012	The Equity Shareholders of MALCO approved the Composite Scheme at the court convened meeting.

35/67
(CP 11-12 & 12-12)

29.06.2012	The Foreign Investment Promotion Board of India approved the transaction as proposed in the Concurrent Scheme.

02.08.2012	Advertisement of the Petition in accordance with Rule 80 of the Companies (Court) Rules 1959 with respect to Company Petition No. 11 of 2012 was published in the Navhind Times and Sunaprant newspapers.

02.08.2012	Advertisement of the Petition in accordance with Rule 80 of the Rules with respect to Company Petition No. 12 of 2012 was published in the Navhind Times and Sunaprant newspapers.

24.08.2012	The Supreme Court of Mauritius approved the Concurrent Scheme.

19. The first objection is regarding the Valuation Report and fairness opinion. It has been submitted that swap/exchange ratio arrived at by valuers should not be accepted. The Objector has filed a detailed written submissions on 18/02/3013 which run into 72 pages. A gist of the objections is as under:-

(i) The SFIO Report was not placed before the the Valuers by the Petitioner-Company since no reference has been made by the Valuers about SFIO Report and that the affidavit stating that the said Report was placed is an afterthought.

36/67
(CP 11-12 & 12-12)

(ii) The share exchange ratio between the Companies which are amalgamated is skewed. In the present case, Valuers have given opinion that a shareholder who has 100 shares in Sesa Goa Ltd would get 29 shares in the amalgamated Company. Great emphasis has been laid on the fact that this ratio is not in favour of the minority shareholders and is in favour of majority shareholders and promoters of the Company. It has been submitted that the said ratio is arrived at on certain absurd valuations for financially sick companies and is also arithmetically not in compliance. Secondly, it is contended that it is hedged by several qualifications which can be seen from the reply filed by the Petitioner-Company to Company Application No. 4 of 2013. It has been submitted that the valuation which is made in respect of valuation of the shares is not uniform. Reliance has been placed on the judgments of the Apex Court in Miheer H. Mafatlal(supra), Hindustan Lever Employees Union1 and this Court in Larsen and Toubro Limited1 & in T. Mathew vs. Smt. Saroj G. Poddar2 and also on the judgment of the Calcutta High Court in Modus Analysis & Information P. Ltd3 It is, therefore, contended that the swap ratio arrived at in the Scheme, apart from being unfair, unjust and predetermined and to the disadvantage of the shareholders of the Petitioner-Company, is a result of incorrect and suppressed financial data being supplied to the Valuers resulting in fallacious exchange ratio being reached by them.

1	(1995) 83 Comp Cases 30 (SC)
1	(2004) Company Cases 523 Volume 121
2	(1996) 22 CLA 200 (Bam)
3	(2008) 142 Camp Cases 410

37/67
(CP 11-12 & 12-12)

(iii) It has been contended that if this Court is of the opinion that it could not go into the conclusion reached by the expert Valuers then, in that case, this Court may appoint fresh Valuers at the cost of the Objector.

(iv) It has been contended that as a result of the said Scheme, price of the shares of the Petitioner-Company dropped from Rs 227/- per share in the stock market to Rs 163/- per share owing to the announcement of the terms of the present amalgamation.

38/67
(CP 11-12 & 12-12)

(v) The Objector has given his own opinion as to how the Valuation Report is incorrect in a detailed analysis made by him of various documents, statements, SFIO Report etc.

(vi) In para 3(i) to 3(x) of his written submissions, the Objector has firstly tried to demonstrate as to how the valuation is not correct. Secondly, he has tried to demonstrate as to how the method of valuation which has been chosen by the Valuers is wrong and thirdly he tried to point out as to how the swap ratio even arithmetically is incorrect by giving various details.

39/67
(CP 11-12 & 12-12)

20. On the other hand, the learned Senior Counsel Mr. Chagla appearing on behalf of the Petitioner has submitted that share exchange ratio has been determined by two independent and reputed firms of Valuers viz Grant Thornton India LLP and KPMG India Private Limited and the fairness of the Valuation Report has been given by Citi Group Global Markets India Private Limited (to the Board of Directors of the Petitioner) and DSP Merill Lynch Private Limited (to the Board of Directors of SIIL). It has been contended that the Valuers had applied the commonly accepted valuation principles to arrive at the exchange ratio including adoption of the market price approach, discounted cash offer approach, net asset value approach and price of recent investments and transactions. He contended that Concurrent Scheme and Composite Scheme including the share exchange ratio had been approved by the equity shareholders of the Company and the Objector representing himself and his family members who voted against the Concurrent Scheme and Composite Scheme, represents only 0.43% in number and 0.01% in value of the Equity Shareholders present and voting at the court convened meeting held on 19/06/2012. He submitted that the objections raised are mere conjectures and surmises and no resolution was proposed by the Objector at both court convened meetings for amendment of the share exchange ratio nor has he provided any alternative Valuation Report. It has been submitted that subsequent to the filing of the Petitions before this Court, the relatives of the Objector have increased their equity shareholding in the Petitioner-Company.

40/67
(CP 11-12 & 12-12)

21. In my view, submission made by the Objector is without any substance. It is a well settled position in law that the Court, while making inquiry under section 391, cannot substitute the conclusions which are arrived at by the experts. It is not disputed by the Objector that the said Valuers are experts in the field and no allegations of malafide have been made against the said experts. The detailed objections regarding swap ratio and Valuation Report which the Objector has argued at length before me and further elaborated in the written submissions in para 3. By way of illustration, I would like to point out the submissions which have been made and mentioned in the said para 3. He has stated that the Valuation Report does not take into consideration the findings arrived at by SFIO in its Report dated 28/4/2011. This submission is without any substance. Petitioner-Company has annexed a letter written by the said Valuer in which they have clearly stated that SFIO Report was placed before them by the Petitioner-Company. It has been contended that in the Scheme concerning merger of Ekaterina Ltd, the only methodology that could apply for arriving at the valuation of the said Company as per the Valuation Report submitted by the Valuers was the “Price of Recent Investment” methodology. It has also been submitted that other forms of methodologies that were used to arrive at the exchange/swap ratios in the aforesaid schemes could not be made applicable to Ekaterina Ltd. It has been contended that since Ekaterina Ltd is an unlisted company the “Market Price Approach” methodology could not have been applied while arriving at its valuations. It has also been contended that the “Discount Cash Flow Approach” and/or the “Net Asset Value Approach” could not have been applied by the Valuers to Ekaterina Ltd.

41/67
(CP 11-12 & 12-12)

22. It has been contended that Valuers in the present Scheme have even arithmetically arrived at some absurd valuations and swap/exchange ratios and, therefore in the written arguments the Objector has proceeded to illustrate in support of the said contention.

23. In my view, these submissions are nothing but conjectures and surmises and the own opinion of the Objector in respect of Valuation and Fairness Report and his own analysis as to how the swap ratio which is arrived by the Valuers is incorrect. It is an admitted position that the Objector was present at the court convened meeting and, at that time, no amendment was proposed to the swap ratio nor any Valuation Report was submitted by him. In my view, therefore, it is now not open for the Objector to make a submission that this Court should appoint fresh Valuers on the basis of Objector’s own analysis of the Valuation Report and other documents. Admittedly, the Objector is not an expert in the field since he is an engineer by profession as submitted by him during the course of his arguments. There is no material on record to show that minority shareholders would suffer by this ratio whereas promoters and the majority shareholders would stand to gain by this ratio. It is an admitted position that this ratio is applicable to all the equity shareholders without making any exception either in respect of promoter shareholders or any other category of equity shareholders. There cannot be any dispute regarding the ratio of the judgments on which reliance has been placed by the Objector. However, the said observations have been made in the facts of each individual case and, therefore, the said ratio cannot be made applicable to the facts of the present case.

42/67
(CP 11-12 & 12-12)

24. Secondly, it has been submitted by the Objector that the present Scheme violates the proviso appended to sub-section (2) of section 391 of the Companies Act which states that the Court has to be satisfied that the Company has disclosed by affidavit or otherwise all material facts relating to the Company. It has been submitted that the Petitioner-Company has deliberately suppressed the Report compiled by the Serious Fraud Investigation Office (SFIO) after having investigated the Petitioner-Company under the provisions of Section 235 of the Act. It has been submitted that the said SFIO Report contains findings against the Petitioner-Company which apart from having huge effect on the swap/exchange ratio would also reflect the manner in which state of affairs of the Company are being handled by its management and also demonstrates the manner in which issues public policy and public interest has been managed by it. It has been submitted that in para 26 of the Petition (in the case of the Scheme relating to Ekaterina Ltd) and para 44 of the Petition (in the case of the Scheme relating to other companies) it has been stated that there was a “pending investigation before SFIO and the Ministry of Corporate Affairs”. It has been submitted that similar averments have been made in para 26 in the Petition concerning Ekaterina Ltd. Reliance has been placed on the judgments of the Supreme Court in Miheer H. Mafatlal (supra), Bedrock Ltd1 and on the judgment of this Court in T. Mathew vs. Smt. Saroj G. Poddar2

1	1998 (4) BCR 710
2	(1996) 22 CLA 200 (Bom)

43/67
(CP 11-12 & 12-12)

25. On the other hand, the learned Senior Counsel Mr. Chagla appearing on behalf of the Petitioner submitted that SFIO Report is not a bar to the sanction of the Scheme. It has been contended that the Petitioner would be subject to consequences that would arise from SFIO Report. It has been contended that the Petitioner is bound by the provisions of law and even after the Scheme is sanctioned, proceedings, if any, initiated by any authority against the Petitioner -Company would continue. Reliance has been placed on the judgment of the Apex Court in Sesa Industries Limited vs. Krishna H. Bajaj and Others3 (paras 28, 43, 44), Hindustan Lever Employees Union4 (paras 71 and 77), Zee Telefilms Limited5 , Lifeline Drugs and Intermediates Pvt. Ltd6 , Reliance Petroleum Limited7 (para 31) and Sesa Industries Limited Vs. Krishna H. Bajaj and Ors8. It has been further submitted that sufficient disclosure as required in respect of SFIO Report has been made in explanatory statement dated 19/05/2012. It has been further contended that the Objector had been in possession of the SFIO Report and no other equity shareholder has raised any issue with respect to the alleged non-disclosure of the matters in respect of SFIO Report.

3	(2011) 3 SCC 218
4	(1995) Supp. 1 SCC 499
5	In re - (Appeal No. 164 of 2003 in C.P. No. 1116 of 2002)
6	Company Petition No. 220 of 2008, Company Application No. 18 of 2008)
7	In re - [2003] 46 SCL 38
8	[2009]152 Comp. Cases 16 (Bom)

44/67
(CP 11-12 & 12-12)

26. In my view, submissions made by the Objector cannot be accepted. It is a well settled position in law that pending investigation or pending cases cannot come in the way of the Court granting sanction to the Scheme of amalgamation filed by the Company under section 391. It is further held that even after the Scheme is sanctioned, prosecution, if any, initiated by the Central Government or any other Agency would continue against those Directors or persons responsible for committing the said illegalities and, as such, therefore, merely because Report has been tendered making allegations against the Company would not deter the Court from granting sanction on that ground alone, if it is satisfied that the provisions of section 391 have been complied with by the Company.

45/67
(CP 11-12 & 12-12)

27. The Apex Court in Sesa Industries Limited1 has observed in paras 28, 43, 44 of its judgment as under:-

“28. The learned counsel then contended that the fact of huge siphoning off the funds from the transferor company (SIL) to the transferee company (SGL) being within the knowledge of the Company court, it should not have sanctioned the scheme, as the distinction between the wrongdoer and the beneficiary gets effaced due to sanctions of law. The learned counsel also argued that under the attending circumstances the swap ratio of 1 share of the transferee company for 5 shares of the transferor company was also unfair, especially when the valuers did not have an opportunity to examine the inspection reports under Section 209-A of the Act.”

“43. Having held that the Official Liquidator had failed to discharge the duty cast on him in terms of the second proviso to Section 394(1) of the Act, the next issue that requires consideration is: whether sanction of a scheme of amalgamation can be held up merely because the conduct of an Official Liquidator is found to be blameworthy? We are of the view that it will neither be proper nor feasible to lay down absolute parameters in this behalf. The effect of misdemeanour on the part of the Official Liquidator on the scheme as such would depend on the facts obtaining in each case and ordinarily the Company Judge should be the final arbiter on that issue. In the instant case, indubitably, the findings in the report under Section 209-A of the Act were placed before the Company Judge, and he had considered the same while sanctioning the scheme of amalgamation. Therefore, in the facts and circumstances of the present case, the Company Judge had, before him, all material facts which had a direct bearing on the sanction of the amalgamation scheme, despite the aforesaid lapse on the part of the Official Liquidator. In this view of the matter, we are of the considered opinion that the Company Judge, having examined all material facts, was justified in sanctioning the scheme of amalgamation, particularly when the current investigation under Section 235 of the Act was initiated pursuant to a complaint filed by Respondent 1 subsequent to the order of the Company Judge sanctioning the scheme.”

1	(2011) 3 SCC 218

46/67
(CP 11-12 & 12-12)

“44. For the foregoing reasons, the appeals are allowed, and the impugned judgment is set aside. Consequently, the order passed by the Company Judge sanctioning the scheme of amalgamation is restored. However, it is made clear that the scheme of amalgamation will not come in the way of any civil or criminal proceedings which may arise pursuant to the action initiated under Sections 209-A or 235 of the Act, or any criminal proceedings filed by Respondent 1.”

The Apex Court in Hindustan Lever Employees Union vs. Hindustan Leven Ltd and Others1 has observed in paras 71 and 77 of its judgment as under:-

“71. As a result of the amalgamation, it is found that the working of the Company is being conducted in a way which brings it within the mischief of the MRTP Act, it would be open to the authority under the MRTP Act to go into it and decide the controversy as it thinks fit.”

1	(1995) Supp. 1 SCC 499

47/67
(CP 11-12 & 12-12)

“77. Nor do we think that “public interest” which is to be taken into account as an element against approval of amalgamation would include a mere future possibility of merger resulting in a situation where the interests of the consumer might be adversely affected. If, however, in future the working of the Company turns out to be against the interest of the consumer or the employees, suitable corrective steps may be taken by appropriate authorities in accordance with law. As has been said in the case of Fertilizer Corpn. Kamgar Union v. Union of India: (SCR p.77 : SCC pp. 588-89, para 47)

“...it is not a part of the judicial process to examine entrepreneurial activities to ferret out flaws. The Court is least equipped for such oversights. Nor, indeed, it is the function of the judges in our constitutional scheme.”

The Apex court in Reliance Petroleum Limited1 in para 31 of its judgment has observed as under:-

“31. In view of what is stated hereinbefore the Scheme of Amalgamation as proposed by the petitioner-company at Annexure E to the petition is hereby sanctioned subject to the clarification that this sanction shall not affect any proceedings that may be pending or that may be commenced against the petitioner-company in relation to any of its liabilities arising from past activities.”

1	In re - [2003] 46 SCL 38

48/67
(CP 11-12 & 12-12)

28. The submission of the Objector that this Report has been suppressed firstly from the Valuers and secondly from the equity shareholders is also devoid of any substance. In the explanatory statement, reference has been made about pending investigation. In the explanatory statement it is also clearly stated that if any voter wanted to take inspection of the document referred to in explanatory statement, he could do so by visiting Company’s Office. Much emphasis was laid by the Objector on the word “pending” which has been used in the explanatory statement. It has been submitted that SFIO had submitted its Report and investigation was not pending and, therefore, there was suppression of material facts and an attempt was made to mislead the equity shareholders. This submission is also without any substance. It is quite well settled that even if the Report is filed and if any action has to be taken, further investigations have to be done for the purpose of taking recourse to criminal proceedings and report has to be filed in the Court and, as such, it cannot be said that by using the word “pending” in the said explanatory statement, there has been a suppression of material fact by the Petitioner-Company.

49/67
(CP 11-12 & 12-12)

29. The next objection is regarding voting which has taken place at the court convened meeting of the equity shareholders on 19/06/2012. It has been contended that at least one of the votes of Bimal S. Gandhi has been shown to be cast in favour of the Scheme is an illegal vote since the said Bimal S. Gandhi expired almost a decayed ago and could not have cast his vote in the said meeting and, as such, he contended that counting of such vote is in violation of provisions of section 391(2) of the Act. It has been then contended that there was no true and correct representation of the shareholders of the Petitioner-Company in the court convened meeting since votes of deceased persons had been counted in the process of arriving at the result of the court convened meeting. Reliance has been placed on the judgment in T. Mathew vs. Smt. Saroj G. Poddar1. It has been then submitted that majority votes of the promoters of the Petitioner-Company comprises of 55.13% and if the said votes are excluded from the counting of the votes of persons who had allegedly voted in favour of the Scheme then both the Schemes had miserably failed to garner support of the minority shareholders of the Petitioner-Company. Reliance has been placed on the judgment in Hellenic and General Trust Ltd.2 which has been followed by the Apex Court in Miheer H. Mafatlal (supra) and this Court in Bedrock (supra). It has been submitted that separate meetings for promoters and minority shareholders ought to have been held in the facts of the present proceedings since the terms offered to both the set of shareholders were the same. It has been contended that the terms offered to the minority shareholders and the promoters of Vedanta group were not the same. It has been submitted that the majority shareholders in the Petitioner-Company who had voted were subsidiaries of ultimate parent company itself. It has been then contended that most FIIS had voted against the scheme of merger. It has been contended that since most of the FIIS had overwhelmingly voted against the scheme that itself is a ground for not granting sanction to the scheme. During the course of arguments the Objector contended that the Chairperson of the court convened meeting and the scrutinizers who had scrutinized valid and invalid votes had committed grave irregularity in not doing their duty as required under the law. The Objector has taken me through various charts which showed who has voted in favour of the scheme and who has voted against. It has been contended that it is inconceivable that FIIs who had voted by proxy could not have given two different votes; one in favour and the one against.. It has been contended that this also showed that there was material irregularity in respect of valid and invalid votes. It has been contended that scrutinizers had erred in discarding number of votes as invalid votes. It has been contended that even if these votes had been treated as valid votes, the Scheme could not have been sanctioned by 3/4th majority. It has been contended that the fact that the Scheme was approved by a very slender margin itself indicated that this was a fit case where direction should be given by this Court to convene a meeting again and order re-voting. Again, reliance has been placed on number of judgments which have been referred to in the written submissions.

1	(1996) 22 CLA 200 (Bom)
2	(1975) 3 ALL ER 382

50/67
(CP 11-12 & 12-12)

30. It has been contended by Mr. Chagla, the learned Senior Counsel appearing on behalf of the Petitioner that Chairperson (Justice Gurudas D. Kamat (Retired)) in the court convened meeting of the equity shareholders appointed scrutinizers to scrutinize the ballot papers and the persons so appointed were acceptable to all the shareholders including the Objector and it has been submitted that report of the meetings has been filed by the Chairperson before this Court. It has been contended that under the law and under the Act equity shareholder is entitled to vote on a poll differently on a resolution with respect to the said shareholder’s holding in a company. It has been submitted that this exercise of discretion by a shareholder could not be objected to or questioned by the Objector in view of provisions of Section 183 of the Act. It has been submitted that the Objector could not be permitted in the present proceedings to go behind the Chairperson’s report and embark on fishing and roving inquiry with the exercise of discretion of the equity shareholder. It has been then submitted that invalid votes are not considered for the purpose of counting and determining the majority by which a resolution is passed. It has been submitted that result of the meetings was duly reported to the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited and also had been posted on the website of the Petitioner. However, no shareholder or FII had, pursuant to the declaration of results, objected to the voting on the concurrent Scheme and the Composite Scheme or to the Reports. So far as the case of Bimal S. Gandhi is concerned, it has been submitted that the shares held by the said individual were under transmission pursuant to the request made by Ms. Ramila Gandhi who had sought issuance of duplicate certificates and Ms. Ramila Gandhi executed a proxy to vote at the court convened meeting and the shares of Bimal S. Gandhi have been thereafter transmitted in favour of Ms. Ramila Gandhi. So far as the submission of the Objector that the minority shareholders constituted a separate class is concerned, it has been submitted that since the same compromise or arrangement was applicable to all its equity shareholders, one last meeting of equity shareholders was convened. It has been submitted that only when a separate or different scheme is offered to a sub-class of shareholders, a separate meeting could be called within the same class.

51/67
(CP 11-12 & 12-12)

31. In my view, the submissions made by the Objector regarding irregularity in voting are required to be stated to be rejected. It has to be remembered that meeting was convened by the Chairperson who was a retired judge of this Court and who retired as a Chief Justice of Gujarat High court. He had appointed scrutinizers who scrutinized the said votes. No objection was raised regarding appointment of the said scrutinizers either by the Objector or any other equity shareholders. None of the FIIs had raised any objection regarding voting after the results were declared and made available to the shareholders by publishing it on the website of the Petitioner-Company and before Bombay Stock Exchange and National Stock Exchange. Section 183 of the Act provides for right of a member to use votes differently which reads as under:-

“Right of member to use his votes differently. On a poll taken at a meeting of a company, a member entitled to more than one vote, or his proxy, or other person entitled to vote for him as the case may be, need not, if he votes, use all his votes or cast in the same way all the votes he uses.”

Merely because different votes have been given by some FIIs, no objection can be raised on that ground since it is legally permissible. Even if the said vote of Bimal S. Gandhi is not taken into consideration even then the said Scheme had been sanctioned by 3/4th majority of the shareholders.

52/67
(CP 11-12 & 12-12)

32. The next objection taken by the Objector is that the Scheme proposed by the Petitioner-Company has been modified before seeking approval from the shareholders of the Petitioner-Company and also after seeking approval from the shareholders in the said meeting. Firstly, it is contended that the Valuers have also considered the valuation in terms of transfer of 38.8% stake in the Company known as Cairn India Ltd. (CIL) into one of the 100% subsidiaries of Petitioner-Company along with associated debt of $5924 million into the same from one of the subsidiaries of Vedanta Resources Plc. viz. Twin Star Energy Holdings Ltd. (“THEL”). He invited my attention to paragraphs on pages 44, 46 and 47 and also the Fairness Opinion Report of Citibank at pages 41 and 42 of the reply filed by the Petitioner-Company in Company Application No. 4 of 2013. He has also submitted that even if the statement made by ultimate promoter company of the Vedanta group viz Vedanta Resources Plc to the London Exchange shows the inclusion of Cairn India Ltd and its associated debt in valuations arrived at by the Valuers. Reliance has been placed on the extract of the statement at page 927 of the Company Petition No. 11 of 2012. It has been submitted that the Scheme as presented before the shareholders and as filed before this Court do not refer to transfer of the stake in Cairn India Ltd and the resultant debt associated with. Secondly, it is submitted that so far as Petition No. 12 of 2012 is concerned, as per clause 3.3 of Chapter 6 of the said scheme ‘Residual VAL’ was supposed to take care of its own liabilities and the Petitioner-Company was not required to honor any liabilities of Residual VAL. It has been submitted that despite the said submission made in clause 3.3, in the affidavit dated 2/10/2012 filed by the Petitioner-Company in the Madras High Court, in para 3 it has been stated that all contractual/legal remedies including appellate remedies by Residual VAL shall be discharged by the amalgamated Company to the extent that Residual VAL is unable to discharge the same. With reference to both these instances, it has been submitted that the Petitioner-Company has modified terms of the Scheme of amalgamation after having sought the approval from the shareholders of the Petitioner-Company. Reliance has been placed on two judgments; one in Meghal Homes Pvt. Ltd. Vs. Shree Niwas Girni K.K. Samiti1 and the other in Bengal Bank Ltd. Vs. Suresh Chakravartty2

1	AIR 2007 SC 3079
2	AIR (39) 1952 Calcutta 133.

53/67
(CP 11-12 & 12-12)

33. On the other hand, Mr. Chagla, the learned Senior Counsel appearing on behalf of the Petitioner-Company has submitted that transfer of shareholding of 38.8% of Vedanta Resources Plc in Cairn India Limited was not being implemented as a part of either the Concurrent Scheme or the Composite Scheme. It has been contended that the same was a part of the larger transaction and combination which was clear from the communication of the Competition Commission of India. My attention was invited to pages 576 to 581 of Company Petition No. 11 of 2012 and pages 1402 to 1407 of Company Petition No. 12 of 2012. It has been then submitted that value of the shareholding of Vedanta Resources Plc in Cairn India Limited is not the subject matter of the Valuation Report as prepared by Valuers and this has been mentioned in the Valuation Report. Secondly, it has been contended that transfer of VAL’s shares from the Twinstar Holdings Limited (wholly owned subsidiary of Vendanta Resources Plc) and Welter Trading Limited (wholly owned subsidiary of Vedanta Resources Plc) to Ekaterina (wholly owned subsidiary of Vedanta Resources Plc) being a transfer among the holding company and subsidiary company is not required to be at fair values. Whereas the fair value of VAL’s shares was rightly considered by the Valuers for determining the share exchange ratio which was based on factors as stated in the Valuation Report. So far as the liabilities of Residual VAL is concerned, it has been submitted that in terms of the Composite Scheme, it was proposed that Aluminium Business Undertaking of VAL would be demerged and transferred into the Petitioner and Residual VAL would operate the Power Business Undertaking and on the effectiveness of the Concurrent Scheme and the merger of the SIIL into the Petitioner becoming effective, VAL would become a wholly owned subsidiary of the Petitioner. So far as the transfer of debt of Residual VAL is concerned, it has been submitted that this submission was made in the affidavit dated 2/10/2012 in the proceedings pending before the Madras High Court and this was merely an undertaking given to the Madras High Court in the form of a comfort for the benefit of the Unsecured Creditors of Residual Val and would become effective only upon effectiveness of the Composite Scheme. It has been submitted that therefore this is independent of and not a part of the Scheme and the said affidavit is not an amendment of or modification to the Composite Scheme.

54/67
(CP 11-12 & 12-12)

34. The submission made by the Objector is without any substance. Perusal of the Valuation Reports clearly discloses that the Valuers had clearly stated that they had carried out relative valuation of the equity shares of SGL, SIIL, MALCO and Ekaterina Ltd with a view to arrive at fair share exchange ratio of equity shares of SIIL, MALCO and Ekaterina Ltd and for equity shares of SGL and, therefore, in my view, shareholding of Vedanta Resources Plc in Cairn India Ltd is not the subject matter of Valuation Report. Similarly, the objection which has been taken regarding affidavit filed before the Madras High Court also has to be taken into consideration in the context and circumstances under which the said affidavit has been filed. Perusal of the affidavit discloses that in order to give comfort to the Residual VAL which would become subsidiary of the amalgamated Company, it was stated that after the Scheme was sanctioned if the Residual VAL was not in a position to repay the debts of its creditors, in that event the said debts would be paid by the amalgamated Company. It is obvious that the said affidavit has been filed in order to give assurance to the creditors of Residual VAL that they would be taken care of and it cannot be said that it amounts to modification of the Scheme. In my view, judgment of the Apex Court in Meghal Homes Private Limited (supra) was in the context of the Scheme which proposed revival of the Company and the Apex Court was concerned with the fact as to whether the Scheme was a genuine attempt to revive the Company and not a mere ruse to dispose of the assets of the Company. These facts are distinguishable from the present case which, in fact, proposes consolidation of business interest of the Vedanta Group Companies in one entity i.e. the Petitioner. In Meghal Home Private Limited (supra), a clear modification of the Scheme was sought to be made and, therefore, the Supreme Court held that the approval of the shareholders was required to the modification. The ratio of the judgment in Meghal Homes Private Limited (supra) is not applicable to the facts of the present case nor is the ratio of the judgment of the Calcutta High Court in Bengal Bank Ltd (supra).

55/67
(CP 11-12 & 12-12)

35. It has been then submitted that the Objector was shocked to discover on the perusal of contents of the Valuation Report and Fairness Opinion Reports when they were produced in Court that a draft Scheme of amalgamation between the transferor companies herein along with Cairn India Ltd and the Petitioner/transferee Company was already prepared and was ready on 22/02/2012 i.e. even before the swap/exchange ratio arrived at by the Valuers was known to anybody. It has been contended that the Valuers in the present Scheme had in fact filed their Valuation Report on 24/02/2012. It has been contended that both, DSP Merrill Lynch and Citibank in their Fairness Opinion Reports have stated that the final terms of the scheme of merger ought not to materially vary from those set forth in the draft or else the opinion report given by them would not stand good. It has been contended that the Petitioner-Company and the transferor companies knew about swap/exchange ratios that would be arrived at by the Valuers in the present Scheme at least two days in advance. It has been submitted that ultimate promoters of the Petitioner-Company also knew the swap/exchange ratio at least a day in advance i.e. on 23/02/2012 since while making the representation at London Stock Exchange, the ultimate promoting company of the group viz Vedanta Resources Plc happened to provide the swap/exchange ratios to the London Stock Exchange whilst categorically stating that the information contained in the said representation was as on 23/02/2012. It has been submitted that this fact indicated that the said ratios were pre-decided/pre-determined and the valuations were sought to be done in a manner so that the pre-determined results would be ultimately arrived at by the said Valuers.

56/67
(CP 11-12 & 12-12)

36. Mr. Chagla, the learned Senior Counsel appearing on behalf of the Petitioner-Company has submitted that the Schemes including share exchange ratio recommended by the Valuers were approved by the Board of Directors of the Petitioner on 25/02/2012. The presentation to the outside world and business community was submitted to RIS for release to the London Stock Exchange on 25/02/2012, after the Board approval was given. It has been submitted that the announcement was also made available on the website of the respective companies being parties to the Composite Scheme from 25/02/2012 and on the London Stock Exchange website from 27/02/2012 and not on 23/02/2012 as contended by the Objector.

57/67
(CP 11-12 & 12-12)

In my view, the explanation given by the learned Senior Counsel appearing on behalf of the Petitioner is plausible. Firstly, this objection has been taken by the Objector during the course of his submissions. The said objection has not been taken in his reply and on that ground alone the said objection really needs to be rejected. It is necessary to keep in mind that the Scheme and the share exchange ratio recommended by the Valuers were approved by the Board of Directors on 25/02/2012. The information was released to the outside world and submitted to the London Stock Exchange on 25/02/2012 after the Board’s approval was given. The information was made available on the Website of the respective companies from 25/02/2012 and on the London Stock exchange on 27/02/2012. In my view, merely because the date “23/02/2012” has appeared in one of the documents, on the basis of that date it is not possible to arrive at the conclusion that prior to the approval given by the Board of Directors, swap ratio was already known on 23/02/2012.

58/67
(CP 11-12 & 12-12)

37. The next objection to the Scheme is that it is against the public policy and against the public interest. It has been submitted by the Objector that the Report issued by the SFIO clearly indicates that the Petitioner-Company having siphoned away at least Rs 1002 crores as and by way of under invoicing of iron ore exports which is not only against the principles of public policy but also causing great harm to the interests of general public of our country. Secondly, it has been contended that both Vedanta Aluminium Ltd and Sterlite Energy Ltd are making huge losses in their respective operations over the last few years. It has been contended that different appointed dates have been given for each of the amalgamated companies and this was for the purpose of avoiding income-tax. It has been contended that such a Scheme was nothing else but colourable device by virtue of which refunds of tax amounts were being indirectly claimed by the amalgamating companies. Reliance has been placed on the Judgment of the Apex Court in Mcdowell & Company Ltd vs. Commercial Tax Officer1 which approves the judgment of Gujarat High Court in Wood Polymers Ltd2. Reliance has been placed on paras 17, 45 and 46 of the said judgment. It has been contended that this judgment was approved by the Apex Court in Vodafone International Holding BV Vs. Union of India & Anr.3 Reliance has also been placed on paras 68, 69 and 70 of the said judgment. Reliance has also been placed on the judgment in Wood Polymers Ltd. (supra). The Objector, therefore, contended that the Scheme deserves to be dismissed on the said aspect of violation of principles of public policy.

1	(1985) 3 sec 230
2	1977 (47) Company Cases 597
3	(2012) 6 sec 613.

59/67
(CP 11-12 & 12-12)

38. Mr. Chagla, the learned Senior Counsel appearing on behalf of the Petitioner-Company, on the other hand, submitted that the Composite Scheme complies with the requirements of the provisions of the Income Tax Act, 1961 including Sections 2(1B), 2(19AA) and 72A. It has been submitted that Section 72A expressly permits/provides for carry forward of unutilised business losses of the transferor company to the transferee company in case of merger/demerger. It has been submitted that this is the policy of law and there can be nothing objectionable to the sanctioning of the Scheme, if the law itself permits these consequences. It has been submitted that implementation of the Scheme would be the subject matter of the scrutiny of the Income Tax authorities and it shall not defeat the right of the Income Tax authorities to scrutinize returns to be filed by the Petitioner. Reliance has been placed on the judgments in AVM Capital Services Private Limited1, Union of India and Another vs. Azadi Bachao Andolan and Another2 and Vodafone International Holdings BV vs. Union of lndia3 (paras 68, 69 and 70).

1	(2012) 115 SCL 81
2	(2004) 10 sec 1
3	(2012) 6 sec 613

60/67
(CP 11-12 & 12-12)

39. It is surprising that the Objector, who has admittedly purchased the shares of Petitioner-Company after the Scheme of amalgamation was announced, now seeks to challenge the Scheme of amalgamation on the ground that it is against the public policy and only for avoidance of income-tax. Be that as it may. Without going into the reason as to why the Objector purchased the shares after the Scheme was announced, the legal position is quite clear. The provisions of the Income Tax Act contemplates a situation whereby section 72A provides for carry forward of unutilised business losses of the transferor company to the transferee company in case of merger/demerger. Even after the Scheme is sanctioned, it is always open for the Income Tax authorities to scrutinize the returns and issue notices.

61/67
(CP 11-12 & 12-12)

40. Apart from that in Azadi Bachao Andolan (supra), the Supreme Court has explained the scheme in McDowell & Co. Ltd.’s case (supra) Paragraphs 147 to 149 are relevant and are reproduced hereunder:-

“147. We may in this connection usefully refer to the judgment of the Madras High Court in M.V. Vallippan v. ITO which has rightly concluded that the decision in McDowell cannot be read as laying down that every attempt at tax planning is illegitimate and must be ignored, or that every transaction or arrangement which is perfectly permissible under law, which has the effect of reducing the tax burden of the assessee, must be looked upon with disfavour. Though, the Madras High Court had occasion to refer to the judgment of the Privy Council in IRC v. Challenge Corpn. Ltd and did not have the benefit of the House of Lord’s pronouncement in Craven the view taken by the Madras High Court appears to be correct and we are inclined to agree with it.

148. WE may also refer to the judgment of the Gujarat High Court in Banyan and Berry v. CIT where referring to McDowell, the Court observed : (ITR p.850 E-H).

62/67
(CP 11-12 & 12-12)

“The Court nowhere said that every action or inaction on the part of the taxpayer which results in reduction of tax liability to which he may be subjected in future, is to be viewed with suspicion and be treated as a device for avoidance of tax irrespective of legitimacy or genuineness of the Act; an inference which unfortunately, in our opinion, the Tribunal apparently appears to have drawn from the enunciation made in McDowell case. The ratio of any decision has to be understood in the context it has been made. The facts and circumstances which lead to McDowell decision leave us in no doubt that the principle enunciated in the above case has not affected the freedom of the citizen to act in a manner according to his requirements, his wishes in the manner of doing any trade, activity or planning his affairs with circumspection, within the framework of law, unless the same fall in the category of colourable device which may properly be called a device or a dubious method or a subterfuge clothed with apparent dignity.

149. This accords with our own view of the matter.”

41. From the aforesaid paragraphs it can be clearly seen that, according to the Apex Court, decision in Mcdowell & Co. Ltd.’s case (supra) cannot be said to lay down that every attempt at tax planning is illegitimate or that every transaction which is otherwise permissible under law but has the effect of reducing tax burden of the assessee must be looked upon with disfavor. The Apex Court, therefore, in para 166 of its judgment in Azadi Bachao Andholan (supra) has held as under:-

63/67
(CP 11-12 & 12-12)

“166. We are unable to agree with the submission that an act which is otherwise valid in law can be treated as non est merely on the basis of some underlying motive supposedly resulting in some economic detriment or prejudice to the national interests, as perceived by the respondents”.

42. In Vodafone International Holdings BV (supra), it was contended on behalf of the revenue that decision in Azadi Bachao Andolan (supra) has to be overruled since it departs from decision of McDowell & Co Ltd (supra).

43. The Apex Court in para 64 of its judgment in Vodafone International Holdings BV (supra) observed that there was no conflict between its judgments in McDowell & Co. Ltd (supra and Azadi Bahao Andolan (supra). Para 64 of the said judgment reads as under:-

64/67
(CP 11-12 & 12-12)

“64. The majority judgment in McDowell & Co. Ltd (supra) held that “tax planning may be legitimate provided it is within the framework of law” (para 45). In the latter part of para 45, it held that “colourable device cannot be a part of tax planning and it is wrong to encourage the belief that it is honourable to avoid payment of tax by resorting to dubious methods”. It is the obligation of every citizen to pay the taxes without resorting to subterfuges. The above observations should be read with para 46 where the majority holds “on this aspect one of us, Chinnappa Reddy, J. has proposed a separate opinion with which we agree”. The words “this aspect” express the majority’s agreement with the judgment of Reddy, J. only in relation to tax evasion through the use of colourable devices and by resorting to dubious methods and subterfuges. Thus, it cannot be said that all tax planning is illegal/illegitimate/impermissible. Moreover, Reddy, J. himself says that he agrees with the majority. In the judgment of Reddy J. there are repeated references to schemes and devices in contradistinction to “legitimate avoidance of tax liability” (paras 7-10, 17 and 18). In our view, although Chinnappa Reddy, J. makes a number of observations regarding the need to depart from the “Westminster” and tax avoidance - these are clearly only in the context of artificial colourable devices. Reading McDowell, in the manner indicated hereinabove, in cases of treaty shopping and/or tax avoidance, there is no conflict between McDowell and Azadi Bachao or between McDowell and Mathuram Agrawal”.

44. In my view, therefore, judgment of Gujarat High Court in Wood Polymers Ltd1 and that of the Calcutta High Court in Bengal Bank Ltd. Vs. Suresh Chakravartty2 is no longer good law.

1	1977 (47) Company Cases 597
2	AIR (39) 1952 Calcutta 133.

65/67
(CP 11-12 & 12-12)

45. The Apex Court in Vodafone International Holdings BV (supra) in paras 68, 69 and 70 has, in terms, approved the judgment of the Apex Court in Union of India and Another vs. Azadi Bachao Andolan and Another1 and, as such, the said issue is no longer res integra. It cannot be said, therefore, that the said Scheme is against the public policy.

46. It has been then contended that the present Scheme of amalgamation is unconscionable in nature as the interest of minority shareholders has been completely overlooked. It has been contended that balance sheets of Ekaterina Ltd., Vedanta Aluminium Ltd and Sterlite Energy Ltd do not exhibit any sort of a confidence that can be reposed in their financial status. It has been contended that if the Scheme is sanctioned then the Petitioner-Company would be saddled with enormous amount of debts concerning the transferor companies that would need to be serviced and which in turn would convert the Petitioner-Company into loss making concern and thus the interest of shareholders would be affected. It has been submitted that interest of the promoters was to somehow load the Petitioner-Company with the liabilities of the transferor companies such as Vedanta Aluminium Ltd and Sterlite Energy Ltd. It has been contended that there was no rationale at all behind proposing the present Scheme of amalgamation by the Petitioner-Company.

1	(2004) 10 SCC 1

66/67
(CP 11-12 & 12-12)

47. On the other hand, Mr. Chagla, the learned Senior Counsel appearing on behalf of the Petitioner-Company submitted that there was no provision in the said Act which prevented amalgamation of profit making Company and loss making Company. It is open for majority shareholders to take a decision and the commercial wisdom of such decision is not open for scrutiny by the Court.

48. The Objector has invited my attention to the losses which are incurred by Vedanta Aluminium Ltd. It has also been urged that the position of Vedanta Aluminium Ltd. over a period of one year has deteriorated further and liabilities have been increased. It has also been contended that position of Sesa Goa Ltd has deteriorated in the last one year since mining operations have been stopped in view of the orders passed by the Apex Court and since May 2012 mining operations have been stopped completely. In this context, financial position of all the Companies as per their audited accounts as of September, 2012 needs to be taken into consideration. It is submitted that from the said figures, it can be seen that, after amalgamation, position of the Petitioner-Company would dramatically increase even after absorbing the so-called loss making companies. It has to be remembered that when entrepreneurs take commercial decisions, it is not open for the Court to judge their commercial wisdom. Whenever entrepreneurs take a commercial decision, there is always an element of risk involved and businessmen take such calculated risk after taking into consideration various facts and circumstances and pros and cons of all situations. It has been consistently held that the Court is not expected to dissect and conduct a postmortem of such decisions which are based on business experience and commercial wisdom. The Court has to examine the Scheme on well settled parameters. The Court is expected to be an impartial umpire and is not expected to enter the arena and examine the Scheme under a microscope. Whenever decisions are taken there is bound to be some kind of variation in the situation in respect of functioning of both companies. This should not deter the Court from granting sanction to the Scheme. It has to be remembered that after advent of globalisation, it has become necessary for all companies all over the world to find out ways and means to survive in the market. The initial impact of globalisation was that large number of Indian Companies became bankrupt and had to be closed down. This was initially restricted to small-scale industries. However, soon, even the large companies were affected and they had to find out innovative means to survive in the global market. While taking decision, commercial wisdom of entrepreneurs on this post-globalisation scenario has also to be kept in mind and, as such, the need for amalgamation and consolidation of competing companies in one agglomeration sometimes becomes necessary, not for the purpose of creating monopoly but for the purpose of survival in the global market. In these circumstances, merely because one of the companies is a loss making company, that should not deter the Court from sanctioning the Scheme if the net result is going to increase the assets of the amalgamated company.

67/67
(CP 11-12 & 12-12)

49. In my view, the said objections cannot be accepted. Both these Petitions are allowed in terms of prayer clauses (a) and (b). However, Company Applications taken out therein by the Objector are dismissed.

(V.M. KANADE, J.)

COPY OF THE ORDER DATED 12TH AUGUST, 2013 OF THE DIVISION BENCH OF THE HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY APPEAL NO. 5 OF 2013

IN

COMPANY PETITION NO. 11 OF 2012

Shailesh H. Bajaj,
Major in age,
Indian National,
24/25, Bharatiya Bhavan,
7th floor, 72 Marine Drive,
Mumbai – 400 020.	…… Appellant
(Original Objector)

V e r s u s

1. Sesa Goa Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim,
Goa – 403 001.	…… Respondent no.1.

2. Registrar of Companies,
Goa Daman & Diu,
Panaji, Ministry of Company
Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
Patto, Panjim, Goa – 403 001.	…… Respondent No.2.

WITH

COMPANY APPLICATION NO. 31 OF 2013

IN

COMPANY APPEAL NO. 5 OF 2013

Shailesh H. Bajaj,
Major in age,
Indian National,
24/25, Bharatiya Bhavan,
7th floor, 72 Marine Drive,
Mumbai – 400 020.	…… Applicant
(Original Objector)

V e r s u s

1. Sesa Goa Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim,
Goa – 403 001.	…… Respondent no.1.

2. Registrar of Companies,
Goa Daman & Diu,
Panaji, Ministry of Company
Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
Patto, Panjim, Goa – 403 001.	…… Respondent No.2.

WITH

COMPANY APPEAL NO. 6 OF 2013

IN

COMPANY PETITION NO. 12 OF 2012

Shailesh H. Bajaj,
Major in age,
Indian National,
24/25, Bharatiya Bhavan,
7th floor, 72 Marine Drive,
Mumbai – 400 020.	…… Appellant
(Original Objector)

V e r s u s

1. Sesa Goa Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim,
Goa – 403 001.	…… Respondent no.1.

2. Registrar of Companies,
Goa Daman & Diu,
Panaji, Ministry of Company
Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
Patto, Panjim, Goa – 403 001.	…… Respondent No.2.

WITH

COMPANY APPLICATION NO. 30 OF 2013

IN

COMPANY APPEAL NO. 6 OF 2013

Shailesh H. Bajaj,
Major in age,
Indian National,
24/25, Bharatiya Bhavan,
7th floor, 72 Marine Drive,
Mumbai – 400 020.	…… Applicant
(Original Objector)

V e r s u s

1. Sesa Goa Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim,
Goa – 403 001.	…… Respondent no.1.

2. Registrar of Companies,
Goa Daman & Diu,
Panaji, Ministry of Company
Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
Patto, Panjim, Goa – 403 001.	…… Respondent No.2.

Appellant in person.

Mr. Iqbal M. Chagla, Senior Advocate and Mr. A. N. S. Nadkarni, Senior Advocate with Mr. Riyaz Chagla, Mr. D. Lawande and Mr. Kaif Noorani , Advocates for respondent no.1.

Mr. C. A. Ferreira, Advocate for respondent no. 2.

Mr. P. Sridhar, Official Liquidator.

CORAM : A. P. LAVANDE & U. V. BAKRE, JJ. Reserved on : 26th June, 2013. Pronounced on : 12th August, 2013.

JUDGMENT : (per U. V. Bakre, J.)

Heard the appellant in person, Mr. Chagla, learned Senior Counsel for respondent no. 1 and Mr. Ferreira, learned Assistant Solicitor General for respondent no. 2. Brief written submissions have also been filed by the appellant and respondent no. 1.

2. The above appeals are directed against the common Judgment and order dated 3rd April, 2013 whereby the learned Company Judge has sanctioned the scheme of amalgamation (concurrent scheme) of Ekaterina Limited (Transferor Company or Ekaterina) with Sesa Goa Ltd. (Transferee Company or SGL) sought in Company Petition no. 11 of 2012 and the scheme of amalgamation and arrangement (composite scheme) amongst Sterlite Industries (India) Limited (amalgamating Company 1 or SIIL), The Madras Aluminium Company Limited (amalgamating company 2 or MALCO); Sterlite Energy Limited (amalgamating company 3 or SEL); Vedanta Aluminium Limited (amalgamating company 4 or VAL) and SGL and rejected the objections filed by the appellant to the above schemes.

3. Brief facts leading to the filing of these appeals are as under : The Board of Directors of SGL and of Ekaterina (a company based in Mauritius), in their respective meetings held on 25/02/2012 approved the concurrent scheme including the share exchange ratio. On the same date the Board of Directors of SGL and of SIIL, MALCO, SEL and VAL, in their respective meetings approved the composite scheme and the share exchange ratio. The approval of both the schemes was after considering the joint valuation report of M/s. Grant Thornton India, LLP and KPMG India Private Limited, independent valuers and the Fairness Opinion Report of Citigroup Global Markets India Private Limited (given to the Board of Directors of SGL) and DSP Merrill Lynch Private Limited (given to the Board of Directors of SIIL) on 02/04/2012 and 12/04/2012, respectively. The National Stock Exchange India Limited and the Bombay Stock Exchange Limited, respectively granted their no objection to the said concurrent and composite scheme. On 23/04/2012, the Competition Commission of India approved the proposed combination including the transaction as provided for in the concurrent scheme and the composite scheme. On 26/04/2012 the High Court of Judicature at Madras dispensed with the convening of the meeting of the Equity Share Holders of SEL in view of the consent affidavit given by all Equity Share Holders to the composite scheme. On 26/04/2012, the Madras High Court dispensed with the convening of the meeting of Equity Share Holders of VAL in view of the consent affidavit given by all Equity Share Holders and Preference Share Holders to the composite Scheme. On 19/06/2012, the Equity Share Holders of SGL approved the composite scheme at the Court convened meeting with the requisite majority as prescribed under Section 391(2) of the Companies Act, 1956 (the Act, for short). On 19/06/2012 itself, the equity shareholders of SGL approved the concurrent scheme at the Court convened meeting with the requisite majority as prescribed under Section 391(2) of the Act. On 21/06/2012, the equity share holders of SIIL approved the composite scheme at Court convened meeting. On 23/06/2012, the equity shareholders of MALCO approved the composite scheme at the Court convened meeting. Mr. G. D. Kamat, the learned retired Chief Justice of Gujarat High Court acted as the Chairman of the said meeting dated 19/06/2012 and reported the result of the equity shareholders of SGL of the said meetings by his report dated 04/07/2012 along with his affidavit in support thereof. On 29/06/2012 the Foreign Investment Promotion Board of India approved the transaction as proposed in the concurrent scheme. On 02/08/2012, the advertisement of petitions in accordance with rule 80 of the Companies (Court) Rules 1959 with respect to both the company Petitions were published in the local newspapers namely Navhind Times and Sunaprant. On 24/08/2012, the Supreme Court of Mauritius approved the concurrent Scheme. The company petitions filed by SIIL, MALCO, SEL and VAL, for sanction of composite scheme, have reportedly been heard by Madras High Court and the judgments have been reserved.

4. SGL had filed the company petition no. 11/2012 seeking sanction of the company Court to the concurrent scheme and company petition no. 12/2012 thereby seeking sanction of the Company Court to the composite scheme. The appellant filed his objections to the said schemes on various grounds. The company petitions and objections raised by the appellant were extensively heard by the learned Company Judge and upon appraisal of the entire material on record, the learned Judge allowed the company petitions and rejected the objections of the appellant. The said common judgment and order dated 3/4/2013 is impugned in the present appeals.

5. Section 391 of the Act provides as under:-

391. Power to compromise or make arrangements with creditors and members.-

(1)	where a compromise or arrangement is proposed-

(a)	between a company and its creditors or any class of them; or

(b)	between a company and its members or any class of them;

the court may, on the application of the company or of any creditor or member of the company, or, in the case of a company which is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members or class of members, as the case may be, to be called, held and conducted in such manner as the court directs.

(2)	If a majority in number representing three-fourths in value of the creditors, or class of creditors, or members, or class of members, as the case may be present and voting either in person or, where proxies are allowed under the rules made under section 643, by proxy, at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the court, be binding on all the creditors, all the creditors of the class, all the members , or all the members of the class, as the case may be, and also on the company, or, in the case of a company which is being wound up, on the liquidator and contributories of the company : Provided that no order sanctioning any compromise or arrangement shall be made by the court unless the court is satisfied that the company or any other person by whom an application has been made under sub-section (1) has disclosed to the court, by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency of any investigation proceedings in relation to the company under section 235 to 351, and the like.

(3)	An order made by the court under sub-section (2) shall have no effect until a certified copy of the order has been filed with the Registrar.

(4)	A copy of every such order shall be annexed to every copy of the memorandum of the company issued after the certified copy of the order has been filed as aforesaid, or in the case of a company not having a memorandum, to every copy so issued of the instrument constituting or defining the constitution of the company.

(5)	If default is made in complying with sub-section (4), the company, and every officer of the company who is in default, shall be punishable with fine which may extend to one hundred rupees for each copy in respect of which default is made.

(6)	The Tribunal may, at any time after an application has been made to it under this section, stay the commencement or continuation of any suit or proceeding against the company on such terms as the court thinks fit, until the application is finally disposed of.”

6. Section 392 of the Act provides as under:

“392. Power of Tribunal to enforce compromise and arrangement.

(1)	Where a Tribunal makes an order under section 391 sanctioning a compromise or an arrangement in respect of a company, it—

(a)	shall have power to supervise the carrying out of the compromise or an arrangement; and

(b)	may, at the time of making such order or at any time thereafter, give such directions in regard to any matter or make such modifications in the compromise or arrangement as it may consider necessary for the proper working of the compromise or arrangement.

(2)	If the Tribunal aforesaid is satisfied that a compromise or an arrangement sanctioned under section 391 cannot be worked satisfactorily with or without modifications, it may, either on its own motion or on the application of any person interested in the affairs of the company, make an order winding up the company, and such an order shall be deemed to be an order made under section 433 of this Act.

(3)	The provisions of this section shall, so far as may be, also apply to a company in respect of which an order has been made before the commencement of the Companies (Amendment) Act, 2001 sanctioning a compromise or an arrangement.”

7. Section 393 of the Act, inter alia, provides as under:-

“393. Information as to compromise or arrangements with creditors and members.-

(1)	Where a meeting of creditors or any class of creditors or of members or any class of members, is called under section 391,-

(a)	with every notice calling the meeting which is sent to a creditor or member, there shall be sent also a statement setting forth the terms of the compromise or arrangement and explaining its effect; and in particular, stating any material interests of the directors, managing director managing agent, secretaries and treasurers or manager of the company, whether in their capacity as such or as members or creditors of the company or otherwise, and the effect on those interests, of the compromise or arrangement, if, and in so far as, it is different from the effect on the like interests of other persons; and

(b)	in every notice calling the meeting which is given by advertisement there shall be included either such a statement as aforesaid or a notification of the place at which and the manner in which creditors or members entitled to attend the meeting may obtain copies of such a statement as aforesaid.

........................................”

8. The appellant as well as the SGL, amongst others, have relied upon the following cases in which the principles laid down, are as under:-

(a) In the case of “Miheer H. Mafatlal Vs. Mafatlal Industries Ltd.” reported in [1996 (Vol. 87) Comp. Cases, 792], in the matter of sanctioning the scheme of amalgamation, the Apex Court has held that the compromise or arrangement between the company and the creditors and members is the commercial wisdom of the parties to the scheme who have taken an informed decision about the usefulness and propriety of the scheme by supporting it by requisite majority vote that has to be kept in view by the Court. The Court certainly would not act as a court of appeal and sit in judgment over the informed view of the parties concerned to the compromise as the same would be in the realm of corporate and commercial wisdom of the parties concerned. The Court has neither the expertise nor the jurisdiction to delve deep into the commercial wisdom exercised by the creditors and members of the company who have ratified the scheme by the requisite majority. Consequently the Company Court’s jurisdiction to that extent is peripheral and supervisory and not appellate. The Court acts like an umpire in a game of cricket who has to see that both the teams play their game according to the rules and do not overstep the limits. But subject to that how best the game is to be played is left to the players and not to the umpire. The supervisory jurisdiction of the Company Court can also be culled out from the provisions of Section 392 of the Act. Of course this section deals with post-sanction supervision. But the said provision itself clearly earmarks the field in which the sanction of the Court operates. It is obvious that the supervisor cannot ever be treated as the author or a policy-maker. Consequently the propriety and the merits of the compromise or arrangement have to be judged by the parties who as sui Juris with their open eyes and fully informed about the pros and cons of the scheme arrive at their own reasoned judgment and agree to be bound by such compromise or arrangement. The following are the broad contours of the scope and ambit of the jurisdiction of the Company Court enumerated by the Apex Court in the case of “Miheer Mafatlal”,(supra) which are stated to be illustrative and not exhaustive:-

1. The sanctioning court has to see to it that all the requisite statutory procedure for supporting such a scheme has been complied with and that the requisite meetings as contemplated by Section 391(1) (a) have been held.

2. That the scheme put up for sanction of the Court is backed up by the requisite majority vote as required by Section 391 sub-section (2).

3. That the meetings concerned of he creditors or members or any class of them had the relevant material to enable the voters to arrive at an informed decision for approving the scheme in question. That the majority decision of the concerned class of voters is just and fair to the class as a whole so as to legitimately bind even the dissenting members of that class.

4. That all the necessary material indicated by Section 393(1)(a) is placed before the voters at the concerned meetings as contemplated by Section 391(1).

5. That all the requisite material contemplated by the proviso to sub-Section (2) of Section 391 of the Act is placed before the Court by the concerned applicant seeking sanction for such a scheme and the court gets satisfied about the same.

6. That the proposed scheme of compromise and arrangement is not found to be violative of any provision of law and is not unconscionable, nor contrary to public policy. For ascertaining the real purpose underlying the Scheme with a view to be satisfied on this aspect, the court, if necessary, can pierce the veil of apparent corporate purpose underlying the scheme and can judiciously x-ray the same.

7. That the Company Court has also to satisfy itself that members or class of members or creditors or class of creditors, as the case may be, were acting bona fide and in good faith and were not coercing the minority in order to promote any interest adverse to that of the latter comprising of the same class whom they purported to represent.

8. That the scheme as a whole is also found to be just, fair and reasonable from the point of view of prudent men of business taking a commercial decision beneficial to the class represented by them for whom the scheme is meant.

9. Once the aforesaid broad parameters about the requirements of a scheme for getting sanction of the Court are found to have been met, the Court will have no further jurisdiction to sit in appeal over the commercial wisdom of the majority of the class of persons who with their open eyes have given their approval to the scheme even if in the view of the Court there could be a better scheme for the company and its members or creditors for whom the scheme is framed. The Court cannot refuse to sanction such a scheme on that ground as it would otherwise amount to the Court exercising appellate jurisdiction over the scheme rather than its supervisory jurisdiction.”

(b) In the case of “Hindustan Lever and another Vs. State of Maharashtra and another” reported in [(2004) 9 SCC 438], the Apex Court reiterated the said contours and further observed as under:-

12. Two broad principles under lying a scheme of amalgamation which have been brought out in this judgment are:

1. that the order passed by the court amalgamating the company is based on a compromise or arrangement arrived at between the parties; and

2. that the jurisdiction of the Company Court while sanctioning the scheme is supervisory only i.e. to observe that the procedure set out in the Act is met and complied with and that the proposed scheme of compromise or arrangement is not violative of any provision of law, unconscionable or contrary to public policy. The Court is not to exercise the appellate jurisdiction and examine the commercial wisdom of compromise or arrangement arrived at between the parties. The role of the court is that of an umpire in a game, to see that the teams play their role as per rules and do not overstep the limits. Subject to that how best the game is to be played is left to the players and not to the umpire.

Both these principles indicate that there is no adjudication by the court on the merits as such.

(c) In the case of “Bedrock Ltd.” reported in [1998 (4) Bom. C.R. 710], it has been held that a party seeking discretionary relief from the Court must come with clean hands; must not suppress any relevant fact from the Court; must refrain from making misleading statements and from giving incorrect information to the Court and that such conduct of the party is sufficient to entail an outright dismissal of the petition without going into the merits.

(d) In the case of “T. Mathew Vs. Smt. Saroj G. Poddar” reported in [(1996) 22 CLA Section II, 200], it has been held that one who comes to the Court must come with clean hands and that this position is well settled in “S. P. Chengalavarya Naidu V/s. Jagannath” [AIR 1994 SC 853] wherein, inter alia, it is observed that the courts of law are meant for imparting justice between the parties; that one who comes to the court must come with clean hands and that it can be said without hesitation that a person whose case is based on falsehood has no right to approach the court and he can be summarily thrown out at any stage of the litigation.

9. Mr. Chagla, learned Senior Counsel appearing on behalf of the respondent no.1 submitted that before proceeding to deal with the objections raised by the appellant, it would be advisable to look into his conduct and bona fides. He vehemently urged that the present appeals require something more than dismissal as there is lack of bona fides; suppression of material facts and an attempt to mislead the Court, which ought not to be encouraged. He submitted that the appellant has not approached with clean hands. The learned Counsel pointed out that the appellant has filed Writ Petition No. 840/2012 before the High Court of Judicature at Bombay for enforcement of Serious Frauds Investigation Office (SFIO) report and for other reliefs, which is still pending. He further submitted that the appellant has filed Civil Suit no. 69 of 2012 before the District Court, at Panaji-Goa, based on the SFIO report, for a direction to the Registrar of Companies, Goa to delete the name of SGL from the register maintained by his office, for recovery of money and other reliefs, in which even interim relief for stay of amalgamation proceedings was asked for. He pointed out that in the Company Petitions, the judgment was reserved on 08/02/2013 but the said suit no. 60 of 2012 was filed before the District Judge on 07/12/2012 which shows that there is suppression of material facts. He submitted that the above facts have been suppressed from this Court and also they were suppressed from the Company Court. According to SGL, the material fact of filing of the said Writ Petition and Civil Suit has been suppressed with ulterior motive and malafide intention and with an attempt to procure orders from this Court. Learned Counsel pointed out that the appellant and his family members have increased their equity shareholding in SGL by purchasing additional shares after the court convened meeting of SGL and still the appellant says that the scheme is bad and detrimental to him and others. He submitted that the present appeals are filed with ulterior motive and that there is no ground for challenge of the impugned judgment and order. Learned Senior Counsel submitted that it is well settled that when a person comes with unclean hands, he is not entitled to any relief. In this regard, he relied upon “Bedrock Ltd.” and “Smt. Saroj G. Poddar” (supra). The appellant, in answer, submitted that the said Writ Petition and the Suit have no co-relation with the issues raised in the present proceedings. According to him, by the Writ Petition, he is trying to enforce the recommendations in terms of filing prosecutions under Indian Penal Code against delinquent officers of SGL and the Suit pertains to a contract that had been entered into by SGL in terms of buying shares of its erstwhile subsidiary viz Sesa Industries Ltd. and both do not come in the way of amalgamation proceedings. The Writ Petition No. 840/2012 was filed in or around April 2012 by the minority shareholders of SGL, including the appellant praying therein inter alia for a direction to the respondents therein to file proceedings under relevant provisions of Indian Penal Code and the Companies Act, on the basis of SFIO reports dated 29/4/2011, against the persons named therein and to reimburse the funds siphoned away from the Company (a mention of which is made in the reports dated 29/4/2012 of SFIO), back into its books. In Suit No. 69/2012, filed in December 2012, the appellant and his family members have, inter alia, prayed for direction to the Registrar Of Companies to take action against SGL under the relevant provisions of the Companies Act and to delete the name of SGL from the register and to restrain SGL from amalgamating or merging itself with any other company or voluntarily winding up itself, pending the hearing and final disposal of the suit. The learned Company Judge had reserved the Judgment in Company Petitions on 8/2/2013 and had sanctioned the schemes of amalgamation by order dated 3/4/2013. One of the objections taken by the appellant is that SFIO report, wherein siphoning of more than `1,000 crores has been discovered, was not considered by valuers. In our considered opinion, there is no merit in the submission canvassed by the appellant that the said Writ Petition and the Suit have no co-relation with the issues raised in the present proceedings.

10. The learned Senior Counsel appearing on behalf of SGL further submitted that the appellant and his family members who had opposed the sanctioning of the concurrent scheme, represented only 0.17% in number and 0.01% in value of the Equity shareholders present and voting at the Court convened meetings held on 19/6/2012 and insofar as composite scheme is concerned, they represented only 0.43% in number and 0.01% of the value of the Equity Shareholders present and voting at the court convened meeting held on 19/6/2012. Learned Senior Counsel then pointed out that the appellant and his family members have now purchased approximately 10,000 shares of SGL and have thus increased their equity shareholding in SGL after the Court convened meetings of SGL. Relying upon “Hindalco Industries Limited, In re” reported in [(2009) 151 Comp. Cases 446 (Bom)], learned Counsel, submitted that the appellant lacks bonafides. The appellant, on the other hand, submitted that he and his family members had sold more than 50,000 shares of SGL before the announcement of amalgamation and that they deal in stocks and shares on a regular basis and since the value of the shares of SGL plummeted post announcement of amalgamation and further once the appellant on reading the Explanatory Statement and on ascertaining the other facts of the case was convinced that the present amalgamations could never pass the test of law, they re-purchased approximately 10,000 shares of SGL, which were available at discount rate of ₹ 60/- per share. According to the appellant, frivolous arguments have been advanced by SGL only to prejudice this Court. Nobody trades into the shares knowing that they would ultimately go into loss. When it is the case of appellant that the schemes of amalgamation are detrimental to the minority shareholders and only the promoters and majority shareholders would stand to gain and when he wants that the schemes should not be sanctioned, purchasing of shares of SGL after amalgamation is contrary to the above case and prayer. In case of the appellant and his family members who claim to be dealing in stocks and shares, who sold more than 50,000 shares prior to the announcement of amalgamation, again purchasing 10,000 shares of the same company after amalgamation is all the more conspicuous and this certainly reveals lack of bona fides. In the case of “Hindalco Industries Ltd.” (supra), the second objector had only one share of the petitioner-company. He participated in the meeting and registered his objection. But the resolution was passed with overwhelming majority. On the one hand, he objected to the proposed scheme and on the other hand, after the meeting of the Equity Shareholders, he purchased additional 50 Equity Shares of the petitioner-company and that reflected his bona fides. Learned Company Judge held that no prudent person who had opposed the proposed scheme would think of acquiring additional shares of the same company. No doubt, It was observed that the fact that the objector possessed only one share on the relevant date does not mean that he is denuded of his right of raising objection. However still, substance was found in the stand taken by the petitioner-company that the complaint filed by this objector was not bona fide. It has been held that the person who has not approached with clean hands and have traded in the shares of the target company, cannot be heard to make grievance about the scheme. Therefore, we have no hesitation to hold that there is a serious doubt about the bona fides of the appellant in challenging the Scheme.

11.	We now proceed to deal with the objections raised by the appellant, on merits.

12. The appellant’s first objection is that there is violation of the provisions of Section 391 of the Act, on account of following:- (a) the schemes have been modified twice: firstly after the valuation was done and placed before the shareholders for approval and secondly after the filing of the Company Petitions in the Court; (b) the report of SFIO was not placed before the Company Court and hence there was violation of the proviso to Section 391(2) of the Act; (c) since one of the members who had allegedly cast a vote in favour of the scheme had died long back, there was misrepresentation of the shareholders of SGL; (d) the majority of the minority shareholders who were present and who had voted in the Court convened meetings had opposed the schemes; and (e) the majority of the Foreign Institutional Investors (FII) who held shares in SGL had voted against the scheme. His second objection is that the valuations are skewed and pre-determined. In this regard, he has contended as follows:- (a) SFIO report has discovered siphoning of more than ₹ 1,000/- crores but the same has not been considered by the valuers; (b) the valuers had considered the valuation of Cairns India Ltd.(CIL) and its associated debt but CIL is not part of merger which shows that there is modification; (c) Scheme that had been approved by the shareholders have been modified inasmuch as SGL has undertaken to take over Residual VAL’s liabilities; (d) the principles of the methodologies applied by the valuers whilst valuing the schemes and more specifically the “Price of Recent Investment”(PRI) methodology insofar as the valuation of VAL is concerned, has been most incorrectly applied by the valuers; (e) the subsequent developments in terms of the complete stoppage of operations at VAL post December, 2012 i.e during the course of the hearing of the present Petitions by this Court have completely rendered the valuations arrived at by the valuers as otiose; (f) the non-disclosure of many of the contingent liabilities of the transferor companies in their balance sheets have also rendered the valuations arrived at by the valuers as meaningless; (g) the valuations arrived at by the valuers only benefit the promoters of SGL at the cost of its minority shareholders; (h) the valuations arrived at by the valuers are arithmetically incorrect inasmuch as the shares of SIL have been valued differentially while valuing the said Company and whilst valuing the same as an investment made by another transferor company viz. MALCO; and (i) the valuations arrived at by the valuers were pre-determined inasmuch as the merchant bankers were already having draft reports of the schemes which were prepared at least two days prior to the issuance of the valuation report. Even the report submitted by the parent company of SGL to the London Stock Exchange was based on information that was gathered by it one day prior to the valuation report.

13. The next objection is that there is violation of the provisions of Section 393 of the Act inasmuch as:- (a) SFIO report was not shown to the shareholders despite being available with SGL; (b) the fairness opinion reports were not disclosed in the Explanatory Statement despite an undertaking given by SGL to the National Stock Exchange(NSE); and (c) Misleading statement made by SGL in the Explanatory Statement to the effect that the financial position of SGL would not be adversely affected if Ekaterina was merged into it. The fourth objection is that there is violation of Public Policy and Public Interest because of following:- (a) SFIO report exhibits the fact that the affairs of SGL have been managed by its management in a manner contrary to public policy and public interest;(b) the schemes mooted by SGL are a colourable device inasmuch as by the said schemes SGL and SIL are trying to claim refund of the taxes paid by them for yester years owing to the accumulation of the losses accrued in the other transferor companies which would then be transferred into the books of SGL and claiming of tax refunds otherwise is impermissible in law; (c) there is no element of public interest in the schemes mooted by SGL inasmuch as by the said schemes the interests of the minority shareholders of SGL would be severely affected. The fifth objection is that the schemes mooted by SGL are completely unconscionable in nature inasmuch as on the sanction of the same, SGL would be reduced to a debt laden status having no means to cater to the said debt and would thus be in no capacity to churn out any profits for distribution amongst its minority shareholders but the promoters of SGL would be relieved of the said debt and the responsibility to service the same. Sixth and the last objection of the appellant is that the schemes of arrangement have been proposed by SGL so as to somehow circumvent the action that is required to be taken by the Ministry of Corporate Affairs on the recommendations made by SFIO in its report since once a sanction is accorded by a Court to a scheme, it is presumed that the companies amalgamating were managing their affairs in a manner not prejudicial to their respective shareholders.

14.	The appellant has relied upon the following judgments:-

(a)	Vodafone International Holdings BV Vs Union of India and another. [(2012) 6 SCC 613]

(b)	J. S. Davar and another Vs. Shankar Vishnu Marathe and others. (AIR 1967 Bom.456)

(c)	Satyesh James Parasad and others Vs. Indian Petrochemicals Corporation Ltd. [(2008) 85 CLA 175 (Guj.)]

(d)	M/s Meghal Homes Pvt. Ltd. Vs Shree Niwas Girni K. K. Samity, (AIR 2007 SC 3079)

(e)	Bengal Bank Ltd. Vs. Suresh Chakravartty and others, [AIR (39) 1952 Calcutta 133]

(f)	Modus Analysis and Information P. Ltd. and others, In re, [(2008)142 Comp Cas 410 (Cal)]

(g)	Re Hellenic & General Trust Ltd. [(1975) 3 All ER 382]

(h)	Wood Polymer Ltd. In re. And Bengal Hotels Pvt. Ltd., In re. [(1977) 47 Com. Cas. 597]

(i)	M/s McDowell and Co. Ltd. Vs Commercial Tax Officer, [(1985) 3 SCC 230]

(j)	Union of India and another Vs. Azadi Bachao Andolan and another, [(2004) 10 SCC 1]

(k)	Larsen and Toubro Limited, In re(Bom) [(2004) 121 Com. Cas. 523]

15. Per contra, it is the contention of learned Senior Counsel appearing on behalf of SGL that it is well settled that a Company Court is not expected to sit in appeal over the commercial wisdom of the majority shareholders of the company who have given their seal of approval to the schemes of amalgamation. The court is expected to act as an umpire and dispassionately consider whether the procedure which is laid down under the section has been followed meticulously, fairly and impartially and proper opportunity is given to all shareholders and the creditors of the company to ensure that sanction and approval is not obtained by suppression of material facts or that a decision is contrary to the interest of minority shareholders or creditors. It is submitted that the contours of the jurisdiction of the Company Court whilst sanctioning the scheme of amalgamation have been laid down by the Apex Court. Learned Counsel invited our attention to paragraphs 27, 28 and 29 of the judgment in the case of “Miheer Mafatlal”; paragraphs 3, 4 and 6 of the judgment in the case of “Hindustan Lever Employees’ Union Vs. Hindustan Lever Ltd. and others” (AIR 1995 SC 470) and paragraphs 11, 12, 13, 18 and 32 of the judgment in the case of “Hindustan lever and another” (supra). It is submitted that in the present case, the concurrent and composite schemes have been approved by the equity shareholders of SGL in accordance with the mandate of Section 391(2) of the Act and in accordance with the well settled position of law. According to the learned Counsel for SGL, there is no impediment to the sanction of the schemes in view of the following facts:-

(a)	SGL has complied with the statutory procedures under the Act and the Rules and the requisite meetings as directed by the Court have been convened;

(b)	The scheme has been approved by majority of the equity shareholders in terms of Section 391(2) of the Act;

(c)	All relevant material as stipulated by Section 391 of the Act was provided to the equity shareholders and/or made available for inspection as as to enable the equity shareholders to arrive at an informed decision on the scheme;

(d)	The scheme is not violative of any provisions of law and is not contrary to public policy;

(e)	The scheme is just, fair and advances the interest of SGL and their shareholders and stakeholders.

16. Mr. Chagla, learned Senior Counsel appearing on behalf of the respondent no.1, further submitted that the petitioner has argued all the objections before this Appellate Court as if these are original Petitions. He pointed out that almost all the objections which are now taken by the appellant before this Court were taken before the Company Court and have been dealt with by the said Court. He submitted that the judgment in the case of “Miheer Mafatlal” (supra) and “Hindustan Lever” (supra) were cited before the learned Company Court and have been duly considered by it. It was therefore submitted that no interference is called for.

17. Mr. Ferreira, the learned Assistant Solicitor General, appearing on behalf of the respondent no. 2, submitted that the respondent no. 2 has no role to play in these proceedings.

18. According to the appellant, the valuers who have arrived at swap/exchange ratio and the merchant bankers who have ascertained the fairness of the said valuation, have considered the valuation in terms of transfer of 38.8% stake in Cairn India Ltd.(CIL) from one of the subsidiaries of Vedanta Resources Plc. viz Twin Star Energy Holdings Ltd.(THEL) into one of the 100% subsidiaries of SGL along with the associated debt of $ 5,924 million. It is the contention of the appellant that this fact has been acknowledged by SGL in paragraph 25 of the Sur-Sur-Rejoinder, filed by it on 6/10/2012 read with a chart which is a part of Exhibit J-colly to the affidavit in rejoinder of SGA dated 13/9/2012. It is contended that the figures of SGL in respect of revenue, EBITDA and cash and current investment post the merger as mentioned therein correspond axiomatically with the figures stated in the said chart annexed to the rejoinder dated 13/9/2012, which aptly demonstrate the inclusion of financials related to CIL whilst arriving at the said figures of revenue, EBIDTA and cash and current investments of SGL, post merger. It is further submitted that the above fact is clear from the valuation report dated 24/2/2012 of Grant Thornton and KPMG India Pvt. Ltd., wherein according to the appellant, at page 1, the valuation of Twinstar Holding Ltd., which is not a part of the amalgamating companies has been considered. It was pointed out that at page 7, the valuers have used the word ‘transaction’ whilst qualifying that they have not, by the said valuation, addressed the relative merits of the said amalgamation and that the word ‘transaction’ as defined in the Fairness Opinion Reports include the valuation of CIL. The appellant further submitted that in the valuation report dated 24/2/2012, at page 8, the words “proposed restructuring”, which include the proposed schemes of amalgamation as also the inclusion of CIL and its associated debt, have been used whilst qualifying the report. It is further submitted that the merchant bankers (DSP Merrill Lynch and Citygroup), in their Fairness Opinion Reports, have mentioned that CIL and “Cairns Forecasts” have been considered by them whilst appreciating the valuation report dated 24/2/2012. The appellant canvassed that in the statutory report filed by Vedanta Resources Plc with London Stock Exchange, the entire scheme of amalgamation and the valuations conducted by SGL in respect thereto have been laid out in detail and CIL being part of the said valuations has been expressly stated in the said report. The appellant submitted that SGL whilst seeking approval of the proposed schemes from its shareholders as also from the Company Court varied the terms of the said schemes inasmuch as the original valuations arrived at by the joint valuers in respect of the companies forming part of the said schemes included the valuation of 38.8% stake in CIL and its associated debt whereas CIL was ultimately excluded from the gamut of companies forming a part of the proposed amalgamation and hence the swap/exchange ratio arrived at by the joint valuers was rendered meaningless in terms of the said modification rendered to the proposed schemes that were placed for approval before the shareholders of SGL and also before the Company Court.

19. Learned Senior Counsel appearing on behalf of SGL, during the course of arguments, made it clear that the Fairness Opinion dated 25/2/2012 of Citigroup Global Markets India Limited, which is at page no. 163A/Set IV has been inadvertently filed before the Court. He submitted that the opinion dated 25/02/2012 given by Citigroup Global Markets India Private Limited relied upon by the appellant is not for merger but for purchase of CIL. As pointed out by him, the said opinion finally says that based upon and subject to the foregoing, the experience of the Citigroup Global Markets India Private Limited, as Investment Bankers, their work as described above and other factors deemed relevant by them, they are of the opinion that as on the date mentioned in the report, the consideration is fair, from financial point of view to the SGL. Learned Senior Counsel submitted that the said 38.8% stake of cairn was to be purchased and that was a totally independent transaction. He further submitted that 20.1% of CIL was taken as investment in valuation. He submitted that said transfer of Vendanta’s direct holding of 38.8% in CIL to Sesa Goa was not a condition to the merger. According to him, the statement in the Affidavit in Sur Sur Rejoinder dated 6/10/2012, filed by SGL, with regard to CIL is read out of context. A perusal of the said opinion of Global Markets India Pvt. Ltd., pointed out by the appellant, reveals that it is in respect of the acquisition of the shares of CIL and has nothing to do either with the concurrent scheme or the composite scheme. With regard to the acquisition of CIL, it is seen that in the press release note issued by SGL on 25/2/2012, on ‘All-share Merger of Sesa Goa and Sterlite Industries, and Vedanta Group Consolidation”, on of the transaction highlights is mentioned as transfer of Vedanta’s direct holding of 38.8% in CIL to SGL, together with the associated debt of $5.9 billion, at cost and that post the transfer, Sesa Sterlite will have a 58.9% shareholding in Cairn India. Further, one of the proposed transaction steps has been stated as follows:-

“ Vedanta will transfer its 38.8% direct shareholding in Cairn India to a wholly-owned subsidiary of Sesa Goa at a nominal consideration of $1, together with the associated acquisition debt of $ 5.9 bn (through the transfer of companies in which such debt and shareholdings are held). The debt will continue to be guaranteed by Vedanta. This transfer is not inter-conditional on the merger of Sesa, Sterlite, MALCO and VAL.”

Thus, it can be said that transfer of Vedanta’s direct holding of 38.8% in CIL to Sesa Goa, is an independent transaction. At page no. 3 of the joint valuation report dated 24/2/2012 of Grant Thornton and KPGD India Pvt. Ltd., with regard to proposed restructuring, it is specifically mentioned that the relative valuation of the equity shares of SGL, SIIL, MALCO and Ekaterina has been carried out with a view to arriving at a fair share exchange ratio of the equity shares of SIIL, MALCO and Ekaterina for the equity shares of SGL. At page no. 6 of the said report, it is mentioned that the Price of Recent Investment (PRI) approach has been considered in cases where an investment/transaction has taken place recently or the company has been acquired recently. It is stated that in such case the cost of such investment/acquisition has been considered as the fair market value and that PRI has been used to derive value of SGL’s investments in CIL. In view of the above, there is force in the submission of Mr. Chagla, learned Senior Counsel, appearing on behalf of SGL that the 38.8% stake of CIL is not the subject matter of the valuation report dated 24/2/2012 prepared by joint valuers and that what has been considered is only the investment in CIL.

20. The appellant further submitted that as per clause 3.3 of Chapter III of the Scheme in Company petition No. 12 of 2012, “Residual VAL” was supposed to take care of his own liabilities and the petitioner-Company was not required to own any liabilities of Residual VAL. The appellant submitted that in spite of above, in paragraph 3 of the affidavit dated 02/10/2012 filed by the petitioner-Company in Madras High Court it has been stated that all contractual/legal remedies including appellate remedies by Residual VAL shall be discharged by the amalgamating company to the extent that the Residual VAL is entitled to discharge the same. As provided in the composite scheme, the aluminium business of VAL will be demerged and transferred into SGL whereas Residual VAL will operate the power undertaking. In terms of Clause 3.3 of Chapter 6 of the Composite Scheme, in Company Petition No. 12/2012, Residual VAL which concerns the power business of VAL and MALCO (post merger), was supposed to take care of its own liabilities and SGL would in no circumstances be required to honour any liabilities of Residual VAL towards its secured/unsecured creditors. However, in an affidavit filed by SGL before the Madras High Court in Company Petition No. 167/2012, filed by VAL, SGL has undertaken to discharge the liabilities of Residual VAL to the extent Residual VAL was unable to discharge the same. On account of the above, it is the contention of the appellant that SGL has expressly modified the terms of the schemes of amalgamation, after having sought the approval from its shareholders. We find that there is absolutely no substance in the above objection of the appellant on alleged modification of the schemes. Insofar as, the affidavit filed before the Madras High Court, is concerned, the learned Counsel on behalf of SGL, submitted that the said undertaking given to the Court cannot be held as modification of the scheme. We agree with the learned Counsel, because, admittedly, there is no amendment moved to the Court for modification of the scheme. What is stated in the affidavit is post-merger and about taking over all liabilities post amalgamation. This point has been elaborately considered by the learned Company Judge. The learned Judge has observed that a perusal of the affidavit discloses that in order to give comfort to the Residual VAL which would become subsidiary of the amalgamated Company and to give assurance to its creditors that they would be taken care of, it was stated that after the scheme was sanctioned if the Residual VAL was not in a position to repay the debts of its creditors, in that event the said debts would be paid by the amalgamating company. Even otherwise, as pointed out by the learned Senior Counsel, as per the clause 3.3.1 of the scheme of Residual VAL, all the assets, liabilities and obligations pertaining thereto shall continue to belong to and be vested in and be managed by VAL. Clause 3.3.2 (ii) mentions that if proceedings are taken up against SGL in respect of the matters referred to in sub-clause 1(i) above, it shall defend the same in accordance with the advice of VAL and at the cost of VAL, and the latter shall reimburse and indemnify SGL against all liabilities and obligations incurred by SGL in respect thereof.

21. There can be no dispute that the procedural requirements of Section 391 of the Act must be satisfied before the Court can consider the acceptability of a scheme. Section 392 of the Act only gives power to the Court to make such modifications in the compromise or arrangement as it may consider necessary for the proper working of the compromise or arrangement and this cannot be understood as a power to make substantial modifications in the scheme approved by the members in a meeting called in terms of Section 391 of the Act. In the present case there is no violation of the provisions of Section 391 of the Act, as there is no modification of the schemes as alleged by the appellant. Reliance placed by the appellant in the cases of “M/s. Meghal Homes Pvt. Ltd.”; and “Bengal Bank Ltd.” (supra) is misplaced. As pointed out by Mr Chagla, the learned Senior Counsel, in paragraph 11 of the judgment in the case of “M/s. Meghal Homes Pvt. Ltd.” (supra), the Apex Court has observed that the Division Bench had allowed the appeals, set aside the judgment of the Company Court and sanctioned the scheme as modified and as further modified during the course of hearing before the Division Bench, by way of two affidavits filed by the Director of Lodha Builders Pvt. Ltd. and therefore the said scheme with modification had to go back to the General Meeting of the members, called in accordance with Section 391 of the Act and for obtaining requisite majority. Therefore, the judgment of the Apex Court in the case supra is clearly distinguishable. The learned Company Court, in paragraph 34 of the impugned judgment, has distinguished the facts of the present cases with those in “Meghal Homes Pvt. Ltd.” (supra). There is no modification of the schemes in the present cases. The ratio of the judgment in case supra is not applicable to the facts of the present cases. In the case of “Bengal Bank Ltd.”, a scheme was sanctioned by the majority under Section 153(2) of the Companies Act, 1913. But that scheme was modified by the Reserve Bank. The changes were substantial and not just nominal. It was held by the Calcutta High Court that if a scheme has been sanctioned under Section 153(2) of the Companies Act and that scheme has not been certified as it is, but has been modified by the Reserve Bank and that modified scheme is presented to the Court for confirmation, without being sanctioned as required under Section 153(2), the Court has no jurisdiction to grant sanction to such a scheme. No such thing has happened in cases before us. Hence, the case of “Bengal Bank Ltd.” (supra) is also not applicable.

22. In view of the discussion supra, the contention of the appellant that there is violation of the provisions of Section 391 of the Act inasmuch as SGL has modified the schemes with regard to CIL and that CIL is considered for valuation therefore there was modification to the proposed schemes before seeking approval of the shareholders of SGL as also before the Company Court and further that the schemes have been modified after filing the petitions before the Company Court in view of affidavit filed in Madras High Court, is without legal sanctity, and liable to be rejected.

23. Further, for the same reasons as above, the contention of the appellant that since the scheme had been valued by considering the valuation of CIL and its associated debt though CIL is not part of merger, due to which the scheme is modified and therefore the joint valuation is skewed and predetermined, has no force. Similarly, the submission that since Residual VAL’s liabilities have been undertaken by SGL, the scheme stands modified and hence the joint valuation is skewed and predetermined, has also no merit.

24. The appellant submits that there is violation of the provisions of Section 391(2) of the Act inasmuch as SGL has suppressed the SFIO report which pertains to the investigation regarding SGL under Section 235 of the Act, from the Company Court as well as the shareholders. According to the appellant, SGL has misled them by making false statements in the Explanatory Statement thereby driving them to take an uninformed decision. It is contended that despite being in possession of the SFIO report, SGL failed to even refer to the same in the Explanatory Statement but on the contrary made a statement that the investigation before the SFIO was pending. Thus, the appellant submitted that there is violation of the provisions of Section 393 of the Act. It is further the contention of the appellant that SFIO report, dated 29/4/2011, wherein a siphoning of more than ` 1,000 crores has been discovered, has not been considered by the valuers, and therefore the valuation is skewed, predetermined, disproportionate and belies even the methodologies used by the valuers and such ratios cannot be imposed upon the minority shareholders of SGL by sanctioning the schemes. It is also a contention of the appellant that the said SFIO Report exhibits the fact that the affairs of SGL have been managed by its management in a manner contrary to public policy and public interest since the said siphoning of amount of more than ` 1,000 crores is in respect of iron exports of iron ore which is a national wealth.

25. As far as the SFIO report dated 29/4/2011, is concerned, the learned Senior Counsel appearing on behalf of SGL, submitted that the said report had not culminated into prosecution and had to go to the Central Government for approval. He submitted that the said report was only provisional and therefore not required to be disclosed. The learned Counsel further submitted that in spite of the same being provisional, SGL had disclosed to the National Stock Exchange that there was investigation. He submitted that it was for National Stock Exchange to raise objection, if any, about the non-disclosure of the SFIO Report. He also stated that in the Explanatory Statement as also in the Company Petition filed before the Company Court, SGL had disclosed the pendency of the proceedings, before the SFIO, under Sections 235 to 251 of the Act.

26. A perusal of the Explanatory Statement dated 19/5/2012 reveals that there is reference to the pending investigation. It is further mentioned in this Statement that any voter could take inspection of the document referred to in this Statement, by visiting Company’s office. According to the appellant there was no investigation pending since SFIO had already submitted its report dated 29/4/2012. But the said report, unless approved by the Ministry of Corporate Affairs, could not have attained finality. SGL had sent its representations against the allegations made in the said provisional report. The learned Company Judge has observed that it is quite well settled that even if the report is filed and if any action has to be taken, further investigations have to be done for the purpose of taking recourse to criminal proceedings and the report has to be filed in the Court. Therefore, merely because the word ‘pending’ has been used in the Explanatory Statement, it cannot be said that there is suppression of material fact and an attempt to mislead the equity shareholders. We do not find anything wrong in the above observations made by the Company Court. Be that as it may, the said SFIO report could not have come in the way of amalgamation, since Company remains and the erring directors, officers, etc of SGL would be subject to the consequences that would arise from that report. During the course of arguments, the appellant had fairly conceded that the SFIO report is not relevant and does not come in the way of sanction of the schemes. Hence, there cannot be any need to file the SFIO report along with the Company Petitions for sanction of Schemes. The appellant had himself filed the report along with his reply to the Petition. According to the appellant, though the SFIO report was with him, however, the same was not with any other shareholder. As has been rightly contended by the learned Senior Counsel for SGL, the other equity shareholders had not raised any objection regarding non disclosure of SFIO report.

27. The joint valuation report is dated 24/2/2012. The valuers, in the letters dated 9/1/2013 and 14/1/2013, have specifically mentioned that they had received the copy of SFIO report dated 29/4/2011 and representations made by SGL to the Secretary, Ministry of corporate Affairs in response to the SFIO report and that they have considered the information provided by SGL including the SFIO report while recommending the swap exchange ratio vide joint swap letter dated 24/2/2012 and that this should be read along with the joint swap letter dated 24/2/2012. These letters were produced by SGL before the learned Company Court. Besides the above, there are subsequent events. The SFIO has prepared another report after considering the representations and submissions sent by SGL to the Secretary, Ministry of Corporate Affairs, thereby explaining the stand of SGL on the allegations made in SFIO’s report and denying those allegations. In the fresh report, it is stated that had these representations been there prior to the preparation of the first report, then the conclusions in that report would have been different with regard to under invoicing, over invoicing and other aspects and these conclusions would have been in favour of SGL. By letter dated 10/5/2013, the Ministry of Corporate Affairs has stated that they have advised SFIO not to file prosecution against SGL, for alleged violations.

28. Therefore, there is no merit in the objection raised by the appellant, regarding the alleged suppression of the SFIO report dated 29/4/2011 from the shareholders or the Company Court or about the alleged non-consideration of the same by the joint valuers. Further, the contention of the appellant that the joint valuation is skewed since the valuers have not considered the alleged siphoning of more than ₹ 1,000/- crores disclosed in the SFIO report dated 29/4/2012, has also no merit at all. There is also no substance in the allegation that there is violation of public policy and public interest, since alleged siphoning of huge amount was in respect of national wealth i.e. iron ore.

29. Next contention of the appellant is that in the only methodology that could apply for arriving at the valuation of Ekaterina as per the valuation report submitted by the joint valuers was the PRI methodology since neither the Company Ekaterina is a listed Company nor does it have any positive net asset value and also it does not have any positive cash flow for any other methodologies, used by valuers to arrive at the valuations, to apply to Ekaterina. According to the appellant, Ekaterina had valued the shares of VAL at the rate of ₹ 16.50/- per share as on 24/2/1012 whilst issuing its own shares in exchange for the acquisition of shares of 70.50% stake in VAL from other subsidiaries of Vedanta Resources Plc. It is further stated that this was the most recent investment made by any company in the shares of VAL. It is contended that despite making a categorical statement that the cost of any such investment made by the said amalgamating companies has been considered by the valuers as fair value, however, the valuers have on the same day valued the shares of VAL at ₹ 27. 60/- per share thereby completely defying the application of their methodology in terms of PRI. It is therefore contended that the entire valuation report is untrustworthy and unreliable. It has been further contended that the valuers have arithmetically arrived at some absurd valuations and swap/exchange ratios.

30. With regard to the above difference between the value of VAL shares at ₹ 16.50 per share by Ekaterina and the value of VAL at ₹ 27.60/- per share arrived at by the Joint-valuers for the amalgamation, learned Counsel appearing on behalf of SGL submitted that the comparison is wholly incorrect since the prior transfer of VAL’s share from the said subsidiaries of Vedanta Resources Plc, namely Twinstar Holdings Ltd. and Welter Trading Ltd. to Ekaterina was a transfer amongst the holding Company and wholly owned subsidiaries and no one else was concerned. It was not a market value but a notional value and therefore, not required to be at a fair value. It is contended that the joint-valuers had arrived at a valuation of VAL based on the inherent value of VAL’s shares, in determining the share exchange ratio which was based on factors stated in the joint valuation report. swap value was ₹ 27.60/- and that was relevant.

31. Learned Company Judge has observed that the above submissions of the objector (appellant) are nothing but conjectures and surmises and the own opinion of the objector in respect of the valuation and fairness report and his own analysis as to how the swap ratio which is arrived at by the valuers is incorrect. The Company Court has observed that there is no material on record to show that minority shareholders would suffer by this ratio whereas the promoters would stand to gain, since this ratio is applicable to all the equity shareholders without making any exception either in respect of promoter shareholders or any other category of equity shareholders. The valuers were not before the Company Court. There may not be any provision in the Act enabling the objector to propose an amendment to the scheme in the Court convened meeting, but he can very well produce his own valuation report prepared by some experts, for showing that the valuations considered for schemes were not correct. In the present cases in addition to Joint valuation report prepared by experts, there are fairness opinion reports prepared by by other experts stating that the share exchange ratio as arrived in the joint valuation report is fair. Therefore the appellant cannot be heard to say that the valuation is skewed since the methodology insofar as the valuation for VAL is concerned, has been incorrectly applied.

32. It is further submitted by the appellant that the balance sheets of VAL and SEL (which are the transferor companies in the present schemes of amalgamation) have not shown, either in the liability and/or the contingent liability heads, many of the claims of persons who are the creditors of the said companies (some of whom had also sought to intervene in the present proceedings). According to the appellant, the claims of such persons which amounted to more than ₹ 2,000 crores do not reflect in the financial statements of any of the aforesaid amalgamating companies. Thus, the appellant says that the valuers as also the merchant bankers who have assessed the said valuation report whilst giving their opinion have not been able to assess such hidden claims against the amalgamating companies and have therefore been misled whilst arriving at their respective valuations of either of these companies. This, according to the appellant, renders the said valuations a nullity. Learned Counsel for SGL, in answer to the above, has alleged that there has been necessary disclosure of the contingent liabilities of the transferor companies in their audited financial statements and the joint valuers have appropriately considered these contingent liabilities. We have serious doubts whether contingent liabilities need to be taken into account. Even otherwise, in this regard, a perusal of the joint valuation report dated 24/2/2012 at its page no. 6, reveals that based on the information made available to the valuers, contingent liabilities as on the date of valuation have been considered. Thus, there is no force in the contention of the appellant that the joint valuers and the merchant bankers have been misled whilst arriving at the valuation. The valuation report cannot be held to be skewed on such ground.

33. It is then contended by the appellant that the valuations arrived at by the valuers and affirmed by the merchant bankers only sub-serve the interests of the ultimate promoters of Vedanta Resources Plc. and enriches them at the cost of minority shareholders of SGL. According to the appellant, a perusal of the charts disclose that the relative holding of the minority shareholders in SGL would come down from 100% to 29.30% whereas the relative holding of the promoters of Vedanta Resources Plc. would increase from 55.1% to 58.3% and the relative holding of the minority shareholders of SGL in VAL and SEL(financially sick companies) go up from 0% to 29.30% whereas that of the promoters in VAL would come down from 87.60% to 58.30%, if the present schemes of amalgamation are sanctioned. Therefore, according to the appellant, the entire scheme is so orchestrated that the ultimate promoters of Vedanta Resources Plc. gain at the cost of the minority shareholders of SGL and the liabilities of the transferor companies(especially that of VAL, SIIL and SEL) which at present are the sole responsibilities of either of the said companies and/or the ultimate parent company viz. Vedanta Resources Plc. is shifted and transferred to SGL much to the detriment of its minority shareholders. Indisputably, the valuers namely KPMG India Pvt. Ltd. and Grant Thornton India LLP have independently worked on the analysis of the swap/exchange ratio and then have arrived at a consensus swap ratio. Thereafter the merchant bankers namely Merrill Lynch, a subsidiary of Bank of America Corporation, have assessed the joint valuation report and opined that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the Sterlite Shareholders and the merchant bankers namely Citigroup Global Markets India Pvt. Ltd. have assessed the said joint valuation report and opined that the Exchange Ratio is fair from a financial point of view to SGL. The capabilities and also bona fides of the valuers and the merchant bankers have not been challenged. As submitted by the learned Counsel for SGL, the swap/exchange ratio arrived at by the joint valuers is equally applicable to all classes of the shareholders, without making any exception either in respect of promoter shareholders or any other category of equity shareholders. The learned Company Judge has observed that there is no material on record to show that minority shareholders would suffer whereas the promoters would stand to gain by the ratio. There is no convincing reason for us to differ from the said view of the Company Court.

34. The appellant has further contended that the valuers have even arithmetically arrived at some absurd valuations and swap/exchange ratios for some transferor companies and that the said valuations even mathematically do not tally with the swap/exchange ratios arrived at by them for inter related transferor companies that contain identical nature of shares as that of companion transferor companies. The appellant, by way of an example, has taken the valuation of the shares of SIIL and MALCO. During the course of arguments, the appellant sought to explain by figures as to how the valuers have allegedly arrived at absurd valuations. According to him, there is a difference of approximately ` 2,619 crores in the valuation of the shares of Sterlite Industries Ltd., if the swap/exchange ratios arrived at by the valuers for the shares of SIIL and MALCO(which essentially is an investment company and holds 3.56% in the shares of Sterlite Industries Ltd.) with SGL are considered on their standalone basis. In this regard, the learned Senior Counsel appearing on behalf of SGL rightly submitted that the two values cannot be compared as the valuation of the joint valuers based on the market price as contained in balance sheet as on 31/03/2012 is not relevant to a valuation done on 24/02/2012. It is the contention of SGL that the inherent value of SIIL as on the date of valuation was considered and has been set out in the joint valuation report and not the market price as of 31/03/2012. In the case of “Hindustan Lever Employees’ Union” (supra), it has been observed that the jurisdiction of the Court in sanctioning a claim of merger is not to ascertain with mathematical accuracy if the determination satisfied the arithmetical test. It has been observed that the Company Court exercises a jurisdiction founded on fairness and is not required to interfere only because the figure arrived at by the valuer was not as better as it would have been if another method would have been adopted. What is imperative is that such determination should not have been contrary to law and that it was not unfair for the shareholders of the company which was being merged. It has been further held that the Court’s obligation is to be satisfied that valuation was in accordance with law and it was carried out by an independent body. In the present cases, it is not the case of the appellant that the valuers were not independent.

35. The appellant submitted that a bare perusal of the contents of the Fairness Opinion Reports reveals that a draft scheme of amalgamation between the transferor companies along with CIL and SGL was already prepared and was in existence as on 22/2/2012 i.e. even before the swap/exchange ratio arrived at by the valuers was known to anybody. The appellant submitted that the valuers had filed their valuation report on 24/2/2012. He pointed out that it is qualified in the Fairness Reports that the final terms of the scheme of merger ought not to materially vary from those set forth in the draft or else the opinion Report would not stand good. It is further contended by the appellant that from the records it is clear that the ultimate promoters of SGL also knew the swap/exchange ratio that was yet to be arrived at by the valuers at least a day in advance i.e. on 23/2/2012 since while making the representation at the London Stock Exchange, Vedanta Resources Plc. whilst declaring the swap/exchange ratios to London Stock Exchange categorically stated that the information contained in the said representation was as on 23/2/2012. Therefore, according to the appellant, the said ratios were pre-decided / predetermined. In this regard, Mr. Chagla, the learned Senior Counsel appearing on behalf of SGL submitted that the draft report which is mentioned in the Fairness Report of 25/2/2012 is the draft scheme of amalgamation and arrangement and there has been no pre-determination of the valuation report as alleged. What should be understood to have been stated by the merchant bankers in this Fairness Report is that the representatives of the Vedanta Group have advised them and they have further assumed that the final terms of the scheme of arrangement will not vary materially from those set forth in the draft scheme of amalgamation. It is seen, as rightly pointed out by learned Counsel appearing on behalf of SGL, that the report which is at pages 406-407 of set II mentions the date of 24/2/2012. This report was uploaded on 27/2/2012 after the Board had approved the scheme on 25/2/2012. Hence, there is nothing wrong in the observation of the learned Company Court that merely because the date “23/02/2012” has appeared in one of the documents, on the basis of that date it is not possible to arrive at the conclusion that prior to the approval given by the Board of Directors, swap ratio was already known on 23/02/2012.

36. Relying upon the principles of valuation laid down in the cases of “Miheer Mafatlal”; “Hindustan Lever Employees’ Union”; “Smt Saroj G. Poddar”; and “Larsen and Toubro” (supra), the appellant contended that the valuations conducted and the swap ratios arrived at, apart from being unfair, unjust, predetermined and to the disadvantage of the shareholders of SGL, was a result of incorrect and suppressed financial data being supplied to the valuers thereby resulting into a fallacious exchange ratio being reached by them and further that the same included financial data of companies which do not form part of the present scheme/merger. According to the appellant in any event, the subsequent events that have transpired during the pendency of the present proceedings have made the swap/exchange ratios so arrived at by the valuers/merchant bankers meaningless and otiose.

37. What is settled in view of the above judgments is that unless material is shown and produced on record to show that the valuation, as done, was unfair or contrary to the record or material, the Court has no reason to interfere with such experienced opinion in proceedings like these.

In the present case, instead of himself producing material in the form of valuation done by some other experts in the field of accountancy, before the Company Court, for understanding as to how the report of joint valuers was unreliable, the appellant wanted the Company Court to appoint fresh valuers at his cost in the event the Court was of the opinion that it could not go into the conclusion reached by the expert valuers. we accept the submission made by Mr. Chagla, learned Senior Counsel for SGL that swap value is for the valuers to evaluate and the same is not an exercise that the Court would embark upon. Valuation cannot be the job of Counsel for the parties or even of the Court as the same requires expertise. It is a complex technical problem which should be left to the consideration of experts in the field of accountancy. It was pointed out by learned Counsel for SGL that the petitioner is not a Chartered Accountant whereas the renowned Chartered Accountants have carried out the valuation and in addition to the said valuation there are fairness reports given by internationally acclaimed groups of Chartered Accountants in accordance with the SEBI regulations. No mala fides have been attributed against these valuers. The method of valuation is not challenged. Nothing had prevented the appellant to engage any expert valuer and to show the discrepancies. Mr. Chagla, learned Counsel, pointed out that even in the present appeals the appellant has not produced any report of the expert valuer and on the contrary the appellant is asking the Court to send the matter for fresh valuation. He further submitted that the said valuers are not here for cross-examination.

Almost all the same contentions on valuation and fairness opinion reports, canvassed before this Court, were raised before the Company Court which has held that the submissions are nothing but conjectures and surmises and the own opinion of the Objector (appellant) in respect of valuation and fairness report and his own analysis as to how the swap ratio which is arrived at by the valuers, is wrong. We do not find any error in the above finding.

38. A Company Court does not exercise an appellate jurisdiction. It exercises a jurisdiction founded on fairness. It is not required to interfere only because the figures arrived at by the valuer were not as better as it would have been if another method would have been adopted. What is imperative is that such determination should not have been contrary to law and that it would not unfair for the shareholders of the company which was being merged. The Court’s obligation is to be satisfied that valuation was in accordance with law and it was carried out by an independent body. There is no dispute that the joint valuers were independent experts. Their bona fides have not been challenged. There is no merit in the submission of the appellant that the Company Court ought to have appointed a valuer from the panel of valuers to ascertain the correct valuations of the companies involved in the schemes of amalgamation. We do not see any reason to interfere with the valuation arrived at by the joint valuers.

39. According to the appellant, there was misrepresentation of the share holders of SGL inasmuch as at least one of the members namely Mr. Bimal S. Gandhi, who had allegedly cast a vote in favour of the scheme, had died a decade ago. The appellant submitted that the counting of such a vote squarely breaches the provisions of Section 391(2) of the Act. He expressed fear that many more such invalid votes might have been counted or that there may be many other discrepancies. In this regard, learned Senior Counsel for SGL submitted that the shareholding of said late Mr. Bimal was under transmission pursuant to the request of Ms. Ramila Gandhi, the mother of late Bimal, who on 9/5/2012 sought issuance of duplicate certificates. Ms. Ramila executed a proxy to vote at the Court convened meeting though that transfer had not taken effect. The shares of Bimal have thereafter been transmitted in favour of Ms. Ramila Gandhi. It was submitted that the mother of the late Bimal had wrongly voted and even if the said 12800 shares are deducted from the voting result, the Concurrent scheme stands approved by 92.31% in number and 79.07% in value present for the meeting and voting and in respect of Composite scheme stands approved by 91.70% in number and 79.12% in value present and voting. The above approval by requisite majority even after excluding invalid vote of Ms. Ramila, has not been denied. We are inclined to believe that it was by sheer inadvertent mistake that Ms. Ramila executed a proxy to vote. The fact remains that even if the said vote is not considered, the schemes stand approved by 3/4th majority of the shareholders. Fear of the appellant that there might have been many such invalid votes has no legal basis and is nothing but an imagination.

40. Another contention of the appellant is that if the majority vote of the promoters of SGL, which comprises 55.13% of the total issued and subscribed capital of SGL, is excluded from the counting of the votes of persons who have allegedly voted in favour of the scheme, then both the schemes have miserably failed to garner the support of the minority shareholders of SGL and only 18% of the shareholders present and voting had cast their votes in favour of the schemes in terms of the value of their votes and 82% of the shareholders had cast their votes against the sanctioning of the schemes. Thus, according to the appellant, majority of the minority shareholders have voted against the schemes. According to the appellant, considering the above facts, the Petitions for amalgamation ought to have been dismissed. The appellant also submitted that most of the FIIs have voted against the schemes. In the case of “Re Hellenic and General Trust Ltd.” (supra), relied upon by the appellant, it has been held that when the vendors meet to discuss and vote whether or not to accept the offer, it is incongruous that the loudest voice in theory and the most significant vote in practice should come from the wholly owned subsidiary of the purchaser. The Apex Court in “Miheer Mafatlal” (supra), with reference to the above decision of the English Court, observed that the said decision is a pointer to the fact that what was required to be considered while sanctioning the scheme was the bona fides of the majority acting as a class and not of one single person. The said decision of the English Court in the case of “Hellenic and General Trust Ltd.” (supra), has been followed in the case of “Bedrock” (supra). There can be no dispute that unless a separate and different type of scheme of compromise is offered to a subclass of a class of creditors or shareholders otherwise equally circumscribed by the class, no separate meeting of such sub-class of the main class of members or creditors is required to be convened. In the present case, as submitted by learned Senior Counsel for SGL, no separate scheme was offered to the sub-class of shareholders which would require separate meeting. Both the schemes had offered the same compromise or arrangement to all the equity shareholders and hence one class meeting of equity shareholders was convened to consider the concurrent scheme and composite scheme. There was only one class of equity shareholders, whether promoter, or public or minority which class had been treated identically by the schemes. The same share exchange ratio was applicable to all its equity shareholders and there was no benefit to the promoters of SGL, at the cost of minority shareholders. The objection of the appellant to the manner in which the FIIs voted both in favour of and against the scheme, has no merit in view of Section 183 of the Act which provides that on a poll taken at a meeting of a Company, a member entitled to more than one vote, or his proxy, or other person entitled to vote for him as the case may be, need not, if he votes, use all his votes or cast in the same way all the votes he uses. The learned Company Judge, in paragraph 31 of the impugned Judgment, has dealt with this objection. In the circumstances above, the case of “Hellenic and General trust Ltd.” (supra), is not applicable here.

41. According to the appellant, as of today all manufacturing businesses of VAL relating to alumina and aluminium have come to a halt and this eventuality has occurred in the interregnum period i.e. from the time the present schemes of amalgamations had been announced/proposed and till the time the same are being heard in the various Courts of law. The appellant submitted that such a financially disastrous development which occurred during the interregnum period ought to have been looked into by the Company Court so that the minority shareholders of SGL are not emburdened with any unnecessary hardship despite the knowledge of the Company Court of such an eventuality. Relying upon the observations of the Division Bench of Gujarat High Court in paragraph 13.3 of the judgment in the case of “Satyesh James Parasad and Others” (supra), the appellant canvassed that the Company Court could not have turned blind eye at such subsequent development. With regard to the above subsequent development as alleged, SGL has made it clear that the said stoppage of the operation of the alumina refinery of VAL in Lanjigarh is a temporary suspension due to lower availability of bauxite. It has been further stated that the operation of the aluminium smelter is going on and in January 2013 to March 2013 the production was approximately 1,33,000 MT as against corresponding quarter in the financial year 2011-2012 which was approximately 1,15,000 MT. It is further pointed out by SGL that the fourth quarter production was 16% higher than corresponding quarter in the financial year 2011-2012. In view of the above, there is no substance in the fear of the appellants that the minority shareholders of SGL would be emburdened with unnecessary hardship.

42. The appellant submitted that there is violation of the provision of Section 393 of the Act as the Fairness Opinion Reports were not disclosed in the Explanatory Statement despite an undertaking given by SGL to the National Stock Exchange. In this regard, SGL has stated that the above objection is without any merit, in terms of the NOC dated 02/4/2012 of the National Stock Exchange of India Ltd. A disclosure is found to have been made in the Explanatory Statements dated 19/5/2012 with respect to the concurrent as well as composite scheme that the share exchange ratio was approved by the Board of Directors of SGL after considering the Valuation Report and Fairness Opinion Reports. It is further found stated in the said Explanatory Statements that the Valuation Report and the Fairness Reports are available for inspection. According to SGL, the same were also been placed on the website of SGL at “Sesagoa.com”. Hence, there is no force in the contention of the appellant that the Fairness Opinion Reports were not disclosed in the Explanatory Statements.

43. The appellant submitted that there is a completely false and misleading statement made by SGL in the Explanatory Statement by saying that the financial position of SGL would not be prejudicially affected if Ekaterina was amalgamated into it. According to the appellant, the affidavit dated 6/10/2012 filed by SGL reveals that the net worth of VAL which is the only investment of Ekaterina as on 31/3/2012 was in the negative by a sum of ₹ 1938 crores and thus the financial position of SGL would admittedly deteriorate if Ekaterina(whose only asset is 70.50% stack of VAL) was amalgamated into it much to the converse of what had been stated by SGL in the Explanatory Statement issued to its shareholders. In this regard, it is specifically stated in the Fairness Opinion Report dated 25/2/2012 given by Citigroup Global Markets India Pvt. Ltd. that as more fully described in the scheme of amalgamation, Ekaterina, a company incorporated in Mauritius as an indirect 100% subsidiary of Vedanta Resources Plc and which will own 70.5% equity ownership in VAL will be merged with and into SGL and pursuant to the merger, 0.04 fully paid up equity shares, par value ₹ one per share, of SGL will be issued to the shareholders of Ekaterina for every one fully paid up equity share par value US $ 0.1 per share of Ekaterina held by the shareholders of Ekaterina. Thus net worth of Ekaterina was positive due to its 70.5% equity holding of VAL as a whole (including residual VAL). Hence, it is not correct to say that a false and misleading statement was made by SGL in the Explanatory Statement made to the shareholders. Therefore there is no violation of the provisions of Section 393 of the Act, on this ground.

44. According to the appellant, the present schemes have been mooted under the influence of the ultimate promoters of the said companies and only for two purposes. The first motive is to somehow hive away VAL from the books of Vedanta Resources Plc,. so that it is relieved from the guarantees and other undertakings given by it for the said company. The appellant submitted that the element of ‘public interest’ includes the ‘shareholders interest’. He further submitted that Vedanta Resources Plc. has given its own corporate guarantees for the loans of approximately ₹ 34,500 crores amassed by VAL which in turn has also taken loans worth ₹ 2,900 crores (which are included in the total figure of ₹ 34,000 crores), either directly and/or indirectly from Vedanta Resources Plc. It is the submission of the appellant that since the operations of VAL have come to a stand still and since VAL is now on the verge of an impending default both on its principle repayments as also on its interest payments, the present schemes have been mooted so as to hive away all the obligations that are likely to accrue owing to the default of VAL onto the shoulders of the minority shareholders of SGL thereby completely tramping upon the interests of the minority shareholders of SGL. The second motive, according to the appellant, is that the present schemes are being used as device by the amalgamating companies so that the losses accumulated in VAL and Sterlite Energy Ltd. over the last few years (not just the previous year)

could be adjusted against the profits made by SGL and SIIL and thus the taxes paid by these profit making companies with the exchequer can be reclaimed as refunds on account of offset of losses incurred by the aforesaid two companies. The appellant pointed out that the appointed dates for each of the amalgamating companies are:- 1/04/2012 for Ekaterina; 1/04/2011 for SIIL; Effective date of Sanction for MALCO; 1/01/2011 for Sterlite Energy Ltd.; and 1/04/2011 for VAL( Aluminium business). According to the appellant, as per the Income Tax Act and more particularly Section 72(A), the companies involved in an amalgamation proceedings can merge their accounts from the previous preceding year from which the amalgamation was effected i.e. the date of sanction. Reliance has been placed by the appellant on paragraphs 17, 45 and 46 of the judgment of the Apex Court in the case of “Mcdowell & company Ltd.” (supra) and paragraphs 68, 69 and 70 of the judgment of Apex Court in “Vodafone International Holding BV” (supra), for his contention that colourable devices cannot be a part of tax planning and it is wrong to encourage the belief that it is honourable to avoid payment of taxes by resorting to dubious methods. Relying upon “Wood Polymer Ltd.” (supra), the appellant contended that companies do not amalgamate for the fun of it and they must amalgamate or would like to amalgamate or may be amalgamated to achieve some purpose or object and such purpose must have some correlation to public interest. He read out relevant portions of page no. 622 of the above citation for understanding the meaning of the expression “Public Interest” , as given by the Gujarat High Court in the judgment in “Wood Polymer Ltd.” (supra).The appellant submitted that it is a settled principle of law that what cannot be done directly is not permitted to be done indirectly. Therefore, according to the appellant, the schemes are both against public policy and against public interest.

45. There is no material produced by the appellant, on record, to show that either SGL or the companies which are parties to the composite scheme have defaulted in repayment of loans or advances received from the financial institutions. The joint valuers, who are experts, cannot arrive at the share exchange ratios without considering all relevant factors including the debts and liabilities, along with the assets. It should be kept in mind that the said swap ratios have been assessed and approved by expert merchant bankers and the same have been duly approved by the majority of the equity shareholders. The allegations of the appellant appear to be based on his surmises.

46. Learned Senior Counsel appearing on behalf of SGL, on the other hand, relied upon Section 72A of the Income Tax Act, 1961 which provides for carrying forward and setting off of accumulated loss and unabsorbed depreciation allowance in amalgamation or demerger, etc. He submitted that it is clear from paragraphs 147 to 149 of the judgment of the Apex Court in “Azadi Bachao Andolan” (supra); paragraph 45 of “Mcdowell and company Ltd.” (supra); and paragraphs 68 to 70 of “Vodafone International Holdings BV” that it cannot be said that all tax planning is illegal/illegitimate/impermissible. Tax planning may be legitimate provided it is within the frame work of law. Every attempt at tax planning cannot be held to be illegitimate though the evasion of tax by use of colourable devices and by resorting to dubious methods and subterfuges is not permissible. The learned Company Judge has observed that even after a scheme is sanctioned, it is always open for the tax authorities to scrutinize returns and issue notices. The learned Judge, in paragraph 40 of the impugned judgment, has reproduced paragraphs 147 to 179 of the judgment of the Apex Court in “Azadi Bachao Andolan” (supra) and in paragraph 43 of the impugned judgment, paragraph 68 of the judgment in “Vodafone International Holdings BV” (supra). Learned Judge has observed that the judgment of the Gujarat High Court in the case of “Wood Polymers Ltd.” (supra) is no longer good law. The learned Company judge has held that it cannot, therefore, be said that the scheme is against the public policy. There is no ground shown to us by the appellant to differ from the findings given as above by the learned Company Judge.

47. According to the appellant, the present schemes are of unconscionable nature and the interest of the minority shareholders of SGL has been completely overlooked. He pointed out that as per Clause III(12) of the memorandum of association of SGL, it is entitled to enter into arrangement and/or amalgamation with any other person/concern so as to carry out or engage in any business which would directly/indirectly be beneficial to it. He submitted that the present schemes neither directly nor indirectly benefit the interests of SGL but on the contrary they tremendously deteriorate the financial condition of SGL and turn it into a negative figure apart from inflating its debt to unmanageable levels. The contention of the learned Counsel appearing on behalf of SGL, in this regard, is that the net worth of SGL would, in fact, increase from ₹ 12,910.8 crores to ₹ 36,923.63 crores, post merger, thereby making the minority shareholders of SGL richer by three folds(100%) and hence the schemes could never be termed as unconscionable. Learned Company Judge has observed that the financial position of all the companies as per their audited accounts as of September, 2012 needs to be taken into consideration and from these figures, it can be said that after amalgamation, position of SGL would dramatically increase even after absorbing the so-called loss making companies. The Company Judge has observed that when entrepreneurs take commercial decisions, it is not open for the Court to judge their commercial wisdom. It is observed that when entrepreneurs take a commercial decision, their is always an element of risk and businessmen take such calculated risk after taking into consideration various facts and circumstances and pros and cons of all situations. The company Judge has further observed that it has been consistently held that the court is not expected to dissect and conduct a postmortem of such decisions which are based on business experience and commercial wisdom. The Court has to examine the scheme on well settled parameters. The Court is expected to be an umpire and is not expected to enter into arena and examine the scheme under a microscope. Whenever decisions are taken there is bound to be some kind of variation in the situation in respect of the functioning of both companies. This should not deter the Court from granting sanction to the schemes. The above observations of the learned Company Judge are based on the well settled principles laid down by the Apex Court in various cases. The contention that the schemes are unconscionable has no merit.

48. The appellant lastly submitted that the proposed scheme of amalgamation is a ruse to stifle further action required to be taken by the Ministry of Corporate Affairs in terms of report dated 29/4/2011 compiled and filed by the SFIO. According to the appellant, once the present schemes are sanctioned by the Company Court, the Ministry of Corporate Affairs would refrain from initiating any action against the delinquent management of SGL as has been the case in respect of a prior amalgamation of Sesa Industries Ltd. with SGL wherein despite the damning findings against the managements of the said companies in the said SFIO report, the SFIO, in its supplementary report, had refrained from taking any action on the ground that both the said companies have been amalgamated and therefore the action that was required to be taken against the misdeeds of either of them has lost its relevance in the wake of amalgamation. Insofar as the above, contention is concerned, the said provisional SFIO report dated 29/4/2011 had not culminated into prosecution and had to go to the Central Government for approval. SGL had made representations to the Secretary, Ministry of corporate Affairs in response to the said SFIO report. The SFIO then prepared another report after considering said the representations and submissions sent by SGL to the Secretary, Ministry of Corporate Affairs, thereby explaining the stand of SGL on the allegations made in SFIO’s report and denying those allegations. In the fresh report, it is stated that had these representations been there prior to the preparation of the first report, then the conclusions in that report would have been different with regard to under invoicing, over invoicing and other aspects and these conclusions would have been in favour of SGL. By letter dated 10/5/2013, the Ministry of Corporate Affairs has stated that they have advised SFIO not to file prosecution against SGL, for alleged violations. There is therefore no force in the submission of the appellant that the schemes are a ruse to stifle the further action that was required to be taken by the Ministry of Corporate Affairs, in terms of the recommendations made in the SFIO report dated 29/4/2011.

49. We make it clear that though we have not referred to each and every judgment relied upon by the parties, however, we have considered the principles laid down in each of them.

50. Taking over all view of the matter, we are of the considered view that all the statutory requirements were complied with. The schemes do not violate any of the provisions of the Act and also do not violate any principles of natural justice and cannot be termed as against public policy and public interest. We do not find any infirmity in the impugned Judgment. The objections have been rightly rejected by the learned Company Judge and the schemes have been sanctioned by applying the settled principles laid down by the Supreme Court. Therefore, no interference is called for. The appeals deserve to be dismissed and hence are dismissed. Needless to mention that the applications for interim relief also get dismissed, accordingly. No order as to costs.

A.P. LAVANDE, J.

U.V. BAKRE,J.

MV

COPY OF THE ORDER DATED 27 AUGUST, 2013 OF SUPREME COURT OF INDIA

ITEM NO. 3	COURT NO. 9	SECTION IX

SUPREME COURT OF INDIA

RECORD OF PROCEEDINGS

Petition(s) for Special Leave to Appeal (Civil) No(s). 26086/2013 (From the judgment and order dated 12/08/2013 in COA No. 5/2013 in COP No. 11/2012 of The HIGH COURT OF BOMBAY AT PANAJI)

SHAILESH H. BAJAJ	Petitioner(s)

VERSUS

SESA GOA LTD & ANR	Respondent(s)

(With appln(s) for exemption from filing c/c of the impugned Judgment and with prayer for interim relief)

WITH

SLP(C) NO. 26715 of 2013

(With appln.(s) for exemption from filing c/c of the impugned judgment and permission to file synopsis and list of dates and with prayer for interim relief and office report)

Date: 27/08/2013 These Petitions were called on for hearing today.

CORAM : HON’BLE MR. JUSTICE SURINDER SINGH NIJJAR

                  HON’BLE MR. JUSTICE FAKKIR MOHAMED IBRAHIM KALIFULLA

For Petitioner(s)	Mr. Shekhar Naphade, Sr. Adv.
Ms. Meenakshi Arora, Adv.
Mr. Mohit Kumar Shah, Adv.

For Respondent(s)	Mr. Shyam Divan, Sr. Adv.
Mr. Gopal Jain, Adv.
Ms. Ranjana Roy Gawai, Adv.
Ms. Vasudha Sen, Adv.
Mr. Abhishek Rao, Adv.
Ms. Tushita Ghosh, Adv.
Ms. Divya Roy, Adv.
Ms. Ankita Amrapali, Adv.

UPON hearing counsel the Court made the following

ORDER

Heard learned counsel for the parties at length.

The special leave petitions are dismissed.

| (VINOD LAKHINA)	| | (INDU BALA KAPUR) |
| COURT MASTER	| |COURT MASTER |

COP25-14

COPY OF THE ORDER DATED 12 MARCH, 2015 OF HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF THE SCHEME OF AMALGAMATION OF A GOA ENERGY LIMITED WITH SESA STERLITE LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITION NO. 25 OF 2014.

IN

COMPANY APPLICATION (MAIN) NO. 33 OF 2014.

Goa Energy Limited, a company incorporated under the provisions of Companies Act, 1956 and having its registered office at Sesa Ghor, 20 EDC Complex, Patto, Panjim, Goa 403 001	Petitioner/ Transferor Company.

Mr. Sudin Usgaonkar and Ms. Vinita V. Palyekar, Advocates for the Petitioner.

Mr. M. Amonkar, Central Govt. Standing Counsel for the Regional Director.

Mr. V. P. Katkar, Official Liquidator/Registrar of Companies.

CORAM :- F.M. REIS, J.

        Date :- 12th March, 2015.

ORAL ORDER :

A Report of the Official Liquidator and Affidavits filed by the Regional Director and the Registrar of Companies, are taken on record.

2. Upon hearing Mr. Sudin Usgaonkar, learned Counsel appearing for the petitioner Company, Mr. Mahesh Amonkar, learned Central Govt. Standing Counsel appearing for the Regional Director and upon perusal of the petition, the scheme and the documents filed by the petitioner/Transferor Company, it is ordered as follows :

COP25-14

3. It appears that the sanctioning of the scheme will be for the benefit of the Petitioner/Transferor Company and its members and will also enable the Transferee Company to carry on its business activity efficiently and work profitably.

4. The Petitioner/Transferor Company being a wholly owned subsidiary of the Transferee Company, this Court vide its order dated 30/07/2014 in Company Application (Main) No.33/2014 was pleased to dispense with the filing of a separate Company Application for dispensation of the meeting of its shareholders and creditors, Company Petition for approval of the Scheme and a separate process by the Transferee Company.

COP25-14

5. The Regional Director has filed an affidavit dated 4th March, 2015 stating therein that save and except as stated in paragraph 6 of the said affidavit, it appears that the scheme is not prejudicial to the interest of shareholders and public.

6. An observation has been made in paragraph 6 of the Affidavit dated 4th March, 2015 of the Regional Director that the tax implication if any arising out of the scheme is subject to final decision of Income Tax Authorities and that the approval of the scheme by this Court may not deter the Income Tax Authorities to scrutinize the tax return filed by the Transferee company after giving effect to the Scheme. The Petitioner/Transferor Company is bound to comply with all applicable provisions of Income Tax Act, and all tax issues arising out of the said Scheme will be met and answered in accordance with law. The same is acceptable to the Petitioner/Transferor company.

7. As far as the observations made in paragraphs 3(b) of the Affidavit dated 4th March, 2015 of the Regional Director pertaining to the comments/views/remarks on tax aspects if any on the Scheme and the same to be communicated to the Directorate of Regional Director within 15 days from the date of service of notice are concerned, the Counsel appearing for the Petitioner/Transferor Company states that till date, no specific or adverse comments have been received from the concerned Income Tax Authorities with respect to the Scheme though upon service of notice on the concerned Income Tax Authorities through the Petitioner/Transferor Company on 03/09/2014 and 02/02/2015 and also upon issuance of the reminder letter by the Regional Director to the concerned Income Tax Authorities on 26/09/2014 and 05/02/2015 to offer their comments/views/remarks on the tax aspects of the Scheme.

COP25-14

8. Moreover, the Petitioner/Transferor Company undertakes to comply with all statutory requirements, if any, as required under the Companies Act, 1956 and the relevant provisions of the Companies Act, 2013 and the Rules made thereunder. The said undertaking is accepted.

9. In view of the above, the Court is satisfied that the scheme deserves to be sanctioned, subject to the above.

10. Subject to the above, the petition is made absolute in terms of the prayer clauses (a) and (b) of the present petition.

COP25-14

11.	Filing and issuance of drawn up decree is dispensed with.

12. Costs of Rs.25,000/- to be paid to the Regional Director and Rs.25,000/- to be paid to the Official Liquidator by the petitioner/Transferor Company within four weeks from the date of receipt of this order.

Certified copy expedited.

F.M. REIS, J.

ssm.

COPY OF THE ORDER DATED 25 MARCH, 2015 OF HIGH COURT OF MADRAS MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF THE SCHEME OF AMALGAMATION OF STERLITE INFRA LIMITED WITH SESA STERLITE LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN THE HIGH COURT OF JUDICATURE AT MADRAS

(ORIGINAL JURISDICTION)

Wednesday, the 25th day of March, 2015.

THE HON’BLE MR. JUSTICE R.MAHADEVAN

COMP.PETN.NO.296 OF 2014

IN THE MATTER OF THE COMPANIES ACT, 1956

AND

IN THE MATTER OF SECTIONS 391 TO 394 READ WITH

SECTIONS 100 TO 103 OF THE COMPANIES ACT, 1956

AND

IN THE MATTER OF SCHEME AMALGAMATION

OF

STERLITE INFRA LIMITED (“the Petitioner/ AmaLgamating Company”)

WITH

SESA STERLITE LIMITED (“the Amalgamated Company”)

AND

THEIR RESPECTIVE SHAREHOLDERS

Sterlite Intra Limited, a Company

Incorporated under the Companies

Act, 1956, having its Registered

Office at SIPCOT Industrial Complex,

Madurai Bypass Road, TV Puram PO,

Tuticorin, Tamil Nadu,

represented by M.Esakkiappan,

Authorized signatory

..Petitioner/

Amalgamating Company

The Company Petitioner praying this Court:

a) That the Scheme of Amalgamation (the ‘Scheme’) of Sterlite Infra Limited (“Petitioner Company” or “the Amalgamating Company” or “SIL”) with Sesa Sterlite Limited (“the Amalgamated Company” or “SSL”) and their respective shareholders, be sanctioned by this Hon’ble High Court with effect from April 01, 2014, or such other date as determined in terms of the Scheme so as to be binding on all the shareholders of the Petitioner Company and the Amalgamated Company.

b) That the Petitioner Company may be dissolved without winding up.

The Company Petition coming on this day before this Court for hearing in the presence of Mr. Aravind Datar, Senior Counsel for M/s. Ramasamy, Advocate for the Petitioner herein and of Mr. M. Gopikrishnan, ACGSC appearing for Ministry of Corporate Affairs, Southern Region, Chennai, and Mr. P. Atchutha Ramaiya, Official Liquidator, High Court, Madras, and upon reading the Company Petition, and the affidavit of B. K. Bansal, Regional Director, Southern Region, Ministry of Corporate Affairs, Chennai, and the advertisements of the Company Petition having been made in one issue of English Daily viz., “Business Standard”, dated 3/9/2014 and also in one issue of Tamil Daily viz., “Malai Malar” dated 3/9/2014, and this court by order dated 13th July 2014 in C.A.Nos.762 and 763 of 2014, dispensed with the convening, holding and conducting of the meeting of the shareholders for the purpose of considering and if thought fit, approving with or without modification, the scheme of amalgamation of the Amalgamating Company with the transferee company and was also observed that the transferee company need not file separate Company Petition, since it hold 100% share in the petitioner company and the interest of the shareholders of both company and the creditors interest not going to be affected adversely as the net worth of the transferee company in the post amalgamation is more sufficient to meet the entire liabilities and the Amalgamated company has not filed any separate petition under Section 391/394 of the Companies Act, 1956 before the Honourable High Court of Maharashtra. Considering the fact that the Amalgamating company is wholly owned subsidiary of the Amalgamated company, it is immaterial whether the transferee company has obtained the sanction from the Maharashtra High Court and the Regional Director, Ministry of Company Affairs has filed his report dated 27th February, 2014 raising objections in paragraph 6 and 7 stating that the objects of the amalgamated company. However, after examining the reply to the objections filed by the petitioner company, a Rejoinder statement has been filed by the Regional Director on 25.03.2015 and found that the reply is satisfactory and further stated that they do not have any objection to the scheme of amalgamation and the official Liquidator has filed his report along with the report of the Chartered Accountant. It is stated that the records maintained in the office of the Registrar of Companies were also caused to be inspected by the said Chartered Accountant. The report of the Chartered Accountant states that the affairs of the Amalgamting company have not been conducted in a manner prejudicial to the interest of its members or to public interest and they do not come across any act of misfeasance by the Directors attracting the provisions of Sections 542 and 543 of the Companies Act, 1956 and in the absence of any materials that the affairs of the Amalgamating company were being conducted in a manner prejudicial to the interest of its members or public interest, and in the absence of any comments that the affairs of the Amalgamating company conducted in a manner prejudicial to its members, the Official Liquidator has filed his report before this Court for orders and this court have perused the Scheme filed in the company petition. The Scheme contains no objectionable feature detrimental either to the employees of the Amalgamated company. The said scheme is hot violative of any statutory provisions. The scheme is fair, just, sound and is not against any public policy or public interest and no proceedings are pending under Sections 231 to 237 of the Companies Act, 1956. All the statutory provisions are complied with and this Court doth hereby sanctioned the scheme of amalgamation annexed herewith with effect from 1/4/2014, and declare the same to be binding on all the shareholders of the petitioner company and the amalgamated company, this court doth further order as follows:

(1) That, the Petitioner Company herein, do file with the Registrar of Companies, Chennai, a certified copy of the order within 30 days from this date.

(2) That, the parties to the Scheme of Amalgamation or any other person interested shall be at liberty to apply to this Court for directions that may be necessary in regard for carrying out this Scheme of Amalgamation annexed herewith.

(3) That the petitioner company viz., Sterlite Infra Limited, shall stand dissolved without winding up.

(4) That the learned Additional Central Government Standing Counsel appearing on behalf of the Regional Director be and hereby is entitled to a fee of Rs. 5,000/– (Rupees five thousand only) from the petitioner company.

ANNEXURE:

SCHEME OF AMALGAMATION

OF

STERLITE INFRA LIMITED        :         AMALGAMATING COMPANY

WITH

SESA STERLITE LIMITED        :         AMALGAMATED COMPANY

AND THEIR RESPECTIVE SHAREHOLDERS

UNDER SECTIONS 391 TO 394 OF THE COMPANIES ACT, 1956

PREAMBLE

(A)	Description of the Companies:

1.	Sesa Sterlite Limited (“the Amalgamated Company” or “SSL”) is one of the largest diversified natural resource company and primarily engaged in exploring, extracting and processing minerals and oil & gas. SSL produces oil & gas, zinc, lead, silver, copper, iron ore, aluminum and commercial power.

2.	Sterlite Infra Limited (“the Amalgamating Company” or “SIL”) is wholly owned subsidiary of SSL, and through its overseas subsidiaries owns mines in Namibia, South Africa and Ireland.

(B)	Purpose of the Scheme

This Scheme of Amalgamation is presented under Sections 391 to 394 and other applicable provisions of the Companies Act, 1956 (“the Act”) for amalgamation of Amalgamating Company into and with Amalgamated Company (“the Scheme”). The Scheme also provides for various other matters consequential or otherwise integrally connected herewith.

(C)	Rationale of the Scheme

The Scheme would achieve the following synergies for the group:

a.	Simplification and rationalization of group structure;

b.	Reduce managerial overlaps, which are necessarily involved in running multiple entities;

c.	Reduce administrative cost;

d.	Achieving operational and management efficiency.

(D)	Parts of the Scheme

The Scheme is divided into the following parts:

(a)	PART 1 of this scheme sets forth the Definitions and current capital structure of the concerned companies;

(b)	PART 2 of this scheme provides for specific provision governing Amalgamation of the Amalgamating Company into and with the Amalgamated Company;

(c)	PART 3 of this scheme sets forth Other Terms and Conditions.

PART I

DEFINITIONS AND CAPITAL STRUCTURE

1.1.	DEFINITIONS

In this Scheme, unless repugnant with the subject, context or meaning thereof, the following words and expressions shall have the meaning as set out herein below:

1.1.1.	“Act” or “The Act” means the Companies Act, 1956, the rules and regulations made thereunder and will include any statutory modification or re-enactment thereof for the time being in force and also mean and refer to corresponding sections of the Companies Act, 2013 the rules and regulations made thereunder, as and when such corresponding sections are notified by the Central Government;

1.1.2.	“Appointed Date” shall means April 1, 2014, being the date with effect from which SIL shall stand amalgamated into and with SSL in terms of this Scheme, upon sanction of the Scheme by the Courts and this Scheme coming into effect;

1.1.3.	“Board of Directors” means the Board of Directors or any committee thereof, of the Amalgamated Company or the Amalgamating Company or both as the context may require.

1.1.4.	“Court” or “High Court” means the High Court of Judicature at Bombay at Goa and High Court of Judicature at Madras and shall include the National Company Law Tribunal, if and when applicable;

1.1.5.	“Effective Date” means the later of the dates on which the certified copies of the Order of High Court or such other competent authority as may be applicable, sanctioning the scheme is filed with the Registrar of Companies at Chennai by the Amalgamating Company and with the Registrar of Companies at Goa by the Amalgamated Company, as the case may be;

1.1.6.	“SIL” or “the Amalgamating Company” means Sterlite Infra Limited, a company incorporated under the Companies Act, 1956, and having its registered office at SIPCOT Industrial Complex, Madurai Bypass Road, T V Puram P O, Tuticorin, Tamil Nadu;

1.1.7.	“SSL” or “the Amalgamated Company” means Sesa Sterlite Limited, a company incorporated under the Companies Act, 1956, and having its registered office at Sesa Ghor 20 EDC Complex Patto, Panjim, Goa - 400710;

1.1.8.	“Scheme” or “the Scheme” or “this Scheme” shall mean this Scheme of Amalgamation in its present form as submitted to the High Court, with such modification(s) and amendments if any made as per Clause 3.2 of the Scheme;

Terms and expressions which are used in this Scheme but not defined herein shall, unless repugnant or contrary to the context or meaning thereof, have the same meaning ascribed to them under the Act, the Securities Contract Regulation Act, 1956, the Depositories Act, 1996 and other applicable laws, rules, regulations, bye-laws, as the case may be, including any statutory modification or re-enactment thereof from time to time.

1.2.	CAPITAL STRUCTURE

1.2.1.	The capital structure of Amalgamating Company as of March 31, 2014 is as under:

Particulars	Rupees
Authorized Capital
10,00,000 equity shares of Rs 10 each	1,00,00,000
Issued, Subscribed & Paid Up Capital
50,000 equity shares of Rs 10 each	5,00,000

The entire share capital of the Amalgamating Company is held by the Amalgamated Company and its nominees.

Post March 31, 2014, Amalgamating Company has issued 25,00,000 optionally convertible debentures of Rs. 1,000/- each (inclusive of premium) to Amalgamated Company.

1.2.2.	The capital structure of Amalgamated Company as of March 31, 2014 is as under:

Particulars	Rupees
Authorised Capital
51,260,000,000 Equity Shares of Re. 1 each	51,260,000,000
Issued, Subscribed & Paid up Capital*
2,964,674,487 Equity Shares of Re. 1 each	2,964,674,487

*	Excludes 330,384 equity shares pending allotment kept in abeyance.

There has been no change in the share capital of Amalgamated Company since March 31, 2014.

1.3.	DATE OF TAKING EFFECT AND OPERATIVE DATE

The Scheme set out herein in its present form, with or without any modification(s), as may be approved or imposed or directed by the High Court or made as per Clause 3.2 of the Scheme, shall become effective from the Appointed Date but shall be operative from the Effective Date.

PART 2

AMALGAMATION OF THE AMALGAMATING COMPANY INTO AND WITH THE

AMALGAMATED COMPANY

2.1.	AMALGAMATION AND VESTING OF UNDERTAKING

2.1.1.	With effect from the opening of the business as on the Appointed Date, the entire business and whole of the undertakings of the Amalgamating Company including all its properties and assets (whether movable or immovable, tangible or intangible) of whatsoever nature such as investments, licenses, permits, quotas, approvals, lease, tenancy rights, permissions, incentives if any, and all other rights, title, interest, contracts, consents, approvals or powers of every kind, nature and description whatsoever shall under the provisions of Sections 391 to 394 of the Act and pursuant to the orders of the High Court or any other appropriate authority sanctioning this Scheme and without further act, instrument or deed, stand amalgamated and/or deemed to be amalgamated with and be vested in the Amalgamated Company as a going concern, so as to become the properties and assets of the Amalgamated Company.

2.1.2.	The liabilities shall also, without any further act, instrument or deed, stand amalgamated with and be vested in and assumed by and/or deemed to be amalgamated with and be vested in and assumed by the Amalgamated Company pursuant to the provisions of Sections 391 to 394 of the Act, so as to become the liabilities of the Amalgamated Company and further that it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement by virtue of which such liabilities have arisen, in order to give effect to the provisions of this Clause.

2.2.	CONSIDERATION

2.2.1.	Upon this Scheme coming into effect and upon the vesting of the undertakings of Amalgamating Company (inclusive of all assets and liabilities thereof as defined), into and with Amalgamated Company in accordance this Scheme, Amalgamated Company shall not pay any consideration to Amalgamating Company or to its shareholders, as Amalgamating Company is a wholly owned subsidiary of Amalgamated Company and Amalgamated Company (either itself and through its nominee) is the only shareholder of Amalgamating Company, and accordingly, no shares shall be issued and allotted by Amalgamated Company either to itself or to any of its nominee shareholders holding shares in Amalgamating Company.

2.2.2.	Upon this Scheme coming into effect, the entire share capital of Amalgamating Company will stand automatically cancelled.

2.2.3.	Upon this Scheme coming into effect, the share certificates, if any, and/or the shares / depository receipts in electronic form representing the shares held by Amalgamated Company shall be deemed to be cancelled without any further act or deed for cancellation thereof by Amalgamated Company.

2.3.	ACCOUNTING TREATMENT IN THE BOOKS OF THE AMALGAMATED COMPANY

On the Scheme becoming effective and with effect from the Appointed Date, the Amalgamated Company shall account for the amalgamation in its books of accounts as under:

2.3.1.	All assets, liabilities & reserves (as appearing in the books of accounts of Amalgamating Company at the close of business on the day preceding the Appointed Date) of Amalgamating Company shall be recorded in the books of Amalgamated Company at their respective book values.

2.3.2.	Amalgamated Company shall follow the method of accounting as prescribed for the “Pooling of Interest method” under Accounting Standard 14 as notified under Section 211 (3C) Companies (Accounting Standards) Rules, 2006, as amended (corresponding to section 133 of the Companies Act, 20 13, which is effective in place of the erstwhile section 211 (3C) which stands repealed).

2.3.3.	The investment in the equity shares, if any, of Amalgamating Company, appearing in the books of account of Amalgamated Company will stand cancelled as provided in clause 2.2.2 of this Scheme.

2.3.4.	Any inter-company payables, receivables (including loans, advances or debenture etc.) and investments between Amalgamating Company and Amalgamated Company (whether held by themselves or through their nominees) shall be cancelled and Amalgamated Company shall accordingly not record any of such payables, receivables and investments in its books.

2.3.5.	The difference, if any, between the value of total assets and total liabilities as recorded by Amalgamated Company, pursuant to Clause 2.3.1 above, after giving adjustment as mentioned in sub-clause 2.3.2, 2.3.3 and Clause 2.3.4 above, shall be recorded as and credited to capital reserve account or debited to the general reserve account, as the case may be, available in the financial statement of Amalgamated Company.

2.3.6.	In case of any differences in accounting policy between Amalgamating Company and Amalgamated Company, the accounting policies followed by Amalgamated Company will prevail and the impact of same till the Appointed Date will be quantified and the same shall be appropriately adjusted and reported in accordance with applicable accounting rules and principles, so as to ensure that the financial statement of Amalgamated Company reflect the financial position on the basis of consistent accounting policy.

2.3.7.	The balances of the Profit and Loss Accounts of Amalgamating Company (as appearing in the books of accounts of Amalgamating Company at the close of business on the day preceding the Appointed Date) shall be aggregated and added to or set-off (as the case may be) with the corresponding balance appearing in the financial statements of Amalgamated Company.

2.3.8.	Amalgamated Company shall record in its books of account, all transactions of Amalgamating Company in respect of assets, liabilities, income and expenses, from the Appointed Date to the date of this Scheme coming into effect.

2.4.	MODIFICATIONS IN THE MEMORANDUM OF ASSOCIATION OF THE AMALGAMATED COMPANY

2.4.1.	AGGREGATION OF AUTHORISED CAPITAL

2.4.1.1.	Upon the Scheme becoming effective and with effect from the appointed date, the authorised share capital of Amalgamating Company shall stand consolidated and vested in and be merged with the authorized share capital of Amalgamated Company and shall stand reclassified as consisting of only equity shares of Re. 1 each, without any liability for payment of any additional fees (including fees and charges to the relevant Registrar of Companies) or stamp duty, as such fees and duties in respect of such authorized share capital of Amalgamating Company have already been paid by Amalgamating Company, the benefit of which stands vested in Amalgamated Company pursuant to the Scheme becoming effective in terms thereof.

2.4.1.2.	The Memorandum of Association of Amalgamated Company (relating to the authorized share capital) shall, without any further act, instrument or deed, be and stand altered, modified and amended and no future resolutions under section 16, 94 & any other applicable provisions of the Act would be required to be separately passed. The stamp duties and fees paid on the authorised capital of Amalgamating Company shall be utilized and applied to the increased authorised share capital of Amalgamated Company and shall be deemed to have been so paid by Amalgamated Company for increase in the authorised share capital on such combined authorised share capital and accordingly no payment of any extra stamp duty and/or fee shall be payable by Amalgamated Company for increase in the authorised share capital to that extent.

2.4.1.3.	Upon the Scheme coming into effect and with effect from the Appointed Dates (and consequent to consolidation and vesting of the existing authorized share capital of Amalgamating Company into and with the authorized share capital of Amalgamated Company, in accordance with Clause 2.4.1.1. hereinabove), the authorized share capital of Amalgamated Company of Rs. 51,267,000,000 (divided into 51,267,000,000 equity shares of Re. 1 each) shall stand enhanced as under:

Authorised Capital	Rs.
51,267,000,000 Equity Shares of Re. 1 each	51,267,000,000
Total	51,267,000,000

2.4.1.4.	Clause V of the Memorandum of Association of Amalgamated Company shall stand substituted by virtue of the Scheme to read as follows:

“The Authorised Share Capital of the Company is Rs. 51,267,000,000 (Rupees Five Thousand One Hundred Twenty Six crore and Seventy Lacs only) divided into 51,267,000,000 number of (Rupees Five Thousand One Hundred Twenty Six crore and Seventy Lacs) equity shares of Re.1/- each.

2.4.1.5.	It is clarified that the approval of the High Court to the Scheme shall be deemed to be the consent / approval to the alteration of the Memorandum of Association of the Amalgamated Company as may be required under the Act.

2.5.	BUSINESS AND PROPERTY IN TRUST FOR THE AMALGAMATED COMPANY

2.5.1.	With effect from the Appointed Date and up to and including the Effective Date,

(a)	Amalgamating Company shall carry on and deemed to have carried on its business and activities and shall stand possessed of their entire business and undertakings, in trust for Amalgamated Company and shall account for the same to Amalgamated Company.

(b)	All profits or income arising or accruing in favor of Amalgamating Company and all taxes paid thereon (including but not limited to advance tax, tax deducted at source, minimum alternate tax credit, dividend distribution tax, securities transaction tax, taxes withheld/paid in a foreign country, etc) or losses arising or incurred by Amalgamating Company shall, for all purposes, be treated as and deemed to be the profits or income, taxes or losses, as the case may be, of Amalgamated Company.

(c)	Amalgamating Company shall carry on their business and activities with reasonable diligence and business prudence and in the same manner as it had been doing hitherto, and shall not alter or diversify their respective businesses nor venture into any new businesses, nor alienate, charge, mortgage, encumber or otherwise deal with the assets or any part thereof except in the ordinary course of business, without the prior consent of Amalgamated Company or pursuant to any pre-existing obligation undertaken prior to the date of acceptance of the Scheme by the respective Boards of Directors of Amalgamating Company and Amalgamated Company.

2.5.2.	Amalgamated Company shall be entitled, pending the sanction of the Scheme, to apply to the Central/State Government(s) and all other agencies, departments and authorities concerned as are necessary under any law for such consents, approvals and sanctions which Amalgamated Company may require to carry on the business of Amalgamating Company.

2.6.	PENDING SUITS, ETC.

2.6.1.	If any suit, appeal or other proceeding of whatever nature by or against the Amalgamated Company is pending, the same shall not abate or be discontinued or be in any way prejudicially affected by reason of the amalgamation by anything contained in this Scheme, but the said suit, appeal or other legal proceedings may be continued, prosecuted and enforced by or against the Amalgamated Company in the same manner and to the same extent as it would or might have been continued, prosecuted and enforced by or against the S as if this Scheme had not been made.

2.6.2.	After the Appointed Date, if any proceedings are taken against Amalgamating Company in respect of the matters referred to in sub-clause 2.6.1 above, Amalgamating Company shall defend the same at the cost of the Amalgamated Company and Amalgamated Company shall reimburse and indemnify Amalgamating Company against all liabilities and obligations incurred by Amalgamating Company in respect thereof.

2.7.	CONTRACTS, DEEDS AND OTHER INSTRUMENTS

2.7.1.	Subject to the other provisions contained in this Scheme, all contracts, deeds, bonds, agreements and other instruments of whatever nature to which, Amalgamating Company is a party subsisting or having effect immediately before the Scheme coming into effect shall be in full force and effect against or in favour of Amalgamated Company, and may be enforced by or against Amalgamated Company as fully and effectually as if, instead of Amalgamating Company, Amalgamated Company had been a party thereto.

2.8.	SAVING OF CONCLUDED TRANSACTIONS

2.8.1.	The transfer of properties and liabilities under Clause 2.1 above and the continuance of proceedings by or against Amalgamated Company under Clause 2.6 above shall not affect any transaction or proceedings already concluded by Amalgamating Company on or after the Appointed Date till the Effective Date, to the end and intent that Amalgamated Company accepts and adopts all acts, deeds and things done and executed by Amalgamating Company in respect thereto as done and executed on behalf of itself.

2.9.	STAFF, WORKMEN & EMPLOYEES

2.9.1.	On the Scheme becoming operative, all staff, workmen and employees of Amalgamating Company in service on the Effective Date shall be deemed to have become staff, workmen and employees of the Amalgamated Company without any break in their service and on the basis of continuity of service, and the terms and conditions of their employment with Amalgamated Company shall not be less favourable than those applicable to them with reference to Amalgamating Company on the Effective Date.

2.9.2.	It is expressly provided that, on the Scheme becoming effective, the Provident Fund, Gratuity Fund, Superannuation Fund or any other Special Fund or Trusts created or existing for the benefit of the staff, workmen and employees of Amalgamating Company shall become the trusts/ funds of Amalgamated Company for all purposes whatsoever in relation to the administration or operation of such Fund or Funds or in relation to the obligation to make contributions to the said Fund or Funds in accordance with the provisions thereof as per the terms provided in the respective Trust Deeds, if any, to the end and intent that all rights, duties, powers and obligations of Amalgamating Company in relation to such Fund or Funds shall become those of Amalgamated Company. It is clarified that the services of the staff, workmen and employees of Amalgamating Company will be treated as having been continuous for the purpose of the said Fund or Funds.

2.10.	WINDING UP

2.10.1.	On the Scheme becoming effective, the Amalgamating Company shall stand dissolved, without any further act or deed, without being wound up.

PART 3

OTHER TERMS AND CONDITIONS

3.1.	APPLICATION TO HIGH COURT

3.1.1.	Amalgamating Company shall make and file all applications and petitions under Sections 391 to 394 and other applicable provisions of the Act to and with the High Court for sanction of this Scheme and for dissolution of Amalgamating Company without winding-up under the provisions of law.

3.2.	MODIFICATION OR AMENDMENTS TO THE SCHEME

3.2.1.	Amalgamating Company and Amalgamated Company by their respective Board of Directors may assent to any modifications/amendments to the Scheme or to any conditions or limitations that the Court and/or any other authority may deem fit to direct or impose or which may otherwise be considered necessary, desirable or appropriate by them (i.e. the Board of Directors) subject to, where applicable, the approval of the Hon’ble High Court or any other authorities under applicable law. Amalgamating Company and Amalgamated Company by their respective Board of Directors be and are hereby authorized to take all such steps as may be necessary, desirable or proper to resolve any doubts, difficulties or questions whether by reason of any directive or orders of any other authorities or otherwise howsoever arising out of or under or by virtue of the Scheme and/or any matter concerned or connected therewith.

3.3.	CONDITIONALITY OF THE SCHEME

This effectiveness of the Scheme is and shall be conditional upon and subject to:

3.3.1.	The Scheme being approved by the requisite majorities in number and value of such classes of persons including the members and / or creditors of the Amalgamating Company as may be directed by the High Court of Madras or any other competent authority, as may be applicable.

3.3.2.	The Scheme being sanctioned by the High Court or any other authority under Sections 391 to 394 of the Act.

3.3.3.	Certified copies of the Order of the High Court sanctioning the Scheme being filed with the Registrar of Companies, Chennai by the Amalgamating Company and with the Registrar of Companies at Goa by the Amalgamated Company.

3.4.	EFFECT OF NON-RECEIPT OF APPROVALS

3.4.1.	In the event of any of the said sanctions and approvals referred to in the preceding clause not being obtained and/ or the Scheme not being sanctioned by the High Court or such other competent authority and / or the Order not being passed as aforesaid before September 30, 2014 or within such further period or periods as may be agreed upon between the Amalgamating Company and the Amalgamated Company by their Boards of Directors (and which the Boards of Directors of the companies are hereby empowered and authorised to agree to and extend the Scheme from time to time without any limitation), this Scheme shall stand revoked, cancelled and be of no effect, save and except in respect of any act or deed done prior thereto as is contemplated hereunder or as to any rights and/ or liabilities which might have arisen or accrued pursuant thereto and which shall be governed and be preserved or worked out as is specifically provided in the Scheme or as may otherwise arise in law. Each party shall bear and pay its respective costs, charges and expenses for and or in connection with the Scheme.

3.5.	COSTS, CHARGES & EXPENSES

3.5.1.	All costs, charges, taxes including duties, levies and all other expenses, if any (save as expressly otherwise agreed) arising out of, or incurred in carrying out and implementing the terms and conditions or provisions of this Scheme and matters incidental thereto, still be borne and paid by the Amalgamated Company.

3.6.	REPEALS AND SAVINGS

3.6.1.	Any matter filed with Registrar of Companies, Regional Director, Income Tax authority or the Central Government under the Companies Act, 1956, before the notification of the corresponding provisions under the Companies Act, 2013 and not fully addressed at that time shall be concluded by the Registrar of Companies. Regional Director Income Tax authority or the Central Government. as the case may be, in terms of the Companies Act, 1956. Any direction or order given by the Hon’ble High Court under the provisions of the Companies Act, 1956 and any act done by the Company based on such directions or order shall be deemed to be in accordance with and consistent with the provisions of the Companies Act, 2013. Accordingly, the provisions of the Companies Act, 2013, shall not apply to acts done by the Company as per direction or order of the Hon’ble High Court sanctioning the Scheme.

WITNESS, The Hon’ble Thiru SANJAY KISHAN KAUL, The Chief Justice of Madras High Court, aforesaid this the 25th day of March, 2015.

Sd/–

DEPUTY REGISTRAR (O.S).

//CERTIFIED TO BE A TRUE COPY//

DATED THIS THE 7th DAY OF April 2015.

COURT OFFICER.

From 25th September 2009 the Registry is issuing certified copies of the Orders/Judgments/Decree in this format.

Kam/1/4/2015

COMP.PETN.NO.296 OF 2014

ORDER DATED: 25.03.2015

THE HON’BLE MR. JUSTICE R. MAHADEVAN

FOR APPROVAL ON:07/04/2015 APPROVED ON:07/04/2015

COPY TO:-

1. The Regional Director, Southern Region, 5th Floor, Ministry of Corporate Affairs, No.26, Haddows Road, Chennai-6.

2. The Registrar of Companies, II Floor, No.26, Haddows Road, Chennai-6.

3. The Official Liquidator, High Court, Madras.

COPY OF THE ORDER DATED 23 MARCH, 2017 OF THE NATIONAL COMPANY LAW TRIBUNAL MUMBAI BENCH, MADE UNDER COMPANIES ACT, 1956 AND/OR 2013, AS MAY BE APPLICABLE IN THE MATTER OF SCHEME OF AMALGAMATION OF CAIRN INDIA LIMITED WITH VEDANTA LIMITED.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

BEFORE THE NATIONAL COMPANY LAW TRIBUNAL

MUMBAI BENCH, MUMBAI

TRANSFERRED COMPANY SCHEME PETITION NO 251 OF 2017

TRANSFERRED FROM

THE HIGH COURT OF JUDICATURE AT BOMBAY

ORDINARY ORIGINAL CIVIL JURISDICTION

COMPANY SCHEME PETITION NO 765 OF 2016

CONNECTED WITH

COMPANY SUMMONS FOR DIRECTION NO 1 OF 2016

CAIRN INDIA LIMITED                                                                  ... Transferor Company

CONNECTED WITH

TRANSFERRED COMPANY SCHEME PETITION NO 350 OF 2017

TRANSFERRED FROM

THE HIGH COURT OF JUDICATURE AT BOMBAY, GOA BENCH

ORDINARY ORIGINAL CIVIL JURISDICTION

COMPANY PETITION NO 28 OF 2016

CONNECTED WITH

COMPANY APPLICATION (MAIN) NO.168 OF 2015

CONNECTED WITH COMPANY APPLICATION NO. 3 OF 2016

CONNECTED WITH COMPANY APPLICATION NO. 19 OF 2016

CONNECTED WITH COMPANY APPLICATION NO. 37 OF 2016

CONNECTED WITH COMPANY APPLICATION NO. 39 OF 2016

CONNECTED WITH COMPANY APPLICATION NO. 44 OF 2016

VEDANTA LIMITED                                                                 …Transferee Company

In the matter of the Companies Act, 1956 and the Companies Act, 2013;

AND

In the matter of Sections 100 - 103 and 391 to 394 of the Companies Act, 1956 and Section 52 of the Companies Act, 2013 and other applicable provisions of the Companies Act, 1956 and/or Companies Act, 2013, as may be applicable;

AND

In the matter of the Scheme of Arrangement under Sections 391 to 394 read with Sections 100-103 of the Companies Act, 1956 and Section 52 of the Companies Act, 2013 and other applicable provisions of the Companies Act, 1956 and /or Companies Act, 2013, as may be applicable between Cairn India Limited and Vedanta Limited and their respective shareholders and creditors

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

Called for Hearing:

Mr Janak Dwarkadas, Senior Counsel, Mr Peshwan Jehangir, Ms Krishna Kedia, Mr Himanshu Vidhani and Ms Sanika Gokhale i/b Khaitan & Co, Advocates for the Transferor Company.

Mr Iqbal Chagla, Senior Counsel, Mr Peshwan Jehangir, Ms Krishna Kedia, Mr Himanshu Vidhani and Ms Sanika Gokhale i/b Khaitan & Co, Advocates for the Transferee Company.

Mr. Vinod Sharma, Oficial Liqidator, Mumbai.

Ms. P. Sheela, Joint Director in the office of Reginal Director.

Mr. R. Pola, Deputy ROC, Mumbai.

K.V. Arvind for the Income Tax Department

CORAM:	Sh. B.S.V. Prakash Kumar, Member (Judicial)
Sh. V. Nallasenapathy, Member (Technical)

Date: 23rd March 2017

MINUTES OF ORDER

1.	Heard Learned Counsels for the Parties.

2.	No objector has come before this Tribunal to oppose the Scheme and nor has any party controverted any averments made in the Petitions.

3.	The sanction of this Tribunal is sought under Sections 391 to 394 of the Companies Act, 1956 as amended and the corresponding provisions of the Companies Act, 2013 for the Scheme of Arrangement between Cairn India Limited, i.e. Transferor Company and Vedanta Limited, i.e. Transferee Company (together “Petitioner Companies”) and their respective shareholders and creditors (“Scheme”)

4.	The Learned Counsels for the Petitioner Companies state that the Transferor Company is presently, inter alia, engaged in the business of oil and gas exploration, development and production; and the Transferee Company is presently, inter alia, engaged in the business of metals and mining with business interests across India, Zambia, Australia, Namibia, South Africa and Ireland. The Transferee Company is a metals and mining company with business interests in copper, iron, aluminum and zinc, and is also engaged in power generation.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

5.	The Learned Counsels for the Petitioner Companies state that the proposed Scheme is beneficial since, inter alia, the proposed Amalgamation is expected to achieve the following benefits: (i) consolidation and simplification of the group structure; (ii) enhanced diversification as a global natural resources player; (iii) stability and enhancement in earnings and cash flow; (iv) operational effectiveness and cost optimization; and (v) stronger balance sheet resulting in improved allocation of capital, broader access to capital markets and lower cost of capital.

6.	The Learned Counsels for the Petitioner Companies state that the Hon’bIe High Court of Bombay, Goa Bench has, vide its Order dated 14th December 2016 allowed the Transferee Company’s application to shift its registered office from State of Goa to State of Maharashtra. Pursuant to the said Order of the High Court of Bombay, Goa Bench, the Regional Director, Western Region, Mumbai, vide an Order dated 2nd February 2017 confirmed the shifting of registered office from Goa to Mumbai.

7.	The Petitioner Companies have approved the said Scheme by passing Board Resolutions which are annexed to the Company Scheme Petitions.

8.	The Learned Counsels for the Petitioner Companies state that, the Petitioner Companies have complied with all the directions passed in the respective Company Summons for Directions and that the respective Company Scheme Petitions have been filed in consonance with the order passed in the respective Company Summons for Directions.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

9.	The Learned Counsels appearing on behalf of the Petitioner Companies further state that the Petitioner Companies have complied with all the requirements as per directions of the Hon’ble Bombay High Court and also of this Tribunal and they have filed necessary affidavits of compliance. Moreover, the Petitioner Companies undertake to comply with all the statutory requirements, if any, under the Companies Act, 1956 and 2013, and rules made thereunder, whichever is applicable. The said undertaking is accepted.

10.	The Regional Director has filed an Affidavit dated 7th February, 2017 with respect to the Transferor Company (“Affidavit dated 7th February, 2017”) and an Affidavit dated 3rd February, 2017 (“Affidavit dated 3rd February, 2017”) and an Additional Affidavit dated 8th February, 2017 (“Affidavit dated 8th February, 2017”) with respect to the Transferee Company (all collectively referred to as the “said Affidavits”) which state that save and except as provided in the objections, it appears that the Scheme is not prejudicial to the interest of shareholders and public.

11.	In the Affidavit dated 7th February, 2017, save and except as stated in paragraphs V(a) to (d), it appears that the Scheme is not prejudicial to the interest of shareholders and public.

“…………….

(a)	In addition to compliance of AS-14 the Transferee Company shall pass such accounting entries which are necessary in connection with the scheme to comply with other applicable Accounting Standards such as AS-5 etc.,

(b)	In view of para IV supra, as the Income Tax Department has taken objection to the scheme, Hon’ble NCLT may kindly issue notice to Income Tax Department in pursuance to provisions of Section 230(5) of the Companies Act, 2013 r/w Rule-8 of Companies (Compromises, Arrangements and Amalgamations) Rules, 2016.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

(c)	The tax implication if any arising out of the scheme is subject to final decision of Income Tax Authorities. The approval of the scheme by this Hon’ble Court may not deter the Income Tax Authority to scrutinize the tax return filed by the transferee Company after giving effect to the scheme. The decision of the Income Tax Authority if binding on the petitioner Company.

(d)	Since the Transferor Company has non-resident shareholders, and propose to issue Preference Shares, the Transferee Company to comply with FEMA Regulations/RBI Guidelines us applicable.

……………..”

12.	As far as the observation in paragraph V(a) of the Affidavit dated 7th February, 2017 is concerned and in view of the paragraph 16 of the Affidavit in Reply dated 11th February 2017, the Learned Counsels for the Petitioner Companies, states that the Transferee Company undertakes to comply with all applicable Accounting Standards, such as prescribed under the Companies Act, 2013. The above undertaking is accepted.

13.	As far as the observation in paragraphs V(b) of the Affidavit dated 7th February, 2017 is concerned and in view of the paragraphs 7-15 of the Affidavit in Reply dated 11th February 2017, the Learned Counsels for the Petitioner Companies states that notice to the Income Tax Department were issued pursuant to the orders dated 22nd February, 2017 passed by this Hon’ble Tribunal, and they are duly being represented.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

14.	As far as the observation in paragraphs V(c) of the Affidavit dated 7th February, 2017 is concerned and in view of the paragraphs 17 of the Affidavit in Reply dated 11th February 2017, the Learned Counsels for the Petitioner Companies states that they undertake to comply with all applicable provisions of the Income Tax Act and that all tax issues arising out of the Scheme will be met and answered in accordance with law. Further, the Learned Counsels for the Petitioner Companies state that as inter alia mentioned in clauses 4.2.7,5.14 and 7.1 of the Scheme, the sanctioning of the Scheme shall not deter the Income Tax Department to scrutinize the Tax return filed by the Transferee Company, and even after giving effect to the Scheme, tax liabilities, if any, would be met by the Transferee Company as per law in the ordinary course.

15.	As far as the observation in paragraphs V(d) of the Affidavit dated 7th February, 2017 is concerned and in view of the paragraphs 18 of the Affidavit in Reply dated 11th February 2017, the Learned Counsels for the Petitioner Companies states that the Transferee Company undertakes to comply with the applicable provisions of FEMA/RBI Guidelines, read with the relevant Rules/Regulations to the extent applicable. The above undertaking is accepted.

16.	The Regional Director has also filed an Affidavit dated 3rd February, 2017 with respect to the Transferee Company. The said affidavit states that save and except as stated in paragraphs IV (1) to (7) of the said affidavit, it appears that the Scheme is not prejudicial to the interest of shareholders and public.

“..............

1.	The tax implication if any arising out of the scheme is subject to final decision of Income Tax Authorities. The approval of the scheme by this Hon’ble Court may not deter the Income Tax Authority to scrutinize the tax return filed by the transferee Company after giving effect to the scheme. The decision of the Income Tax Authority is binding on the petitioner Company.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

2.	According to the provisions of Section 233(10) of the Act, 2013 the Transferee company shall not, as a result of the compromise or arrangement, hold any shares in its own name, or in the name of any trust whether on its behalf or on behalf of any of its subsidiary or associate companies and any such shares shall be cancelled or extinguished.

Whereas Petitioner has in clause 5.1 inter alia as mentioned that the shares will be issued to each Cairn equity shareholders whose appears in the. registers of members as on the record date other than Vedanta itself or any of its subsidiaries. Petitioner may be asked to amend the scheme to comply with the provisions of the section.

3.	Petitioner has not applied to FIPB as mentioned in the Scheme but has only applied to RBI. However RBI letter not attached.

Petitioner may be asked to submit the same.

4.	In clause 5.3.1 the Petitioner inter alia had mentioned that for issue and allotment of preference share if RBI approval is not obtained, again subject to RBI approval shall be issued to merchant banker.

Petitioner may be asked to comply with the provisions of the RBI Act read with the relevant Rules/Regulations etc.

5.	Clause 5.10 provides for deemed compliance of section 42 which deals with offer or invitation for subscription of securities on private

Petitioner may be asked to comply with the provisions of the Companies Act, 2013

6.	Petitioner in clause 5.16 inter has mentioned that the company for applying for exemption under section 3(a) (10) of the U.S Securities Act, will be relying upon approval the scheme by the Court.

7.	Petitioner is clause 18.1 inter alia has mentioned that the company would go for change in objects.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

Petitioner may be asked to comply with the provisions of the Companies Act, 2013

…………”

17.	As far as the observation in paragraph IV(l) of the Affidavit dated 3rd February, 2017 is concerned and in view of the paragraphs 6 to 12 of the Affidavit in Reply dated 13th February 2017 and as stated above, the Learned Counsels for the Petitioner Companies states that they undertake to comply with all applicable provisions of the income Tax Act and that any tax issues arising out of the Scheme will be met by the Transferee Company and answered in accordance with law in the ordinary course.

18.	As far as the observation in paragraph IV (2) of the Affidavit dated 3rd February, 2017 is concerned and in view of the paragraph 13 of the Affidavit in Reply dated 13th February 2017, the Learned Counsels for the Petitioner Companies submits that the Scheme is not violative of the provisions of the Sections 233(3)(b) and/or 232(10) of the Companies Act 2013 and accordingly the question of amending the same does not arise. However, as a matter of caution, the Transferee Company undertakes that as required under the proviso to Sections 232(3)(b) and/or 233(10), it will not issue any shares to itself or to any trust whether on its behalf or on behalf of any of its subsidiary or associate companies, as a result of this Scheme becoming effective. The above undertaking is accepted.

19.	As far as the observation in paragraphs IV (3) and 1V(4) of the Affidavit dated 3rd February, 2017 is concerned and in view of the paragraphs 14 of the Affidavit in Reply dated 13th February 2017, the Learned Counsels for the Petitioner Companies states that the Transferee Company undertakes to comply with the applicable provisions of FEMA, read with the relevant Rules/Regulations to the extent applicable. The above undertaking is accepted.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

20.	As far as the observation in paragraph IV (5) of the Affidavit dated 3rd February, 2017 is concerned the Learned Counsel for the Petitioner Companies submits that paragraph 5.10 of the Scheme may be deleted. Accordingly, paragraph 5.10 of the Scheme shall stand deleted. It is however clarified that the non-cumulative redeemable preference shares that are to be issued and allotted to the equity shareholders of the Transferor Company in consideration of the Scheme of amalgamation of the Transferor Company with the Transferee Company, shall be done in accordance with the Annexure 1 of the Scheme, being the Terms of issuance of Preference Shares and the Preference Shares issued, shall be listed on the recognized stock exchanges as provided in the Scheme.

21.	As far as the observation in paragraph IV (6) of the Affidavit dated 3rd February, 2017 is concerned and in view of the paragraphs 16 of the Affidavit in Reply dated 13th February 2017, the Learned Counsels for the Petitioner Companies states that the Transferee Company shall make any necessary applications seeking such exemptions under the U.S Securities Act, in accordance with applicable laws.

22.	As far as the observation in paragraph IV (7) of the Affidavit dated 3rd February, 2017 is concerned and in view of the paragraphs 17 of the Affidavit in Reply dated 13th February 2017, the Learned Counsels for the Petitioner Companies states the Transferee Company shall make the necessary filings in order to comply with the relevant provisions of the Companies Act 2013.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

23.	The Regional Director has also filed an Affidavit dated 8th February, 2017 with respect to the Transferee Company. The said affidavit in paragraphs 12 states that:-

“....................

12. In the view of the above facts it is felt that the scheme of amalgamation may in fact erode the net worth of Vedanta Limited. Further, as outstanding demand in the case of Cairn India Limited is to tune of Rs. 21,179.24 crores Also, the AS demand and assessment are still pending in both the cases of Cairn India Limited and Vedanta Limited, the scheme hence violates section 281 of the Income Tax Act which prohibits transfer of any asset by assesse to any person during the pending of proceedings under the Income Tax Act.

……………..”

24.	In pursuance of the objection raised by the Regional Director and on the notice issued to the Income Tax Department pursuant to the orders dated 22-2-2017, standing counsel for the Income Tax Department filed objections to sanctioning the Scheme of arrangement between the transferor company and the transferee company stating that the transferee company and the transferor company are engaged in different businesses, huge demands of tax have remained outstanding against transferor company, thereby (the scheme of amalgamation is not in the interest of business and hence the same shall be rejected. He further says that the petitioner company has committed default in payment of taxes from the assessment years 1990 to 2000 to the assessment year 2013-14, since the transferor company and the transferee company taxes are outstanding for years, the transferor company and the transferee company should be directed to clear the outstanding income tax dues before granting the scheme of amalgamation.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

25.	To which, the petitioner company has stated in the scheme that all taxes (including disputed amount) payable by or refundable to the transferor company, shall be treated as tax liability or claims/refunds, as the case may be, of the transferee company, any legal proceeding and orders including under section 281(B) of the Income Tax Act 1961 enforceable by or against the transferor company, would continue and remained enforceable against the transferee company in the same manner and in the same extent as would or might have been enforced by or against the transferor company as if the scheme had not been implemented, new equity shares, and the preference shares allotted to Cairn U.K. holdings would remain subject to the same encumbrances, prohibitions and the restrained /attachment if any applicable to the laws of Income Tax Act. The Company further says since most of the claims made against the company being disputed, the petitioner company will remain abide by the orders of the Bench. The transferee company further submits that it is in sound financial position thereby it is able to make all its liabilities as and when they accrued in addition to all the debts, duties, obligations and the liabilities of the transferor company thereby the scheme will not have any adverse effect on the rights and claims of the Income Tax Department from recovering outstanding dues/revenues if any.

26.	To the objections raised by the Income Tax department that the amalgamation contemplated in the scheme is hit by Section 281 of the Income Tax Act because the scheme shall not be granted unless dues are recovered from the transferor company, the petitioner company counsel explained that the restraint envisaged u/s 281(1) of the Income Tax Act does not bar or prevent the transfer of assets during the pendency of income tax claim, especially in cases where the assesse has sufficient means to otherwise satisfy the claim of the Income Tax Department. To justify his argument, the petitioner counsel relied upon Vadafone Essar Gujarat Ltd., vs Department of Income Tax (2013) 353 ITR 222 Guj. to say that sanctioning the scheme will not defeat the right of Income Tax Department to appropriate recourse to recovering the existing or previous liability of the transferor company provided appropriate directions are given to protect the right of Income Tax Department to recover the dues in accordance with law irrespective of the sanction of the scheme.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

27.	Soon after the petitioner counsel argued over this point, the counsel appearing on behalf of Income Tax Department conceded for granting scheme provided the directions given in the case supra are being given in this case as well.

28.	Since it is imperative to reproduce the operative portion of the case supra which has been affirmed by the Hon’ble Supreme Court, this Bench hereby placed the relevant para, which is as follows:

“55. In view of the approval accorded by the equity shareholders, secured and unsecured Creditors of the petitioner and the Regional Director, Western Region to the proposed scheme of Arrangement, as well as the submissions of the Income Tax Department, there appears to be no further impediments to the grant of sanction to the Scheme of Arrangement Consequently, sanction is hereby granted to the Scheme of Arrangement under Sections 391 and 394 of the Companies Act, 1956 while protecting the right of the Income Tax Department to recover the dues in accordance with law irrespective of the sanction of the Scheme. However, while sanctioning the Scheme it is observed that said sanction shall not defeat the right of the Income Tax Department to take appropriate recourse for recovering the existing or previous liability of the transferor company and the transferor company is directed not to raise any issue regarding maintainability of such proceedings in respect of assets sought to be transferred under the proposed scheme and the same shall bind to transferor and transferee company. The pending proceedings against the transferor company shall not be affected in view of the sanction given to the Scheme by this Court. In short, the right of the Income Tax Department is kept intact to take out appropriate proceedings regarding recovery of any tax from the transferor or transferee company as the case may be and pending cases before the Tribunal shall not be affected in view of the sanction of the Scheme.”

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

29.	In view of the ratio decided in the case supra, this Bench hereby directs the transferee company and transferor company to protect the rights of the Income Tax Department to recover the dues in accordance with law irrespective of sanction of the scheme with a further direction that sanction of the scheme shall not defeat the right of the Income Tax Department to take appropriate recourse for recovering the existing or previous liability of the transferor company and the transferor company shall not raise any issue regarding maintainability of said proceeding in respect of the assets sought to be transferred under the scheme and the same shall be binding on the transferor and the transferee company. And this scheme will not affect the proceedings pending against the transferor company, and the right of the income tax department to take out appropriate proceedings regarding recovery of any tax from the transferor or transferee company as the case may be and pending cases will not be affected by this scheme.

30.	The representative of the Regional Director, Ministry of Corporate Affairs, Western Region, Mumbai, states that they are satisfied with the undertakings given hereinabove by the Petitioner Companies through its Counsels.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

31.	The Official Liquidator has filed, his report on 6th February, 2017 in Transferred Company Scheme Petition No. 251 of 2017 stating therein that the affairs of the Transferor Company have been conducted in a proper manner and that the Transferor Company may be ordered to be dissolved.

32.	From the material on record, the Scheme appears to be fair and reasonable and is not violative of any provisions of law and is not contrary to public policy.

33.	The Learned Counsel for the Petitioner Companies submits that the Share Exchange Ratio in Scheme was revised to provide for 1 equity share and 4 preference shares to the equity shareholders of the Transferor Company as against the previous ratio of 1 equity share and 1 preference share to such equity shareholders. The said revised Share Exchange Ratio was duly placed before and approved by the shareholders of both the Petitioner Companies, however, through oversight, the inter se division between the Authorised Equity and Preference Share Capital of the Transferee Company was left unchanged. The Learned Counsels for the Petitioner Companies submits that if the same is not modified, the Transferee Company will not have adequate Preference Share Capital to enable it to issue adequate preference shares to the shareholders of the Transferor Company in terms of the Scheme, as already approved by the shareholders. In the circumstances, the authorized share capital of the Transferee Company is required to be modified to provide for such additional preference shares. The Learned Counsels for the Petitioner Companies further submits that such modification in the Scheme is necessary for the proper implementation of the Scheme. It is accordingly ordered that Clauses 17.2 and 17.3 of the Scheme ought to be deemed to be replaced with the following:

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

“17.2 Consequently, the authorized share capital of Vedanta of Rs. 51,270,100,000 (divided into 51,270,100,000 equity shares of Re. 1/- each and 3,50,00,000 (Three Crores Fifty Lakhs only) redeemable preference shares of Rs. 10/- (Rupees Ten) each shall stand increased and enhanced to Rs. 74,12,01,00,000 (divided into 44,020,100,000 equity shares of Re. 1 each and 3,010,000,000 redeemable preference shares of Rs. 10/- (Rupees Ten) each.”

17.3 Clause V of the Memorandum of Vedanta shall, without any further act, instrument or deed, be and stand altered, modified and amended pursuant to Sections 13 and 61 of the Companies Act 2013 and Section 394 and other applicable provisions of the Companies Act 1956 and Companies Act 2013, as the case may be, and be replaced by the following clause:

“The Authorised Share Capital of the Company is Rs. 74,12,01,00,000 divided into 44,020,100,000 (Four Thousand Four Hundred and Two Crores and One Lakh only) number of equity shares of Re. 1/- (Rupees One) each and 3,010,000,000 (Three Hundred and One Crore) redeemable preference shares of Rs. 10/- (Rupees Ten) each.”

34.	Since all the requisite statutory compliances have been fulfilled, the Company Scheme Petition for the Transferor Company is made absolute in terms of prayer clauses (a) to (c) and (e) of the Company Scheme Petition filed by it and the Company Scheme Petition for the Transferee Company is made absolute in terms of prayer clauses (a) to (e), (g) and (i) of the Company Scheme Petition filed by it, subject to receipt of any applicable approvals to the extent necessary.

35.	The Petitioner Companies to lodge a copy of this order and the Scheme, with the concerned Superintendent of Stamps, for purposes of adjudication of stamp duty payable, if any, on the same within 60 days from the date of the Order.

NATIONAL COMPANY LAW TRIBUNAL, MUMBAI BENCH, MUMBAI

TCSP Nos. 251 & 350/2017

36.	The Petitioner Companies are directed to file a copy of this order along with a copy of the Scheme with the concerned Registrar of Companies, electronically, along with e-Form 21/INC28, in addition to physical copy, as per relevant provisions of the Companies Act, 1956 and the Companies Act, 2013 and Rules made thereunder, whichever are applicable.

37.	The Petitioner Companies are directed to pay a cost of Rs 25,000/- each to the Regional Director, Western Region, Mumbai and the Transferor Company is directed to pay a cost of Rs 25,000/- to the Official Liquidator. Costs to be paid within four weeks from the date of the order.

38.	All concerned regulatory authorities to act on a copy of this order along with Scheme attached thereto, duly authenticated by the Company Registrar, National Company Law Tribunal, Mumbai.

B.S.V. PRAKASH KUMAR
Member (Judicial)

V. NALLASENAPATHY
Member (Technical)

SCHEME OF ARRANGEMENT

(Under Sections 391 to 394 read with Sections 100-103 of the Companies Act, 1956 and Section 52 of the Companies Act, 2013 and other applicable provisions of the Companies Act, 1956 and /or Companies Act, 2013, as may be applicable)

BETWEEN

CAIRN INDIA LIMITED

AND

VEDANTA LIMITED

AND

THEIR RESPECTIVE SHAREHOLDERS AND CREDITORS

(A)	PREAMBLE

This Scheme of Arrangement (“Scheme” as defined hereinafter) provides for amaigamation of Cairn India Limited with and into the Vedanta Limited pursuant to provisions of Sections 391 to 394 read with Sections 100 to 103 of the Companies Act, 1956, and Section 52 of the Companies Act, 2013, and other applicable provisions of the Companies Act, 1956 / Companies Act, 2013. This Scheme also provides for various other matters consequential thereto or otherwise integrally connected therewith.

(B)	DESCRIPTION OF COMPANIES

1.	Cairn India Limited (hereinafter referred to as “Cairn”) is a subsidiary of Vedanta Limited and thereby forms part of the Vedanta group. Cairn is primarily engaged in the business of oil and gas exploration, development and production. Vedanta Limited directly / indirectly holds 59.9% of the equity share capital of Cairn. The equity shares of Cairn are listed on the BSE Limited and the National Stock Exchange of India Limited.

2.	Vedanta Limited (hereinafter referred to as “Vedanta”) is the flagship company of the Vedanta Resources Plc (“VR Plc”), a metals and mining conglomerate with business interests across India, Zambia, Australia, Namibia, South Africa and Ireland. The equity shares of VR Plc are listed on the official list of the United Kingdom Listing Authority (‘UKLA’), And traded on the London Stock Exchange’s main market for listed securities. Vedanta is a metals and mining company with business interests in copper, iron, aluminium zinc, and is also engaged in power generation. The ultimate holding company of Vedanta, VR Plc, holds 62.9% of the equity share capital of Vedanta through intermediate wholly owned subsidiaries as well as through equity shares underlying the American Depository Shares (“ADS”) issued by Vedanta. The equity shares of Vedanta are listed on BSE Limited and the National Stock Exchange of India Limited. The ADS of Vedanta are listed on the New York Stock Exchange (‘NYSE’).

(C)	RATIONALE FOR THE SCHEME

1.	The Scheme is expected to achieve the following benefits:

•	Consolidation and simplification of the group structure;

•	Enhanced diversification as a global natural resources player;

•	Stability and enhancement in earnings and cash flow;

•	Operational effectiveness and cost optimization

•	Stronger Balance Sheet resulting in:

•	improved allocation of capital;

•	Broader access to capital markets;

•	Lower cost of capital;

2.	The amalgamation is in the interest of the shareholders, creditors and all other stakeholders of the respective companies and is not prejudicial to the interests of the concerned shareholders, creditors or the public at large.

(D)	PARTS OF THE SCHEME:

This Scheme is divided into the following parts:

PART I deals with the definitions, interpretations and share capital of Cairn and Vedanta;

PART II deals with the amalgamation of Cairn with and into Vedanta and other related matters; and

PART III deals with general terms and conditions applicable to this Scheme.

(E)	The amalgamation of Cairn with Vedanta will combine their business activities and operations into a single company with effect from the Appointed Date (defined hereinafter) and shall be in compliance with the provisions of the Income-tax Act, 1961, including Section 2 (1B) or any amendments thereto,

PART I

DEFINITIONS AND SHARE CAPITAL

1.	DEFINITIONS

In this Scheme, unless inconsistent with the subject or context, in addition to the terms defined elsewhere in this Scheme, the following capitalised terms shall have the meaning set out below:

1.1.	“Act” or “the Act” means the Companies Act, 1956 and/or the Companies Act, 2013 (as the case may be and to the extent applicable) as in force from time to time (including any statutory modifications(s) or re-enactment(s) thereof) and rules and regulations made thereunder, for the time being in force, and which may relate or are applicable to the arrangement;

1.2.	“Appointed Date” means 1st April, 2016 or such other date as may be agreed by the board of directors of Vedanta and Cairn and approved by the High Court or as directed or imposed by the High Court;

1.3.	“Board of Directors” means the board of directors of Cairn or Vedanta, as the context may require, and shall include a duly constituted committee thereof;

1.4.	“Cairn” means Cairn India Limited, a company incorporated under the provisions of Companies Act, 1956 having Company Identification Number: L11101MH2006PLC163934, and having its registered office at 101, First Floor, C Wing, Business Square, Andheri Kurla Road, Andheri (E), Mumbai – 400059, Maharashtra;

1.5.	“Cairn Equity Shares” means equity shares of Cairn having a face value of Rs. 10/ - each;

1.6.	“Cairn Equity Shareholders” means the shareholders of Cairn holding Cairn Equity Shares;

1.7.	“Cairn EOP” means all employee benefit option plans of Cairn;

1.8.	“Effective Date” means the last of the dates on which the conditions specified in Clause 19 of this Scheme are complied with;

1.9.	“Employees” means all the employees of Cairn as on the Effective Date;

1.10.	“High Court” means the High Court having jurisdiction over Cairn and Vedanta and shall include the National Company Law Tribunal, if and when applicable;

1.11.	‘‘Preference Shares” means the 7.5% Non-Cumulative Redeemable Preference Shares of Rs. 10/- each, the terms of which are specified in Annexure 1 to this Scheme;

1.12.	“Record Date” shall mean such date to be fixed by the Board of Directors of Cairn/Vedanta, after the Effective Date, for the purpose of determining the members of Cairn to whom shares of Vedanta will be allotted pursuant to this Scheme in terms of Clause 5.1;

1.13.	“SEBI” shall mean the Securities and Exchange Board of India;

1.14.	“SEBI Circulars” shall mean circulars issued by SEBI, being Circular Number CIR/CFD/DIL/5/2013 dated February 4, 2013 read with Circular Number CIR/CFD/DIL/8/2013 dated May 21, 2013 and any amendments thereto;

1.15.	“Scheme” or “the Scheme” or “this Scheme” means this Scheme of Arrangement in its present form or this Scheme with such modification(s), if any made, as per Clause 16 of the Scheme from time to time, with the appropriate approvals and sanctions of the High Court(s) and other relevant regulatory/statutory/governmental authorities, as may be required under the Act, and/or under any other applicable laws;

1.16.	“Stock Exchanges” means BSE Limited and The National Stock Exchange of India Limited;

1.17.	“Vedanta” means Vedanta Limited a company incorporated under the Companies Act, 1956, having Company Identification Number: L13209GA1965PLC000044, and having its registered office at Sesa Ghor, 20 EDC Complex, Patto, Panjim, Goa – 403001.

All terms and expressions which are used in this Scheme but not defined herein shall, unless repugnant or contrary to the context or meaning thereof, have the same meaning ascribed to them under the Act, the Income-tax Act, 1961, the Securities Contracts (Regulation) Act, 1956, the Depositories Act, 1996 (as the case may be) or other applicable laws, rules, regulations, bye-laws, as the case may be, including any statutory amendment, modification or re-enactment thereof, from time to time.

2.	SHARE CAPITAL

2.1.	The authorised, issued, subscribed and paid-up share capital of Cairn as on 31st March, 2015 is as under:

Share Capital	Rs. in Crore
Authorised Share Capital
225,00,00,000 Equity Shares of Rs. 10/- each	2,250.00

Total	2,250.00

Issued, Subscribed and Paid-up Share Capital
1,874,852,752 Equity Shares of Rs. 10/- each, fully paid up	1874.85

Total	1874.85

Subsequent to the above date, there has been no change in authorised, issued, subscribed and paid up share capital till the date of approval of the Scheme by the Board on 14th June 2015.

1,62,70,291 (One Crore Sixty Two Lakhs Seventy Thousand Two Hundred Ninety One) Options are outstanding against Cairn EOP as on 31st May 2015 (being converted into cash awards pursuant to Clause 6.2 of the Scheme).

2.2.	The authorised, issued, subscribed and paid-up share capital of Vedanta as on 31st March, 2015 is as under;

Share Capital	Rs. in Crore
Authorised Share Capital
51,270,100,000 Equity Shares of Re.1/- each	5,127.01
3,50,00,000 Redeemable Preference Shares of Rs. 10/- each	35.00

Total	5,162.01

Issued, Subscribed and Paid-up Share Capital*
296,50,04,871 Equity Shares of Rs,1/- each, fully paid-up	296.50

Total	296.50

*	Includes allotment of 310,632 equity shares to shareholders of erstwhile Sterlite Industries (India) Limited have been kept in abeyance.

Subsequent to the above date, there has been no change in authorised, issued, subscribed and paid up share capital till the date of approval of the Scheme by the Board on 14th June 2015.

As on 31st March 2015, the issued equity share capital as above includes 22,13,31,788 equity shares which have been issued as underlying security in respect of 5,53,32,947 ADSs issued by Vedanta that are currently listed on the NYSE. Each ADS has four (4) underlying equity shares of Vedanta.

2.3.	The authorised share capital of Cairn will be transferred to Vedanta as stated in Clause 17 of the Scheme.

3.	DATE OF TAKING EFFECT AND OPERATIVE DATE

The Scheme as set out herein in its present form or with any modification(s), as may be approved or imposed or directed by the High Court(s), or made as per Clause 16 of the Scheme, shall become effective from the Appointed Date, but shall be operative from the Effective Date.

PART II

AMALGAMATION OF CAIRN WITH

VEDANTA AND OTHER RELATED MATTERS

4.	AMALGAMATION AND VESTING OF ASSETS AND LIABILITIES AND ENTIRE BUSINESS OF CAIRN

4.1.	Upon the Scheme becoming effective and with effect from the Appointed Date and pursuant to the provisions of Section 394 and other applicable provisions of the Act, if any and in accordance with provisions of Section 2(1B) of the Income-tax Act, 1961, the entire undertaking of Cairn along with all assets, liabilities, contracts, employees, licences, records, approvals, etc. being integral parts of the undertaking of Cairn shall, without any further act, instrument or deed, stand amalgamated with and be vested in or be deemed to have been vested in Vedanta as a going concern so as to become as and from the Appointed Date, the undertaking of Vedanta by virtue of and in the manner provided in this Scheme.

4.2.	Without prejudice to the generality of the above and to the extent applicable, unless otherwise stated herein, upon this Scheme becoming effective and with effect from the Appointed Date:

4.2.1.	All assets of Cairn, that are movable in nature or are otherwise capable of transfer by physical or constructive delivery and/or by endorsement and delivery or by operation of law pursuant to the vesting orders of the High Court sanctioning the Scheme, shall stand vested in Vedanta and shall be deemed to be and have become the property of Vedanta by operation of law without any further act or execution of an instrument with the intent of vesting such assets in Vedanta. The order sanctioning the Scheme shall operate in relation to the movable property in accordance with its normal mode of vesting and as the context may provide, by physical or constructive delivery, or by endorsement and delivery or by mere operation of the order of the High Court(s) sanctioning the Scheme, in accordance with the Act, as appropriate to the nature of the movable property vested. The title to such property shall be deemed to have been mutated and recognised as that of Vedanta;

4.2.2.	All other movable properties of Cairn, including investments in shares, mutual funds, bonds and any other securities, sundry debtors, outstanding loans and advances, if any, recoverable in cash or in kind or for value to be received, bank balances and deposits, if any, with Government, semi-Government, local and other authorities and bodies, customers and other persons, shall without any further act, instrument or deed, pursuant to the orders of the High Courts and by operation of law become the property of Vedanta, and the title thereof together with all rights, interests or obligations therein shall be deemed to have been mutated and recorded as that of Vedanta. All investments of Cairn shall be recorded in the name of Vedanta by operation of law as transmission in favour of Vedanta as a successor in interest and any documents of title in the name of Cairn shall also be deemed to have been mutated and recorded in the name of Vedanta to the same extent and manner as originally held by Cairn and enabling the ownership, right, title and interest therein as if Vedanta was originally Cairn. Vedanta shall subsequent to the orders of the High Court(s) be entitled to the delivery and possession of all documents of title of such movable property in this regard;

4.2.3.	All immovable properties of Cairn, including land(s) and /or together with the buildings and structures standing thereon, estates and rights and interests in all immovable properties of Cairn, whether freehold or leasehold or otherwise and all documents of title, rights and easements, including pending mutation(s) in relation thereto shall stand vested in and/or be deemed to have been vested in Vedanta, as successor in interest and / or title to Cairn, by operation of law pursuant to the orders of the High Court sanctioning the Scheme. Such assets shall stand vested in Vedanta and shall be deemed to be and have become the property of Vedanta by operation of law. Vedanta shall be always entitled to all the rights and privileges attached in relation to such immovable properties and shall be liable to pay appropriate rent, rates and taxes and fulfil all obligations in relation thereto or as applicable to such immovable property. The title to such properties shall be deemed to have been mutated and as regards pending mutation(s) shall be deemed to have been mutated in the name of Vedanta and recognised as that of Vedanta and the mere filing of necessary documents with the appropriate Registrar or Sub-Registrar of Assurances or with the relevant Government agencies shall suffice as record of continuing titles with Vedanta and shall constitute a deemed mutation. Vedanta shall, pursuant to the order of the High Courts be entitled to the delivery and possession of all documents of title to such immovable property. It is hereby clarified that all the rights, title and interest of Cairn in any leasehold properties shall, pursuant to Section 394(2) of the Act and the provisions of this Scheme, without any further act, instrument or deed, be vested in or be deemed to have been vested in Vedanta;

4.2.4.	Provided that, if required, for the purpose of giving effect to the orders passed under Sections 391 to 394 of the Act in respect of this Scheme, Vedanta shall at all times be entitled to effect the change in the title and the appurtenant legal right(s) upon the vesting of such properties (including all the immovable properties) of Cairn in accordance with the provisions of Section 391 to 394 of the Act, at the office of the respective Registrar of Assurances or any other appropriate authority, in the jurisdiction where any such property is situated. Vedanta shall be entitled to engage in such correspondence, execute such documents and agreements, and make such representations as may be necessary to effect any mutation, if required, However, such correspondence, documents and agreements entered into by Vedanta in furtherance of the Scheme for ease of completion of mutation shall be deemed to be an integral part of the Scheme and the order sanctioning the same and such correspondence, documents and agreements, shall not constitute a separate instrument;

4.2.5.	All debts, liabilities, contingent liabilities, duties and obligations, secured or unsecured, whether in Indian rupees or foreign currency, whether or not provided for in the books of account or disclosed in the balance sheets of Cairn shall stand vested in Vedanta and shall be deemed to be the debts, liabilities, contingent liabilities, duties and obligations of Vedanta, and Vedanta shall assume and undertake to meet, discharge and satisfy the same under their respective terms and conditions, if any. It is hereby clarified that it shall not be necessary to obtain the consent of any third party or other person who is a party to any contract or arrangement, by virtue of which such debts, liabilities, duties and obligations have arisen, to give effect to the provisions of this Clause. Where any of the liabilities of Cairn as on the Appointed Date deemed to be transferred to Vedanta, have been discharged by Cairn after the Appointed Date and prior to the Effective Date, such discharge shall be deemed to have been for and on account of and for the benefit of Vedanta;

4.2.6.	All registrations, goodwill, licenses, trademarks, service marks, copyrights, domain names, applications for copyrights, trade names and trademarks and other intellectual property rights, appertaining to Cairn, if any, shall stand vested in Vedanta without any further act, instrument or deed;

4.2.7.	All taxes (including but not limited to disputed tax demands, advance tax, tax deducted at source, minimum alternate tax credits, dividend distribution tax, securities transaction tax, taxes withheld/paid in a foreign country, value added tax, sales tax, service tax, etc) payable by or refundable to Cairn, including all or any refunds or disputed tax demands, if confirmed, or claims shall be treated as the tax liability or refunds/claims, as the case may be, of Vedanta, and any incentives, advantages, privileges, exemptions, credits, holidays, remissions, reductions, subsidies, grants, special status, other benefits, as would have been available to Cairn, shall, be available to Vedanta;

4.2.8.	Vedanta shall stand substituted in and shall always be deemed to have been a party to all agreements. MOUs, deeds, contracts, including production sharing contracts (including as provided in Annexure 2), interests in oil blocks, interests in operating agreements / joint operating agreements, right of way to lay pipelines, petroleum exploratory licenses, exploratory rights, mining lease(s) or other specific licenses for exploration, development and production of oil & gas, land leases for seismic operations, rights of use in land, authorisations, permits, approvals, entitlements, subsidies, grants, including any indemnities, guarantees or other similar rights and entitlements whatsoever, etc. of whatever nature and wheresoever situate to which Cairn is a party, including any benefits to which Cairn may be eligible or entitled, and subsisting or being effective on or immediately before the Effective Date (collectively referred to as ‘‘Agreements”) and all such Agreements and all interests therein shall remain in full force and effect against or in favour of Vedanta and shall be binding on and be enforceable by and against Vedanta as fully and effectually as if Vedanta had at all material times been a party thereto. Vedanta, if so required, shall provide certified copies of orders of High Courts sanctioning the Scheme to the counter parties to the Agreements for information purposes and such party or authority shall make and duly record the necessary substitution or endorsement in the name of Vedanta as successor, pursuant to such orders without any break in the validity and enforceability of such Agreement. However, till the time such substitution/ endorsement is actually effected, Vedanta shall always be deemed to a party to all such Agreements and be allowed to operate in the name and style of Cairn. It is hereby clarified that all rates, fees, profit sharing, etc. paid by Cairn till the Effective Date shall be considered paid by or for Vedanta and shall be considered part of total sum payable under such Agreement and Vedanta shall not be called upon or required to pay the same again;

4.2.9.	All approvals, consents, exemptions, registrations, no-objection certificates, permits, quotas, rights, entitlements, licenses (including the licenses granted by any Governmental, statutory or regulatory bodies for the purpose of carrying on its business or in connection therewith), and certificates of every kind and description of whatsoever nature in relation to Cairn, or to the benefit of which Cairn may be eligible/entitled, and which are subsisting or having effect on the Effective Date, shall be deemed to be approvals, consents, exemptions, registrations, ne-objection certificates, permits, quotas, rights, entitlements, licenses (including the licenses granted by any Governmental, statutory or regulatory bodies for the purpose of carrying on its business or in connection therewith), and certificates of every kind and description of whatsoever nature of Vedanta, and shall be in full force and effect in favour of Vedanta and may be enforced as fully and effectually as if, instead of Cairn, Vedanta had been a party or beneficiary or obligor thereto. Vedanta shall file certified copies of orders of the High Courts sanctioning the Scheme and, if required, file appropriate applications or forms with the relevant authorities concerned for statistical and information purposes only and third party or authority shall make and duly record the necessary substitution or endorsement in the name of Vedanta as successor pursuant to such orders without any break in the validity and enforceability of such approvals, consents, etc. However, till the time such substitution/ endorsement is actually effected, Vedanta is authorized and shall always be deemed to have been authorised to carry on business in the name and style of Cairn and under the relevant license and or permit and / or approval, as the case may be. It is hereby clarified that all rates, fees, etc. paid by Cairn till the Effective Date shall be deemed to have been paid by or for Vedanta and shall be considered part of the total sum payable in relation to such licence, etc. and Vedanta shall not be called upon or required to pay the same again;

4.2.10.	Benefits of any and all corporate approvals as may have already been taken by Cairn, whether being in the nature of compliances or otherwise under the Act, read with the rules and regulations made thereunder, shall stand vested in Vedanta and the said corporate approvals and compliances shall be deemed to have been taken/complied with by Vedanta.

4.3.	Without prejudice to the generality of the foregoing Clauses, it is clarified that, by virtue of the sanction of this Scheme by the High Court and by virtue of the operation of law, the interest in the production sharing contracts and joint operating agreements (including participating interests / operatorship therein) shall be vested or deemed to have been vested in Vedanta as an integral part of the undertaking of Cairn. Vedanta and Cairn shall in furtherance to the aforesaid, make applications as necessary to the Central Government and/or the State Governments and/or any governmental authority, or other person as required under the production sharing contracts or such other documents executed by Cairn.

4.4.	If and to the extent there are loans, deposits or balances or other outstanding inter-se between Cairn and Vedanta, the obligations in respect thereof shall, on and from the Appointed Date, come to an end and suitable effect shall be given in the books of Vedanta. For removal of doubts, it is hereby clarified that there would be no accrual of interest or other charges in respect of any such loans, deposits or balances inter-se between Cairn and Vedanta, with effect from the Appointed Date.

4.5.	The vesting of the entire undertaking of Cairn, as aforesaid, shall be subject to the encumbrances, if any, over or in respect of any of the assets or any part thereof, provided however that such encumbrances shall be confined only to the relevant assets of Cairn or part thereof on or over which they are subsisting on and vesting of such assets in Vedanta and no such encumbrances shall extend over or apply to any other asset(s) of Vedanta. Any reference in any security documents or arrangements (to which Cairn is a party) related to any assets of Cairn shall be so construed to the end and intent that such security shall not extend, nor be deemed to extend, to any of the other asset(s) of Vedanta. Similarly, Vedanta shall not be required to create any additional security over assets vested under this Scheme for any loans, debentures, deposits or other financial assistance already availed of/to be availed of by it, and the encumbrances in respect of such indebtedness of Vedanta shall not extend or be deemed to extend or apply to the assets so vested.

4.6.	Cairn may, but shall not be required or bound to, give notice in such form as it may deem fit and proper to each party, debtor or borrower as the case may be that, pursuant to the orders of the High Court sanctioning the Scheme and upon the Scheme becoming effective, the said debt, loan, advance, etc. be paid or made good or held on account of Vedanta as the person entitled thereto.

4.7.	Vedanta may, if required, give intimation in such form as it may deem fit and proper to each person, debtor or borrower that pursuant to the orders of the High Court having sanctioned the Scheme and upon the Scheme becoming effective, the said person, debtor or borrower shall pay the debt, loan or advance or make good the same or hold the same to its account and that the right of Vedanta to recover or realise the same is in substitution of the right of Cairn.

4.8.	Without prejudice to the foregoing Sections and upon this Scheme becoming effective, Cairn and Vedanta shall execute any instruments or documents or do all the acts and deeds as may be required, including the filing of necessary particulars and / or modification(s) of charge, with the Registrar of Companies having jurisdiction, to give formal effect to the above provisions, if required.

4.9.	Vedanta shall, at any time after this Scheme becomes effective, in accordance with the provisions hereof, if so required under any law or otherwise, execute appropriate deeds of confirmation or other writings or arrangements with any party to any contract or arrangement in relation to which Cairn has been a party, including any filings with the regulatory authorities, in order to give formal effect to the above provisions. Vedanta shall for this purpose, under the provisions hereof, be deemed to have been authorized to execute any such writings on behalf of Cairn and to carry out or perform all such formalities or compliances referred to above on the part of Cairn.

4.10.	Notwithstanding any provision to the contrary, upon the Effective Date and until the owned property, leasehold property and related rights thereto, license / right to use the immovable property, tenancy rights, liberties and special status are formally recorded, effected and/or perfected, in the records of the appropriate authority, in favor of Vedanta, Vedanta is and shall deemed to be authorized to carry on business in the name and style of Cairn under the relevant agreement, deed, lease and/or license, as the case may be.

4.11.	For avoidance of doubt and without prejudice to the generality of the applicable provisions of the Scheme, it is clarified that, with effect from the Effective Date and till such time that the name of the bank accounts of Cairn is replaced with that of Vedanta, Vedanta shall be entitled to operate the bank accounts of Cairn in the name of Cairn in so far as may be necessary. All cheques and other negotiable instruments, payment orders received or presented for encashment which are in the name of Cairn after the Effective Date shall be accepted by the bankers of Vedanta and credited to the account of Vedanta, if presented by Vedanta. Vedanta shall be allowed to maintain bank accounts in the name of Cairn for such time as may be determined to be necessary by Vedanta for presentation and deposition of cheques and pay orders that have been issued in the name of Cairn. It is hereby expressly clarified that any legal proceedings by or against Cairn in relation to the cheques and other negotiable instruments, payment orders received or presented for encashment which are in the name of Cairn shall be instituted, or as the case maybe, continued by or against Vedanta after the coming into effect of the Scheme.

4.12.	The provisions of this Scheme as they relate to the amalgamation of Cairn into and with Vedanta, have been drawn up to comply with the conditions relating to “amalgamation” as defined under Section 2(1B) of the Income-tax Act, 1961. If any term or provision of the Scheme is found or interpreted to be inconsistent with the provisions of the said Section of the Income-tax Act, 1961, at a later date including resulting from an amendment of the law or the enactment of the law or for any other reason whatsoever, the provisions of the said Section of the Income-tax Act, 1961, shall prevail and the Scheme shall stand modified to the extent determined necessary to comply with Section 2(1B) of the Income-tax Act, 1961, or any amendment or any enactment thereof. Such modification will, however, not affect the other parts of the Scheme.

4.13.	On the approval of this Scheme by the shareholders and creditors of Cairn and Vedanta, such shareholders and creditors,to the extent required under applicable law, shall also be deemed to have resolved and accorded all relevant consents under the Act or other applicable laws or otherwise to the same extent applicable in relation to the amalgamation set out in this Scheme, related matters and this Scheme itself.

4.14.	Upon the Scheme becoming Effective, the carrying amount of investment in Sesa Resources Limited by Vedanta shall be restated to the amount of the net book value of assets of Sesa Resources Limited, as at Appointed date, other than the carrying amount of investment in Cairn by Sesa Resources Limited and the difference arising on such restating shall be adjusted against the Securities Premium Account of Vedanta, as an integral part of the Scheme.

4.15.	Upon the Scheme becoming effective, the value of the investments in Cairn by Vedanta shall be adjusted against the balance in the capital reserve of Vedanta and the balance, if any, shall adjusted against balance in the Securities Premium Account of Vedanta, on cancellation of such investments.

4.16.	The utilization, if any, of Securities Premium Account, as mentioned in Clause 4.14 and 4.15 above, shall be effected as an integral part of the Scheme itself in accordance with the provisions of Section 52 of the Companies Act, 2013, and Sections 100 to 103 of the Companies Act, 1956, without having to follow the process under Section 100 to 103 of the Companies Act, 1956, separately, and the Order of the High Court sanctioning the Scheme shall be deemed to be also an Order under Section 102 of the Companies Act, 1956, for the purpose of confirming the reduction. The reduction would not involve either a diminution of liability in respect of unpaid share capital or payment of paid-up share capital to the shareholders, and the provisions of Section 101 of the Act will not be applicable.

4.17.	Notwithstanding the reduction pursuant to the Scheme, Vedanta shall not be required to add “and reduced” as a suffix to its name and Vedanta shall continue in its existing name.

5.	ISSUE OF SHARES

5.1.	Upon coming into effect of the Scheme and upon vesting of the undertaking of Cairn (inclusive of all assets and liabilities thereof), into and with Vedanta by operation of law, Vedanta shall, without any further application or deed, issue and allot:

(a)	1 (One) Equity share of Vedanta of Re. 1/- (Rupee One only) each, fully paid up for every 1 (One) Equity share of Rs. 10/- (Rupees Ten only) each, fully paid up held by Cairn Equity Shareholders (“New Equity Shares”), and

(b)	4 (Four) Preference Shares of Vedanta of Rs. 10/- (Rupees Ten only) each, fully paid up for every 1 (One) Equity share of Rs. 10/- (Rupees Ten only) each, fully paid up held by Cairn Equity Shareholders to each Cairn Equity Shareholder whose name appears in the Register of Members as on the Record Date (other than Vedanta itself or any of its subsidiaries) or to their respective heirs, executors, administrators or other legal representatives or the successors-in-title, as the case may be.

5.2.	In view of the extant applicable laws, the Board of Directors of Vedanta shall apply for and obtain the permission of the Foreign Investment Promotion Board (“FIPB”) / RBI for issue of Preference Shares to non-resident Cairn Equity Shareholders.

5.3.	In the event, requisite approvals from FIPB/RBI for issue of such Preference Shares are not obtained on or before the Effective Date, notwithstanding anything to the contrary contained in the Scheme, the Board of Directors of Vedanta, subject to approval of the Reserve Bank of India (‘‘RBI”), shall appoint merchant banker(s) (Category-I) (“Merchant Banker(s)”) to act on behalf of and as an agent and trustee of the nonresident Cairn Equity Shareholders in respect of the shares to be allotted as stated in Clause 5.1(b) above, in the manner provided hereunder:

5.3.1.	Vedanta shall issue and allot Preference Shares to the Merchant Banker(s) and the Merchant Banker(s) shall, for and on behalf of such non-resident Cairn Equity Shareholders, receive the aforesaid Preference Shares in an on-shore escrow account on such terms and conditions as may be acceptable to the Board of Directors;

5.3.2.	Immediately upon allotment of Preference Shares to the Merchant Banker(s), the Merchant Banker(s) shall, for and on behalf of the non-resident Cairn Equity Shareholders, and as an integral part of the Scheme, offer for sale the Preference Shares, issued and allotted to it under the Scheme within 30 (thirty) days from the date of listing of the Preference Shares by Vedanta, without Vedanta having to issue a prospectus for such offer for sale;

5.3.3.	Upon receipt of the sale proceeds on sale of Preference Shares pursuant to Clause 5.3.2 above, the Merchant Banker(s) shall distribute such proceeds (net of expenses) to the non-resident Cairn Equity Shareholders within 7 (seven) business days from the date of receipt of such proceeds, after deducting or withholding taxes or duties as may be applicable, in the proportion to their entitlements.

5.4.	Shares to be issued by Vedanta pursuant to Clause 5.1 above in respect of any Cairn Equity Shares and which are held in abeyance, if any under the provisions of Section 126 of the Companies Act, 2013 or otherwise shall, pending allotment or settlement of dispute by order of Court or otherwise, also be held in abeyance by Vedanta.

5.5.	The Preference Shares to be issued pursuant to Clauses 5.1(b) above to the respective Cairn Equity Shareholders shall be subject to the Memorandum of Association and Articles of Association of Vedanta, and shall rank for dividend in priority to the equity shares of Vedanta, and shall, on winding up of the Vedanta be entitled to rank, as regards repayment of capital upto the commencement of winding up, in priority to the equity shares of the Vedanta.

5.6.	The equity shares to be issued by Vedanta to the respective Cairn Equity Shareholders pursuant to Clause 5.1(a) above shall be subject to the Memorandum of Association and Articles of Association of Vedanta and shall rank pari passu with the existing equity shares of Vedanta in all respects including dividends.

5.7.	The equity shares and the Preference Shares of Vedanta shall be issued in dematerialized form to those shareholders who hold shares of Cairn in dematerialized form, in to the account in which Cairn shares are held or such other account as is intimated by the shareholders to Vedanta and / or its Registrar. All those shareholders who hold shares of Cairn in physical form shall also have the option to receive the equity shares and Preference Shares in Vedanta, as the case may be, in dematerialized form, provided the details of their account with the Depository Participant are intimated in writing to Vedanta and / or its Registrar. Otherwise, they shall be issued equity shares and Preference Shares in physical form. Such physical share certificate(s), if any, shall be sent by Vedanta to the shareholders of Cairn at their respective registered addresses, as appearing in the register of members maintained by Cairn as of Record Date (or in case of joint holders - to the address of that one of the joint shareholders whose names stands first in such register of members in respect of such joint shareholding) and Vedanta shall not be responsible for any loss in transit.

5.8.	Cairn and Vedanta shall, if and to the extent required, apply for and obtain any approvals from concerned government / regulatory authorities for the issue and allotment of equity shares and Preference Shares to the Cairn Equity Shareholders pursuant to Clause 5.1 of the Scheme.

5.9.	In the event of there being any pending share transfer, whether lodged or outstanding, of any Cairn Equity Shareholder, the Board of Directors or any committee thereof of Cairn/Vedanta shall be empowered even subsequent to the Effective Date, to effectuate such transfer as if such changes in the name of the registered holder were operative from the Effective Date, in order to remove any difficulties arising to the transfer of shares after the Scheme becomes effective.

5.10.	[deleted]

5.11.	The approval of this Scheme by the shareholders of both the companies under Sections 391 and 394 of the Act shall be deemed to be the approvals under Sections 13, 14 of Companies Act, 2013 and other applicable provisions of the Act and any other consents and approvals required in this regard.

5.12.	All New Equity Shares of Vedanta issued pursuant to the Scheme shall be listed on the Stock Exchanges and all Preference Shares of Vedanta issued pursuant to the Scheme shall be listed on The National Stock Exchange of India Limited and the BSE Limited, in accordance with applicable laws and regulations and Vedanta shall apply for such listings upon receipt of the orders of High Court sanctioning the Scheme. Vedanta shall enter into such arrangements and give such confirmations and/or undertakings as may be necessary in accordance with applicable laws or regulations for complying with the formalities of the Stock Exchanges.

5.13.	The issue of New Equity Shares and Preference Shares, as above, will not result in any fractional entitlement to any shareholder.

5.14.	The New Equity Shares and Preference Shares allotted to Cairn Equity Shareholders including Cairn UK Holdings Limited shall be subject to the same encumbrances, prohibitions and restraints/ attachments, if any, as may be subsisting under applicable law including Income-tax Act, 1961, with respect to Cairn Equity Shares as on the Record Date.

5.15.	Upon the Scheme becoming effective and upon the issue of shares in terms of Clause 5.1 above, the equity shares of Cairn, both in dematerialised form and in physical form, shall be deemed to have been automatically cancelled and be of no effect on and from the Record Date Wherever applicable, Vedanta may, instead of requiring the surrender of the share certificates of Cairn, directly issue and dispatch the new share certificates of Vedanta.

5.16.	U.S. Law Considerations

5.16.1.	The New Equity Shares and Preference Shares to be issued to the Cairn Equity Shareholders in terms of Clause 5.1 above have not been, and will not be registered under the United States Securities Act of 1933, as amended (‘U.S. Securities Act’). The issuance of the New Equity Shares under or as a result of the Scheme, shall be in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section3(a)(10) Exemption”). To obtain the Section 3(a)(10) Exemption, Vedanta will be relying on the High Courts’ approval of the Scheme following the hearing of the High Courts on the terms and conditions of the Scheme.

5.16.2.	Further, for purposes of ensuring that the Scheme complies with the requirements of Section 3(a)(10) of the U.S. Securities Act, Cairn and Vedanta shall undertake that;

(a)	Cairn Equity Shareholders, as against their equity shares, shall receive the New Equity Shares and Preference Shares and shall not receive cash or other consideration ; and

(b)	the Scheme shall become effective only after it has been approved by the High Courts following the hearings by the High Courts.

5.16.3.	Vedanta shall, on or prior to the Record Date, submit to the United States Securities and Exchange Commission, an announcement under cover of a Form 6- K with respect to the Scheme.

5.16.4.	Vedanta shall make an application, if required, to the NYSE in accordance with applicable laws, rules and regulations in connection with the issuance of the New Equity Shares and shall take all steps necessary in that regard.

6.	EMPLOYEES

6.1.	On the Scheme becoming effective, all employees of Cairn in service on the Effective Date, shall be deemed to have become employees of Vedanta with effect from the Appointed Date or their respective joining date, whichever is later, without any break in their service and on the basis of continuity of service, and the terms and conditions of their employment with Vedanta shall not be less favorable than those applicable to them with reference to Cairn on the Effective Date. Vedanta undertakes to continue to abide by any agreement/settlement, if any, validly entered into by Cairn with any union/employee of Cairn recognized by Cairn. It is hereby clarified that the accumulated balances, if any, standing to the credit of the employees in the existing provident fund, gratuity fund and superannuation fund of which the employees of Cairn are members shall be transferred to such provident fund, gratuity fund and superannuation fund of Vedanta or to be established and caused to be recognized by the appropriate authorities, by Vedanta. Sending the transfer as aforesaid, the provident fund, gratuity fund and superannuation and dues of the employees of Cairn would be continued to be deposited in the existing provident fund, gratuity fund and superannuation fund respectively of Cairn. Upon transfer of the aforesaid funds to the respective funds of Vedanta, the existing trusts created for such funds by Cairn shall stand dissolved. It is further clarified that the services of the employees of Cairn will be treated as having been continuous, uninterrupted and taken into account for the purpose of the said fund or funds.

Without prejudice to the aforesaid, the Board of Directors of Vedanta, if it deems fit and subject to applicable laws, shall be entitled to retain separate trusts or funds within Vedanta for the erstwhile fund(s) of Cairn.

6.2.	Upon the Scheme becoming effective, and as an integral part of the Scheme, Vedanta shall issue cash award options (“Vedanta Option”) to the employees of Cairn, holding options under Cairn EOP (“Eligible Employees”) which shall entitle the Eligible Employees to receive cash awards as per the Option Scheme (defined below). The number of Vedanta Options issued shall be equal to the number of options under Cairn EOP (whether vested or unvested) outstanding on the Effective Date.

6.3.	The terms and conditions applicable to the Vedanta Options shall be no less favourable than those provided under Cairn EOP, and shall not be detrimental to the interest of the employees of Cairn being transferred to Vedanta under the Scheme. Such Vedanta Option will be issued under a new employee cash award options scheme created by Vedanta (“Option Scheme”). On creation of the Option Scheme, the Cairn EOP shall stand extinguished. The Option Scheme created by Vedanta shall, inter alia, be based on the following principles:

6.3.1.	Each Vedanta Option shall have an exercise price per equity share of Vedanta equal to the respective Cairn EOP exercise price less Rs.10 (Rupees Ten Only) or such other amount as may be determined by Vedanta;

6.3.2.	The grant of the Vedanta Options to the Eligible Employees under the Scheme shall be effected as an integral part of the Scheme, and the consent of the Boards of Directors and shareholders of Cairn and Vedanta to the Scheme shall be deemed to be their consent in relation to all matters pertaining to the Cairn EOP and the Option Scheme, including without limitation, for the purposes of creating the Option Scheme, modifying terms of the Cairn EOP, modifying the exercise price of the stock options under Cairn EOP and all related matters. No further approval of the shareholders of Cairn or Vedanta or the Board of Directors or committees of the Board of Directors of Cairn or Vedanta would be required in this connection under the respective Cairn EOP and applicable law, as the case may be;

6.3.3.	In relation to the Vedanta Option granted by Vedanta to the Eligible Employees, pursuant to this Scheme in lieu of the Cairn EOP, the vesting period during which the Cairn EOP were held by or deemed to have been held by the Eligible Employees shall be taken into account for determining the minimum vesting period required under the respective Cairn EOP and the applicable law, as the case may be;

6.3.4.	The Boards of Directors of Cairn and Vedanta shall take such actions and execute such further documents as may be necessary or desirable for the purpose of giving effect to the provisions of this Clause 6.3.

6.4.	Without prejudice to the above, the Board of Directors of Vedanta may offer to settle the Cairn EOP through any other consideration otherwise than through Option Scheme such that the same shall be no Less favourable than the Cairn EOP and shall not be detrimental to the interest of the employees of Cairn.

7.	LEGAL PROCEEDINGS

7.1.	Any suit, petition, appeal or other proceeding of whatsoever nature and any orders of court, judicial or quasi-judicial tribunal or other governmental authorities enforceable by or against Cairn including without limitation any restraining orders (including order under section 281B of the Income-tax Act, 1961) pending before any court, judicial or quasi-judicial tribunal or any other forum, relating to Cairn, whether by or against Cairn, pending as on the Effective Date, shall not abate or be discontinued or in any way prejudicially affected by reason of the amalgamation of Cairn or of any order of or direction passed or issued in the amalgamation proceedings or anything contained in this Scheme, but by virtue of the order sanctioning the Scheme, such legal proceedings shall be continued and any prosecution shall be enforced by or against Vedanta in the same manner and to the same extent as would or might have been continued, prosecuted and/or enforced by or against Cairn, as if this Scheme had not been implemented.

7.2.	After the Appointed Date and until the Effective Date, Cairn shall defend all legal proceedings, other than in the ordinary course of business, with the advice and instructions of Vedanta.

7.3.	The transfer and vesting of the assets and liabilities under the Scheme and the continuance of the proceedings by or against Vedanta shall not affect any transaction or proceeding already completed by Cairn between the Appointed Date and the Effective Date to the end and intent that Vedanta accepts ail acts, deeds and things done and executed by and/or on behalf of Cairn as acts, deeds and things done and executed by and on behalf of Vedanta.

8.	CONTRACTS, DEEDS, ETC.

8.1.	All contracts, deeds, bonds, Agreements, indemnities, guarantees or other similar rights or entitlements whatsoever, schemes, arrangements and other instruments, permits, rights, entitlements, licenses (including the licenses granted by any Governmental, statutory or regulatory bodies) for the purpose of carrying on the business of Cairn, and in relation thereto, and those relating to tenancies, privileges, powers, facilities of every kind and description of whatsoever nature in relation to Cairn, or to the benefit of which Cairn may be eligible and which are subsisting or having effect immediately before this Scheme coming into effect, shall by endorsement, delivery or recordal or by operation of law pursuant to the orders of the High Court sanctioning the Scheme, and on this Scheme becoming effective be deemed to be contracts, deeds, bonds, Agreements, indemnities, guarantees or other similar rights or entitlements whatsoever, schemes, arrangements and other instruments, permits, rights, entitlements, licenses (including the licenses granted by any Governmental, statutory or regulatory bodies) of Vedanta. Such properties and rights described hereinabove shall stand vested in Vedanta and shall be deemed to be the property and become the property by operation of law as an integral part of Vedanta. Such contracts and properties described above shall continue to be in full force and continue as effictive as hitherto in favour of or against Vedanta and shall be the legal and enforceable rights and interests of Vedanta, which can be enforced and acted upon as fully and effectually as if it were Cairn. Upon this Scheme becoming effective, the rights, benefits privileges, duties, liabilities, obligations and interest whatsoever, arising from or pertaining to contracts including production sharing contracts (as provided in Annexure 2) and properties, shall be deemed to have been entered into and stand assigned, vested and novated to Vedanta by operation of law and Vedanta shall be deemed to be Cairn’s substituted party or bencficiary or obligor thereto. It being always understood that Vedanta shall be the successor in the interest of Cairn. In relation to the same, any procedural requirements required to be fulfilled solely by Cairn (and not by any of its successors), shall be fulfilled by Vedanta as if it were the duly constituted attorney of Cairn.

8.2.	Vedanta may, at any time after the coming into effect of this Scheme in accordance with the provisions hereof, if so required, under any law or otherwise, enter into, or issue or execute deeds, writings, confirmations, novations, declarations, or other documents with, or in favour of any party to any contract or arrangement to which Cairn is a party or any writings as may be necessary to be executed in order to give formal effect to the above provisions. Vedanta shall be deemed to be authorised to execute any such writings on behalf and in the name of Cairn and to carry out or perform all such formalities or compliances required for the purposes referred to above on the part of Cairn.

8.3.	Without prejudice to the provisions of this Scheme, with effect from the Appointed Date, all inter-party transactions between Cairn and Vedanta shall be considered as intra-party transactions for all purposes, from the Appointed Date. Any taxes (including tax deducted at source or dividend distribution tax) paid in relation to such transaction shall, to the extent permissible by applicable law, be claimed as a refund.

8.4.	Vedanta shall be entitled to the benefit of all insurance policies which have been issued in respect of Cairn and the name of Vedanta shall be substituted as “Insured” in the policies as if Vedanta was initially a party thereto.

8.5.	Any inter-se contracts between Cairn on the one hand and Vedanta on the other hand shall stand cancelled and cease to operate upon the coming into effect of this Scheme.

9.	TAXES/ DUTIES / CESS ETC.

Upon the Scheme becoming effective, by operation of law pursuant to the orders of the High Court:

9.1.	The unutilised credits relating to excise duties paid on inputs lying to the account of Cairn as well as the unutilized credits relating to service tax paid on input services consumed by Cairn and any unutilized credit/ advance payment of sales tax/ VAT shall be transferred to Vedanta automatically without the requirement of any specific approval or permission as an integral part of the Scheme.

9.2.	Income taxes of whatsoever nature including advance tax, self-assessment tax, regular assessment taxes, tax deducted at source, dividend distribution tax, minimum alternative tax. wealth tax, if any, paid by Cairn shall be treated as paid by Vedanta and it shall be entitled to claim the credit, refund, adjustment for the same as may be applicable. Minimum alternative tax credit available to Cairn under the Income-tax Act, 1961, if any, shall be available to Vedanta.

9.3.	If Cairn is entitled to any benefits under incentive schemes and policies, all such benefits under all such incentive schemes and policies shall be and stand vested in Vedanta.

9.4.	Vedanta is expressly permitted to revise and file its income tax returns and other statutory returns, including tax deducted / collected at source returns, service tax returns, excise tax returns, sales tax / VAT returns, as may be applicable and has expressly reserved the right to make such provision in its returns and to claim refunds, advance tax credits, credit of tax under Section 115JB of the Incomc-tax Act, 1961, credit of dividend distribution tax, credit of lax deducted at source, credit of foreign taxes paid/withheld, etc., etc. if any, as may be required for the purposes of/consequent to implementation of the Scheme, Such returns may be revised and filed notwithstanding that the statutory period for such revision and filing may have expired.

10.	ACCOUNTING TREATMENT

10.1	The amalgamation shall be accounted for in the books of Vedanta in accordance with the “pooling of interests method” prescribed under IndAS 103 “Business Combinations” and/ or such other IndAS as may be relevant. Accordingly,

10.1.1.	All the assets and liabilities of Cairn shall be recorded at their existing carrying amounts and in the same form in the books of Vedanta.

10.1.2.	The face value of equity shares issued by Vedanta to the Cairn Equity Shareholders pursuant to this Scheme shall be recorded as equity share capital of Vedanta and the preference shares issued by to Vedanta to the Cairn Equity Shareholders pursuant to this Scheme shall be recorded in accordance with the applicable IndAS:

10.1.3.	The balance of the retained earnings appearing in the financial statements of Cairn (as appearing in the books of accounts of Cairn) shall be aggregated with the corresponding balance appearing in the financial statements of Vedanta. Alternatively, at the option of the Board of Vedanta, the same shall be transferred to general reserve, if any, of Vedanta.

10.1.4.	The identity of the reserves of Cairn shall be preserved and they shall appear in the financial statements of Vedanta in the same form and manner, in which they appeared in the financial statements of Cairn, prior to this Scheme becoming effective. Accordingly, if prior to this Scheme becoming effective, there is any reserve in the financial statements of Cairn available for distribution whether as bonus shares or dividend or otherwise, the same shall also be available in the financial statements of Vedanta for such distribution pursuant to this Scheme becoming effective.

10.1.5.	The excess, if any, between the amount recorded as share capital issued by Vedanta and the amount of share capital of Cairn shall be transferred to capital reserve in the books of Vedanta and such capital reserve shall be presented separately from other capital reserves with disclosure of its nature and purpose in the notes to financial statements of Vedanta.

10.1.6.	Any inter-company payables/ receivables (including loans, advances or debtors etc.) shall be cancelled.

10.1.7.	In case of any differences in accounting policies between Vedanta and Cairn, impact of the same will be quantified and the same shall be appropriately adjusted and reported in accordance with applicable accounting rules and principles, so as to ensure that the financial statements of Vedanta reflect the financial position on the basis of harmonious accounting policies.

11.	CONDUCT OF BUSINESS UPTO THE EFFECTIVE DATE

11.1.	With effect from the Appointed Date and up to and including the Effective Date:

11.1.1.	Cairn shall be deemed to have been carrying on and shall carry on its business and activities and shall be deemed to have held and stood possessed of and shall hold and stand possessed of the assets for and on account of, and in trust for Vedanta;

11.1.2.	all profits or income arising or accruing to Cairn and all taxes paid thereon (including but not limited to advance tax, tax deducted at source, minimum alternate tax, dividend distribution tax, securities transaction tax, taxes withheld/paid in a foreign country, etc.) or losses arising or incurred by Cairn shall, for all purposes, be treated as and deemed to be the profits or income, taxes or losses, as the case may be, of Vedanta;

11.1.3.	All loans raised and all liabilities and obligations incurred by Cairn after the Appointed Date and prior to the Effective Date, shall, subject to the terms of this. Scheme, be deemed to have been raised, used or incurred for and on behalf of Vedanta in which the undertaking of Cairn shall vest in terms of this Scheme and to the extent they are outstanding on the Effective Date, shall also, without any further act or deed be and be deemed to become the debts, liabilities, duties and obligations of Vedanta;

11.1.4.	Cairn shall carry on its business with reasonable diligence and business prudence and in the same manner as it had been doing hitherto, and shall not undertake any additional financial commitments of any nature whatsoever, borrow any amounts or incur any other liabilities or expenditure, issue any additional guarantees, indemnities, letters of comfort or commitment either for themselves or on behalf of its respective affiliates or associates or any third party, or sell, transfer, alienate, charge, mortgage or encumber or deal in any of its properties/assets, except:

(a)	when the same is expressly provided in this Scheme; or

(b)	when the same is in the ordinary course of business as carried on, as on the date of filing of this Scheme in the High Court; or

(c)	when written consent of Vedanta has been obtained in this regard;

11.1.5.	Except by mutual consent of the Cairn and Vedanta, or except pursuant to any prior commitment, obligation or arrangement existing or undertaken by Cairn and/or Vedanta as on the date of sanction of this Scheme by the Board of Directors, or except as contemplated in this Scheme, pending sanction of this Scheme, Cairn and/or Vedanta shall not make any change in their capital structures either by way of any increase (by issue of equity shares, bonus shares, convertible debentures or otherwise), decrease, reduction, reclassification, sub-division or consolidation, re-organisation or in any other manner, which would have the effect of re-organisation of capital of such company(ies);

11.1.6.	Cairn shall not alter or substantially expand its business, or undertake (i) any material decision in relation to its business and affairs and operations other than that in the ordinary course of business; (ii) any agreement or transaction (other than an agreement or transaction in the ordinary course of business); and (iii) any new business, or discontinue any existing business or change the capacity of facilities other than that in the ordinary course of business, except with the written concurrence of Vedanta;

11.1.7.	Cairn shall not vary the terms and conditions of employment of any of its employees, except in the ordinary course of business or pursuant to any preexisting obligation undertaken except with the written concurrence of Vedanta;

11.1.8.	Cairn shall not amend its Memorandum of Association or Articles of Association, except with the written concurrence of Vedanta, unless required to be done pursuant to actions between the Appointed Date and Effective Date expressly permitted under this Scheme.

11.2.	From the Effective Date, Vedanta shall carry on and shall be entitled to carry on the business of Cairn.

11.3.	Vedanta shall be entitled, pending the sanction of the Scheme, to apply to the appropriate authorities and all other agencies, departments and authorities concerned as are necessary under any law for such consents, approvals and sanctions which Vedanta may require to carry on the business of Cairn and to give effect to the Scheme.

11.4.	Vedanta shall be entitled to credit the tax paid including credit of the tax deducted at source in relation to Cairn, for the period between the Appointed Date and the Effective Date.

11.5.	For the purpose of giving effect to the amalgamation order passed under Sections 391 to 394 and other applicable provisions of the Act in respect of this Scheme by the High Court, Vedanta shall, at any time pursuant to the orders approving this Scheme, be entitled to get the recordal of the change in the legal right(s) upon the amalgamation of Cairn, in accordance with the provisions of Sections 391 to 394 of the Act. Vedanta is and shall always be deemed to have been authorized to execute any pleadings, applications, forms, etc. as may be required to remove any difficulties and facilitate and carry out any formalities or compliances as are necessary for the implementation of this Scheme.

12.	DECLARATION OF DIVIDEND, BONUS, ETC.

12.1.	Cairn and Vedanta shall be entitled to declare and pay dividends, whether interim and/or final, to their respective shareholders prior to the Effective Date.

12.2.	It is clarified that the aforesaid provisions in respect of declaration of dividends, whether interim or final, are enabling provisions only and shall not be deemed to confer any right on any member of Cairn and/or Vedanta to demand or claim any dividends which, subject to the provisions of the Act, shall be entirely at the discretion of the respective Boards of Directors of Cairn and Vedanta and subject, wherever necessary, to the approval of the shareholders of Cairn and Vedanta, respectively.

13.	SAVING OF CONCLUDED TRANSACTIONS

The vesting of the undertaking of Cairn as above and the continuance of proceedings by or against Cairn shall not affect any transaction or proceedings already concluded on or after the Appointed Date till the Effective Date in accordance with this Scheme, to the end and intent that Vedanta accepts and adopts all acts, deeds and things done and executed by Cairn in respect thereto as done and executed on behalf of Vedanta.

PART III

GENERAL TERMS AND CONDITIONS

14.	DISSOLUTION OF THE CAIRN AND VALIDITY OF RESOLUTIONS

14.1.	Upon the effectiveness of this Scheme, Cairn shall be dissolved without winding up, and the Board of Directors and any committees thereof of Cairn shall without any further act, instrument or deed be and stand discharged. The name of Cairn shall be struck off from the records of the Registrar of Companies, Mumbai and Vedanta shall make necessary filings in this regard.

14.2.	Upon the coming into effect of this Scheme, the resolutions, if any, of Cairn, which are valid and subsisting on the Effective Date, shall continue to be valid and subsisting and be considered as resolutions of Vedanta and if any such resolutions have any monetary limits approved under the provisions of the Act, or any other applicable statutory provisions, then the said limits shall be added to the limits, if any, under like resolutions passed by Vedanta and shall constitute the aggregate of the said limits in Vedanta.

15.	APPLICATION TO HIGH COURT

Cairn and Vedanta shall as may be required make applications and/or petitions under Sections 391 to 394 of the Companies Act, 1956 and other applicable provisions of the Act to the High Court or such other appropriate authority for sanction of this Scheme and all matters ancillary or incidental thereto.

16.	MODIFICATION OR AMENDMENTS TO THE SCHEME

16.1.	On behalf of Cairn and Vedanta, the Boards of Directors of respective companies, may consent jointly but not individually, on behalf of all persons concerned, to any modifications or amendments of the Scheme and without prejudice to the generality of the foregoing, any modification to the Scheme involving withdrawal of any of the parties to the Scheme at any time and for any reason whatsoever, or to any conditions or limitations that the High Court or any other authority may deem fit to direct or impose or which may otherwise be considered necessary, desirable or appropriate by both of them (i.e. the board of directors of Cairn and board of directors of Vedanta) and solve all difficulties that may arise for carrying out the Scheme and do all acts, deeds and things necessary for putting the Scheme into effect.

16.2.	For the purpose of giving effect to this Scheme or to any modification thereof the Boards of Directors of Cairn and Vedanta may jointly but not individually, give and are jointly authorised to give such directions including directions for settling any question of doubt or difficulty that may arise and such determination or directions, as the case may be, shall be binding on all parties, in the same manner as if the same were specifically incorporated in this Scheme.

16.3.	Cairn and Vedanta (by their respective Boards or such other person or persons, as the respective Board may authorise) shall each be at liberty to withdraw this Scheme, in entirety, in case any condition or alteration imposed by any authority is unacceptable to them or as may otherwise be deemed expedient or necessary.

16.4.	In the event of revocation / withdrawal of the Scheme, no rights and liabilities whatsoever shall accrue to or be incurred inter-se Cairn and Vedanta or their respective shareholders or creditors or employees or any other person save and except in respect of any act or deed done prior thereto as is contemplated hereunder or as to any right, liability or obligation which has arisen or accrued pursuant thereto and which shall be governed and be preserved or worked out as is specifically provided in the Scheme or in accordance with the applicable law and as agreed between the Parties and in such case, each Party shall bear its own costs, unless otherwise mutually agreed.

17.	COMBINATION OF AUTHORISED SHARE CAPITAL

17.1.	Upon the Scheme becoming effective and prior to issuance of shares under Clause 5.1 above, the authorized share capital of Cairn shall stand consolidated and vested in and be merged with the authorized share capital of Vedanta and shall stand increased and reclassified as consisting of: (a) equity shares of Re, 1 each; and (b) Redeemable Preference Shares’of Rs. 10/- (Rupees Ten) each, without any liability for payment of any additional fees (including fees and charges to the relevant Registrar of Companies) or stamp duty, as such fees and duties in respect of such authorized share capital of Cairn have already been paid by the Cairn, the benefit of which stands vested in Vedanta pursuant to the Scheme becoming effective in terms hereof.

17.2.	Consequently, the authorised share capital of Vedanta of Rs. 51,270,100,000 (divided into 51,270,100,000 equity shares of Re. 1/- each and 3,50,00,000 (Three Crores Fifty Lakhs only) redeemable preference shares of Rs. 10/- (Rupees Ten) each shall stand increased and enhanced to Rs. 74,12,01,00,000 (divided into 44,020,100,000 equity shares of Re, 1 each and 3,010,000,000 redeemable preference shares of Rs. 10/- (Rupees Ten) each.”

17.3.	Clause V of the Memorandum of Vedanta shall, without any further act, instrument or deed, be and stand altered, modified and amended pursuant to Sections 13 and 61 of the Companies Act 2013 and Section 394 and other applicable provisions of the Companies Act 1956 and Companies Act 2013, as the case may be, and be replaced by the following clause:

“The Authorised Share Capital of the Company is Rs. 74,12,01,00,000 divided into 44,020,100,000 (Four Thousand Four Hundred and Two Crores and One Lakh only) number of equity shares of Re. 1/- (Rupees One) each and 3,010,000,000 (Three Hundred and One Crore) redeemable preference shares of Rs.10/- (Rupees Ten) each.”

17.4.	This Scheme as proposed, and upon sanction by the High Court, shall constitute a single window clearance and shall be deemed to be sufficient for the enhancement and increase of the authorized share capital of Vedanta and no further resolution subsequent to the sanction of the Scheme shall be required for increasing the authorized share capital (whether under Section 13, Section 14, Section 61, Section 64 and/or any other applicable provisions of the Act), nor shall any additional fees or stamp duty, be payable on the Memorandum of Association of Vedanta.

18.	CHANGE IN OBJECT CLAUSE OF VEDANTA

18.1.	With effect from the Appointed Date, and upon the Scheme becoming effective, the main object clause of the Memorandum of Association of Vedanta shall be deemed to be altered and amended, without any further act or deed, to include the objects as required for the purpose of carrying on the business activities Cairn, pursuant to the provisions of Sections 13 and 14 of the Companies Act, 2013 and other applicable provisions of the Act. Accordingly, the Memorandum of Association of Vedanta shall be altered and amended and necessary revisions in numbering of the clauses inserted shall be carried out. The following clause shall be added to the Memorandum of Association of Vedanta and shall read as under:

“(12E) To carry on in India and elsewhere in the world the business or businesses of surveying, prospecting, drilling and exploring for, acquiring, developing, producing, maintaining, refining, storing, trading, supplying, transporting, marketing, distributing, importing, exporting and generally dealing in minerals and other natural oils, petroleum and all other forms of solid, liquid and gaseous hydrocarbons and other minerals and their products and by-products and all their branches.

(12F) To search for, purchase, take on lease or licence, obtain concessions over or otherwise acquire, any estate or interest in, develop the resources of, work, dispose of, or otherwise turn to account, land or sea or any other place in India or in any other part of the world containing, or thought likely to contain, oil, petroleum, petroleum resource or alternate source of energy or other oils in any form, asphalt, bitumen or similar substances or natural gas, chemicals or any substances used, or which is thought likely to be useful for any purpose for which petroleum or other oils in any form, asphalt, bitumen or similar substances, or natural gas is, or could be used and to that end to organise, equip and employ expeditions, commissions, experts and other agents and to sink wells, to make borings and otherwise to search for, obtain, exploit, develop, render suitable for trade, petroleum, other mineral oils, natural gas, asphalt, or other similar substances or products thereof.”

18.2.	For the purposes of the amendments in the Memorandum of Association and Articles of Association of Vedanta as provided in this Clause, the consent / approval given by the members of Vedanta to this Scheme pursuant to Section 391 of the Companies Act, 1956 and any other applicable provisions of the Act shall be deemed to be sufficient and no further resolution of members of Vedanta as required under the provisions of Section 13 and 14 of the Companies Act, 2013 and any other applicable provisions of the Act shall be required to be passed for making such change / amendment in the Memorandum of Association and Articles of Association of Vedanta and filing of the certified copy of this Scheme as sanctioned by the High Court, in terms of Section 391-394 of the Companies Act, 1956 and any other applicable provisions of the Act, together with the Order of the High Court and a printed copy of the Memorandum of Association for the purposes of said Section 13 and 14 of the Companies Act, 2013 and all other applicable provisions of the Act and the concerned Registrar of Companies shall register the same and make the necessary alterations in the Memorandum of Association and Articles of Association of Vedanta accordingly and shall certify the registration thereof in accordance with the provisions of Section 13 and 14 of the Companies Act, 2013 and any other applicable provisions of the Act.

18.3.	Vedanta shall file with the concerned Registrar of Companies, all requisite forms and complete the compliance and procedural requirements under the Act, if any.

19.	CONDITIONALITY OF THE SCHEME

Unless otherwise decided by the Boards of Directors, this Scheme shall be conditional upon and subject to:

19.1.	Approvals of Ministry of Petroleum and Natural Gas, Government of India, being received as required under the provisions of the production sharing contracts concerned for transfer of participating interest and for transfer of operatorship in the blocks, wherever required.

19.2.	The Scheme being approved by a shareholders’ resolution of Cairn and Vedanta passed by way of postal ballot/e-voting in terms of para 5.16 of the SEBI Circulars; provided that the same shall be acted upon only if the votes cast by the public shareholders in favor of the proposal are more than the number of votes cast by the public shareholders against it.

19.3.	The Scheme being approved by the requisite majorities in number and value of such classes of persons including the respective members and/or creditors of Cairn and Vedanta as may be directed by the High Court.

19.4.	The Scheme being sanctioned by the High Court.

19.5.	Certified copy/(ies) of the Order of the High Court sanctioning the Scheme being filed with the Registrar of Companies by Cairn and Vedanta.

19.6.	The Scheme being approved by shareholders of VR Plc, as required under the UKLA’s Listing Rules.

20.	EFFECT OF NON-RECEIPT OF APPROVALS

20.1.	In the event of any of the said sanctions and approvals referred to in the preceding Clause 19 not being obtained and / or the Scheme not being sanctioned by the High Court or such other competent authority, the Scheme shall become null and void, and each party shall bear and pay its respective costs, charges and expenses in connection with the Scheme.

20.2.	If any provision of this Scheme is found to be unworkable for any reason whatsoever, the same shall not, subject to the decision of Cairn and Vedanta through their respective Boards, affect the validity or implementation of the other provisions of this Scheme.

21.	COSTS, CHARGES & EXPENSES

All costs, charges, taxes including duties, levies and all other expenses, if any (save as expressly otherwise agreed) arising out of, or incurred in carrying out and implementing this Scheme and matters incidental thereto, (including stamp duty) shall be borne by Vedanta.

Annexure - 1

Terms of issue of Preference Shares

(a)	Face Value

The Preference Shares issued pursuant to Clause 5.1(b) shall have a face value of Rs 10 (Rupees Ten) per Preference Share.

(b)	Accumulation of dividend and convertibility

The Preference Shares shall be non-cumulative in nature and non-convertible.

(c)	Coupon

The Preference Shares shall, subject to the provisions of the Articles of Association of Vedanta and subject to the provisions of the Act, confer on the holders thereof a right to a fixed preferential dividend of 7.5% (Seven and One Half per cent) per annum in priority to the dividend, if any, payable to equity shares subject to deduction of taxes at source if applicable. The Preference Shares shall not be entitled to participate in any profits in addition to the coupon rate mentioned above.

(d)	Voting Rights

The holder of Preference Share shall have the right to vote in accordance with Section 47 of the Companies Act, 2013.

(e)	Redemption

The Preference Shares are redeemable on the expiry of 18 (eighteen) months from the date of allotment thereof. Each Preference Share shall be redeemed at a face value of Rs.10 each (Rupees Ten Each) per Preference Share.

(f)	Taxation

All payments in respect of redemption of Preference Share shall be made after deducting or withholding taxes or duties as may be applicable.

(g)	Listing

The Preference Shares shall be listed on recognised stock exchanges.

(h)	Winding-up

In the event of winding up of Vedanta, the holders of Preference Shares shall have a right to receive repayment of the capital paid-up and arrears of dividend, whether declared or not. up to the commencement of winding up, in priority to any payment of capital on the equity shares out of the surplus of Vedanta but shall not have any further right to participate in the profits or assets of the Vedanta.

[the remainder of this page has been intentionally left blank]

Annexure - 2

SR NO	CONTRACT
1.	Production Sharing Contract dated 23 September 2005 between Government of India, Cairn Energy India Pty. Ltd., Cairn Exploration Ltd. and Oil & Natural Gas Corporation Limited (“ONGC”) with respect to Block KG-ONN-2003/1, duly amended vide Amendment No.1 and 2. Currently, ONGC and the Company holds Participating Interest in the Block 51% and 49% respectively.

2.	Production Sharing Contract dated 30 June 1998 between the Government of India, Oil & Natural Gas Corporation Limited (“ONGC”), Tata Petrodyne Limited (“TPL“) and Cairn Energy India Pty Limited with respect to Contract Area identified as CB/OS–2, duly amended vide Amendment No.1, No.2 and Amendment No.3., Currently, ONGC, TPL and the Company holds Participating Interest in the Block 50%, 10% and 40% respectively.

3.	Production Sharing Contract dated 15 May 1995 between Government of India, Oil & Natural Gas Corporation Limited and Shell India Production Development B.V. (subsequently Cairn Energy India Pty Limited and Cairn Energy Hydrocarbons Limited acquired interest from Shell India Production B.V vide amendment dated 25 March 2000) with respect to Rajasthan Block RJ-ON-90/I, duly amended vide Addendum No.1, Amendment No.2 and Amendment No.3. Currently, ONGC, Cairn Energy Hydrocarbons Limited and the Company holds Participating Interest in the Block 30%, 35% and 35% respectively.

4.	Production Sharing Contract dated 28 October 1994 between Government of India, Oil & Natural Gas Corporation Limited, Videocon Petroleum Limited (subsequently name changed to Videocon Industries Limited vide Amendment No.2), (Cairn Energy India Pty Limited (formerly known as Command Petroleum (India) Pty Ltd, vide addendum dated 31 July 1998) and Ravva Oil (Singapore) Pte Ltd. in respect of Raws Oil and Gas fields, duly amended vide Addendum, Amendment No.2 and Amendment No.2. Currently, ONGC, Videcon Industries Limited, Ravva Oil (Singapore) Pte Ltd and the Company holds Participating Interest in the Block 40%, 25%, 12.5% and 22.5% respectively.

5.	Production Sharing Contract dated 2 March 2007 between the Government of India and Cairn Energy India Pty Ltd. and Cairn India Ltd., Oil & Natural Gas Corporation Limited and Tata Petrodyne Ltd. in respect of Contract Area PR-OSN-2004/1, duly amended vide Amendment No.1, Currently, ONGC, Tata Petrodyne Ltd and the Company holds Participating Interest in the Block 35%, 30% and 35% respectively.

6.	Production Sharing Contract dated 30 June 2010 between the Government of India, Cairn Energy India Pty Limited and the Company in respect of Block KG-OSN-2009/3, duly amended vide Amendment No.1. Currently, the Company holds 100% Participating Interest in the Block.

7.	Production Sharing Contract dated 30 June 2010 between the Government of India, Cairn Energy India Pty Limited and the Company in respect of Contract Area MB-DWN-2009/1, duly amended vide Amendment No.1. Currently, the Company holds 100% Participating Interest in the Block.

* * * * * *

TRANSFERRED COMPANY SCHEME

PETITlON NO 350 OF 2017

TRANSFERRED FROM

THE HIGH COURT OF JUDICATURE AT

BOMBAY, GOA BENCH

ORDINARY ORIGINAL CIVIL JURISDICTION

COMPANY PETITION NO 28 OF 2016

CONNECTED WITH

COMPANY APPLICATION (MAIN) NO. 168 OF

2015

CONNECTED WITH COMPANY APPLICATION

NO. 3 OF 2016

CONNECTED WITH COMPANY APPLICATION

NO. 19 OF 2016

CONNECTED WITH COMPANY APPLICATION

NO. 37 OF 2016

CONNECTED WITH COMPANY APPLICATION

NO. 39 OF 2016

CONNECTED WITH COMPANY APPLICATION

NO. 44 OF 2016

In the matter of the Companies Act, 1956 and the Companies Act, 2013;

And

In the matter of Sections 100 – 103 and 391 to 394 of the Companies Act, 1956 and Section 52 of the Companies Act, 2013 and other applicable provisions of the Companies Act, 1956 and/or Companies Act, 2013, may be applicable;

And

In the matter of the Scheme of Arrangement under Sections 391 to 394 read with Sections 100-103 of the Companies Act, 1956 and Section 52 of the Companies Act, 2013 and other applicable provisions of the Companies Act, 1956 and / or Companies Act, 2013, may be applicable between Cairn India Limited and Vedanta Limited and their respective shareholders and creditors

Vedanta Limited    ...Petitioner Company

AUTHENTICATED COPY OF THE MINUTES

OF THE ORDER DATED 23 MARCH 2017

ALONGWITH THE SANCTIONED SCHEME

Dated this 23rd day of March, 2017

KHAITAN & CO

Advocates for the Petitioner

One Indiabulls Centre, Tower 1,

13th Floor 841 Senapati Bapat Marg

Mumbai-400 013

Tel: 022 6636 5000

Email: litigation.mumbai@khaitanco.com

ARTICLES OF ASSOCIATION

COMPANY LIMITED BY SHARES

(Incorporated under the Companies Act, 1956)

ARTICLES OF ASSOCIATION OF VEDANTA LIMITED1

The following regulations comprised in these Articles of Association were adopted pursuant to members’ resolution passed by Postal Ballot on 30th March, 2015 in substitution for, and to the entire exclusion of, the earlier regulations comprised in the extant Articles of Association of the Company.

TABLE ‘F’ EXCLUDED

1.	(1) No regulations contained in Table F, in the First Schedule to the Companies Act, 2013, or in the Schedule to any previous Companies Act, shall apply to this company, except in so far as the same are repeated, contained or expressly made applicable in these Articles or by the said Act.	Table ‘F’ not to apply but Company to be governed by these Articles

(2) The regulations for the management of the Company and for the observance of the Members thereof and their representatives, shall, subject to the exercise of any statutory powers of the Company with reference to the repeal or alteration of, or deletion of or addition to, its regulations by Resolution, as prescribed or permitted by the Companies Act, 2013, be such as are contained in these Articles.

2.	(1) In the interpretation of these Articles, unless repugnant to the subject or context:-	Interpretation clause

	(a) “The Company” or “ this Company” means VEDANTA LIMITED.	“The Company” or ‘this Company”

	(b) “The Act” means “ the Companies Act, 2013”, or any statutory modification or re-enactment thereof for the time being in force and the term shall be deemed to refer to the applicable section thereof which is relatable to the relevant Article in which the said term appears in these Articles and any previous company law, so far as maybe applicable.	“The Act”

	(c) “Articles” means these articles of association of the Company or as altered from time to time.	“Articles”

	(d) “Board” or “Board of Directors” means a meeting of the Directors duly called and constituted or, as the case may be, the Directors assembled at a Board, or the requisite number of Directors entitled to pass a resolution by circulation in accordance with the Articles, or the Directors of the Company collectively.	“Board” or “Board of Directors”

	(e) “Rules” means the applicable rules for the time being in force as prescribed under relevant sections of the Act.	“Rules”

	(f) “The Seal” means the Common Seal of the Company.	“The seal”

	(g) “FINSIDER” means FINSIDER S.p.A., a company incorporated in Italy and shall include its successors and assigns and any body corporate with which it may merge or amalgamate.	“FINSIDER”

[1]	Name changed from Sesa Sterlite Limited to Vedanta Limited pursuant to fresh certificate of incorporation from Registrar of Companies, Goa on 21st April, 2015.

	(2) Words importing the singular number shall include the plural number and words importing the masculine gender shall, where the context admits, include the feminine and neuter gender.	“Number” and “Gender”

	(3) The marginal notes and catch lines used in these Articles shall not affect the construction thereof	“Marginal Notes and Catch Lines”

(4) Unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Act or the Rules, as the case may be.

3	[2]********	Company to be Private Company

Share Capital and Variation of Rights

4.	Subject to the provisions of the Act and these Articles, the shares in the capital of the Company shall be under the control of the Board who may issue, allot or otherwise dispose of the same or any of them to such persons, in such proportion and on such terms and conditions and either at a premium or at par and at such time as they may from time to time think fit.	Shares under control of Board

5.	Subject to the provisions of the Act and these Articles, the Board may issue and allot shares in the capital of the Company on payment or part payment for any property or assets of any kind whatsoever sold or transferred, goods or machinery supplied or for services rendered to the Company in the conduct of its business and any shares which may be so allotted may be issued as fully paid-up or partly paid-up otherwise than for cash, and if so issued, shall be deemed to be fully paid-up or partly paid-up shares, as the case may be.	Directors may allot shares otherwise than for cash

6.	The Company may issue the following kinds of shares in accordance with these Articles, the Act, the Rules and other applicable laws: (a) Equity share capital: (i) with voting rights; and / or (ii) with differential rights as to dividend, voting or otherwise in accordance with the Rules; and (b) Preference share capital	Kinds of Share Capital

7.	1) Every person whose name is entered as a member in the register of members shall be entitled to receive within two months after allotment or within one month from the date of receipt by the Company of the application for the registration of transfer or transmission or within such other period as the conditions of issue shall provide -	Issue of certificate

(a) one certificate for all his shares without payment of any charges; or

(b) several certificates, each for one or more of his shares, upon payment of such charges as may be fixed by the Board for each certificate after the first.

[2]	Deleted by a Resolution passed at the Extraordinary General Meeting held on 25th March, 1981.

	2) Every certificate shall be under the seal and shall specify the shares to which it relates and the amount paid-up thereon.	Certificate to bear seal

	(3) In respect of any share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.	One certificate for shares held jointly

8	A person subscribing to shares offered by the Company shall have the option either to receive certificates for such shares or hold the shares in a dematerialised state with a depository. Where a person opts to hold any share with the depository, the Company shall intimate such depository the details of allotment of the share to enable the depository to enter in its records the name of such person as the beneficial owner of that share.	Option to receive share certificate or hold shares with depository

9	If any share certificate be worn out, defaced, mutilated or torn or if there be no further space on the back for endorsement of transfer, then upon production and surrender thereof to the Company, a new certificate may be issued in lieu thereof, and if any certificate is lost or destroyed then upon proof thereof to the satisfaction of the Company and on execution of such indemnity as the Board deems adequate, a new certificate in lieu thereof shall be given. Every certificate under this Article shall be issued on payment of fees for each certificate as may be fixed by the Board.	Issue of new certificate in place of one defaced, lost or destroyed

10	The provisions of the foregoing Articles relating to issue of certificates shall mutatis mutandis apply to issue of certificates for any other securities including debentures (except where the Act otherwise requires) of the Company.	Provisions as to issue of certificates to apply mutatis mutandis to debentures, etc.

11	(1) The Company may exercise the powers of paying commissions conferred by the Act, to any person in connection with the subscription to its securities, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Act and the Rules.	Power to pay commission in connection with securities issued

	(2) The rate or amount of the commission shall not exceed the rate or amount prescribed in the Rules.	Rate of commission in accordance with Rules

	(3) The commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in the one way and partly in the other.	Mode of payment of commission

12	(1) If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of the Act, and whether or not the Company is being wound up, be varied with the consent in writing, of such number of the holders of the issued shares of that class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class, as prescribed by the Act.	Variation of members’ rights

	(2) To every such separate meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply.	Provisions as to general meetings to apply mutatis mutandis to each meeting

13	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.	Issue of further shares not to affect rights of existing members

14	Subject to the provisions of the Act, the Board shall have the power to issue or re-issue preference shares of one or more classes which are liable to be redeemed, or converted to equity shares, on such terms and conditions and in such manner as determined by the Board in accordance with the Act.	Power to issue redeemable preference shares

15	(1) The Board or the Company, as the case may be, may, in accordance with the Act and the Rules, issue further shares to -	Further issue of share capital

(a) persons who, at the date of offer, are holders of equity shares of the Company; such offer shall be deemed to include a right exercisable by the person concerned to renounce the shares offered to him or any of them in favour of any other person; or

(b) employees under any scheme of employees’ stock option; or

(c) any persons, whether or not those persons include the persons referred to in clause (a) or clause (b) above.

	(2) A further issue of shares may be made in any manner whatsoever as the Board may determine including by way of preferential offer or private placement, subject to and in accordance with the Act and the Rules.	Mode of further issue of shares

Lien

16	(1) The Company shall have a first and paramount lien -	Company’s Lien on shares

(a) on every share (not being a fully paid share), for all monies (whether presently payable or not) called, or payable at a fixed time, in respect of that share; and

(b) on all shares (not being fully paid shares) standing registered in the name of a member, for all monies presently payable by him or his estate to the Company: Provided that the Board may at any time declare any share to be wholly or in part exempt from the provisions of this clause.

	(2) The Company’s lien, if any, on a share shall extend to all dividends or interest, as the case may be, payable and bonuses declared from time to time in respect of such shares for any money owing to the Company.	Lien to extend to dividends, etc.

	(3) Unless otherwise agreed by the Board, the registration of a transfer of shares shall operate as a waiver of the Company’s lien.	Waiver of lien in case of registration

17	The Company may sell, in such manner as the Board thinks fit, any shares on which the Company has a lien:	As to enforcing lien by sale.

Provided that no sale shall be made—

(a) unless a sum in respect of which the lien exists is presently payable; or

(b) until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share or to the person entitled thereto by reason of his death or insolvency or otherwise.

18	(1) To give effect to any such sale, the Board may authorise some person to transfer the shares sold to the purchaser thereof.	Validity of sale

	(2) The purchaser shall be registered as the holder of the shares comprised in any such transfer.	Purchaser to be registered holder

	(3) The receipt of the Company for the consideration (if any) given for the share on the sale thereof shall (subject, if necessary, to execution of an instrument of transfer or a transfer by relevant system, as the case may be) constitute a good title to the share and the purchaser shall be registered as the holder of the share.	Validity of Company’s receipt

	(4) The purchaser shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings with reference to the sale.	Purchaser not affected

19	(1) The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable.	Application of proceeds of sale

	(2) The residue, if any, shall, subject to a like lien for sums not presently payable as existed upon the shares before the sale, be paid to the person entitled to the shares at the date of the sale.	Payment of residual money

20	In exercising its lien, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not (except as ordered by a court of competent jurisdiction or unless required by any statute) be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person, whether a creditor of the registered holder or otherwise. The Company’s lien shall prevail notwithstanding that it has received notice of any such claim.	Outsider’s lien not to affect Company’s lien

21	The provisions of these Articles relating to lien shall mutatis mutandis apply to any other securities including debentures of the Company.	Provisions as to lien to apply mutatis mutandis to debentures, etc.

Calls on Shares

22	1) The Board may, from time to time, make calls upon the members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times.	Board may make calls

	(2) Each member shall, subject to receiving at least fourteen days’ notice specifying the time or times and place of payment, pay to the Company, at the time or times and place so specified, the amount called on his shares.	Notice of calls

	(3) The Board may, from time to time, at its discretion, extend the time fixed for the payment of any call in respect of one or more members as the Board may deem appropriate in any circumstances.	Board may extend time for payment

	(4) A call may be revoked or postponed at the discretion of the Board.	Revocation or postponement of call

23	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be required to be paid by instalments.	Call to take effect from date of resolution

24	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.	Liability of joint holder s of shares.

25	(1) If a sum called in respect of a share is not paid before or on the day appointed for payment thereof (the “due date”), the person from whom the sum is due shall pay interest thereon from the due date to the time of actual payment at such rate as may be fixed by the Board	When interest on call or instalment payable

	(2) The Board shall be at liberty to waive payment of any such Interest wholly or in part.	Board may waive interest

26	(1) Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which by the terms of issue such sum becomes payable.	Sums deemed to be calls.

	(2) In case of non-payment of such sum, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.	Effect of nonpayment of sums

27	The Board -	Payment in anticipation of calls may carry interest
(a) may, if it thinks fit, receive from any member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him; and

(b) upon all or any of the monies so advanced, may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be fixed by the Board. Nothing contained in this clause shall confer on the member (a) any right to participate in profits or dividends or (b) any voting rights in respect of the moneys so paid by him until the same would, but for such payment, become presently payable by him.

28	If by the conditions of allotment of any shares, the whole or part of the amount of issue price thereof shall be payable by instalments, then every such instalment shall, when due, be paid to the Company by the person who, for the time being and from time to time, is or shall be the registered holder of the share or the legal representative of a deceased registered holder.	Instalments on shares to be duly paid

29	All calls shall be made on a uniform basis on all shares falling under the same class. Explanation: Shares of the same nominal value on which different amounts have been paid-up shall not be deemed to fall under the same class.	Calls on shares of same class to be on uniform basis

30	Neither a judgment nor a decree in favour of the Company for calls or other moneys due in respect of any shares nor any part payment or satisfaction thereof nor the receipt by the Company of a portion of any money which shall from time to time be due from any member in respect of any shares either by way of principal or interest nor any indulgence granted by the Company in respect of payment of any such money shall preclude the forfeiture of such shares as herein provided.	Partial payment not to preclude forfeiture

31	The provisions of these Articles relating to calls shall mutatis mutandis apply to any other securities including debentures of the Company.	Provisions as to calls to apply mutatis mutandis to debentures, etc.

Transfer of Shares

32	(1) The instrument of transfer of any share in the Company shall be duly executed by or on behalf of both the transferor and transferee.	Instrument of transfer to be executed by transferor and transferee

(2) The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of members in respect thereof.

33	The Board may, subject to the right of appeal conferred by the Act decline to register -	Board may refuse to register transfer

(a) the transfer of a share, not being a fully paid share, to a person of whom they do not approve; or

(b) any transfer of shares on which the Company has a lien.

34	In case of shares held in physical form, the Board may decline to recognise any instrument of transfer unless -	Board may decline to recognise instrument of transfer

(a) the instrument of transfer is duly executed and is in the form as prescribed in the Rules made under the Act;

(b) the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer; and (c) the instrument of transfer is in respect of only one class of shares.

35	On giving of previous notice of at least seven days or such lesser period in accordance with the Act and Rules made thereunder, the registration of transfers may be suspended at such times and for such periods as the Board may from time to time determine:	Transfer of shares when suspended

Provided that such registration shall not be suspended for more than thirty days at any one time or for more than fortyfive days in the aggregate in any year.

36	The provisions of these Articles relating to transfer of shares shall mutatis mutandis apply to any other securities including debentures of the Company.	Provisions as to transfer of shares to apply mutatis mutandis to debentures, etc.

Transmission of Shares

37	(1) On the death of a member, the survivor or survivors where the member was a joint holder, and his nominee or nominees or legal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares.	Title to shares on death of a member

	2) Nothing in clause (1) shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons	Estate of deceased member liable

38	(1) Any person becoming entitled to a share in consequence of the death or insolvency of a member may, upon such evidence being produced as may from time to time properly be required by the Board and subject as hereinafter provided, elect, either -	Transmission Clause

(a) to be registered himself as holder of the share; or (b) to make such transfer of the share as the deceased or insolvent member could have made.

	(2) The Board shall, in either case, have the same right to decline or suspend registration as it would have had, if the deceased or insolvent member had transferred the share before his death or insolvency.	Board’s right unaffected

	(3) The Company shall be fully indemnified by such person from all liability, if any, by actions taken by the Board to give effect to such registration or transfer.	Indemnity to the Company

39	(1) If the person so becoming entitled shall elect to be registered as holder of the share himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.	Right to election of holder of share

	(2) If the person aforesaid shall elect to transfer the share, he shall testify his election by executing a transfer of the share.	Manner of testifying election

	(3) All the limitations, restrictions and provisions of these regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or insolvency of the member had not occurred and the notice or transfer were a transfer signed by that member.	Limitations applicable to notice

40	A person becoming entitled to a share by reason of the death or insolvency of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company:	Claimant to be entitled to same advantage

Provided that the Board may, at any time, give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days, the Board may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share, until the requirements of the notice have been complied with.

41	The provisions of these Articles relating to transmission by operation of law shall mutatis mutandis apply to any other securities including debentures of the Company.	Provisions as to transmission to apply mutatis mutandis to debentures, etc.

Forfeiture of S

42	If a member fails to pay any call, or instalment of a call or any money due in respect of any share, on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of the call or instalment remains unpaid or a judgement or decree in respect thereof remains unsatisfied in whole or in part, serve a notice on him requiring payment of so much of the call or instalment or other money as is unpaid, together with any interest which may have accrued and all expenses that may have been incurred by the Company by reason of non-payment.	If call or instalment not paid notice must be given

43	The notice aforesaid shall:	Form of Notice

(a) name a further day (not being earlier than the expiry of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made; and

(b) state that, in the event of non-payment on or before the day so named, the shares in respect of which the call was made shall be liable to be forfeited.

44	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.	In default of payment shares to be forfeited

45	Neither the receipt by the Company for a portion of any money which may from time to time be due from any member in respect of his shares, nor any indulgence that may be granted by the Company in respect of payment of any such money, shall preclude the Company from thereafter proceeding to enforce a forfeiture in respect of such shares as herein provided. Such forfeiture shall include all dividends declared or any other moneys payable in respect of the forfeited shares and not actually paid before the forfeiture.	Receipt of part amount or grant of indulgence not to affect forfeiture

46	When any share shall have been so forfeited, notice of the forfeiture shall be given to the defaulting member and an entry of the forfeiture with the date thereof, shall forthwith be made in the register of members but no forfeiture shall be invalidated by any omission or neglect or any failure to give such notice or make such entry as aforesaid.	Entry of forfeiture in register of members

47	The forfeiture of a share shall involve extinction at the time of forfeiture, of all interest in and all claims and demands against the Company, in respect of the share and all other rights incidental to the share.	Effect of forfeiture

48	(1) A forfeited share shall be deemed to be the property of the Company and may be sold or re-allotted or otherwise disposed of either to the person who was before such forfeiture the holder thereof or entitled thereto or to any other person on such terms and in such manner as the Board thinks fit.	Forfeited shares may be sold, etc.

	(2) At any time before a sale, re-allotment or disposal as aforesaid, the Board may cancel the forfeiture on such terms as it thinks fit.	Cancellation of forfeiture

49	(1) A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding the forfeiture, remain liable to pay, and shall pay, to the Company all monies which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares.	Members still liable to pay money owing at the time of forfeiture

	(2) All such monies payable shall be paid together with interest thereon at such rate as the Board may determine, from the time of forfeiture until payment or realisation. The Board may, if it thinks fit, but without being under any obligation to do so, enforce the payment of the whole or any portion of the monies due, without any allowance for the value of the shares at the time of forfeiture or waive payment in whole or in part.	Member still liable to pay money owing at time of forfeiture and interest

	(3) The liability of such person shall cease if and when the Company shall have received payment in full of all such monies in respect of the shares.	Cesser of liability

50	(1) A duly verified declaration in writing that the declarant is a director, the manager or the secretary of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share;	Certificate of forfeiture

	(2) The Company may receive the consideration, if any, given for the share on any sale, re-allotment or disposal thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of;	Title of purchaser and transferee of forfeited shares

	(3) The transferee shall thereupon be registered as the holder of the share; and	Transferee to be registered as holder

	(4) The transferee shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, re-allotment or disposal of the share.	Transferee not affected

51	Upon any sale after forfeiture or for enforcing a lien in exercise of the powers hereinabove given, the Board may, if necessary, appoint some person to execute an instrument for transfer of the shares sold and cause the purchaser’s name to be entered in the register of members in respect of the shares sold and after his name has been entered in the register of members in respect of such shares the validity of the sale shall not be impeached by any person.	Validity of sales

52	Upon any sale, re-allotment or other disposal under the provisions of the preceding Articles, the certificate(s), if any, originally issued in respect of the relative shares shall (unless the same shall on demand by the Company has been previously surrendered to it by the defaulting member) stand cancelled and become null and void and be of no effect, and the Board shall be entitled to issue a duplicate certificate(s) in respect of the said shares to the person(s) entitled thereto.	Cancellation of share certificate in respect of forfeited shares

53	The Board may, subject to the provisions of the Act, accept a surrender of any share from or by any member desirous of surrendering them on such terms as they think fit.	Surrender of share certificates

54	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.	Sums deemed to be calls

55	The provisions of these Articles relating to forfeiture of shares shall mutatis mutandis apply to any other securities including debentures of the Company.	Provisions as to forfeiture of shares to apply mutatis mutandis to debentures, etc.

Alteration of Capital

56	Subject to the provisions of the Act, the Company may, by ordinary resolution -	Power to alter share capital

(a) increase the share capital by such sum, to be divided into shares of such amount as it thinks expedient;

(b) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares:

Provided that any consolidation and division which results in changes in the voting percentage of members shall require applicable approvals under the Act;

(c) convert all or any of its fully paid-up shares into stock, and reconvert that stock into fully paid-up shares of any denomination;

(d) sub-divide its existing shares or any of them into shares of smaller amount than is fixed by the memorandum;

(e) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

57	Where shares are converted into stock:	Shares may be converted into stock

(a) the holders of stock may transfer the same or any part thereof in the same manner as, and subject to the same Articles under which, the shares from which the stock arose might before the conversion have been transferred, or as near thereto as circumstances admit:

Provided that the Board may, from time to time, fix the minimum amount of stock transferable, so, however, that such minimum shall not exceed the nominal amount of the shares from which the stock arose;

	(b) the holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company, and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred that privilege or advantage;	Right of stockholders

(c) such of these Articles of the Company as are applicable to paid-up shares shall apply to stock and the words “share” and “shareholder”/“member” shall include “stock” and “stock-holder” respectively.

58	The Company may, by resolution as prescribed by the Act, reduce in any manner and in accordance with the provisions of the Act and the Rules, —	Reduction of capital

(a) its share capital; and/or

(b) any capital redemption reserve account; and/or

(c) any securities premium account; and/or

(d) any other reserve in the nature of share capital.

Joint Holders

59	Where two or more persons are registered as joint holders (not more than three) of any share, they shall be deemed (so far as the Company is concerned) to hold the same as joint tenants with benefits of survivorship, subject to the following and other provisions contained in these Articles:	Joint-holders

	(a) The joint-holders of any share shall be liable severally as well as jointly for and in respect of all calls or instalments and other payments which ought to be made in respect of such share.	Liability of Jointholders

	(b) On the death of any one or more of such joint-holders, the survivor or survivors shall be the only person or persons recognized by the Company as having any title to the share but the Directors may require such evidence of death as they may deem fit, and nothing herein contained shall be taken to release the estate of a deceased joint-holder from any liability on shares held by him jointly with any other person.	Death of one or more joint-holders

	(c) Any one of such joint holders may give effectual receipts of any dividends, interests or other moneys payable in respect of such share.	Receipt of one sufficient

	(d) Only the person whose name stands first in the register of members as one of the joint-holders of any share shall be entitled to the delivery of certificate, if any, relating to such share or to receive notice (which term shall be deemed to include all relevant documents) and any notice served on or sent to such person shall be deemed service on all the joint-holders.	Delivery of certificate and giving of notice to first named holder

	(e) (i) Any one of two or more joint-holders may vote at any meeting either personally or by attorney or by proxy in respect of such shares as if he were solely entitled thereto and if more than one of such jointholders be present at any meeting personally or by proxy or by attorney then that one of such persons so present whose name stands first or higher (as the case may be) on the register in respect of such shares shall alone be entitled to vote in respect thereof.	Vote of jointholders

	(ii) Several executors or administrators of a deceased member in whose (deceased member) sole name any share stands, shall for the purpose of this clause be deemed joint-holders.	Executors or administrators as joint holders

	(f) The provisions of these Articles relating to joint holders of shares shall mutatis mutandis apply to any other securities including debentures of the Company registered in joint names.	Provisions as to joint holders as to shares to apply mutatis mutandis to debentures, etc.

Capitalisation of Profits

60	(1) The Company by ordinary resolution in general meeting may, upon the recommendation of the Board, resolve —	Capitalisation.

(a) that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts, or to the credit of the profit and loss account, or otherwise available for distribution; and

(b) that such sum be accordingly set free for distribution in the manner specified in clause (2) below amongst the members who would have been entitled thereto, if distributed by way of dividend and in the same proportions.

	(2) The sum aforesaid shall not be paid in cash but shall be applied, subject to the provision contained in clause (3) below, either in or towards :	How sum applied

(A) paying up any amounts for the time being unpaid on any shares held by such members respectively;

(B) paying up in full, unissued shares or other securities of the Company to be allotted and distributed, credited as fully paid-up, to and amongst such members in the proportions aforesaid;

(C) partly in the way specified in sub-clause (A) and partly in that specified in sub-clause (B).

(3) A securities premium account and a capital redemption reserve account or any other permissible reserve account may, for the purposes of this Article, be applied in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares;

(4) The Board shall give effect to the resolution passed by the Company in pursuance of this Article.

61	(1) Whenever such a resolution as aforesaid shall have been passed, the Board shall -	Powers of the Board for capitalisation

(a) make all appropriations and applications of the amounts resolved to be capitalised thereby, and all allotments and issues of fully paid shares or other securities, if any; and

(b) generally do all acts and things required to give effect thereto.

	(2) The Board shall have power—	Board’s power to issue fractional certificate/coupon etc.

(a) to make such provisions, by the issue of fractional certificates/coupons or by payment in cash or otherwise as it thinks fit, for the case of shares or other securities becoming distributable in fractions; and

(b) to authorise any person to enter, on behalf of all the members entitled thereto, into an agreement with the Company providing for the allotment to them respectively, credited as fully paid-up, of any further shares or other securities to which they may be entitled upon such capitalisation, or as the case may require, for the payment by the Company on their behalf, by the application thereto of their respective proportions of profits resolved to be capitalised, of the amount or any part of the amounts remaining unpaid on their existing shares.

	(3) Any agreement made under such authority shall be effective and binding on such members.	Agreement binding on members

Buy-back of Shares

62	Notwithstanding anything contained in these Articles but subject to all applicable provisions of the Act or any other law for the time being in force, the Company may purchase its own shares or other specified securities.	Buy-back of shares

General Meetings

63	All general meetings other than annual general meeting shall be called extraordinary general meeting.	Extraordinary general meeting

64	The Board may, whenever it thinks fit, call an extraordinary general meeting.	Powers of Board to call extraordinary general meeting

Proceedings at General Meetings

65	(1) No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business.	Presence of Quorum

	(2) No business shall be discussed or transacted at any general meeting except election of Chairperson whilst the chair is vacant.	Business confined to election of Chairperson whilst chair vacant

	(3) The quorum for a general meeting shall be as provided in the Act.	Quorum for general meeting

66	The Chairperson of the Company shall preside as Chairperson at every general meeting of the Company.	Chairperson of the meetings

67	If there is no such Chairperson, or if he is not present within fifteen minutes after the time appointed for holding the meeting, or is unwilling to act as chairperson of the meeting, the directors present shall elect one of their members to be Chairperson of the meeting.	Directors to elect a Chairperson

68	If at any meeting no director is willing to act as Chairperson or if no director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall, by poll or electronically, choose one of their members to be Chairperson of the meeting.	Members to elect a Chairperson

69	On any business at any general meeting, in case of an equality of votes, whether on a show of hands or electronically or on a poll, the Chairperson shall have a second or casting vote.	Casting vote of Chairperson at general meeting

70	(1) The Company shall cause minutes of the proceedings of every general meeting of any class of members or creditors and every resolution passed by postal ballot to be prepared and signed in such manner as may be prescribed by the Rules and kept by making within thirty days of the conclusion of every such meeting concerned or passing of resolution by postal ballot entries thereof in books kept for that purpose with their pages consecutively numbered.	Minutes of proceedings of meetings and resolutions passed by postal ballot

	(2) There shall not be included in the minutes any matter which, in the opinion of the Chairperson of the meeting -	Certain matters not to be included in Minutes

(a) is, or could reasonably be regarded, as defamatory of any person; or

(b) is irrelevant or immaterial to the proceedings; or

(c) is detrimental to the interests of the Company.

	(3) The Chairperson shall exercise an absolute discretion in regard to the inclusion or non-inclusion of any matter in the minutes on the grounds specified in the aforesaid clause.	Discretion of Chairperson in relation to Minutes

	(4) The minutes of the meeting kept in accordance with the provisions of the Act shall be evidence of the proceedings recorded therein.	Minutes to be evidence

71	(1) The books containing the minutes of the proceedings of any general meeting of the Company or a resolution passed by postal ballot shall:	Inspection of minute books of general meeting

(a) be kept at the registered office of the Company; and

(b) be open to inspection of any member without charge, during business hours on all working days other than Saturdays.

	(2) Any member shall be entitled to be furnished, within the time prescribed by the Act, after he has made a request in writing in that behalf to the Company and on payment of such fees as may be fixed by the Board, with a copy of any minutes referred to in clause (1) above: Provided that a member who has made a request for provision of a soft copy of the minutes of any previous general meeting held during the period immediately preceding three financial years, shall be entitled to be furnished with the same free of cost.	Members may obtain copy of minutes

72	The Board, and also any person(s) authorised by it, may take any action before the commencement of any general meeting, or any meeting of a class of members in the Company, which they may think fit to ensure the security of the meeting, the safety of people attending the meeting, and the future orderly conduct of the meeting. Any decision made in good faith under this Article shall be final, and rights to attend and participate in the meeting concerned shall be subject to such decision.	Powers to arrange security at meetings

Adjournment of Meeting

73	(1) The Chairperson may, suo motu, adjourn the meeting from time to time and from place to place.	Chairperson may adjourn the meeting

	(2) No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.	Business at adjourned meeting

	(3) When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.	Notice of adjourned meeting

	(4) Save as aforesaid, and save as provided in the Act, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.	Notice of adjourned meeting not required

Voting Rights

74	Subject to any rights or restrictions for the time being attached to any class or classes of shares -	Entitlement to vote on show of hands and on poll

(a) on a show of hands, every member present in person shall have one vote; and

(b) on a poll, the voting rights of members shall be in proportion to his share in the paid-up equity share capital of the company.

75	A member may exercise his vote at a meeting by electronic means in accordance with the Act and shall vote only once.	Voting through electronic means

76	(1) In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.	Votes of jointholders .

	(2) For this purpose, seniority shall be determined by the order in which the names stand in the register of members.	Seniority of names

77	A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other or guardian may, on a poll, vote by proxy. If any member be a minor, the vote in respect of his share or shares shall be by his guardian or any one of his guardians.	How members non compos mentis and minor may vote

78	Subject to the provisions of the Act and other provisions of these Articles, any person entitled under the Transmission Clause to any shares may vote at any general meeting in respect thereof as if he was the registered holder of such shares, provided that at least 48 (forty eight) hours before the time of holding the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall duly satisfy the Board of his right to such shares unless the board shall have previously admitted his right to vote at such meeting in respect thereof.	Votes in respect of shares of deceased and insolvent Members, etc

79	Any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll.	Business may proceed pending poll

80	No member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid or in regard to which the Company has exercised any right of lien.	Restriction on voting rights

81	A member is not prohibited from exercising his voting on the ground that he has not held his share or other interest in the Company for any specified period preceding the date on which the vote is taken, or on any other ground not being a ground set out in the preceding Article.	Restriction on exercise of voting rights in other cases to be void

82	Any member whose name is entered in the register of members of the Company shall enjoy the same rights and be subject to the same liabilities as all other members of the same class.	Equal rights of members

Proxy

83	(1) Any member entitled to attend and vote at a general meeting may do so either personally or through his constituted attorney or through another person as a proxy on his behalf, for that meeting.	Member may vote in person or otherwise

	(2) The instrument appointing a proxy and the power-of attorney or other authority, if any, under which it is signed or a notarised copy of that power or authority, shall be deposited at the registered office of the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, and in default the instrument of proxy shall not be treated as valid.	Proxies when to be deposited

84	An instrument appointing a proxy shall be in the form as prescribed in the Rules.	Form of proxy.

85	A vote given in accordance with the terms of an instrument of proxy shall be valid, notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the shares in respect of which the proxy is given: Provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at its office before the commencement of the meeting or adjourned meeting at which the proxy is used.	Validity of votes given by proxy notwithstanding death of principal. .

Board of Directors

86	Unless otherwise determined by the Company in general meeting, the number of directors shall not be less than 3 (three) and shall not be more than 15 (fifteen).	Number of Directors

87	The Board shall have the power to determine the directors whose period of office is or is not liable to determination by retirement of directors by rotation.	Directors not liable to retire by rotation

88	(1) So long as FINSIDER and /or its holding, subsidiary or associate companies either singly or in the aggregate hold 26% or more of the paid-up equity share capital of the Company FINSIDER shall have the right by a notice in writing addressed to the Company, to appoint such number of persons as shall together with the Directors appointed not exceed one-third of the total number of Directors for the time being of the Company, as Directors of the Company and to remove such persons from office, and on a vacancy being caused in such office from any cause, whether by resignation, death, removal or otherwise, of any such person so appointed, to appoint another to fill such vacancy.	Appointment of Directors by FINSIDER

	(2) The same individual may, at the same time, be appointed as the Chairperson of the Company as well as the Managing Director or Chief Executive Officer of the Company.	Same individual may be Chairperson and Managing Director/Chief Executive Officer

89	The Board may appoint an alternate Director to act for a Director (hereinafter called “the original Director”) during his absence for a period of not less than three months from India in which meetings of the Board are ordinarily held: PROVIDED THAT in the case of a Director appointed by FINSIDER under Article 88, the alternate Director to be appointed for such original Director shall be a person approved or recommended by FINSIDER. An alternate Director so appointed shall not hold office as such for a period longer than that permissible to the original Director in whose place he has been appointed and shall vacate office if and when the original Director returns to the State in which meetings of the Board are ordinarily held. If the term of office of the Original Director is determined before he so returns to the India aforesaid, any provision for the automatic re-appointment of retiring Directors in default of another appointment shall apply to the original Director and not to the alternate Director.	Appointment of alternate Directors.

90	(1) Subject to the provisions of the Act, the Board shall have power at any time, and from time to time, to appoint a person as an additional director, provided the number of the directors and additional directors together shall not at any time exceed the maximum strength fixed for the Board by the Articles.	Appointment of additional directors

	(2) Such person shall hold office only up to the date of the next annual general meeting of the Company but shall be eligible for appointment by the Company as a director at that meeting subject to the provisions of the Act.	Duration of office of additional director

91	(1) If the office of any director appointed by the Company in general meeting is vacated before his term of office expires in the normal course, the resulting casual vacancy may, be filled by the Board of Directors at a meeting of the Board.	Appointment of director to fill a casual vacancy

	(2) The director so appointed shall hold office only upto the date upto which the director in whose place he is appointed would have held office if it had not been vacated.	Duration of office of Director appointed to fill casual vacancy

92	(1) The remuneration of the directors shall, in so far as it consists of a monthly payment, be deemed to accrue from day-to-day.	Remuneration of directors

	(2) The remuneration payable to the directors, including any managing or whole-time director or manager, if any, shall be determined in accordance with and subject to the provisions of the Act by an ordinary resolution passed by the Company in general meeting.	Remuneration to require members’ consent

	(3) In addition to the remuneration payable to them in pursuance of the Act, the directors may be paid all travelling, hotel and other expenses properly incurred by them—	Travelling and other expenses

(a) in attending and returning from meetings of the Board of Directors or any committee thereof or general meetings of the Company; or

(b) in connection with the business of the Company.

93	All cheques, promissory notes, drafts, hundis, bills of exchange and other negotiable instruments, and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, by such person and in such manner as the Board shall from time to time by resolution determine.	Execution of negotiable instruments

Powers of Board

94	The management of the business of the Company shall be vested in the Board and the Board may exercise all such powers, and do all such acts and things, as the Company is by the memorandum of association or otherwise authorized to exercise and do, and, not hereby or by the statute or otherwise directed or required to be exercised or done by the Company in general meeting but subject nevertheless to the provisions of the Act and other laws and of the memorandum of association and these Articles and to any regulations, not being inconsistent with the memorandum of association and these Articles or the Act, from time to time made by the Company in general meeting provided that no such regulation shall invalidate any prior act of the Board which would have been valid if such regulation had not been made.	General powers of the Company vested in Board

Proceedings of the Board

95	(1) The Board of Directors may meet for the conduct of business, adjourn and otherwise regulate its meetings, as it thinks fit The Directors may meet at least once in every three months and at least four such meetings shall be held in every year. The Directors may adjourn and otherwise regulate their meetings as they think fit.	When meeting to be convened

	(2) The Chairperson or any one Director with the previous consent of the Chairperson may, or the company secretary on the direction of the Chairperson shall, at any time, summon a meeting of the Board.	Who may summon Board meeting

	(3) The quorum for a Board meeting shall be as provided in the Act.	Quorum for Board meetings

	(4) The participation of directors in a meeting of the Board may be either in person or through video conferencing or audio visual means or teleconferencing, as may be prescribed by the Rules or permitted under law.	Participation at Board meetings

96	(1) Save as otherwise expressly provided in the Act, questions arising at any meeting of the Board shall be decided by a majority of votes and in case of an equality of votes the Chairman shall have a casting vote PROVIDED, however, that where any Director or Directors are appointed in pursuance of Article 88, no resolution shall be passed by the Board or its Committee unless any one of the Directors so appointed or his alternate shall have voted in favour of such resolution.	Questions at Board meeting how decided

	(2) In case of an equality of votes, the Chairperson of the Board, if any, shall have a second or casting vote.	Casting vote of Chairperson at Board meeting

97	The continuing directors may act notwithstanding any vacancy in the Board; but, if and so long as their number is reduced below the quorum fixed by the Act for a meeting of the Board, the continuing directors or director may act for the purpose of increasing the number of directors to that fixed for the quorum, or of summoning a general meeting of the Company, but for no other purpose.	Directors not to act when number falls below minimum

98	(1) The Chairperson of the Company shall be the Chairperson at meetings of the Board. In his absence, the Board may elect a Chairperson of its meetings and determine the period for which he is to hold office.	Who to preside at meetings of the Board

	(2) If no such Chairperson is elected, or if at any meeting the Chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the directors present may choose one of their member to be Chairperson of the meeting.	Directors to elect a Chairperson

99	(1) The Board may, subject to the provisions of the Act, delegate any of its powers to Committees consisting of such member or members of its body as it thinks fit.	Delegation of powers

	(2) Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board.	Committee to conform to Board regulations

	(3) The participation of directors in a meeting of the Committee may be either in person or through video conferencing or audio visual means or teleconferencing, as may be prescribed by the Rules or permitted under law.	Participation at Committee meetings

100	(1) A Committee may elect a Chairperson of its meetings unless the Board, while constituting a Committee, has appointed a Chairperson of such Committee.	Chairperson of Committee

	(2) If no such Chairperson is elected, or if at any meeting the Chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the members present may choose one of their members to be Chairperson of the meeting.	Who to preside at meetings of Committee

101	(1) A Committee may meet and adjourn as it thinks fit.	Committee to meet

	(2) Questions arising at any meeting of a Committee shall be determined by a majority of votes of the members present.	Questions at Committee meeting how decided

	(3) In case of an equality of votes, the Chairperson of the Committee shall have a second or casting vote.	Casting vote of Chairperson at Committee meeting

102	All acts done in any meeting of the Board or of a Committee thereof or by any person acting as a director, shall, notwithstanding that it may be afterwards discovered that there was some defect in the appointment of any one or more of such directors or of any person acting as aforesaid, or that they or any of them were disqualified or that his or their appointment had terminated, be as valid as if every such director or such person had been duly appointed and was qualified to be a director.	Acts of Board or Committee valid notwithstanding defect of appointment

103	Save as otherwise expressly provided in the Act, a resolution in writing, signed, whether manually or by secure electronic mode, by a majority of the members of the Board or of a Committee thereof, for the time being entitled to receive notice of a meeting of the Board or Committee, shall be valid and effective as if it had been passed at a meeting of the Board or Committee, duly convened and held.	Passing of resolution by circulation

Chief Executive Officer, Manager, Company Secretary and Chief Financial Officer

104	(a) Subject to the provisions of the Act,—	Chief Executive Officer, etc.

A chief executive officer, manager, company secretary and chief financial officer may be appointed by the Board for such term, at such remuneration and upon such conditions as it may think fit; and any chief executive officer, manager, company secretary and chief financial officer so appointed may be removed by means of a resolution of the Board; the Board may appoint one or more chief executive officers for its multiple businesses.

	(b) A director may be appointed as chief executive officer, manager, company secretary or chief financial officer.	Director may be chief executive officer, etc.

Registers

105	The Company shall keep and maintain at its registered office all statutory registers namely, register of charges, register of members, register of debenture holders, register of any other security holders, the register and index of beneficial owners and annual return, register of loans, guarantees, security and acquisitions, register of investments not held in its own name and register of contracts and arrangements for such duration as the Board may, unless otherwise prescribed, decide, and in such manner and containing such particulars as prescribed by the Act and the Rules. The registers and copies of annual return shall be open for inspection during business hours on all working days, other than Saturdays, at the registered office of the Company by the persons entitled thereto on payment, where required, of such fees as may be fixed by the Board but not exceeding the limits prescribed by the Rules.	Statutory registers

106	The Company may exercise the powers conferred on it by the Act with regard to the keeping of a foreign register; and the Board may (subject to the provisions of the Act) make and vary such regulations as it may think fit respecting the keeping of any such register. The foreign register shall be open for inspection and may be closed, and extracts may be taken therefrom and copies thereof may be required, in the same manner, mutatis mutandis, as is applicable to the register of members.	Foreign register

The Seal

107	(1) The Board shall provide for the safe custody of the seal.	The seal, its custody and use

	(2) The seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board or of a Committee of the Board authorised by it in that behalf, and except in the presence of at least one director or the manager, if any, or of the secretary or such other person as the Board may appoint for the purpose; and such director or manager or the secretary or other person aforesaid shall sign every instrument to which the seal of the Company is so affixed in their presence.	Affixation of seal

(3) Subject to the provisions of the Act and amendment thereto, if any, made from time to time, and with the authorisation of Board, the Company may dispense/make the affixing the Common Seal in documents, optional.

Dividends and Reserve

108	The Company in general meeting may declare dividends, but no dividend shall exceed the amount recommended by the Board but the Company in general meeting may declare a lesser dividend.	Company in general meeting may declare dividends

109	Subject to the provisions of the Act, the Board may from time to time pay to the members such interim dividends of such amount on such class of shares and at such times as it may think fit.	Interim dividends

110	(1) The Board may, before recommending any dividend, set aside out of the profits of the Company such sums as it thinks fit as a reserve or reserves which shall, at the discretion of the Board, be applied for any purpose to which the profits of the Company may be properly applied, including provision for meeting contingencies or for equalising dividends; and pending such application, may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may, from time to time, think fit.	Dividends only to be paid out of profits

	(2) The Board may also carry forward any profits which it may consider necessary not to divide, without setting them aside as a reserve.	Carry forward of profits

111	(1) Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but if and so long as nothing is paid upon any of the shares in the Company, dividends may be declared and paid according to the amounts of the shares.	Division of Profits

	(2) No amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Article as paid on the share.	Payments in advance

	(3) All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.	Dividends to be apportioned

112	(1) The Board may deduct from any dividend payable to any member all sums of money, if any, presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.	No member to receive dividend whilst indebted to the Company and Company’s right to reimbursement therefrom

	(2) The Board may retain dividends payable upon shares in respect of which any person is, under the Transmission Clause hereinbefore contained, entitled to become a member, until such person shall become a member in respect of such shares.	Retention of dividends

113	(1) Any dividend, interest or other monies payable in cash in respect of shares may be paid by electronic mode or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named on the register of members, or to such person and to such address as the holder or joint holders may in writing direct.	Dividend how remitted

	(2) Every such cheque or warrant shall be made payable to the order of the person to whom it is sent.	Instrument of payment

	(3) Payment in any way whatsoever shall be made at the risk of the person entitled to the money paid or to be paid. The Company will not be responsible for a payment which is lost or delayed. The Company will be deemed to having made a payment and received a good discharge for it if a payment using any of the foregoing permissible means is made.	Discharge to Company

114	Any one of two or more joint holders of a share may give effective receipts for any dividends, bonuses or other monies payable in respect of such share.	Receipt of one holder sufficient

115	No dividend shall bear interest against the Company.	No interest on dividends

116	The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the member (or the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent that the same is accepted as such or acted upon by the Board.	Waiver of dividends

Accounts

117	(1) The books of account and books and papers of the Company, or any of them, shall be open to the inspection of directors in accordance with the applicable provisions of the Act and the Rules.	Inspection by Directors

	(2) No member (not being a director) shall have any right of inspecting any books of account or books and papers or document of the Company except as conferred by law or authorised by the Board.	Restriction on inspection by members

Winding Up

118	Subject to the applicable provisions of the Act and the Rules made thereunder -	Winding up of Company

(a) If the Company shall be wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Act, divide amongst the members, in specie or kind, the whole or any part of the assets of the Company, whether they shall consist of property of the same kind or not.

(b) For the purpose aforesaid, the liquidator may set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members.

(c) The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories if he considers necessary, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

Indemnity and Insurance

119	(a) Subject to the provisions of the Act, every director, managing director, whole-time director, manager, company secretary and other officer of the Company shall be indemnified by the Company out of the funds of the Company, to pay all costs, losses and expenses (including travelling expense) which such director, manager, company secretary and officer may incur or become liable for by reason of any contract entered into or act or deed done by him in his capacity as such director, manager, company secretary or officer or in any way in the discharge of his duties in such capacity including expenses.	Directors and officers right to Indemnity.

	(b) Subject as aforesaid, every director, managing director, manager, company secretary or other officer of the Company shall be indemnified against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgement is given in his favour or in which he is acquitted or discharged or in connection with any application under applicable provisions of the Act in which relief is given to him by the Court. (c) The Company may take and maintain any insurance as the Board may think fit on behalf of its present and/or former directors and key managerial personnel for indemnifying all or any of them against any liability for any acts in relation to the Company for which they may be liable but have acted honestly and reasonably.	Insurance

General Power

120	Wherever in the Act, it has been provided that the Company shall have any right, privilege or authority or that the Company could carry out any transaction only if the Company is so authorized by its articles, then and in that case this Article authorizes and empowers the Company to have such rights, privileges or authorities and to carry out such transactions as have been permitted by the Act, without there being any specific Article in that behalf herein provided.	General power

We, the several persons, whose names and addresses are subscribed, are desirous of being formed into a company in pursuance of this articles of association, and we respectively agree to take the number of shares in the capital of the company set against our respective names:—

Names, addresses, descriptions and occupations of subscribers	No. of shares taken by each subscriber	Witness with address, description and occupation
A PAOLO TRADARDI	500	Signed before me:
Genoa,	(five hundred equity share)	Fernando Sabatini, Genoa, Via
Gorso Italian 36		Caffaro, 22. Son of Luigi Sabatini
Mining Engineer
Son of
Renato Tradardi

RENZO FONTANI	500	Signed before me:
Genoa,	(five hundred equity share)	Marcello Bernardini, Genoa, via
Via Del Pino		Manfredi, 2
Business		Son of Bernardino Benardini.
Son of
Giovarini Fontani

Total shares taken:	1000
	(One thousand equity shares)

Dated this 23rd day of March, 1965

CERTIFIED TRUE COPY OF THE RESOLUTION

PASSED BY THE SHAREHOLDERS THROUGH

POSTAL BALLOT UNDER

NOTICE DATED 20TH FEBRUARY 2015

AND RESULTS DECLARED ON 30TH MARCH 2015

“RESOLVED THAT pursuant to the provisions of Sections 5, 14 and 15 and all other applicable provisions, if any, of the Companies Act, 2013 (the Act), Schedule I thereto , read with Companies (Incorporation) Rules, 2014 (including any statutory modification(s) or re-enactment thereof, for the time being in force), the new set of Articles of Association pursuant to the provisions of the Act primarily based on the Form of Table F under the Act, be and is hereby approved and adopted as new set of Articles of Association of the Company in place and instead of the existing Articles of Association of the Company.

RESOLVED FURTHER that the Board of Directors and/or Company Secretary be and are hereby authorised to do and perform or cause to be done and performed all such acts, deeds, matters and things, as may be required or deemed necessary or incidental thereto including signing and filing all the e-forms and other documents with any statutory authorities and to settle and finalise all issues that may arise in this regard, without further reference to the shareholders of the Company.”

360